UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

SHOPKO STORES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☐ No fee required.
☑ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share, of ShopKo Stores, Inc. ("ShopKo common stock")

2) Aggregate number of securities to which transaction applies:

30,262,203 shares of ShopKo common stock
1,407,565 options to purchase shares of ShopKo common stock with exercise prices below $29.00
151,412 options to purchase shares of ShopKo common stock with exercise prices above $29.00

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) the product of 30,262,203 shares of ShopKo common stock multiplied by the merger consideration of $29.00 per share, plus (B) $19,219,387 expected to be paid upon cancellation of outstanding options. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001177 by the sum of the preceding sentence.

4) Proposed maximum aggregate value of transaction: $896,823,274

5) Total fee paid: $105,557

☐ Fee paid previously with preliminary materials.

☑ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid: $5,865

2) Form, Schedule or Registration Statement No.: Amendment No. 7 to Schedule 13E-3

3) Filing Party:

ShopKo Stores, Inc., Badger Retail Holding, Inc., Badger Acquisition Corp., Goldner Hawn Johnson & Morrison Incorporated, Marathon Fund Limited Partnership V, Miltiades Limited Partnership, Marathon Ultimate GP, LLC and Jack W. Eugster

4) Date Filed: October 24, 2005

1) Amount Previously Paid: $86,625

2) Form, Schedule or Registration Statement No.: Schedule 14A

3) Filing Party: ShopKo Stores, Inc.

4) Date Filed: June 13, 2005

Preliminary Copy
700 Pilgrim Way
Green Bay, Wisconsin 54304
To the Shareholders of ShopKo Stores, Inc.:
     You are cordially invited to attend a special meeting of shareholders of ShopKo Stores, Inc. to be held on December [•], 2005, at 11:00 a.m., local time, at St. Norbert College, Bemis International Center, 100 Grant Street, DePere, Wisconsin.
     On October 18, 2005, ShopKo entered into a merger agreement providing for the acquisition of ShopKo by SKO Group Holding Corp., a newly-formed Delaware corporation that is an affiliate of Sun Capital Partners IV, LP, an investment fund. If the merger contemplated by the merger agreement is completed, you will be entitled to receive for each share of ShopKo common stock you own $29.00 in cash, plus, if the merger does not close on or prior to December 15, 2005, an increase in the per share price at the rate of 6% per annum each day beginning on December 15, 2005 through and including the closing date of the merger. At the special meeting, you will be asked to approve the merger agreement.
     The board of directors has approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and has determined that the merger agreement and such transactions are advisable to, fair to, and in the best interests of, the holders of common stock of ShopKo. The board of directors recommends that ShopKo shareholders vote “FOR” the approval of the merger agreement. The recommendation of the board of directors is based, in part, upon the unanimous recommendation of the special committee of the board of directors consisting of four independent and disinterested directors of ShopKo. The special committee was established in February 2004 to review, evaluate and, as appropriate, negotiate a possible transaction relating to the sale of ShopKo. The special committee unanimously recommends that ShopKo shareholders vote “FOR” the approval of the merger agreement. The recommendation is also based on the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, the independent financial advisor to the special committee, that, as of October 18, 2005, the merger consideration of $29.00 cash per share, plus, if the merger does not close on or prior to December 15, 2005, an increase in the per share price at the rate of 6% per annum each day beginning on December 15, 2005 through and including the closing date of the merger, to be received by ShopKo shareholders pursuant to the merger was fair, from a financial point of view, to such shareholders (other than SKO Group Holding and its affiliates, which, for purposes of such opinion only, includes Elliott Associates, L.P. and Elliott International, L.P.). Merrill Lynch’s opinion is subject to the assumptions, matters considered, limitations and qualifications set forth in its written opinion dated October 18, 2005, which is attached as Appendix B to the accompanying proxy statement. We urge you to read the opinion in its entirety.
     The accompanying proxy statement provides you with detailed information about the merger agreement and the proposed merger. We urge you to read the entire proxy statement carefully. The affirmative vote of a majority of the shares of ShopKo common stock outstanding on the record date is required to approve the merger agreement.
     As you are aware, ShopKo had previously entered into a merger agreement with affiliates of Goldner Hawn Johnson & Morrison Incorporated. Prior to entering into the merger agreement with SKO Group Holding Corp. and SKO Acquisition Corp., ShopKo terminated the merger agreement it had entered into with such affiliates and canceled the previously scheduled special meeting of shareholders called for the purpose of considering that merger agreement. Proxies that were submitted in connection with the cancelled special meeting of shareholders will not be counted in connection with the special meeting of shareholders called to consider the new merger agreement with SKO Group Holding Corp and SKO Acquisition Corp.
     Regardless of the number of shares you own, your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return the enclosed proxy card or vote by telephone or over the Internet following the instructions on the proxy card. Your cooperation in voting your shares will be greatly appreciated.

John G. Turner Co-Chairman of the Board of Directors	Stephen E. Watson Co-Chairman of the Board of Directors
Green Bay, Wisconsin
November [•], 2005
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the merger, or passed upon the adequacy or accuracy of the accompanying proxy statement. Any representation to the contrary is a criminal offense.
     The proxy statement, dated November [•], 2005, is first being mailed to shareholders on or about November [•], 2005.

SHOPKO STORES, INC.
700 PILGRIM WAY
GREEN BAY, WISCONSIN 54304

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD DECEMBER [•], 2005

TO THE SHAREHOLDERS OF SHOPKO STORES, INC.:
      Notice is hereby given that a special meeting of shareholders of ShopKo Stores, Inc., a Wisconsin corporation (“ShopKo”), will be held on December [•], 2005 at 11:00 a.m., local time, at St. Norbert College, Bemis International Center, 100 Grant Street, DePere, Wisconsin, for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 18, 2005, as amended, by and among SKO Group Holding Corp., SKO Acquisition Corp. and ShopKo, which provides for the merger of SKO Acquisition Corp., a wholly-owned subsidiary of SKO Group Holding Corp., with and into ShopKo, with ShopKo continuing as the surviving corporation, and the conversion of each outstanding share of common stock of ShopKo (other than shares held as treasury shares or by any subsidiary of ShopKo, by SKO Group Holding Corp. or by SKO Acquisition Corp.) into the right to receive $29.00 in cash, plus, if the merger does not close on or prior to December 15, 2005, an increase in the per share price at the rate of 6% per annum each day beginning on December 15, 2005 through and including the closing date of the merger.

2.	To consider and vote upon a proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger referred to in Item 1.

3.	To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.
      Only shareholders of record at the close of business on November 4, 2005 are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.
      The merger agreement and the merger are described in the accompanying proxy statement and a copy of the merger agreement, as amended, is attached to the proxy statement as Appendix A. We urge you to read the entire proxy statement and the merger agreement carefully.
      We hope you will be able to attend the meeting in person and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy.
      WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY. It is important that all shareholders execute, date and return the proxy, using the enclosed envelope to which no postage need be affixed if mailed in the United States.

By Order of our Board of Directors,

Peter G. Vandenhouten
Secretary
Green Bay, Wisconsin
November [•], 2005
PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT
          Please do not send your ShopKo common stock certificates to us at this time. If the merger is completed, you will be sent instructions regarding surrender of your certificates.

Proxy Statement

i

Financing Covenants	105
Indemnification and Insurance of ShopKo Directors and Officers	105
Employee Matters	105
Other Agreements	106
Conditions to the Merger	108
Termination of the Merger Agreement	109
Effects of Terminating the Merger Agreement	111
Fees and Expenses	113
Modification or Amendment of the Merger Agreement	113
Past Contacts, Transactions, Negotiations and Agreements	113
Selected Historical Financial Data	114
Markets and Market Price	116
Security Ownership of Certain Beneficial Owners and Management	117
Independent Registered Public Accounting Firm	118
Future Shareholder Proposals	118
Where Shareholders Can Find More Information	119

Appendix A: Agreement and Plan of Merger, dated as of October 18, 2005, as amended, by and among SKO Group Holding Corp., SKO Acquisition Corp. and ShopKo Stores, Inc.	A-1
Appendix B: Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated October 18, 2005	B-1

ii

SUMMARY TERM SHEET
      This summary term sheet describes the most material terms of the transaction detailed in this proxy statement but might not contain all of the information that is important to you. You are urged to read carefully this proxy statement, including the appendices, and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where Shareholders Can Find More Information” beginning on page 119.
      In this proxy statement, the terms “we,” “us,” “our,” “ShopKo” and the “Company” refer to ShopKo Stores, Inc. and, where appropriate, its subsidiaries. We refer to:

—	Sun Capital Partners Group IV, Inc. as “Sun Capital Partners;”

—	Sun Capital Partners IV, LP as “Sun Capital Partners IV;”

—	SKO Group Holding Corp. as “SKO Group Holding;”

—	SKO Acquisition Corp. as “SKO Acquisition;”

—	Lubert-Adler Management Co., L.P., doing business as Lubert-Adler Partners, as “Lubert-Adler;”

—	Elliott Management Corporation as “Elliott;”

—	Goldner Hawn Johnson & Morrison Incorporated as “Goldner Hawn;”

—	Marathon Fund Limited Partnership V as “Marathon;”

—	Badger Retail Holding, Inc. as “Badger Retail Holding;”

—	Badger Acquisition Corp. as “Badger Acquisition;”

—	Marathon, Miltiades Limited Partnership, Marathon’s general partner, Marathon Ultimate GP, LLC, general partner of Miltiades Limited Partnership, and Goldner Hawn, investment advisor to Marathon, collectively, as the “GHJM Investors;” and

—	Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as “Merrill Lynch.”

•	The Proposed Transaction (Page 94)

The proposed transaction is the acquisition of ShopKo by SKO Group Holding, a newly-formed Delaware corporation which is affiliated with Sun Capital Partners IV, an investment fund, pursuant to the merger agreement, dated October 18, 2005, as amended, by and among ShopKo, SKO Group Holding and SKO Acquisition. We refer to that merger agreement, as amended, as the “merger agreement.” The acquisition will be effected by the merger of SKO Acquisition with and into ShopKo, with ShopKo continuing as the surviving corporation in the merger. We refer to that merger as the “merger.” The parties currently expect to complete the merger in December 2005 or January 2006, which both fall in ShopKo’s fourth fiscal quarter of 2005.

ShopKo entered into a merger agreement, dated April 7, 2005, as amended, with Badger Retail Holding pursuant to which Badger Retail Holding would acquire all of the common stock of ShopKo for $25.50 per share. We refer to that merger agreement, as amended, as the “Badger merger agreement” and the merger contemplated by the Badger merger agreement as the “Badger merger.” On October 18, 2005, a special committee of our board of directors determined that a binding offer from SKO Group Holding and SKO Acquisition to enter into the merger agreement constituted a “superior proposal” as defined in the Badger merger agreement. Thereafter, on October 18, 2005, ShopKo terminated the Badger merger agreement in accordance with its terms and paid Badger Retail Holding a termination fee of $13.5 million. We refer to the fee paid Badger Retail Holding as the “Badger termination fee.” ShopKo has no further liability under the Badger merger agreement.

•	Parties Involved in the Proposed Transaction (Page 13)

—	ShopKo is a Wisconsin corporation and is a retailer of quality goods and services headquartered in Green Bay, Wisconsin, with stores located throughout the Midwest, Mountain and Pacific Northwest regions.

—	SKO Group Holding is a newly-formed Delaware corporation, which is affiliated with Sun Capital Partners IV.

—	SKO Acquisition is a newly-formed Wisconsin corporation and a wholly-owned subsidiary of SKO Group Holding. SKO Group Holding formed SKO Acquisition for the purpose of entering into the merger agreement and completing the merger contemplated by the merger agreement.

•	ShopKo Will Hold a Special Meeting of its Shareholders to Approve the Merger Agreement and the Meeting Adjournment Proposal (Page 15)

Date, Time and Place (Page 15). The special meeting will be held on December [•], 2005 at 11:00 a.m., local time, at St. Norbert College, Bemis International Center, 100 Grant Street, DePere, Wisconsin.

Purpose (Page 15). At the special meeting, you will be asked to consider and vote upon proposals to:

—	approve the merger agreement which provides for the merger of SKO Acquisition with and into ShopKo, with ShopKo continuing as the surviving corporation in the merger, and the conversion of each outstanding share of ShopKo common stock (other than shares held as treasury shares or by any subsidiary of ShopKo, by SKO Group Holding or by SKO Acquisition) into the right to receive $29.00 in cash, plus, if the merger does not close on or prior to December 15, 2005, an increase in the per share price at the rate of 6% per annum each day beginning on December 15, 2005 through and including the closing date of the merger (which we refer to in this proxy statement as the “per share merger consideration”);

—	adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement (we refer to this proposal in this proxy statement as the “meeting adjournment proposal”); and

—	transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Voting (Page 15). Only shareholders who hold shares of ShopKo common stock at the close of business on November 4, 2005, the record date for the special meeting, will be entitled to vote at the special meeting. Each share of ShopKo common stock outstanding on the record date will be entitled to one vote on each matter submitted to shareholders for approval at the special meeting. As of the record date, there were [•] shares of ShopKo common stock outstanding.

Vote Required (Page 16). Approval of the merger agreement requires the affirmative vote of [•] shares of ShopKo common stock, being a majority of the shares of ShopKo common stock outstanding on the record date. Approval of the meeting adjournment proposal requires the affirmative vote of shareholders holding a majority of the shares of ShopKo common stock present and entitled to vote at the special meeting.

Share Ownership of Directors and Executive Officers (Page 16). As of November 4, 2005, the record date, the directors and current executive officers of ShopKo held and are entitled to vote, in the aggregate, 149,157 shares of ShopKo common stock, representing approximately 0.5% of the outstanding shares of ShopKo common stock. The directors and current executive officers have informed ShopKo that they intend to vote all of their shares of ShopKo common stock “FOR” the approval of the merger agreement and “FOR” the meeting adjournment proposal other than one director, Mr. Richard A. Zona, who has informed ShopKo that he intends to abstain from voting his 2,000 shares of ShopKo common stock with respect to both proposals.

•	ShopKo Shareholders Will Receive $29.00 in Cash, Plus, if the Merger Does Not Close on or prior to December 15, 2005, an Increase in the Per Share Price at the Rate of 6% Per Annum Each Day Beginning on December 15, 2005 Through and Including the Closing Date of the Merger, For Each Share of ShopKo Common Stock They Own (Page 95)

Upon the completion of the merger, each issued and outstanding share of ShopKo common stock, other than shares held by ShopKo, its subsidiaries, SKO Group Holding or SKO Acquisition, will be converted into the right to receive $29.00 in cash, plus, if the merger does not close on or prior to December 15, 2005, an increase in the per share price at the rate of 6% per annum each day beginning on December 15, 2005 through and including the closing date of the merger.

•	How Outstanding Options Will Be Treated (Page 95)

Upon completion of the merger, all options to acquire shares of ShopKo common stock that are outstanding immediately prior to the effective time of the merger, whether or not exercisable, will be canceled as of the effective time of the merger in exchange for a cash payment. Pursuant to the merger agreement, each option holder will receive a payment equal to the per share merger consideration times the number of shares subject to each option, less the aggregate exercise price of the option; provided, however, that immediately following the merger, SKO Group Holding will cause ShopKo to pay to any optionee who would otherwise receive no payment or less than $100 in respect of an option grant, a minimum payment of $100 with respect to any such option grant. All payments made in respect of options will be subject to applicable withholding taxes.

•	Recommendation of the Board of Directors; Fairness of the Merger (Page 57)

The board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to, and in the best interests of, the holders of ShopKo common stock, has approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and recommends that you vote “FOR” the approval of the merger agreement. The foregoing actions were approved by the unanimous affirmative vote of the ShopKo board of directors, other than two directors, Mr. Jack W. Eugster and Mr. Zona, who recused themselves from participation in the meeting on October 18, 2005 to approve the merger agreement in light of their interests in the transactions contemplated by the Badger merger agreement.

The board of directors reached its determination based on the unanimous recommendation of the special committee of the board of directors, the opinion of Merrill Lynch and such other factors, documentation and information deemed appropriate by the board of directors.

•	Recommendation of the Special Committee; Fairness of the Merger (Page 51)

The special committee is a committee of our board of directors that was formed in 2004 for the purpose of reviewing, evaluating and, as appropriate, negotiating a possible transaction relating to the sale of, or business combination with, ShopKo. The special committee is comprised of four independent and disinterested directors. Because the special committee was established shortly after Goldner Hawn had contacted our then non-executive chairman, Mr. Eugster, about the interest of Goldner Hawn in a leveraged buy-out transaction involving ShopKo and because the possibility that Mr. Eugster might accept a post-transaction role with ShopKo and/or participate in the transaction as a co-investor was discussed, the ShopKo board of directors decided that members of the special committee should not only be independent directors, but should also be “disinterested” directors. A disinterested director was determined to be a director who would not participate in any sale transaction or have an interest in any sale transaction different than the interests of ShopKo shareholders, other than as a result of their ownership of options to acquire ShopKo common stock and shares of restricted stock received by all directors. The members of the special committee are John G. Turner, who acts as chair, Martha A. McPhee, Stephen E. Watson and Gregory H. Wolf.

The special committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to, and in the best interests of, holders of ShopKo common stock and recommended to our board of directors that the merger agreement and the transactions contemplated thereby, including the merger, be approved and adopted. The special committee also unanimously recommends that you vote “FOR” the approval of the merger agreement.

•	Fairness Opinion of Merrill Lynch (Page 59)

The special committee engaged Merrill Lynch to act as its financial advisor in connection with the proposed merger and to render an opinion as to whether the per share merger consideration to be received by ShopKo shareholders (other than SKO Group Holding and its affiliates, which, for purposes of such opinion only, includes Elliott Associates, L.P. and Elliott International, L.P. and which we refer to collectively in this proxy statement as the “excluded entities”) pursuant to the merger was fair, from a financial point of view, to such holders.

Merrill Lynch provided its opinion for the information and assistance of the special committee and the board of directors in connection with their consideration of the merger. Merrill Lynch’s opinion is not a recommendation as to how any ShopKo shareholder should vote with respect to the merger agreement. ShopKo agreed to pay Merrill Lynch a fee for these services, the principal portion of which is payable upon completion of the merger. The full text of the written opinion of Merrill Lynch, which sets forth the assumptions made, matters considered, qualifications and limitations on the review undertaken by Merrill Lynch, is attached to this proxy statement as Appendix B and is incorporated in this proxy statement by reference. Shareholders are urged to read and should read the entire opinion carefully.

•	Our Directors and Executive Officers Have Interests in the Transaction that May Be Different From, or in Addition to, Interests of ShopKo Shareholders Generally (Page 73)

In considering the recommendations of the special committee and our board of directors, you should be aware that our directors and executive officers have interests in the merger that are different from your interests as a shareholder and that may present actual or potential conflicts of interest. These interests are described in more detail under “Special Factors — Interests of ShopKo Directors and Executive Officers in the Merger” beginning on page 73 and include the following:

—	Change of control agreements with certain of our executive officers will become effective at the time of the merger. These agreements will entitle an executive officer to receive severance payments if such executive officer has a qualifying termination of employment within two years following the merger.

—	Option and restricted stock awards previously granted to our directors and executive officers will vest in full upon completion of the merger and a pro-rata portion of awards granted to our executive officers under certain of our incentive plans will be paid to the executives.

The special committee and our board of directors were aware of these interests and considered them, among other matters, in approving and adopting the merger agreement and the transactions contemplated thereby, including the merger, and in determining to recommend that ShopKo shareholders vote “FOR” the approval of the merger agreement. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

•	A Number of Conditions Must Be Satisfied or Waived to Complete the Merger (Page 108)

The obligations of ShopKo, SKO Group Holding and SKO Acquisition to complete the merger are subject to various conditions, including:

—	the approval of the merger agreement by holders of a majority of the shares of ShopKo common stock outstanding on the record date;

—	the expiration or termination of the waiting period applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to in this proxy statement as the “HSR Act”), and the making of all required notices, reports and other filings with, and the receipt of all required consents, registrations, approvals, permits or authorizations from, governmental entities that are required in connection with the merger agreement, other than those which ShopKo’s failure to make or obtain would not reasonably be expected to have a material adverse effect on ShopKo or SKO Group Holding and SKO Acquisition;

—	the absence of any law or governmental order prohibiting or disallowing the merger or any governmental proceeding seeking such an order;

—	receipt by our board of directors, the respective boards of directors of SKO Group Holding and SKO Acquisition and, if requested by them, certain lenders that may be providing financing to SKO Group Holding and ShopKo of the solvency letter described under “Terms of the Merger Agreement — Other Agreements” beginning on page 106;

—	the representations and warranties of ShopKo with respect to organization, authorization, capital structure, the absence of a material adverse effect on ShopKo, opinion of financial advisors, finders’ and other fees, the amendment of ShopKo’s rights agreement and state takeover statutes shall be true and correct in all respects as of the effective time of the merger (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date);

—	the representations and warranties of ShopKo (other than the representations and warranties referred to in the immediately preceding hash mark and other than the representations and warranties of ShopKo with respect to litigation) shall be true and correct (without giving effect to any limitation as to materiality or material adverse effect) as of the effective time of the merger (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to materiality or material adverse effect) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on ShopKo; and

—	the parties shall have performed in all material respects their agreements and covenants in the merger agreement that are required to be performed at or prior to the effective time of the merger.

See “Terms of the Merger Agreement — Conditions to the Merger” beginning on page 108.

•	Limitations on Solicitation of Competing Proposals (Page 101)

Except as described below, pursuant to the merger agreement, we have agreed not to solicit from third parties, enter into discussions or negotiations regarding or accept or enter into any agreement relating to a proposal for an alternative transaction while the merger is pending, and neither the special committee nor our board of directors may withdraw, qualify or modify its recommendation of the merger in a manner adverse to SKO Group Holding, approve or recommend an alternative transaction or enter into an agreement relating to a proposal for an alternative transaction.

However, ShopKo may enter into discussions or negotiations regarding a proposal for an alternative transaction while the merger is pending if, at any time prior to the holding of the vote of shareholders to approve the merger agreement:

—	ShopKo has received a bona fide unsolicited written acquisition proposal from a third party that did not result from a breach of ShopKo’s obligations under the preceding paragraph; and

—	the special committee has reasonably determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that such acquisition proposal could reasonably be expected to result in a superior proposal.

In such a case, the merger agreement requires ShopKo to (i) provide notice to SKO Group Holding and SKO Acquisition of the receipt of such acquisition proposal within 24 hours after the special committee has knowledge of the receipt of such acquisition proposal, (ii) not disclose any information to the third party making such acquisition proposal without entering into a confidentiality agreement with such third party with terms and conditions no less favorable to ShopKo than the confidentiality agreement entered into by Sun Capital Partners, Elliott, Lubert-Adler and Developers Diversified Realty Corporation with ShopKo, but which may exclude standstill provisions, and (iii) promptly provide to SKO Group Holding and SKO Acquisition any non-public information concerning ShopKo provided to such third party, which was not previously provided to SKO Group Holding and SKO Acquisition.

•	How the Merger Agreement May Be Terminated (Page 109)

SKO Group Holding, SKO Acquisition and ShopKo may mutually agree to terminate the merger agreement at any time upon the approval of their respective boards of directors. With certain exceptions, any of SKO Group Holding, SKO Acquisition or ShopKo may also terminate the merger agreement at any time if:

—	the merger has not occurred on or before February 15, 2006;

—	any governmental entity issues an order or takes any other action permanently restraining, enjoining or otherwise prohibiting the merger, which order or other action becomes final and nonappealable; or

—	shareholder approval is not obtained.

SKO Group Holding and SKO Acquisition may also terminate the merger agreement at any time if, with certain exceptions:

—	our board of directors or the special committee withdraws, qualifies or modifies its recommendation that the holders of shares of ShopKo common stock vote for the approval of the merger agreement;

—	our board of directors approves or recommends to the holders of shares of ShopKo common stock an acquisition proposal that it has determined constitutes a superior proposal; or

—	there is a breach by ShopKo of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a closing condition and which has not been cured or is not capable of being cured within 15 days following receipt by ShopKo of written notice from SKO Group Holding and SKO Acquisition of the intention of SKO Group Holding or SKO Acquisition to terminate the merger agreement pursuant to the applicable subsection of the merger agreement.

ShopKo may also terminate the merger agreement at any time if, with certain exceptions:

—	there is a breach by SKO Group Holding or SKO Acquisition of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a closing condition and which has not been cured or is not capable of being cured within 15 days following receipt by SKO Group Holding or SKO Acquisition of written notice from ShopKo of its intention to terminate the merger agreement pursuant to the applicable subsection of the merger agreement; or

—	(i) our board of directors accepts a superior proposal and (ii) prior to or concurrently with such termination, ShopKo pays to SKO Group Holding a termination fee equal to the sum of $13.5 million plus the Badger termination fee (less all documented expenses paid to SKO

Group Holding by ShopKo pursuant to the merger agreement). See “Terms of the Merger Agreement — Termination of the Merger Agreement” beginning on page 109.

•	Termination Fees and Expenses May Be Payable By ShopKo in Some Circumstances (Page 111)

In specified circumstances, if the merger agreement is terminated before the effective time of the merger, we must reimburse SKO Group Holding for its documented out-of-pocket expenses up to a maximum of $13.5 million plus the Badger termination fee and/or pay SKO Group Holding a termination fee equal to the sum of $13.5 million plus the Badger termination fee (less any expenses paid to SKO Group Holding by ShopKo pursuant to the merger agreement).

•	Badger Termination Fee To Be Reimbursed by SKO Group Holding in Some Circumstances (Page 111)

SKO Group Holding has agreed to pay or cause to be paid to ShopKo an amount equal to the sum of (i) $13.5 million plus (ii) interest thereon from October 18, 2005 to the date of payment at the Base Margin Rate, as such term is defined in ShopKo’s existing loan agreement, in effect from time to time, if the merger agreement is terminated for any reason other than by mutual consent of the parties. This payment (which payment we refer to in this proxy statement as the “Badger termination fee reimbursement payment”) represents reimbursement of the cost to ShopKo of the $13.5 million Badger termination fee paid to Badger Retail Holding on October 18, 2005 upon termination of the Badger merger agreement.

•	Tax Considerations For ShopKo Shareholders (Page 80)

Generally, the merger will be taxable to our shareholders for U.S. federal income tax purposes. A holder of ShopKo common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the ShopKo common stock surrendered.

•	Certain Risks in the Event of Bankruptcy (Page 69)

If ShopKo is insolvent at the time of the merger or becomes insolvent because of the merger, the funds paid to shareholders upon completion of the merger may be deemed to be a “fraudulent conveyance” under applicable law and therefore may be subject to the claims of ShopKo’s creditors. If such claims are asserted by ShopKo’s creditors, there is a risk that persons who were shareholders at the effective time of the merger would be ordered by a court to return to ShopKo’s trustee in bankruptcy all or a portion of the funds received upon the completion of the merger. It is a condition to the merger that the ShopKo board of directors receive a letter from an appraisal firm of national reputation reasonably acceptable to SKO Group Holding and ShopKo supporting the conclusion that immediately after the effective time of the merger, and after giving effect to the merger and the other transactions contemplated by the merger agreement, ShopKo will be solvent. See “Terms of the Merger Agreement — Other Agreements” beginning on page 106.

•	ShopKo Shareholders Will Not Have Dissenters’ Rights (Page 82)

Under Wisconsin law, you do not have the right to exercise dissenters’ rights in connection with the merger agreement.

•	Questions and Answers About the Special Meeting and the Merger
        Q: Why am I receiving these materials?

A:	You are receiving this proxy statement and proxy card because you own shares of ShopKo common stock. Our board of directors is providing these proxy materials to give you information for use in determining how to vote in connection with the special meeting of shareholders.

        Q: How do I vote my shares of ShopKo common stock?

A:	Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the appendices. You should also determine whether you hold your shares of ShopKo common stock directly in your name as a registered shareholder or through a broker or other nominee, because this will determine the procedure that you must follow in order to vote. If you are a registered holder of ShopKo common stock (that is, if you hold your ShopKo common stock in certificate form), you may vote in any of the following ways:

•	in person at the special meeting — complete and sign the enclosed proxy card and bring it and evidence of your stock ownership to the special meeting;

•	by mail — complete, sign and date the enclosed proxy card and return it in the enclosed postage paid return envelope as soon as possible to ShopKo; or

•	by telephone or over the Internet — follow the instructions included with your proxy card. The deadline for voting by telephone or over the Internet is 11:59 a.m., Central Time, on December [•], 2005.

If you are a non-registered holder of shares of common stock of ShopKo (which for purposes of this proxy statement means that your shares are held in “street name”), you should instruct your broker or other nominee to vote your shares by following the instructions provided by your broker or other nominee. You may vote in person at the special meeting if you obtain written authorization in your name from your broker or other nominee and bring evidence of your stock ownership from your broker or other nominee. Please contact your broker or other nominee to determine how to vote by mail and whether you will be able to vote by telephone or over the Internet.

If you are a participant in the ShopKo Stores, Inc. Shared Savings Plan, you may use the enclosed proxy card to direct the trustee of the Shared Savings Plan to vote shares of ShopKo common stock you beneficially own under the Shared Savings Plan. If you wish to instruct the trustee on the voting of shares held in your account, you should submit those instructions no later than 11:59 a.m., Central Time, on December [•], 2005. Pursuant to Section 10.6 of the Shared Savings Plan, the shares for which no voting instructions are received are to be voted in the same proportion as the shares held by the trustee with respect to the Shared Savings Plan for which voting instructions have been received. The trustee will vote the shares in accordance with participant directions and the provisions of the Shared Savings Plan unless otherwise required by law. As of the record date, the participants in the Shared Savings Plan held [•] shares of ShopKo common stock under such plan, representing approximately [•]% of the outstanding shares of ShopKo common stock.

The telephone and Internet voting procedures are designed to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded consistent with applicable law. Shareholders who wish to vote over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet service providers and telephone companies, and that there may be some risk that a shareholder’s vote might not be properly recorded or counted because of an unanticipated electronic malfunction.
        Q: What happens if I return my proxy card but I do not indicate how to vote?

A:	If you properly return your proxy card, but do not include instructions on how to vote, your shares of ShopKo common stock will be voted “FOR” the approval of the merger agreement and “FOR” the approval of the meeting adjournment proposal. ShopKo’s management does not currently intend to bring any other proposals to the special meeting. If other proposals requiring a vote of shareholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card intend to vote the shares they represent in accordance with their best judgment.
        Q: What happens if I abstain from voting on a proposal?

A:	If you return your proxy card with instructions to abstain from voting on either proposal, your shares will be counted for determining whether a quorum is present at the special meeting. An abstention with respect to either proposal has the legal effect of a vote “AGAINST” the proposal.

Q:	What happens if I do not return a proxy card or otherwise do not vote?

A:	Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted toward determining whether a quorum is present at the special meeting and will have the legal effect of a vote “AGAINST” the proposal to approve the merger agreement. Such failure will have no legal effect with respect to the vote on the meeting adjournment proposal.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:	Yes. You can change your vote at any time before your shares are voted at the special meeting. If you are a registered holder of ShopKo common stock, you can do this in any of the following ways:

•	by sending a written notice to the Secretary of ShopKo to the address specified below stating that you would like to revoke your proxy;

•	by completing and submitting a new, later-dated proxy card by mail to the address specified below;

•	by voting by telephone after previously voting or submitting your proxy card;

•	by voting over the Internet after previously voting or submitting your proxy card; or

•	by attending the special meeting and voting in person. Your attendance at the special meeting alone will not revoke your proxy. You must also vote at the special meeting in order to revoke your previously submitted proxy.

You should send any notice of revocation or your completed new, later-dated proxy card, as the case may be, to the Secretary of ShopKo at ShopKo’s executive offices located at 700 Pilgrim Way, Green Bay, Wisconsin 54304.

If your shares are held in “street name,” you must contact your broker or other nominee and follow the directions provided to you in order to change your vote.

Q:	If my broker or other nominee holds my shares in “street name,” will my broker or other nominee vote my shares for me?

A:	Your broker or other nominee will not be able to vote your shares of ShopKo common stock unless you have properly instructed your broker or other nominee on how to vote. If you do not provide your broker or other nominee with voting instructions, your shares may be considered present at the special meeting for purposes of determining a quorum, but will have the legal effect of a vote “AGAINST” the proposal to approve the merger agreement and the meeting adjournment proposal.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of ShopKo common stock that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	When do you expect the merger to be completed?

A:	The parties to the merger agreement are working toward completing the merger as quickly as possible. If the merger agreement is approved and adopted and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting. The parties currently expect to complete the merger in December 2005 or January 2006, which both fall in ShopKo’s fourth fiscal quarter of 2005, although there can be no assurance that we will be able to do so.

Q:	If the merger is completed, how will I receive the cash for my shares?

A:	If the merger is completed, you will receive a letter of transmittal with instructions on how to send your stock certificates to the bank or trust company designated by SKO Group Holding to act as the paying agent in connection with the merger. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares of ShopKo common stock are held for you in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for such shares.

Q:	Should I send in my stock certificates now?

A:	No. Soon after the merger is completed, you will receive the letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of the merger consideration for each share of ShopKo common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger.

Q:	What if I have already mailed my signed proxy card or otherwise submitted my vote in connection with the special meeting of shareholders called to vote on the Badger merger agreement? Do I have to vote again?

A:	You must mail in a new signed proxy card or otherwise submit your vote in connection with the special meeting of shareholders called to vote on the merger agreement. The vote you previously submitted in connection with the special meeting of shareholders to consider the Badger merger agreement will not be counted and will have no effect on the outcome of the voting on the merger agreement. See “— How do I vote my shares of ShopKo common stock?” beginning on page 7 of this proxy statement.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact Georgeson Shareholder Communications Inc., our proxy solicitor, toll-free at 800-491-3502. You may also call our investor hotline at 920-429-7039.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
      Any statements in this proxy statement about future results of operations, expectations, plans and prospects, including statements regarding completion of the proposed merger, constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on ShopKo’s current estimates and assumptions and, as such, involve uncertainty and risk. We claim the protection contained in Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act” in this proxy statement.
      The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by these forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement, or, in the case of documents incorporated by reference or attached to this proxy statement, as of the respective dates of such documents. These and other factors are discussed in the documents that are incorporated by reference in this proxy statement, including ShopKo’s annual report on Form 10-K for the fiscal year ended January 29, 2005, as amended. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the satisfaction of the conditions to complete the merger, including the receipt of the required shareholder or regulatory approvals;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of the legal proceedings that have been instituted against us and others following announcement of the Badger merger agreement;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges relating to the merger;

•	general economic and market conditions, including changes in consumer purchasing power and/or spending patterns;

•	the overall condition of the retail industry, including increased competition in the discount retail merchandise business;

•	the effect of war, political unrest, terrorism or catastrophic events;

•	the effect on our operating results of adverse weather conditions in our retail markets, particularly in the Midwest, Mountain and Pacific Northwest regions;

•	the effect of delays or interruptions in our distribution network;

•	the effect of pending or future changes in federal, state or local laws or regulations to which our operations are subject, particularly with respect to our pharmacy business;

•	changes in our operating strategy or development plans;

•	our ability to continue to obtain suitable new store locations under acceptable terms;

•	our ability to continue to open and operate new stores on a profitable basis and to increase sales in existing stores; and

•	the ability to retain and attract customers, quality employees and key personnel.
      Except to the extent required under the federal securities laws, ShopKo does not intend to update or revise the forward-looking statements. In the event of any material change in any of the information previously disclosed, we will, where relevant and if required under applicable law, update such information through a supplement to this proxy statement to the extent necessary.
      All information contained in this proxy statement concerning Sun Capital Partners, Sun Capital Partners IV, SKO Group Holding, SKO Acquisition, Elliott, Lubert-Adler and their affiliates and designees has been supplied by SKO Group Holding and SKO Acquisition and has not been independently verified by ShopKo.

PARTIES INVOLVED IN THE PROPOSED TRANSACTION
ShopKo
ShopKo Stores, Inc.
700 Pilgrim Way
Green Bay, Wisconsin 54304
Telephone: (920) 429-2211
      ShopKo Stores, Inc., a Wisconsin corporation, operates retail stores throughout the Midwest, Mountain and Pacific Northwest regions under the “ShopKo” and “Pamida” names. The ShopKo stores, which are located primarily in mid-size and larger communities, focus on meeting customers’ needs for home, family basics, casual apparel and seasonal products, with a special emphasis on retail health through in-store pharmacies and optical centers. As of November [•], 2005, ShopKo had 137 ShopKo stores operating in 15 states. The Pamida stores, which primarily serve smaller and more rural communities, offer a convenient, one-stop shopping format. As of November [•], 2005, ShopKo had 218 Pamida retail stores operating in 16 states. As of November [•], 2005, ShopKo had three stand-alone drug stores called ShopKo Express RX operating in Wisconsin.
      Detailed descriptions about ShopKo’s business and financial results are contained in its annual report on Form 10-K for the fiscal year ended January 29, 2005, as amended, which is incorporated in this proxy statement by reference. See “Where Shareholders Can Find More Information” beginning on page 119 of this proxy statement.
SKO Group Holding and SKO Acquisition
SKO Group Holding Corp.
SKO Acquisition Corp.
c/o Sun Capital Partners Group IV, Inc.
5200 Town Center Circle
Suite 470
Boca Raton, Florida 33486
Telephone: (561) 394-0550
      SKO Group Holding Corp., a newly formed Delaware corporation, was formed and is wholly-owned by a subsidiary of Sun Capital Partners IV solely for the purpose of acquiring ShopKo. SKO Group Holding has not engaged in any business except in connection with the merger.
      SKO Acquisition Corp., a newly formed Wisconsin corporation, was formed by SKO Group Holding solely for the purpose of entering into the merger agreement and completing the merger contemplated by the merger agreement. SKO Acquisition is wholly-owned by SKO Group Holding and has not engaged in any business except in anticipation of the merger.
Sun Capital Partners IV
Sun Capital Partners IV, LP
5200 Town Center Circle
Suite 470
Boca Raton, Florida 33486
Telephone: (561) 394-0550
      Sun Capital Partners IV, LP is an investment fund with $1.5 billion of committed capital. Sun Capital Partners IV invests in controlling interests in companies that meet its investment criteria.

Sun Capital Partners
Sun Capital Partners Group IV, Inc.
5200 Town Center Circle
Suite 470
Boca Raton, Florida 33486
Telephone: (561) 394-0550
      Sun Capital Partners Group IV, Inc. is an affiliate of Sun Capital Partners IV, which explores investment opportunities suitable for consideration by Sun Capital Partners IV.
Elliott
Elliott Management Corporation
712 Fifth Avenue
New York, New York 10019
Telephone: (212) 974-6000
      Elliott Management Corporation is a Delaware corporation providing investment services for private investment funds managing over $5.5 billion.
Lubert-Adler
Lubert-Adler Management Co., L.P.
575 E. Swedesford Road
Suite 210
Wayne, Pennsylvania 19807
Telephone: (215) 972-2200
      Lubert-Adler Management Co., L.P. is the manager of Lubert-Adler Real Estate Fund IV, L.P., a real estate opportunity fund with $1.06 billion in committed capital, and explores investment opportunities suitable for consideration by Lubert-Adler Real Estate Fund IV, L.P.

THE SPECIAL MEETING
General
      The enclosed proxy is solicited on behalf of our board of directors for use at a special meeting of shareholders to be held on December [•], 2005, at 11:00 a.m., local time, or at any adjournments or postponements of the special meeting, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at St. Norbert College, Bemis International Center, 100 Grant Street, DePere, Wisconsin. ShopKo intends to mail this proxy statement and the accompanying proxy card on or about November [•], 2005 to all shareholders entitled to vote at the special meeting.
      At the special meeting, shareholders will be asked to consider and vote upon proposals to:

•	approve the merger agreement which provides for the merger of SKO Acquisition with and into ShopKo, with ShopKo continuing as the surviving corporation in the merger, and the conversion of each outstanding share of ShopKo common stock (other than shares held as treasury shares or by any subsidiary of ShopKo, by SKO Group Holding or by SKO Acquisition) into the right to receive $29.00 in cash, plus, if the merger does not close on or prior to December 15, 2005, an increase in the per share price at the rate of 6% per annum each day beginning on December 15, 2005 through and including the closing date of the merger;

•	adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

•	transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.
      ShopKo does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.
Record Date and Voting Information
      Only holders of record of ShopKo common stock at the close of business on November 4, 2005, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. At the close of business on the record date, [•] shares of ShopKo common stock were outstanding and entitled to vote. A list of shareholders will be available for review at ShopKo’s executive offices during regular business hours beginning two business days after notice of the special meeting is given and continuing to the date of the special meeting and will be available for review at the special meeting or any adjournment thereof. Each holder of record of ShopKo common stock on the record date will be entitled to one vote on each matter submitted to shareholders for approval at the special meeting for each share held. If you sell or transfer your shares of ShopKo common stock after the record date but before the special meeting, you will transfer the right to receive the per share merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote at the special meeting.
      All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as approval of the merger agreement. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.”

Quorum
      Shares entitled to vote at the special meeting may take action on a matter at the special meeting only if a quorum of those shares exists with respect to that matter. Accordingly, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of ShopKo common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting. If a share is represented for any purpose at the special meeting, other than for the purpose of objecting to the special meeting or the transacting of business at the special meeting, it will be deemed present for purposes of determining whether a quorum exists.
      Any shares of ShopKo common stock held in treasury by ShopKo are not considered to be outstanding on the record date or otherwise entitled to vote at the special meeting for purposes of determining a quorum.
      Shares represented by proxies reflecting abstentions and properly executed broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

Required Vote
      The affirmative vote of [•] shares of ShopKo common stock, being a majority of the shares of ShopKo common stock outstanding on the record date, is required to approve the merger agreement and the transactions contemplated thereby, including the merger. Approval of the meeting adjournment proposal requires the affirmative vote of a majority of the shares of ShopKo common stock present and entitled to vote at the special meeting.
      As of November 4, 2005, the record date, the directors and current executive officers of ShopKo held and are entitled to vote, in the aggregate, 149,157 shares of ShopKo common stock, representing approximately 0.5% of the outstanding shares of ShopKo common stock. The directors and current executive officers have informed ShopKo that they intend to vote all of their shares of ShopKo common stock “FOR” the approval of the merger agreement and “FOR” the meeting adjournment proposal other than Mr. Zona who has informed ShopKo that he intends to abstain from voting his 2,000 shares of ShopKo common stock with respect to both proposals.
      Proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote “AGAINST” approval of the merger agreement. In the case of the meeting adjournment proposal, a failure to vote will have no effect on the outcome of the voting. A broker non-vote or a vote to abstain will have the same effect as a vote “AGAINST” approval of the meeting adjournment proposal.
      If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.
Proxies and Revocation of Proxies
      Shareholders of record may submit proxies by mail, by telephone or over the Internet. After carefully reading and considering the information contained in this proxy statement, each holder of ShopKo common stock should complete, date and sign its proxy card and mail the proxy card in the enclosed postage pre-paid return envelope as soon as possible so that those shares of ShopKo common stock may be voted at the special meeting, even if holders plan to attend the special meeting in person. You can also submit your proxy by telephone by calling the number on your proxy card or over the Internet by visiting the website designated on your proxy card. If voting by telephone, follow the instructions on your proxy card and use the telephone keypad to submit any required information and your vote after the appropriate voice prompts. If voting over the Internet, please follow the on-screen instructions and the instructions on your proxy card. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held of record in “street name” by a broker or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

      Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR”approval of the merger agreement and “FOR” the meeting adjournment proposal. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other business that may properly come before the meeting or any adjournment of the meeting.
      Please do not send in stock certificates at this time. If the merger is completed, you will receive instructions regarding the procedures for exchanging your existing ShopKo stock certificates for the payment of the per share merger consideration.
      Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. It may be revoked and changed by filing a written notice of revocation with the Secretary of ShopKo at ShopKo’s executive offices located at 700 Pilgrim Way, Green Bay, Wisconsin 54304, by submitting in writing, by telephone or over the Internet a proxy bearing a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker or other nominee that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker or other nominee.
Expenses of Proxy Solicitation
      This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. ShopKo will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the notice of the special meeting of shareholders, the enclosed proxy and any additional information furnished to shareholders. ShopKo has engaged the services of Georgeson Shareholder Communications Inc. to solicit proxies and to assist in the distribution of proxy materials. In connection with its retention by ShopKo, Georgeson Shareholder Communications Inc. has agreed to provide consulting and analytic services and to assist in the solicitation of proxies, primarily from banks, brokers, institutional investors and individual shareholders. ShopKo has agreed to pay Georgeson Shareholder Communications Inc. a fee of $20,000 plus reasonable out-of-pocket expenses for its services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of ShopKo common stock beneficially owned by others to forward to these beneficial owners. ShopKo may reimburse persons representing beneficial owners of ShopKo common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers or other regular employees of ShopKo. No additional compensation will be paid to directors, officers or other regular employees for their services.
Householding
      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or annual report may have been sent to multiple shareholders in your household. ShopKo will promptly deliver a separate copy of this proxy statement, including the attached appendices, to you if you write or call ShopKo at the following address or phone number: 700 Pilgrim Way, Green Bay, Wisconsin 54304, Telephone: 920-429-7039.

Adjournments
      If the special meeting is adjourned to a different place, date or time, ShopKo need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment, unless a new record date is or must be set for the adjourned meeting. Our board of directors must fix a new record date if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. Under the By-Laws of ShopKo, the special meeting may be adjourned at any time by the chairman of our board of directors or any other duly authorized officer of ShopKo for any purpose, including, but not limited to, allowing additional time to solicit votes on one or more matters, to disseminate additional information to shareholders or to count votes. Upon being reconvened, the adjourned meeting shall be deemed to be a continuation of the initial meeting.
Attending the Special Meeting
      In order to attend the special meeting in person, you must be a shareholder of record on the record date, hold a valid proxy from a record holder or be an invited guest of ShopKo. You will be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment of the meeting.

SPECIAL FACTORS
Background of the Merger
      In late 2003, Mr. Michael T. Sweeney, a Managing Director of Goldner Hawn, contacted Mr. Jack W. Eugster, a director and then non-executive Chairman of ShopKo, to discuss the possibility of a potential acquisition transaction involving Goldner Hawn and ShopKo. During this conversation, Mr. Sweeney highlighted Goldner Hawn’s ongoing interest in identifying and investing in attractive Midwestern-based companies, including publicly-traded companies, and requested an opportunity to meet with Mr. Sam K. Duncan, then President and Chief Executive Officer of ShopKo. Mr. Eugster indicated to Mr. Sweeney that he would report on his conversations with Mr. Sweeney to the ShopKo board of directors, but noted to Mr. Sweeney that he did not think that the ShopKo board of directors would entertain a sale of ShopKo at that time. It is ShopKo’s understanding that Goldner Hawn approached ShopKo at this time because it believed that the prevailing market conditions were favorable for an investment in a Midwestern-based retailer. Goldner Hawn informed ShopKo that it believed that ShopKo represented an attractive investment opportunity in light of the historic performance of its business operations and its prospects in the competitive retail sector, the terms Goldner Hawn believed would be available for financing a transaction in the prevailing debt markets, and Goldner Hawn’s belief that the public trading markets undervalued ShopKo.
      On November 19, 2003, the ShopKo board of directors met in executive session, with Mr. Duncan and Mr. Jeffrey C. Girard, then Vice Chairman, Finance and Administration of ShopKo, each absent, during which time Mr. Eugster informed the members of the ShopKo board of directors of his conversations with Mr. Sweeney, including Mr. Sweeney’s request to meet with Mr. Duncan. At that time, the non-executive members of the ShopKo board of directors determined not to authorize a meeting between Messrs. Duncan and Sweeney until after the upcoming holiday season so as not to divert the attention of ShopKo’s management during such time.
      During the period subsequent to Mr. Eugster’s discussions with the non-executive members of the ShopKo board of directors on November 19, 2003 through January 19, 2004, Mr. Sweeney and other representatives of Goldner Hawn had additional conversations with Mr. Eugster regarding the potential interest of the ShopKo board of directors in pursuing an acquisition transaction involving Goldner Hawn and ShopKo at that time and the possibility of arranging a meeting between representatives of Goldner Hawn and Mr. Duncan. Further, in December 2003, Mr. Eugster informed Mr. Duncan of his conversations with Mr. Sweeney and other representatives of Goldner Hawn.
      On January 20, 2004, at the invitation of Mr. Eugster, Mr. Sweeney and other Goldner Hawn employees met with Mr. Duncan at ShopKo’s headquarters in Green Bay, Wisconsin. At this meeting, Mr. Duncan provided Goldner Hawn with a general overview of ShopKo’s history and business. Mr. Duncan did not, however, provide Goldner Hawn any non-public information, and there was no detailed discussion of any potential transaction involving ShopKo. Subsequent to this meeting, Messrs. Sweeney and Eugster had additional conversations regarding the possibility that Mr. Eugster might have a continuing role with ShopKo in an advisory capacity and that he might participate in a potential transaction involving Goldner Hawn and ShopKo as a co-investor.
      On January 30, 2004, the ShopKo board of directors met in executive session, with Messrs. Duncan and Girard absent, during which time Mr. Eugster updated the ShopKo board of directors regarding his conversations with Mr. Sweeney and other representatives of Goldner Hawn, including the fact that he might have a continuing role with ShopKo by continuing as chairman following the completion of such a transaction and that he might participate in such a transaction as a co-investor. During the meeting, representatives of the law firm of Sidley Austin Brown & Wood LLP (which we refer to in this proxy statement as “Sidley”) briefed the ShopKo board of directors on the fiduciary duties of the directors and other relevant legal issues related to a potential transaction, including the possibility of Mr. Eugster accepting a continuing role with ShopKo following the completion of a potential transaction and the possibility of Mr. Eugster’s participation in a potential transaction as a co-investor, and the possible ways of responding to Goldner Hawn’s expression of interest.
      At the January 30, 2004 meeting, Mr. Richard A. Zona, an independent director, advised the ShopKo board of directors that he had agreed to serve on an advisory board that Goldner Hawn had established in connection with a new private equity fund, to be named Marathon Fund Limited Partnership V, being raised by Goldner Hawn and that he had committed orally to invest in Marathon. Goldner Hawn first approached Mr. Zona in early 2003 and invited him to serve on the strategic advisory board of Marathon. While Mr. Zona orally agreed to invest in Marathon in January 2004, he did not commit to invest a specific amount until August 2004 at which time he committed to invest $150,000, an amount representing approximately 0.1% of the total amount raised by Marathon. Mr. Zona provided no advice to Goldner Hawn with respect to ShopKo’s business or the details of a potential transaction involving Goldner Hawn and ShopKo and did not otherwise participate in Goldner Hawn’s consideration of its investment in ShopKo.
      On February 9, 2004, the ShopKo board of directors held a telephonic board meeting in executive session, with Messrs. Duncan and Girard absent, to discuss further Goldner Hawn’s interest in a potential transaction. During that meeting, representatives of Sidley again reviewed the legal issues involved in deciding whether and how to pursue a potential transaction and in addressing Mr. Eugster’s potential continuing role with ShopKo and potential participation as a co-investor. The ShopKo directors invited representatives of Merrill Lynch to attend the meeting because of Merrill Lynch’s experience in transactions similar to the proposed transaction and knowledge of ShopKo and its business. At the meeting, representatives of Merrill Lynch and the ShopKo directors discussed recent trends in the retail industry in general and reviewed various potential strategic alternatives. The ShopKo directors discussed such strategic alternatives, including continuing to operate as a public company, a possible leveraged recapitalization and a possible sale of the company. As a part of that discussion, the ShopKo directors weighed the possible benefits and detriments associated with pursuing such strategic alternatives as compared with continuing to operate as a public company. With respect to a leveraged recapitalization, the directors, among other things, considered that such a transaction could be an efficient means of returning capital to shareholders, that ShopKo could control the timing of such a transaction and that such a transaction would provide liquidity for shareholders, but took into account the likelihood that significant leverage could constrain ShopKo’s financial and operating flexibility, would not be a catalyst for growth and would not address the serious and fundamental challenges facing ShopKo, especially the competitive environment in which it operates. With respect to continuing as a public company, the directors considered, among other things, the shareholders’ ability to participate in any future earnings growth or decline and the significant capital expenditures that would be necessary to improve the existing store base. Further, the ShopKo directors considered the current and historical financial conditions and results of operations of ShopKo, the current financial projections of ShopKo, including the risks related to the achievement of such projections in light of ShopKo’s prior history of achieving its projections and current market conditions, the increasingly competitive nature of the discount general retail business and the fact that competition from national general merchandise discount chains, such as Wal-Mart, Kmart and Target, each of which is substantially larger than ShopKo, had continued to have a negative impact on sales and operating margins.
      Following that discussion, the ShopKo board of directors decided to consider a possible sale transaction and to establish a special committee of directors to do so. Because of his potential post-transaction role with ShopKo and/or his potential participation as a co-investor with Goldner Hawn, Mr. Eugster recused himself from all further discussions and deliberations with respect to any possible sale transaction, including any potential transaction with Goldner Hawn. The board of directors decided that the special committee should be comprised solely of independent directors and determined that Mr. Duncan and Mr. Girard, because of their positions with ShopKo, were not independent for such purposes and Mr. Dale P. Kramer, because he was formerly President and Chief Executive Officer of, and a consultant to, ShopKo, might not be considered independent under the rules of the New York Stock Exchange. Because the special committee was being established shortly after Goldner Hawn had contacted

Mr. Eugster about the interest of Goldner Hawn in a leveraged buy-out transaction involving ShopKo and because the possibility that Mr. Eugster might accept a post-transaction role with ShopKo and/or participate in the transaction as a co-investor was discussed, and taking into account the fact that Mr. Eugster had recused himself from all further discussions and deliberations with respect to any possible sale transaction, including any potential transaction with Goldner Hawn, the board of directors decided that members of the special committee should not only be independent directors, but should also be “disinterested” directors. A disinterested director was determined to be a director who would not participate in any sale transaction or have an interest in any sale transaction different from the interests of ShopKo shareholders who were not affiliated with any party who had an interest in the potential transaction with Goldner Hawn, other than as a result of the ownership of options to acquire ShopKo common stock and shares of restricted stock received by all directors. During deliberations concerning the membership of the special committee, Mr. Zona reminded the ShopKo board of directors that he had agreed to serve on an advisory board that Goldner Hawn had established in connection with Marathon and that he had committed orally to invest in Marathon. Mr. Zona therefore recused himself from all further discussions and deliberations with respect to any possible sale transaction, including any potential transaction with Goldner Hawn. Accordingly, the entire ShopKo board of directors adopted resolutions by written consent establishing a special committee comprised of Ms. Martha A. McPhee, Mr. John G. Turner, Mr. Stephen E. Watson and Mr. Gregory H. Wolf, each of whom the ShopKo board of directors determined was both independent for such purpose and disinterested in any such possible transaction, including a possible transaction with Goldner Hawn.
      The special committee was established for the purpose of reviewing, evaluating and, as appropriate, negotiating, on behalf of ShopKo, a possible transaction relating to the sale of, or business combination with, ShopKo. The special committee was given the power and authority by the ShopKo board of directors to (i) review, evaluate and, as appropriate, negotiate with respect to, the terms and conditions of any possible transaction, (ii) determine whether any possible transaction is fair to, and in the best interests of, the shareholders of ShopKo, (iii) determine the advisability of any possible transaction and (iv) recommend to the full board of directors what action, if any, should be taken by ShopKo with respect to any possible transaction. The special committee was also authorized to retain financial advisors, legal advisors and any such other professional advisors as the special committee deemed necessary or appropriate. In addition, the ShopKo board of directors authorized members of the special committee and the special committee’s advisors to have access to the officers and other members of management of ShopKo and to the books, records, projections and financial statements of ShopKo.
      Later on February 9, 2004, the special committee convened its initial meeting by teleconference during which meeting Mr. Turner was elected chair of the special committee. At that meeting, the special committee discussed the retention of a financial advisor and authorized discussions with Merrill Lynch to determine the terms pursuant to which Merrill Lynch would be retained to act as financial advisor to the special committee. On February 9, 2004, trading in ShopKo’s common stock closed at $14.60 per share.
      On February 12, 2004, the special committee held a meeting by teleconference and approved the engagement of Sidley as special counsel to the special committee and approved the engagement of Merrill Lynch as financial advisor to the special committee. The special committee chose Sidley based on the firm’s reputation and experience generally in representing public companies, including special committees, in connection with sale transactions. The special committee chose Merrill Lynch because of its experience in transactions similar to the proposed transaction and because of its knowledge of ShopKo and its business. Following a legal briefing by Sidley and discussion with Merrill Lynch, the special committee determined to pursue a potential transaction with a financial buyer rather than a strategic buyer, taking into account, among other things, the business risks associated with contacting strategic buyers and the belief shared by the special committee and Merrill Lynch that it appeared unlikely that there would be any serious interest from the limited number of potential strategic buyers. Because of unattractive domestic competitive dynamics largely resulting from the increasing dominance of large discount retailers such as Wal-Mart, Kmart and Target, many smaller regional retailers that would otherwise be potential strategic buyers have failed or are financially weak, making it very unlikely that any of such potential strategic buyers would have the ability or willingness to acquire ShopKo. In addition, these competitive dynamics make retailers, such as ShopKo, an unattractive U.S. entry vehicle or platform builder for international companies that might otherwise be potential strategic buyers. Given the unlikelihood of success of a transaction with a strategic buyer, significant business risks associated with contacting strategic buyers included the potential disclosure of important strategic information to competitors, as well as the negative ramifications of leaks and/or a failed process, including impacts on employee morale and vendor and trade creditor confidence. Accordingly, the special committee authorized Merrill Lynch to contact seven private equity firms, all of which had experience in investing in the retail industry, in addition to Goldner Hawn, regarding a possible transaction and to provide only publicly available information to such parties.
      During the period from February 19 through March 2, 2004, Merrill Lynch solicited interest from the seven private equity firms, six of which entered into confidentiality and standstill agreements with ShopKo; the seventh firm declined the opportunity to receive materials. Merrill Lynch provided a package of publicly available information with respect to ShopKo to each of the six private equity firms that entered into confidentiality and standstill agreements.
      On February 19 and 20, 2004, Mr. Turner and representatives of Merrill Lynch had a number of conversations with Mr. Sweeney during which it was communicated to Goldner Hawn that it would not be given an exclusive opportunity to pursue a possible transaction with ShopKo and that other potential acquirors were being contacted by Merrill Lynch. During these discussions, Mr. Turner and representatives of Merrill Lynch indicated to Mr. Sweeney that if Goldner Hawn were to enter into a confidentiality and standstill agreement, it would be provided the same information that was being provided to other potential acquirors who executed similar agreements. Goldner Hawn declined to enter into a confidentiality and standstill agreement at that time, but indicated to Merrill Lynch that it might submit an initial indication of interest based on its meeting with Mr. Duncan on January 20, 2004 described above and the publicly available information it had obtained.
      On February 20, 2004, at a telephonic meeting of the special committee, representatives of Merrill Lynch and Mr. Turner reported on the discussions among Mr. Turner, representatives of Merrill Lynch and Mr. Sweeney on each of February 19 and 20, 2004. Merrill Lynch also updated the special committee on its efforts to solicit interest from the seven identified private equity firms. At the direction of the special committee, Merrill Lynch requested each potentially interested private equity firm to submit indication of interest letters by March 15, 2004.
      On March 1, 2004, at a telephonic meeting of the special committee, representatives of Merrill Lynch updated the special committee on their contacts with each of the seven identified private equity firms.
      On March 15, 2004, Goldner Hawn delivered a letter to Mr. Turner, as chair of the special committee, indicating, based on the meeting with Mr. Duncan on January 20, 2004 and the publicly available information that it had obtained, its interest in acquiring all of the equity interests of ShopKo at a price of $20.00 per share. Goldner Hawn conditioned its indication of interest on, and requested, a 30-day exclusivity period during which it proposed to complete its due diligence review of ShopKo, confirm its financing plan and negotiate a definitive merger agreement with ShopKo. None of the other seven private equity firms contacted by Merrill Lynch delivered an indication of interest letter on or before the date stipulated by the special committee of March 15, 2004 or at any time thereafter. On March 15, 2004, trading in ShopKo’s common stock closed at $14.20 per share.
      On March 16, 2004, at a telephonic meeting of the special committee, representatives of Merrill Lynch discussed the terms of the indication of interest letter submitted by Goldner Hawn. Merrill Lynch informed the special committee that the other seven private equity firms had declined to submit indications of interest for various reasons, including general concerns about the fact that many ShopKo stores compete directly with Wal-Mart and Target, the fact that many of ShopKo’s competitors have filed for bankruptcy court protection, ShopKo’s reported negative same store comparisons in recent years and the general challenges facing the ShopKo and Pamida stores. Lastly, Merrill Lynch reported that another private equity firm made an unsolicited indication of its possible interest in a transaction involving ShopKo.

      At that meeting, the special committee discussed the range of alternatives available to it, including whether to recommend to the ShopKo board of directors that the process be terminated, to attempt to proceed with Goldner Hawn on a non-exclusive basis or to seek indications of interest from other potentially interested financial buyers. Because the members of the special committee, together with the other members of the board of directors, had meetings with ShopKo’s management scheduled on March 17 and 18, 2004, the special committee decided to delay deciding how to proceed until after those meetings.
      On March 23, 2004, at a telephonic meeting of the special committee and after discussion with its legal and financial advisors, the special committee decided to continue the sale process and authorized Merrill Lynch to indicate to Goldner Hawn its willingness, subject to execution of a confidentiality and standstill agreement, to make available to Goldner Hawn a data room containing non-public information concerning ShopKo and to arrange for representatives of Goldner Hawn to meet with ShopKo’s senior management team. The special committee also indicated its willingness to grant Goldner Hawn a 15-day period during which the special committee would refrain from making the data room and senior management available to other prospective investors.
      On March 31, 2004, the special committee and Goldner Hawn entered into a letter agreement pursuant to which the special committee agreed to provide Goldner Hawn exclusive access, for a period of 15 days, to a data room containing non-public information concerning ShopKo and an opportunity to meet with members of ShopKo’s senior management team solely for the purpose of discussing a potential sale transaction, in each case, subject to Goldner Hawn’s execution of a mutually acceptable confidentiality and standstill agreement. The letter agreement further provided that at the end of the 15-day period, Goldner Hawn would provide the special committee with detailed information concerning the manner in which Goldner Hawn intended to finance, and the price it would be willing to pay in connection with, a potential transaction, taking into account the additional information it had received. Each of the special committee and Goldner Hawn reserved the right to terminate the letter agreement for any reason. Between March 31, 2004 and April 5, 2004, Goldner Hawn provided Merrill Lynch with a number of due diligence request lists.
      On April 2, 2004, the private equity firm that had previously contacted Merrill Lynch on an unsolicited basis entered into a confidentiality and standstill agreement with ShopKo, and Merrill Lynch provided that party with a package of publicly available information concerning ShopKo.
      On April 5, 2004, Goldner Hawn entered into a confidentiality and standstill agreement with ShopKo.
      On April 12, 2004, members of ShopKo’s senior management team met in Green Bay, Wisconsin with representatives of Goldner Hawn, representatives of Goldner Hawn’s investor group that were potential sources of debt and equity financing, Merrill Lynch, Sidley and Kaplan Strangis & Kaplan, P.A., Goldner Hawn’s legal counsel (which we refer to in this proxy statement as “Kaplan Strangis”). Following the April 12 meeting, Goldner Hawn and its representatives were provided with information pursuant to the due diligence request lists previously submitted by Goldner Hawn. From April 12 until May 3, 2004, Goldner Hawn and its representatives reviewed these materials, which represented a significant portion of the materials included in the data room prepared by ShopKo, and conducted additional meetings with members of ShopKo’s senior management team in the course of its due diligence review.
      On April 21, 2004, at a telephonic meeting of the special committee, Merrill Lynch reported on the April 12 meeting in Green Bay, Wisconsin and its ongoing dialogue with Goldner Hawn. Although the 15-day period during which the special committee had agreed not to make members of ShopKo’s management team or access to the data room available to any other prospective investor was scheduled to expire on April 27, 2004, the special committee agreed to grant Goldner Hawn additional time so that Goldner Hawn could make further progress on its due diligence review and on its efforts to secure financing. Merrill Lynch also reported to the special committee that the additional private equity investor that had previously contacted Merrill Lynch on an unsolicited basis regarding a possible transaction involving ShopKo was not interested in purchasing ShopKo, but rather was interested only in selected real estate assets.

      On May 3, 2004, Goldner Hawn delivered a letter to ShopKo (to the attention of Mr. Turner) outlining several areas of concern with respect to ShopKo, which had been identified as a part of its due diligence, including a decline in ShopKo’s operating cash flow during the fiscal year ended January 31, 2004, increased capital expenditures required to update stores and corporate technology and information systems and uncertainty with respect to certain unfilled management positions. The letter then described two potential ways in which Goldner Hawn was prepared to proceed. One suggested alternative involved suspending discussions for two or three quarters and, assuming ShopKo was able during that time to stabilize its operating results, refine its projected capital expenditures and recruit needed additions to its management team, then Goldner Hawn would be willing to proceed on the terms outlined in its March 15, 2004 letter. In the second alternative, Goldner Hawn indicated a willingness to proceed at that time with a revised offer price of $16.00 per share of ShopKo common stock. On May 3, 2004, trading in ShopKo’s common stock closed at $12.86 per share. In the letter, Goldner Hawn identified its sources of debt and equity financing and, if the special committee elected to proceed with Goldner Hawn at an offer price of $16.00 per share, requested 30 additional working days to complete its due diligence review of ShopKo and to secure definitive financing proposals.
      On May 6, 2004, at a telephonic meeting of the special committee, Merrill Lynch discussed the materials that had been sent by it to the special committee in advance of the meeting. In particular, Merrill Lynch made a presentation to the special committee with respect to Goldner Hawn’s $16.00 per share offer price and the proposed financing structure. Merrill Lynch’s materials included preliminary financial analyses based on ShopKo’s historical share price performance, preliminary analysis of selected comparable publicly traded companies, selected merger and acquisition transactions, preliminary analysis of the present value of ShopKo’s projected free cash flows, the present value of future stock prices and a preliminary financial sponsor internal rate of return analysis. This presentation included financial projections ShopKo’s management provided to Merrill Lynch, as described under “— Financial Projections — April 2004 Projections” beginning on page 83. After discussion among the members of the special committee and its legal and financial advisors, the special committee authorized Merrill Lynch to inform Goldner Hawn that the special committee would be willing to consider recommending to the ShopKo board of directors a transaction at an offer price of $19.00 per share, but that it would not be willing to proceed at a lower offer price taking into account, among other things, the initial offer price of $20.00 by Goldner Hawn, ShopKo’s recent operating performance and the current trading price of its common stock.
      Following the May 6, 2004 meeting, Mr. Turner, along with representatives of Merrill Lynch, communicated to Goldner Hawn that the special committee would be willing to recommend a possible transaction at $19.00 per share. Between May 6 and May 13, 2004, representatives of Merrill Lynch had several additional conversations with Goldner Hawn regarding Goldner Hawn’s willingness to increase its offer price to $19.00 per share.
      At a May 13, 2004 telephonic meeting of the special committee, representatives of Merrill Lynch reported that Goldner Hawn had responded to the special committee’s request and expressed a willingness to increase its indicated offer price to $17.00 per share and had indicated that it might be able to proceed with a possible transaction for as much as $18.00 per share. After discussion with the special committee’s legal and financial advisors, each member of the special committee indicated his or her opposition to proceeding with a sale of ShopKo at a per share offer price of less than $19.00 and unanimously resolved to recommend to the ShopKo board of directors that the sale process be terminated.
      On May 26, 2004, at a meeting of the ShopKo board of directors in executive session (with Messrs. Duncan and Girard absent), the special committee reported on the process to date and recommended to the board of directors that the sale process be terminated due to Goldner Hawn’s failure to offer at least $19.00 per share and the fact that no other potential acquirors had submitted indications of interest. Merrill Lynch made a presentation to the ShopKo board of directors with respect to the Goldner Hawn proposal discussed at the May 6, 2004 meeting of the special committee and reviewed the preliminary financial analyses presented to the special committee at that meeting. After discussion with the special committee’s legal and financial advisors, the board of directors followed the recommendation of the special committee and resolved to terminate the sale process. Following that meeting, the decision to terminate the sale process was communicated to Goldner Hawn.
      Between May 26 and August 17, 2004, the trading price of ShopKo’s common stock increased from a closing price on May 26, 2004 of $13.64 per share to a closing price on August 17, 2004 of $15.37 per share.
      On August 17, 2004, Mr. Turner received a telephone call from Mr. Sweeney during which Mr. Sweeney indicated that Goldner Hawn was interested in re-initiating its discussions with ShopKo and that it might be willing to proceed with a possible transaction at an offer price of $19.00 per share of ShopKo common stock. Mr. Turner responded that, in his opinion, $19.00 was not an adequate per share price at that time given ShopKo’s recent operating performance and the increase in the trading price of its common stock, and Mr. Sweeney reiterated Goldner Hawn’s desire to pursue a possible transaction involving ShopKo. In response to the August 17, 2004 conversation, the ShopKo board of directors met on August 18, 2004 and re-activated the special committee for the same purpose and with the same authority as set forth in its initial mandate.
      On August 19, 2004, Mr. Sweeney met with Mr. Turner at Mr. Turner’s office in Minneapolis, Minnesota, at which meeting Mr. Turner and Mr. Sweeney further discussed Goldner Hawn’s interest in re-initiating discussions with ShopKo. Mr. Turner provided Mr. Sweeney with an update on a number of recent organizational changes at ShopKo, including the resignation of Mr. Girard as Vice Chairman, Finance and Administration and as a member of the ShopKo board of directors, which had been announced publicly on August 3, 2004, and the filling of a number of previously unoccupied senior positions within ShopKo’s merchandising organization. Mr. Turner also noted that the results for the second fiscal quarter, which had been publicly released earlier that day, represented an improvement over the corresponding quarter of the previous fiscal year.
      On August 25, 2004, at a telephonic meeting of the special committee, Mr. Turner and Merrill Lynch updated the special committee on the recent conversations with Goldner Hawn. Merrill Lynch discussed the materials that had been sent by it to the special committee in advance of the meeting. In particular, Merrill Lynch made a presentation to the special committee with respect to Goldner Hawn’s proposed offer price of $19.00 per share. Merrill Lynch’s materials included preliminary financial analyses based on ShopKo’s historical share price performance, selected merger and acquisition transactions, preliminary analysis of the present value of ShopKo’s projected free cash flows, the present value of future stock prices and a preliminary financial sponsor internal rate of return analysis. These preliminary financial analyses were substantially similar to Merrill Lynch’s preliminary financial analyses that it discussed with the special committee on May 6, 2004 and the ShopKo board of directors on May 26, 2004, except that this presentation did not contain an analysis of selected comparable publicly traded companies. This presentation was updated to include current market data and the presentation included financial projections, as described under “— Financial Projections — August 2004 Projections” beginning on page 84. Following discussion among members of the special committee and its legal and financial advisors, the special committee decided against contacting the private equity firms previously contacted by Merrill Lynch in light of the concerns and reservations expressed previously by such private equity firms. Further, the special committee agreed to proceed with discussions with Goldner Hawn, but expressed its belief that the proposed price of $19.00 per share was insufficient given ShopKo’s recent operating performance and the increase in the trading price of its common stock. The special committee authorized Sidley to contact Messrs. Eugster and Zona to discuss the current status and nature of their relationships or discussions, if any, with representatives of Goldner Hawn.
      On August 30, 2004, at a telephonic meeting of the special committee, Sidley reported on discussions with Messrs. Eugster and Zona with respect to the current status and nature of their relationships with Goldner Hawn. Mr. Eugster indicated that he had no relationship with Goldner Hawn at that time, but that Mr. Sweeney had discussed with him a possible role as the non-executive chairman of ShopKo following the completion of a possible acquisition and the possibility of his investing in the acquiring company. Mr. Zona again reported to Sidley that he had agreed to serve on an advisory board that

Goldner Hawn had established in connection with Marathon, that he had committed to invest $150,000 in Marathon, an amount representing approximately 0.1% of the total amount raised by Marathon, and that he continued to recuse himself from all discussions and deliberations with respect to any possible sale transaction, including any potential transaction with Goldner Hawn. Accordingly, each member of the special committee reaffirmed their prior view that Messrs. Eugster and Zona were not “disinterested” in a possible transaction, and, therefore, should not participate in any of the special committee’s deliberations concerning any possible sale transaction.
      At a September 1, 2004 telephonic meeting of the special committee, the special committee reviewed the recent discussions with Goldner Hawn regarding Goldner Hawn’s request for updated financial information to confirm its proposed offer price and authorized Merrill Lynch to communicate to Goldner Hawn that an offer price of $19.00 per share was insufficient primarily for the reasons discussed above. The special committee convened a telephonic meeting on September 7, 2004 during which representatives of Merrill Lynch updated the special committee with respect to their ongoing discussions with representatives of Goldner Hawn, including Goldner Hawn’s request to meet with Mr. Brian W. Bender, then Senior Vice President and Chief Financial Officer of ShopKo.
      On September 17, 2004, at a telephonic meeting of the special committee, Messrs. Duncan and Bender reported to the special committee on ShopKo’s performance during the current fiscal quarter. After Messrs. Duncan and Bender left the meeting, the special committee and its legal and financial advisors noted the increase in ShopKo’s then current stock price, which had traded as high as $18.70 per share in recent days, and discussed possible factors contributing to such increase, including the recently announced sale of Mervyn’s, the existence of rumors that ShopKo was considering selling its Pamida division and a July 26, 2004 research report by an investment bank (which we refer to in this proxy statement as the “July 26, 2004 research report”) that suggested a higher value for ShopKo based on ShopKo’s real estate holdings. The July 26, 2004 research report suggested a net asset value for ShopKo based on ShopKo’s real estate holdings ranging from $27.04 per share to $47.77 per share. However, when considering that report, the special committee noted that ShopKo’s management had indicated that it believed that the July 26, 2004 research report contained several significant errors in the assumptions made with respect to ShopKo’s real estate which caused the suggested net asset value to be substantially overstated. Lastly, Merrill Lynch reported that Goldner Hawn communicated that it was unwilling to increase its offer price at that point and that Goldner Hawn suggested that the special committee offer a specific price as a counter proposal or wait to respond until the third quarter results were available. After discussion with its legal and financial advisors and taking into account each of the matters discussed, the special committee authorized Merrill Lynch to offer a counter proposal to Goldner Hawn of $21.00 per share.
      On September 28, 2004, representatives of Merrill Lynch met with Goldner Hawn and representatives of Kaplan Strangis and Skadden, Arps, Slate, Meagher & Flom LLP, legal counsel to Goldner Hawn (which we refer to in this proxy statement as “Skadden Arps”), during which meeting Mr. Sweeney indicated Goldner Hawn’s willingness to pursue a potential acquisition of ShopKo at a per share price of $20.30. In addition, Mr. Sweeney asked that Goldner Hawn be granted a 30-day exclusivity period to complete its due diligence review and obtain financing commitments and repeated Goldner Hawn’s position that, in consideration for Goldner Hawn’s willingness to increase its offer price, Goldner Hawn would require that the definitive Badger merger agreement contain provisions acceptable to Goldner Hawn relating to the ability of the ShopKo board of directors to solicit alternative proposals and the circumstances in which ShopKo would be required to pay a fee to Goldner Hawn upon termination of the Badger merger agreement.
      At a September 29, 2004 telephonic meeting, Mr. Turner updated the special committee on his conversations with Mr. Duncan concerning ShopKo’s third quarter financial performance and the likelihood that earnings would not meet analysts’ current expectations. Merrill Lynch reported to the special committee with respect to its discussions with Goldner Hawn and its legal representatives on September 28, 2004. Sidley discussed Goldner Hawn’s request for an exclusivity period and the expense reimbursement and termination provisions that Goldner Hawn was likely to request and reviewed with the special committee its fiduciary duties in relation to such requests. After discussion with its legal and financial advisors, the special committee authorized Merrill Lynch to engage in further discussions with Goldner Hawn in an effort to reach agreement on a higher per share offer price by no later than October 1, 2004 and to communicate to Goldner Hawn that the special committee would not agree to grant Goldner Hawn an exclusivity period.
      On October 1, 2004, attorneys from Kaplan Strangis and Skadden Arps contacted Sidley and communicated that Goldner Hawn continued to request a 30-day exclusivity period and that the definitive Badger merger agreement include contractual provisions relating to the treatment of proposals for alternative transactions and the instances in which ShopKo would provide expense reimbursement or pay a fee to Goldner Hawn upon termination of the definitive Badger merger agreement that were commensurate, in Goldner Hawn’s estimation, with the time and expense that Goldner Hawn had devoted to pursuing a transaction with ShopKo.
      At a telephonic meeting of the special committee during the evening of October 1, 2004, Merrill Lynch reported to the special committee that Goldner Hawn had increased its offer price from $20.30 to $20.40 per share. Sidley then updated the special committee with respect to its conversations with legal counsel to Goldner Hawn earlier that day relating to Goldner Hawn’s requests with respect to exclusivity and a termination fee. After discussion with its legal and financial advisors, the special committee authorized Merrill Lynch to communicate to Goldner Hawn that it would proceed at an offer price of $20.40 per share. On October 1, 2004, trading in ShopKo’s common stock closed at $17.58 per share.
      On October 2, 2004, representatives of Merrill Lynch called Mr. Sweeney and informed him that the special committee would proceed with Goldner Hawn at a price of $20.40 per share. Merrill Lynch also informed Mr. Sweeney that the special committee was unwilling to enter into an exclusivity agreement, but that it would consider entering into a letter agreement precluding ShopKo and the special committee from soliciting competing proposals from third parties, subject to the fiduciary duties of the ShopKo board of directors to the shareholders of ShopKo. Mr. Sweeney stated that Goldner Hawn would proceed in the absence of an exclusivity period, but requested that the proposed non-solicitation letter agreement contain a covenant requiring ShopKo to reimburse Goldner Hawn for its out-of-pocket expenses in certain circumstances. Also on October 2, 2004, Sidley, Kaplan Strangis and Skadden Arps discussed the terms of the proposed non-solicitation letter agreement.
      On October 6, 2004, at a telephonic meeting of the special committee, representatives of Merrill Lynch and Sidley updated the special committee on their respective conversations with Goldner Hawn and its legal counsel. The special committee authorized Sidley to continue negotiations on the proposed non-solicitation letter agreement with Goldner Hawn’s legal counsel, including its authorization to include a covenant requiring ShopKo to reimburse Goldner Hawn for up to $2 million of its out-of-pocket expenses if Goldner Hawn did not lower its offer price during the non-solicitation period and if ShopKo subsequently entered into a definitive agreement with a third party with respect to a sale of ShopKo or consummated certain other agreed-upon recapitalization transactions within an agreed-upon time period.
      Also on October 6, 2004, Goldner Hawn delivered a detailed due diligence request list to Merrill Lynch, as supplemented by an additional request list delivered on October 7, 2004. Pursuant to instructions from the special committee, certain members of ShopKo’s management team, together with representatives of Merrill Lynch and Sidley, began to assemble the requested information.
      At an October 8, 2004 telephonic meeting of the special committee, Sidley updated the special committee on its negotiations with Goldner Hawn’s legal counsel with respect to the proposed non-solicitation letter agreement. After discussion with its legal and financial advisors, the special committee provided Sidley with further direction with respect to the terms of the proposed non-solicitation letter agreement.
      On October 11, 2004, at a telephonic meeting of the special committee, Sidley summarized for the special committee the negotiated terms of the proposed non-solicitation letter agreement, including a non-solicitation period through November 8, 2004 during which ShopKo would be prohibited from soliciting, negotiating or accepting competing proposals from third parties, but would be free to respond to or accept unsolicited inquiries from third parties. Further, ShopKo would be required to reimburse Goldner Hawn for up to $2 million of its out-of-pocket expenses if Goldner Hawn did not lower its offer price of $20.40 prior to November 8, 2004 and ShopKo entered into a definitive agreement with a third party relating to an acquisition transaction within nine months after November 8, 2004 or if ShopKo authorized a recapitalization or special dividend during such period. After discussion with its legal and financial advisors, the special committee authorized Mr. Turner to execute the proposed non-solicitation letter agreement on behalf of ShopKo.
      On October 12, 2004, Goldner Hawn and ShopKo entered into a non-solicitation letter agreement consistent with the terms described to the special committee at the October 11, 2004 special committee meeting. Following the execution of the non-solicitation letter agreement, Goldner Hawn, together with its legal advisors and representatives of potential financing sources, conducted significant detailed due diligence on ShopKo. This due diligence review included examining the materials provided by ShopKo in response to the due diligence request lists furnished to ShopKo by Goldner Hawn on October 6 and 7, 2004 as well as meetings at ShopKo’s Green Bay, Wisconsin offices with senior members of ShopKo management and Merrill Lynch to discuss ShopKo’s financial results.
      At an October 15, 2004 telephonic meeting of the special committee, representatives of Merrill Lynch and Sidley reported on the due diligence being conducted by Goldner Hawn, its legal and financial advisors and its financing sources. Also on October 15, 2004, Sidley delivered a draft Badger merger agreement to Skadden Arps.
      On October 27, 2004, at an in-person special committee meeting in Minneapolis, Minnesota, Merrill Lynch discussed the materials that had been sent by it to the special committee in advance of the meeting. In particular, Merrill Lynch made a presentation to the special committee with respect to Goldner Hawn’s proposed offer price of $20.40 per share and on the status of Goldner Hawn’s due diligence review, including Goldner Hawn’s concern that it might not complete its due diligence review by the expiration of the non-solicitation period on November 8, 2004. Merrill Lynch’s materials included preliminary financial analyses based on ShopKo’s historical share price performance, selected merger and acquisition transactions, preliminary analysis of the present value of ShopKo’s projected free cash flows, a preliminary hypothetical liquidation analysis, the present value of future stock prices and a preliminary financial sponsor internal rate of return analysis. These preliminary financial analyses were substantially similar to Merrill Lynch’s preliminary financial analyses that it discussed with the special committee on August 25, 2004, except that this presentation contained a preliminary hypothetical liquidation analysis and this presentation was updated to include current market data and revised financial projections, as described under “— Financial Projections — October 2004 Projections” beginning on page 87. In addition, Messrs. Duncan and Bender reported on their discussions with Goldner Hawn and management’s expectations for the third quarter and fiscal year, which expectations with respect to earnings per share remained within the guidance previously publicly disclosed by ShopKo; however, Messrs. Duncan and Bender noted that they currently expected a decrease in comparable store sales for the third fiscal quarter as compared to the third fiscal quarter of the 2003 fiscal year. After the members of senior management left the meeting, Merrill Lynch and Sidley reviewed the status of the ongoing discussions with Goldner Hawn with the special committee and also with Mr. Kramer, who was present at the meeting at the invitation of the special committee. Further, the special committee and its legal and financial advisors again discussed management’s assessment of the July 26, 2004 research report.
      On November 5, 2004, trading in ShopKo common stock closed at $19.83 per share, an increase of $1.83 from the closing price on November 4, 2004.
      At a November 7, 2004 telephonic special committee meeting, the special committee and its legal and financial advisors discussed the recent increase in ShopKo’s stock price and possible factors contributing to such increase, including recent news that Vornado Realty Trust had acquired approximately 4.5% of the outstanding capital stock of Sears Roebuck & Co. In addition, Mr. Turner and representatives of Merrill Lynch reported that Mr. Sweeney had called each of them to report that one of Goldner Hawn’s potential equity financing sources, which had been considering an equity investment of $75 million in the proposed transaction, had declined to participate in the transaction based on its review of ShopKo’s operating results and its view of ShopKo’s lack of future growth prospects. Mr. Sweeney did not ask for an extension of the non-solicitation letter agreement and agreed that ShopKo would not be required to reimburse Goldner Hawn’s expenses under that agreement, but did request that the special committee grant Goldner Hawn three weeks to continue its due diligence review during which it would attempt to replace the $75 million of equity financing. After discussing the possible next steps, during which the members of the committee expressed reservations about distracting ShopKo’s management team during the upcoming holiday season, the special committee authorized Mr. Turner to notify Mr. Sweeney that he was not authorized to contact possible equity sources at that time, but that the committee might consent to such contacts after the holiday season. Further, the special committee authorized Merrill Lynch to identify a limited number of real estate investors to be contacted by Merrill Lynch with respect to a possible transaction involving ShopKo, but to do so in a manner that would not require involvement by management until after the holiday season.
      On November 8, 2004, the non-solicitation letter agreement with Goldner Hawn expired pursuant to its terms.
      On November 17, 2004, the special committee reported to the ShopKo board of directors (in executive session) with respect to the loss of Goldner Hawn’s potential equity financing source and that if the special committee decided to re-engage in discussions with Goldner Hawn, it would not do so until January 2005.
      On January 18, 2005, at a telephonic meeting of the special committee, representatives of Merrill Lynch reported on general discussions on a no-names basis that it had during the first week of January with a real estate private equity group, three real estate investment trusts and a private equity firm with diversified investments. At that time, only the real estate private equity group and the private equity firm with diversified investments indicated some potential interest. Merrill Lynch also reported that Mr. Sweeney had affirmed Goldner Hawn’s continued interest in pursuing a possible transaction and that Mr. Sweeney had requested permission to contact two potential financing sources. Following discussion with its legal and financial advisors, the special committee agreed to permit Goldner Hawn to have discussions with one specified financing source to determine its willingness to provide financing to Goldner Hawn.
      On February 8, 2005, at a telephonic meeting of the special committee, Merrill Lynch updated the special committee on its discussions with the real estate private equity group and the private equity firm with diversified investments and the fact that the real estate private equity group indicated that it would need to partner with an operating partner, potentially a private equity firm, in order to pursue a potential transaction. Mr. Turner then reported that Mr. Sweeney had informed him that Goldner Hawn had received a draft term sheet from the financing source it had contacted during the previous month, and that Goldner Hawn did not foresee a need to partner with any additional equity financing sources. Following a discussion among the members of the special committee and its legal and financial advisors with respect to potential next steps, the special committee reaffirmed its decision not to pursue a potential transaction with a strategic buyer, taking into account, among other things, the business risks associated with contacting strategic buyers with respect to a potential transaction and the belief shared by the special committee and Merrill Lynch that it continued to appear unlikely that there would be any serious interest from the limited number of potential strategic buyers based on the factors referred to in the description of the February 12, 2004 special committee meeting. The special committee then authorized Merrill Lynch to contact the private equity firm with diversified investments and to enter into a confidentiality and standstill agreement with such private equity firm in order to ascertain the extent of such firm’s interest in a possible transaction.
      On February 15, 2005, at a telephonic meeting of the special committee, the special committee discussed, in light of ShopKo’s current performance and the current trading price, the insufficiency of the price of $20.40 per share that Goldner Hawn had offered in October 2004, and the members of the special committee concurred that it would propose a higher price. On February 15, 2005, trading in ShopKo common stock closed at $17.64 per share.
      On March 3, 2005, the private equity firm with diversified investments contacted by Merrill Lynch entered into a confidentiality and standstill agreement with ShopKo.
      On March 7, 2005, ShopKo provided Goldner Hawn with its preliminary financial results for the fourth fiscal quarter and fiscal year ended January 29, 2005, which results were publicly disclosed by ShopKo on March 10, 2005. Further, on March 8, 2005, Mr. Bender had a discussion with representatives of Goldner Hawn and PricewaterhouseCoopers LLP, which had been retained by Goldner Hawn in connection with the proposed transaction, to review such preliminary financial results.
      On March 15, 2005, at a telephonic meeting of the special committee, the special committee discussed the recent increase in the trading price of ShopKo’s common stock during the prior week and noted a research report issued by another investment bank on Kmart which raised its price target for Kmart stock by 60%. Further, Merrill Lynch reported to the special committee that the private equity firm with diversified investments that had signed a confidentiality and standstill agreement, after receiving some public and non-material general information regarding ShopKo, had indicated a possible offering price of $18.00 to $19.00 per share of ShopKo common stock, but that it would not proceed with a transaction at a price above that range. Following discussion with its legal and financial advisors, the special committee authorized Merrill Lynch to request that Goldner Hawn provide its response to the draft Badger merger agreement that it had received from Sidley on October 15, 2004, provide detailed information regarding its proposed financing and indicate its revised per share offer price.
      On March 16, 2005, legal counsel to Goldner Hawn delivered Goldner Hawn’s comments to the draft Badger merger agreement to Merrill Lynch and Sidley and Goldner Hawn separately delivered a letter to Merrill Lynch requesting a full set of internal financial reports with respect to the fiscal year ended January 29, 2005 and setting forth a list of open due diligence matters. On March 16, 2005, trading in ShopKo common stock closed at $21.65 per share.
      On March 17, 2005, at a telephonic meeting of the special committee, Sidley summarized the comments to the draft Badger merger agreement submitted by Goldner Hawn’s legal counsel on March 16, 2005. The special committee then discussed with its legal and financial advisors ShopKo’s current operating performance, the then-current trading price of ShopKo’s common stock and the previous offers submitted by Goldner Hawn, including the offer from Goldner Hawn of $16.00 per share on May 3, 2004 and the offer from Goldner Hawn of $20.40 per share on October 1, 2004. Although the special committee was willing to proceed with the proposed transaction at Goldner Hawn’s offer price of $20.40 per share in early November 2004, the special committee viewed the increase in the trading price of ShopKo’s common stock during the interim period, which it believed resulted from factors unrelated to ShopKo’s operating performance, as an opportunity to demand a higher per share offer price from Goldner Hawn. Accordingly, the special committee authorized Merrill Lynch to inform Goldner Hawn that the special committee would not proceed with the proposed transaction at an offer price less than $24.00 per share, which the special committee determined represented an acceptable premium to the then-current trading price and was a per share price that the special committee believed could be financed by Goldner Hawn.
      On March 18, 2005, Sidley sent a memorandum to Goldner Hawn’s legal counsel summarizing the material open issues on the draft Badger merger agreement, which material issues related to the circumstances under which ShopKo would be permitted to terminate the Badger merger agreement to accept a proposal for an alternative transaction and the instances in which ShopKo would pay a fee or reimburse Goldner Hawn for its expenses upon a termination of the Badger merger agreement, the degree of conditionality contained in the Badger merger agreement and the scope of the representations and warranties to be given by ShopKo.
      At a March 22, 2005 telephonic special committee meeting, the special committee authorized Merrill Lynch to request that Goldner Hawn provide, by the close of business on March 23, 2005, confirmation that it was prepared to offer $24.00 per share, finalized term sheets describing its proposed financing, its response to the memorandum prepared by Sidley summarizing the material issues in the draft Badger merger agreement and certain other information with respect to its proposal.
      On March 23, 2005, Goldner Hawn delivered to Merrill Lynch a written proposal which stated its offer price of $24.00 per share, described in detail its proposed sources of financing, included copies of negotiated term sheets with respect to senior credit facilities and a commitment letter and term sheet with respect to a real estate financing facility, set forth in detail its open due diligence issues and a timeline for resolving such issues and requested that the October 12, 2004 non-solicitation letter agreement be reinstated until April 15, 2005. The Goldner Hawn proposal letter further stated that Goldner Hawn was prepared to cause its legal counsel to engage in discussions with Sidley to resolve the remaining issues in the draft Badger merger agreement. Merrill Lynch reviewed the Goldner Hawn proposal letter and the terms of the proposed financing with the special committee and, following discussion with its legal and financial advisors, the special committee authorized Mr. Turner to reinstate the October 12, 2004 non-solicitation letter agreement.
      On March 28, 2005, ShopKo and Goldner Hawn agreed in writing to reinstate the October 12, 2004 non-solicitation letter agreement as of March 28, 2005 with the condition that if Goldner Hawn failed to deliver fully executed debt and equity commitment letters by April 15, 2005, ShopKo would have no obligation to reimburse Goldner Hawn’s expenses. On March 28, 2005, trading in ShopKo common stock closed at $21.81 per share.
      On March 29, 2005, Sidley, on behalf of ShopKo, and Kaplan Strangis and Skadden Arps, on behalf of Goldner Hawn, engaged in negotiations on the draft Badger merger agreement. In the evening on that same day, the special committee met by teleconference, during which meeting Sidley reported on the Badger merger agreement negotiations. Also, Merrill Lynch reported that Goldner Hawn indicated its intention to retain ShopKo’s management team, but that it would not require members of management to invest in the transaction or request that the Badger merger agreement be conditioned on the execution by members of management of new employment agreements.
      On March 31, 2005, Sidley, on behalf of ShopKo, and Kaplan Strangis and Skadden Arps, on behalf of Goldner Hawn, engaged in further negotiations on the draft Badger merger agreement. Later that day, Sidley distributed a revised draft of the Badger merger agreement reflecting the discussions on the representations and warranties contained in the draft Badger merger agreement.
      On April 1, 2005, Goldner Hawn’s legal counsel distributed a revised draft of the Badger merger agreement and advised the special committee’s counsel that Goldner Hawn was requesting a break-up fee of $35 million, together with unlimited expense reimbursement.
      On April 2, 2005, the special committee met in person in Chicago, Illinois, together with representatives of Merrill Lynch and Sidley. Mr. Kramer was present at the special committee meeting at the invitation of the special committee. At the meeting, Sidley reported on the status of the Badger merger agreement negotiations, summarized and discussed with the special committee the material terms of the Badger merger agreement, including those terms that were still being negotiated, discussed the directors’ fiduciary duties and informed the special committee of what it had been told were to be the terms of Mr. Eugster’s continuing role with ShopKo upon completion of the transaction and participation in the transaction as a co-investor. Merrill Lynch discussed the materials that it provided to the special committee and Mr. Kramer at that meeting. In particular, Merrill Lynch made a presentation to the special committee and Mr. Kramer with respect to Goldner Hawn’s proposed offer price of $24.00 per share. Merrill Lynch’s materials included preliminary financial analyses based on ShopKo’s historical share price performance, preliminary analysis of selected comparable publicly traded companies, selected merger and acquisition transactions, preliminary analysis of the present value of ShopKo’s projected free cash flows, a preliminary hypothetical liquidation analysis, the present value of future stock prices (including an analysis assuming annual share repurchases of $25 million) and a preliminary financial sponsor internal rate of return analysis. These preliminary financial analyses were substantially similar to Merrill Lynch’s preliminary financial analyses that it discussed with the special committee on October 27, 2004, except that this presentation was updated to reflect financial projections, as described under “— Financial Projections — March 2005 Projections” beginning on page 88 and to include current market data. Merrill Lynch also discussed the terms of the proposed transaction with Goldner Hawn. Mr. Turner reported that he had been informed by Mr. Eugster that Mr. Duncan had told Mr. Eugster that if the proposed transaction with Goldner Hawn were completed, he did not plan to remain with ShopKo.
      That same evening, Sidley delivered its comments to the revised draft of the Badger merger agreement circulated by Goldner Hawn’s legal counsel on April 1, 2005.
      On the afternoon of April 5, 2005, Goldner Hawn’s legal counsel distributed a revised draft of the Badger merger agreement. The special committee participated in several conference calls that evening during which Sidley informed the special committee of the remaining material open issues on the Badger merger agreement, including several open issues relating to (i) whether the ShopKo board of directors could change its recommendation of the Badger merger if the special committee determined in good faith that it would be consistent with its fiduciary duties to do so, even in the absence of a superior proposal (we refer to this as the “broad fiduciary-out”), (ii) the instances in which ShopKo would be required to pay a fee and/or reimburse Badger Retail Holding for its expenses upon a termination of the Badger merger agreement and (iii) Goldner Hawn’s request for a termination fee of $30 million plus expense reimbursement of up to $15 million, provided that the expense reimbursement would be capped at $8 million in the case of a termination of the Badger merger agreement on account of a material breach by ShopKo of the real estate representation, which breach prevented Badger Retail Holding from securing its debt financing.
      That evening, the special committee authorized Sidley to deliver a proposal with respect to the remaining material open issues on the draft Badger merger agreement and authorized Mr. Turner to discuss, on behalf of the special committee, the final open points with Mr. Sweeney. The material terms of the proposal provided, among other things, that (i) the special committee would accept a termination fee of $22 million less reimbursed expenses and a cap on reimbursed expenses of $10 million, (ii) the special committee would accept an $8 million cap on reimbursed expenses for a termination of the Badger merger agreement in connection with a material breach by ShopKo of the real estate representation, provided that the representation would be qualified by reference to the matters described in the real estate summaries or abstracts prepared by ShopKo and provided to Goldner Hawn and (iii) the Badger merger agreement would provide the ShopKo board of directors the “broad fiduciary-out” but ShopKo would agree to hold the special meeting notwithstanding a change in recommendation and, if Badger Retail Holding or Badger Acquisition terminated the Badger merger agreement because of the change in recommendation, to reimburse Badger Retail Holding for expenses up to $10 million and to pay a termination fee of $22 million less reimbursed expenses upon the occurrence of certain specified events.
      Following several discussions among Mr. Turner, Mr. Sweeney and the special committee’s and Goldner Hawn’s respective legal and financial advisors relating to the Badger merger agreement, the parties agreed to reconvene during the morning of April 6, 2005 to attempt to resolve the final open issues, including the issues described above.
      The negotiations on the draft Badger merger agreement continued during the day on April 6, 2005, with the parties reaching agreement in principle late that evening. Among other matters, the parties agreed upon a termination fee of $27 million less reimbursed expenses and a cap on reimbursed expenses of $12 million. Further, Goldner Hawn agreed that the terms of the Badger merger agreement would provide ShopKo the “broad fiduciary-out” as requested by the special committee, but that upon any such change in recommendation, ShopKo would be required to pay Badger Retail Holding $15 million, with the remaining portion of the $27 million termination fee payable upon the occurrence of certain specified events.
      On the afternoon of April 7, 2005, the special committee met by teleconference. In advance of the meeting, the members of the special committee had received written materials, including the most recent draft of the Badger merger agreement and a presentation prepared by Merrill Lynch. In addition to representatives of Merrill Lynch and Sidley, Messrs. Duncan and Kramer, Steven R. Andrews, Senior

Vice President, Law and Human Resources of ShopKo, and representatives of Godfrey & Kahn, S.C., legal counsel to the ShopKo board of directors (which we refer to in this proxy statement as “Godfrey”), were present at the invitation of the special committee. During the meeting, Mr. Duncan reaffirmed his position that he did not intend to remain with ShopKo following completion of a transaction with Goldner Hawn.
      At the beginning of the meeting, the special committee contacted Mr. Eugster who summarized his potential compensation arrangements with ShopKo following the completion of the Badger merger and the potential terms of his co-investment in the transaction and informed the special committee that, at that time, he had not signed a definitive term sheet or other agreement with respect to such compensation arrangements or potential co-investment. Due to his participation in the transaction, Mr. Eugster informed the special committee of his intention to resign his position as non-executive chairman of the board of directors and as a member of the compensation and stock option committee and the nominating/corporate governance committee, effective immediately following the execution and delivery of the Badger merger agreement if that were to occur. After addressing the questions of the special committee and Mr. Kramer, Mr. Eugster left the meeting.
      Then, Sidley reported on the status of the Badger merger agreement negotiations, reviewed the directors’ fiduciary duties and summarized the material terms of the Badger merger agreement. Following that, Merrill Lynch discussed the materials that had been sent by it to the directors in advance of the meeting. In particular, Merrill Lynch made a presentation to the special committee with respect to Goldner Hawn’s proposal. Merrill Lynch’s materials included financial analyses based on ShopKo’s historical share price performance, analysis of selected comparable publicly traded companies, selected merger and acquisition transactions, analysis of the present value of ShopKo’s projected free cash flows, a hypothetical liquidation analysis, the present value of future stock prices (including an analysis assuming annual share repurchases of $25 million) and a financial sponsor internal rate of return analysis. This financial analysis was substantially similar to Merrill Lynch’s financial analyses that it discussed with the special committee on April 2, 2005 except that this presentation was updated to reflect current market data. Merrill Lynch rendered its oral opinion to the special committee (subsequently confirmed in writing) that, as of April 7, 2005 and based upon and subject to the assumptions, qualifications and limitations set forth in such opinion, the proposed offer price of $24.00 per share was fair, from a financial point of view, to ShopKo shareholders (other than the GHJM Investors and Mr. Eugster).
      Following a discussion of the many factors considered by the special committee since its formation in February 2004, the special committee, by unanimous vote, adopted resolutions determining that the Badger merger agreement and the transactions contemplated by the Badger merger agreement, including the Badger merger, were advisable to, fair to, and in the best interests of, the shareholders of ShopKo, and recommended that the ShopKo board of directors adopt and approve the Badger merger agreement and recommended that the shareholders of ShopKo vote for approval of the Badger merger agreement and the transactions contemplated by the Badger merger agreement, including the Badger merger.
      The special committee meeting was then adjourned, at which time a meeting of the board of directors was called to order. All members of the board of directors were present, other than Mr. Eugster and Mr. Zona who had chosen to recuse themselves and not to be present at the meeting during the time the proposed transaction with Goldner Hawn was considered. Mr. Zona joined the meeting by telephone after the proposed transaction had been discussed and immediately prior to the vote on the proposed transaction, but did not vote with respect to the proposed transaction. Based on the recommendation of the special committee, the opinion of Merrill Lynch and other factors considered by the board, the board of directors adopted resolutions approving and adopting the Badger merger agreement and the transactions contemplated by the Badger merger agreement, including the Badger merger, determining that the Badger merger agreement and the transactions contemplated by the Badger merger agreement, including the Badger merger, were advisable to, fair to, and in the best interests of, holders of ShopKo common stock, and recommended that the holders of ShopKo common stock vote for the approval of the Badger merger agreement and the transactions contemplated by the Badger merger agreement, including the Badger merger. Mr. Duncan abstained from voting on the resolutions, stating that he did so based on advice of his counsel in light of his employment agreement and change of control agreement.

      Following the special committee and board of directors meetings, the parties finalized and thereafter executed the Badger merger agreement. Before the opening of trading of ShopKo common stock on April 8, 2005, ShopKo issued a press release announcing the execution of the Badger merger agreement.
      On April 21, 2005, a representative of an investment bank contacted Sidley on an unsolicited basis and informed Sidley that the investment bank had been retained by a private equity fund that believed that ShopKo was worth more than $24.00 per share and was capable of paying more than $24.00 per share. The representative contacted Sidley on several more occasions in the two following weeks. The representative never disclosed the identity of his client or any other information with respect to his client’s interest or intentions. Finally, on May 11, 2005, the representative contacted Sidley and communicated that his firm’s client had informed him that it would not be pursuing a transaction involving ShopKo.
      On July 21, 2005, the ShopKo board of directors received a letter (which we refer to in this proxy statement as the “July 21, 2005 Letter”) delivered on behalf of an affiliated group of entities (which we refer to in this proxy statement as the “Levco Investors”). On the same date, the Levco Investors filed a Schedule 13D with the SEC, which filing included the text of the July 21, 2005 Letter and disclosed that the Levco Investors collectively beneficially owned 1,818,400 shares of ShopKo common stock, representing approximately 6% of the outstanding shares of ShopKo common stock, all of which shares had been acquired by the Levco Investors since June 3, 2005. In the July 21, 2005 Letter, the Levco Investors stated that in their view the special committee “apparently failed to adequately consider a leveraged recapitalization” of ShopKo and stated that in their opinion that such a transaction “would have delivered shareholder value well in excess of $24 per share.” In particular, the Levco Investors described a transaction structure in which ShopKo would effect a recapitalization with similar leverage as that being proposed by the GHJM Investors in the Badger merger agreement and pay a $23.00 per share special cash dividend to its shareholders and remain a public company.
      On July 27, 2005, because of the passage of time and developments since the special committee determined to recommend the Badger merger agreement and the impending issuance of a proxy statement relating to the Badger merger agreement, the special committee, together with its financial advisors and legal advisors, met in person in Chicago, Illinois to discuss its recommendation. The meeting continued by teleconference on July 28, 2005. At this meeting, the special committee heard reports on the recent operating results of ShopKo, the real estate appraisals obtained by Badger Acquisition’s financing sources and the trading price of ShopKo’s common stock. In addition, the special committee’s legal advisors reminded the special committee of the provisions of the merger agreement relating to the “broad fiduciary-out” described above.
      During the meeting, representatives of Merrill Lynch discussed the July 21, 2005 Letter and the asset valuation analysis and the leveraged recapitalization described in that letter. With respect to the asset valuation analysis, Merrill Lynch noted that the asset value contained in the July 21, 2005 Letter was essentially consistent with the valuation used in Merrill Lynch’s hypothetical liquidation analysis contained in its April 7, 2005 presentation to the special committee. It was noted that the July 21, 2005 Letter seemed to imply that the value of assets within a company equated to the value of the stock owned by the shareholders. The special committee noted that either a recapitalization (discussed below) or a liquidation would be required to deliver the value of the assets to shareholders of ShopKo and affirmed its belief that a liquidation, given the substantial tax and transaction and other costs, as well as execution uncertainty and timing issues, would deliver less value to shareholders of ShopKo as compared to the Badger merger.
      Merrill Lynch then discussed its review of significant leveraged recapitalizations undertaken since 2000 by public companies with a market capitalization in excess of $500 million (excluding real estate investment trusts and financial institutions). It noted 42 transactions involving special cash dividends with the average dividend yield (defined as the special dividend amount divided by the share price prior to announcement) of 7.3% with a high of 45.4%, in contrast to the dividend yield in excess of 90% suggested by the Levco Investors. It further noted 62 transactions involving self-tender offers greater than $50 million. The average percentage of shares tendered for in those transactions was 20.3% with a high of 56.6%. It also noted that nearly 80% of the self-tender offers were done in the form of a “Dutch auction” which generally require the offeror to pay a premium to the market price of the shares being purchased.

      The special committee discussed the fact that the board of directors and the special committee had on several occasions considered the alternatives of repurchasing shares of ShopKo common stock or paying cash dividends to shareholders and incurring varying levels of indebtedness in order to effect such a transaction. The special committee noted that leveraging the Company to effect such a transaction would not address the serious and fundamental challenges facing ShopKo, especially the competitive retail environment in which it operates. The special committee further noted that it had serious reservations regarding the achievability of the base case projections included in the March 2005 Projections ( as described under “— Financial Projections — March 2005 Projections” beginning on page 88 of this proxy statement) and that effecting a significant leveraged recapitalization, especially of the size discussed in the July 21, 2005 Letter, would leave little margin for any decline in operating performance, would create an unacceptable risk of business failure for a public company and would imperil all of ShopKo’s constituencies. The special committee further discussed its belief that there are critical differences between public and private companies that allow private companies to operate under significantly higher levels of indebtedness. These differences include the following: a public company, especially following enactment of the Sarbanes-Oxley Act, has significant additional costs that do not burden a private company; a private company has greater flexibility with respect to compensation that should allow it to attract the kind of specialized management talent required to manage a highly leveraged company; and a private company should be better able to deal with vendors, who would likely be highly reluctant to provide support to a public company with the equivalent amount of leverage. The special committee further noted that its belief that it would be inappropriate for a public company to have a capital structure of the type contemplated in the financing for the Badger merger, as the financing for the Badger merger will need to be refinanced in two to five years.
      Following such discussions, the special committee unanimously decided to reaffirm its prior determination that the Badger merger agreement and the transactions contemplated thereby were advisable to, fair to, and in the best interests of, holders of ShopKo common stock and to recommend that the shareholders of ShopKo vote for the approval of the Badger merger agreement and the transactions contemplated thereby, including the Badger merger. A letter to such effect was sent to the Levco Investors on August 1, 2005.
      On August 10, 2005, ShopKo sent a definitive proxy statement, dated August 9, 2005, to shareholders of ShopKo relating to a special meeting of shareholders to be held on September 14, 2005 to vote on the Badger merger agreement.
      On August 23, 2005, at a telephonic meeting of the special committee, the special committee discussed with its legal and financial advisors an affidavit filed with the court by the plaintiffs in the shareholder litigation referred to in this proxy statement under “— Shareholder Litigation.” The affidavit, which we refer to in this proxy statement as the “plaintiffs’ affidavit,” was signed by the founding principal of Decision Design Consultants and included an analysis of a possible leveraged recapitalization of ShopKo, similar to the recapitalization described by the Levco Investors, in their filings with the SEC, in which ShopKo would pay a $23.00 per share special cash dividend to its shareholders and thereafter remain a public company. Merrill Lynch discussed with the special committee an analysis of the plaintiffs’ affidavit and the recapitalization described therein that Merrill Lynch prepared at the special committee’s request. The analysis prepared by Merrill Lynch was filed with the court on behalf of the defendants in connection with the litigation.
      Merrill Lynch discussed, among other factors, the fact that one of the assumptions underlying the plaintiffs’ affidavit was that ShopKo would achieve its March 2005 Projections and the fact that the special committee continued to have serious reservations about the achievability of the March 2005 Projections. Merrill Lynch also noted the significant practical impediments for a public company to effectuate a leveraged recapitalization of the magnitude suggested in the plaintiffs’ affidavit. However, the fundamental problems identified by Merrill Lynch with the leveraged recapitalization described in the letters from the Levco Investors and in the plaintiffs’ affidavit were that the recapitalization was predicated on ShopKo achieving the March 2005 Projections and did not reflect the financial and other risks associated with a significant leveraged recapitalization. Merrill Lynch noted that the board of directors and the special committee had expressed serious reservations regarding the achievability of the base case projections included in the March 2005 Projections and that such projections were subject to extreme uncertainty, particularly given the low projected capital expenditures. Lastly, Merrill Lynch expressed its view that a leveraged recapitalization of the magnitude described in the letters from the Levco Investors and in plaintiffs’ affidavit is without precedent in recent years for a public company such as ShopKo and would not be feasible for ShopKo to undertake if it were to remain a public company.
      On August 24, 2005, Mr. Bender, Mr. Andrews and Mr. Watson met with Mr. Ivan Krsticevic, a Portfolio Manager at Elliott, and another Elliott employee to discuss the sale of the Company pursuant to the Badger merger agreement. The ShopKo representatives discussed their view of the merits of the transactions contemplated by the Badger merger agreement.
      On August 30, 2005, Mr. Sweeney sent a letter to Messrs. Turner and Watson which provided further information regarding the acquisition financing and related arrangements relating to the Badger merger agreement. The letter noted, among other things, that, with respect to the real estate loan and the real estate loan commitment letter, Bank of America, N.A., the lender under such facility, had informed Goldner Hawn that Bank of America, N.A. had received appraisals that valued the real estate subject to the financing at approximately $880 million in the aggregate. The real estate subject to the financing includes substantially all of ShopKo’s ground leased stores and substantially all of ShopKo’s owned real estate that is used by ShopKo for operating ShopKo and Pamida stores, its headquarters, its optical manufacturing lab and its distribution centers. ShopKo never received a copy of the appraisals. A copy of the letter is included in a Current Report on Form 8-K filed by ShopKo with the SEC on August 30, 2005.
      On September 1, 2005, Mr. Sweeney had telephone conversations with each of Messrs. Turner and Watson and also with a representative of Merrill Lynch, with respect to the proxy solicitation efforts being conducted by ShopKo and Georgeson Shareholder Communications, Inc., ShopKo’s proxy solicitor (which we refer to in this proxy statement as “Georgeson”) and the status of voting on the Badger merger agreement. During such conversations, Mr. Sweeney told each of the Messrs. Turner, Watson and the representative of Merrill Lynch that Goldner Hawn was reviewing the terms of the original Badger merger agreement in light of the status of voting on that transaction and the Levco Investors’ potential solicitation of proxies in opposition to that transaction.
      On September 2, 2005, the Wisconsin state court in Brown County issued an oral decision, which became available in transcript form on September 6, 2005, in which the judge denied the plaintiffs’ motion for a temporary injunction to enjoin the special meeting of ShopKo shareholders called to consider the Badger merger agreement during the pendency of the shareholder litigation referred to under “— Shareholder Litigation” beginning on page 81 of this proxy statement. The court found that the plaintiffs failed to show, among other things, a reasonable probability that they would prevail with respect to their challenges to the process followed by the special committee leading up to its approval and recommendation of the original Badger merger agreement or that the definitive proxy statement relating to the Badger merger agreement contained any material omissions or misleading statements of material facts.
      On September 5, 2005, the ShopKo board of directors received a letter (which we refer to in this proxy statement as the “September 5, 2005 Letter”) delivered on behalf of a group of entities affiliated with Elliott (which we refer to in this proxy statement as the “Elliott Investors”). On the same date, the Elliott Investors filed a Schedule 13D with the SEC, which filing included the text of the September 5, 2005 Letter and disclosed that the Elliott Investors collectively beneficially owned 2,400,600 shares of ShopKo common stock, representing approximately 8% of the outstanding shares of ShopKo common stock. In the September 5, 2005 Letter, the Elliott Investors stated that they “believe the standalone value of ShopKo to be significantly higher” than $24.00 per share (the merger price then contained in the Badger merger agreement) and that they would vote against the approval of the Badger merger agreement. Such letter also described an analysis by Elliott that showed an asset valuation of $32-$33 per share as well as estimated free cash flow of ShopKo pro forma for a recapitalization of ShopKo with similar leverage as that contemplated by the GHJM Investors in the Badger merger agreement and a payment of a $23.00 per share special cash dividend.

      On September 7, 2005, at a telephonic meeting of the special committee, Mr. Turner, Mr. Watson and Merrill Lynch reported to the special committee and its legal and financial advisors on discussions that each of them had with Mr. Sweeney earlier that day during which Mr. Sweeney asked each of them whether the special committee would consider an amendment to the original Badger merger agreement that would provide that (i) the consideration payable to holders of ShopKo common stock upon completion of the Badger merger would be increased from the $24.00 per share provided for in the original Badger merger agreement to $25.00 per share; (ii) Badger Retail Holding would give up its right under the original Badger merger agreement to match any superior proposal; (iii) ShopKo would agree to pay to Badger Retail Holding $13.5 million as reimbursement for Badger Retail Holding’s out-of-pocket transaction fees and expenses if ShopKo shareholders failed to approve the amended Badger merger agreement and the amended Badger merger agreement was thereafter terminated for that reason and ShopKo’s obligation to pay such fees and expenses would not be conditioned upon the condition contained in the original Badger merger agreement regarding an acquisition proposal being submitted prior to the meeting of ShopKo shareholders; and (iv) the termination fee of $27 million payable by ShopKo to Badger Retail Holding under certain circumstances under the original Badger merger agreement would be reduced by 50% to $13.5 million. Mr. Sweeney communicated that Badger Retail Holding was willing to consider such an amendment in order to increase the likelihood that ShopKo shareholders would vote to approve the Badger merger agreement, but that Badger Retail Holding would not increase the merger consideration to an amount in excess of $25.00 per share.
      Representatives of Georgeson then described to the special committee the ongoing proxy solicitation efforts being conducted by ShopKo and Georgeson and reported on the status of voting on the proposals. Georgeson expressed its opinion that, based on its conversations with institutional shareholders and arbitrageurs and its other solicitation efforts, an increase of the then current merger price of $24.00 per share to $25.00 per share, together with the other possible amendments to the original Badger merger agreement being discussed with Badger Retail Holding, would enhance the likelihood that the proposal to approve the original Badger merger agreement would be approved at the special meeting.
      Following that, the special committee, together with its legal and financial advisors, further discussed the possible amendment to the original Badger merger agreement and, in particular, weighed the benefits of the increased merger price, which would increase the likelihood that the proposal to approve the Badger merger agreement would be approved by shareholders and would deliver additional consideration to ShopKo shareholders if the Badger merger were completed, the elimination of Badger Retail Holding’s right to match any superior proposal and the reduction of the termination fee against the potential detriment of agreeing to pay Badger Retail Holding $13.5 million if the proposal to approve the Badger merger agreement was not approved by shareholders. The special committee was advised by its legal advisors that (i) the original Badger merger agreement contained a condition that had to be met before ShopKo would be required to reimburse Badger Retail Holding for expenses up to a maximum of $12 million in the event the shareholders failed to approve the Badger merger agreement and the Badger merger agreement were terminated, namely that on or before the date of termination an acquisition proposal shall have been publicly announced, disclosed or otherwise communicated to the special committee or the board of directors; (ii) Badger Retail Holding had expressed its view that the condition had been met because the communications delivered to ShopKo and publicly filed with the SEC by the Levco Investors constituted an acquisition proposal and that, if the proposal to approve the original Badger merger agreement was not approved by ShopKo shareholders, Badger Retail Holding intended to pursue a claim under the original Badger merger agreement for expense reimbursement for an amount up to $12 million and (iii) although the Levco Investors had publicly stated, following the submission of their letter to the ShopKo board of directors on July 21, 2005, that they had not made an acquisition proposal, the matter was not free from doubt and there was a risk of litigation over the matter.
      Following further discussion, the special committee authorized Mr. Turner to respond to Mr. Sweeney with two alternatives. First, the special committee would accept an increased offer price of $25.50 per share with guaranteed expense reimbursement to Badger Retail Holding of $13.5 million if ShopKo shareholders did not approve the Badger merger agreement. Second, and in the alternative, the special committee would accept an increased offer price of $25.00 per share with reimbursement of Badger Retail

Holding’s third party, out-of-pocket transaction fees and expenses (which would not include any fees paid or payable to Goldner Hawn or its affiliates) up to a maximum of $13.5 million if ShopKo shareholders did not approve the Badger merger agreement. Under both alternatives, Badger Retail Holding would give up its right under the original Badger merger agreement to match any superior proposal and the termination fee of $27 million payable by ShopKo to Badger Retail Holding under certain circumstances pursuant to the original Badger merger agreement would be reduced by 50% to $13.5 million, less the amount of any of Badger Retail Holding’s transaction fees and expenses reimbursed by ShopKo. Later that evening, Mr. Turner communicated the two alternatives to Mr. Sweeney and, after discussion, Mr. Sweeney accepted the second alternative.
      At a telephonic meeting of the special committee during the morning of September 8, 2005, Mr. Turner reported to the special committee on his discussions with Mr. Sweeney. He noted that Mr. Sweeney had accepted the second alternative and had indicated that Goldner Hawn would not raise the per share price payable to ShopKo shareholders to an amount in excess of $25.00.
      Later on September 8, 2005, Goldner Hawn’s legal counsel distributed a draft first amendment to the original Badger merger agreement, which generally reflected the second alternative, but also included a provision requiring ShopKo to reimburse up to $13.5 million of Badger Retail Holding’s third party, out-of-pocket transaction fees and expenses (which would not include any fees paid or payable to Goldner Hawn or its affiliates) if the Badger merger was not completed by November 1, 2005 and the Badger merger agreement was thereafter terminated for that reason. Sidley delivered its written comments on the draft amendment to the original Badger merger agreement to Goldner Hawn’s legal counsel during the afternoon on September 8, 2005 and also requested that the draft amendment be revised to provide that the amount payable to Badger Retail Holding if Badger Retail Holding terminates the amended Badger merger agreement in the event of withdrawal, qualification or modification by the special committee or the ShopKo board of directors of the recommendation that shareholders vote for the approval of the amended Badger merger agreement be reduced to $13.5 million, rather than $15 million plus an additional $12 million under certain circumstances, as provided for in the original Badger merger agreement.
      On the afternoon of September 8, 2005, the special committee met by teleconference. In advance of the meeting, the members of the special committee and Mr. Kramer had received written materials, including the most recent draft of the amendment to the original Badger merger agreement reflecting the comments from Sidley. In addition to representatives of Merrill Lynch and Sidley, Messrs. Kramer and Andrews and representatives of Godfrey were present at the invitation of the special committee. At the beginning of the meeting, representatives of Godfrey reported to the special committee on the process for adjourning the special meeting scheduled for September 14, 2005 under Wisconsin law, the requirements under the federal securities laws for providing ShopKo’s shareholders with a supplement to the definitive proxy statement and the timetable for disseminating such supplement and reconvening the special meeting at a later date. Following discussion, Mr. Andrews and the representatives of Godfrey left the teleconference.
      Then, Sidley summarized the terms of the amendment to the original Badger merger agreement. After discussion, the special committee agreed to accept Badger Retail Holding’s request that ShopKo reimburse up to $13.5 million of Badger Retail Holding’s third party, out-of-pocket transaction fees and expenses (which would not include any fees paid or payable to Goldner Hawn or its affiliates) if the Badger merger was not completed on or before November 1, 2005 and the Badger merger agreement was thereafter terminated for that reason. Then, Merrill Lynch made an oral presentation to the special committee with respect to the possible amendment to the original Badger merger agreement. Merrill Lynch discussed its financial analyses based on ShopKo’s historical share price performance, analysis of selected comparable publicly traded companies, selected merger and acquisition transactions, analysis of the present value of ShopKo’s projected free cash flows, a hypothetical liquidation analysis, the present value of future stock prices (including an analysis assuming annual share repurchases of $25 million) and a financial sponsor internal rate of return analysis. These financial analyses were substantially similar to Merrill Lynch’s financial analyses that it discussed with the special committee on April 7, 2005, except that this presentation was updated to reflect the proposed amendment to the original Badger merger agreement, the September 2005 Projections, as described under “— Financial Projections— September 2005 Projections ” beginning on page 90 of this proxy statement, and current market data.
      Following the presentation by Merrill Lynch and discussion thereof, the special committee meeting was adjourned to provide Merrill Lynch the opportunity to finalize its written materials summarizing its valuation analysis and to provide written copies of such presentation to the members of the special committee and Mr. Kramer.
      The special committee meeting was reconvened by teleconference early in the morning on September 9, 2005. In advance of reconvening the special committee meeting, the members of the special committee and Mr. Kramer had received a final copy of the proposed amendment to the original Badger merger agreement and a written presentation prepared by Merrill Lynch. The presentation prepared and delivered by Merrill Lynch to the members of the special committee was consistent with the oral presentation delivered by Merrill Lynch to the members of the special committee and Mr. Kramer on September 8, 2005. At the beginning of the meeting, Merrill Lynch reviewed and discussed its written presentation materials with the special committee. Following further discussion, Merrill Lynch rendered its oral opinion to the special committee (subsequently confirmed in writing) that, as of September 9, 2005 and based upon and subject to the assumptions, qualifications and limitations set forth in such opinion, the proposed merger price of $25.00 per share was fair, from a financial point of view, to ShopKo shareholders (other than the GHJM Investors and Mr. Eugster).
      Following discussion, the special committee, by unanimous vote, adopted resolutions determining that the amended Badger merger agreement and the transactions contemplated by the amended Badger merger agreement, including the Badger merger, were advisable to, fair to, and in the best interests of, the shareholders of ShopKo and recommended that the ShopKo board of directors adopt and approve the amended Badger merger agreement and recommended that the shareholders of ShopKo vote for approval of the amended Badger merger agreement and the transactions contemplated by the amended Badger merger agreement, including the Badger merger.
      The special committee meeting was then adjourned, at which time a meeting of the board of directors was called to order. All members of the board of directors were present, other than Mr. Eugster and Mr. Zona who had chosen to recuse themselves and not to be present at the meeting. Based on the recommendation of the special committee, the opinion of Merrill Lynch and other factors considered by the board, the board of directors adopted resolutions approving and adopting the amended Badger merger agreement and the transactions contemplated by the amended Badger merger agreement, including the Badger merger, determining that the amended Badger merger agreement and the transactions contemplated by the amended Badger merger agreement, including the Badger merger, were advisable to, fair to, and in the best interests of, holders of ShopKo common stock and recommended that the holders of ShopKo common stock vote for the approval of the amended Badger merger agreement and the transactions contemplated by the amended Badger merger agreement, including the Badger merger.
      Following the special committee and board of directors meetings, the parties executed the amendment to the original Badger merger agreement. Before the opening of trading of ShopKo common stock on September 9, 2005, ShopKo issued a press release announcing the execution of the amendment to the original Badger merger agreement.
      In the afternoon on September 9, 2005, Merrill Lynch provided the special committee and Mr. Kramer the Supplemental Illustrative Analysis, as described under “— Financial Projections — Supplemental Illustrative Analysis” beginning on page 92 of this proxy statement. The special committee requested that Merrill Lynch make the following adjustments to the September 2005 Projections: (i) a 5% reduction of estimated EBITDA for the 2005 fiscal year, (ii) a 10% reduction per year of estimated EBITDA for each of the 2006 through 2009 fiscal years; and (iii) an increase in capital expenditures of approximately $13 million in each of the 2006 and 2007 fiscal years to compensate for the approximately $26 million decrease in actual fiscal 2005 capital expenditures as compared to the capital expenditures assumed in the base case projections included in the March 2005 Projections. The special committee requested that Merrill Lynch prepare the Supplemental Illustrative Analysis in light of the special committee’s continuing concerns regarding the attainability of the September 2005 Projections and the base case projections included in the March 2005 Projections and to demonstrate the impact the requested adjustments would have on the September 2005 Projections. Merrill Lynch provided the Supplemental Illustrative Analysis to the special committee after the special committee and ShopKo board of directors meetings on September 9, 2005, and the Supplemental Illustrative Analysis was not shown to or discussed with management. The adjusted projections and resulting analysis included in the Supplemental Illustrative Analysis were furnished for illustrative purposes only and were neither utilized nor relied upon by Merrill Lynch in connection with its fairness opinion, and were neither utilized nor relied upon by the special committee or the ShopKo board of directors in connection with their consideration of the amended Badger merger agreement.
      Merrill Lynch used the resulting adjusted projections in its financial analyses to perform an illustrative valuation analysis of ShopKo. The methodologies Merrill Lynch used included an analysis of ShopKo’s historical share price performance, an analysis of selected comparable publicly traded companies, an analysis of selected merger and acquisition transactions, an analysis of the present value of ShopKo’s projected free cash flows, a hypothetical liquidation analysis, an analysis based on the present value of future stock prices (including an analysis assuming annual share repurchases of $25 million) and an analysis of financial sponsor internal rate of return. These financial analyses were substantially similar to those Merrill Lynch presented to the special committee at the special committee meeting earlier that day in connection with the delivery of its fairness opinion, except for the adjustments to the September 2005 Projections described in the paragraph above.
      On September 13, 2005, according to Goldner Hawn, Mr. Sweeney met with a number of representatives of John A. Levin & Co., including Mr. Jonathan Reiss, Portfolio Manager. Mr. Sweeney and Mr. Reiss discussed the terms of the amended Badger merger agreement, and Mr. Reiss informed Mr. Sweeney that the Levco Investors would not vote in favor of the transactions contemplated by the Badger merger agreement, as amended by the first amendment to the original Badger merger agreement, despite the fact that the amended Badger merger agreement included an increase in the merger consideration to $25.00 per share. Mr. Reiss indicated, however, that the Levco Investors would be willing to reconsider their position if the per share merger consideration payable in connection with the Badger merger were increased. During the period from September 13, 2005 through September 28, 2005, Mr. Reiss and Mr. Sweeney had several additional conversations regarding the willingness of the Levco Investors to support the Badger merger if the per share merger consideration payable in connection with the Badger merger were increased.
      On September 14, 2005, ShopKo convened the scheduled special meeting of shareholders and immediately adjourned the meeting until October 10, 2005. On September 20, 2005, ShopKo sent a proxy supplement, dated September 19, 2005, to shareholders relating to a special meeting of shareholders to be held on October 10, 2005 to vote on the Badger merger agreement.
      On September 27, 2005, according to Goldner Hawn, Mr. Sweeney met with Mr. Krsticevic of Elliott. Mr. Krsticevic informed Mr. Sweeney that the Elliott Investors would not vote in favor of the transactions contemplated by the amended Badger merger agreement, despite the fact that the amended Badger merger agreement included an increase in the merger consideration to $25.00 per share. Mr. Krsticevic indicated, however, that the Elliott Investors would only be willing to reconsider their position if the merger consideration were increased to $26.00 per share or if they were invited to participate as an equity investor with Marathon in Badger Retail Holding.
      On September 28, 2005, according to Goldner Hawn, Mr. Reiss indicated to Mr. Sweeney that the Levco Investors would support the transactions contemplated by the amended Badger merger agreement at a merger consideration of $25.50 per share. During the course of the day and into the evening of September 28, 2005, Goldner Hawn and the Levco Investors negotiated (i) the terms of a voting agreement, pursuant to which the Levco Investors would agree to vote all of the ShopKo common stock owned by them in favor of the Badger merger agreement and to grant an irrevocable proxy to Badger Retail Holding with respect to such shares, and (ii) the terms of a reimbursement agreement, under which Badger Retail Holding would cause ShopKo to reimburse the Levco Investors for up to $300,000 of documented out-of-pocket expenses if the Badger merger was completed in accordance with the terms of the amended Badger merger agreement.
      On September 28, 2005, Mr. Sweeney had a telephone conversation with Mr. Watson, during which Mr. Sweeney updated Mr. Watson on the discussions between Goldner Hawn and the Levco Investors described above and indicated that Badger Retail Holding was prepared to enter into a second amendment to the Badger merger agreement that would provide that the consideration payable to holders of ShopKo common stock upon completion of the Badger merger would be increased from the $25.00 per share provided in the Badger merger agreement, as amended by the first amendment, to $25.50 per share. Further, Marathon and Mr. Eugster would be delivering an amendment to the equity commitment letter that would provide for an increased equity commitment that would be used to finance a portion of the increase in the per share merger consideration payable in connection with the Badger merger. Mr. Sweeney also stated that in connection with the willingness of Badger Retail Holding to enter into the second amendment to the Badger merger agreement, the Levco Investors had agreed to enter into a voting agreement whereby the Levco Investors would agree to vote all shares of ShopKo common stock owned by them in favor of the amended Badger merger agreement and to grant to Badger Retail Holding an irrevocable proxy to vote such shares at the special meeting. Lastly, Mr. Sweeney communicated that Badger Retail Holding had agreed to enter into an expense reimbursement agreement with the Levco Investors whereby Badger Retail Holding would commit to cause ShopKo to reimburse up to $300,000 of the documented out-of-pocket expenses of the Levco Investors if the proposed Badger merger was completed pursuant to the terms and conditions of the Badger merger agreement, as amended by the proposed second amendment.
      During the afternoon on September 28, 2005, Goldner Hawn’s legal counsel distributed a draft of a second amendment to the Badger merger agreement which provided for, among other things, an increase in the merger consideration to $25.50 per share, together with drafts of the amendment to the equity commitment letter, the voting agreement and the expense reimbursement agreement. The parties negotiated and nearly finalized each of those agreements during that evening.
      During the early morning on September 29, 2005, the special committee met by teleconference with its financial and legal advisors. Mr. Kramer, Mr. Andrews, Mr. Peter G. Vandenhouten, Assistant General Counsel of ShopKo, and representatives of Godfrey were also present at the invitation of the special committee. In advance of the meeting, the members of the special committee and Mr. Kramer had received written materials, including the most recent draft of the second amendment to the Badger merger agreement, the amendment to the equity commitment letter, the voting agreement and the expense reimbursement agreement. At the beginning of the meeting, Mr. Watson reported on his discussions with Mr. Sweeney described above. Following that, Sidley summarized the terms of the second amendment to the Badger merger agreement, the amendment to the equity commitment letter, the voting agreement and the expense reimbursement agreement. After discussion, the special committee, by unanimous vote, adopted resolutions determining that the amended Badger merger agreement and the transactions contemplated by the amended Badger merger agreement, including the Badger merger, were advisable to, fair to, and in the best interests of, the shareholders of ShopKo and recommended that the ShopKo board of directors adopt and approve the amended Badger merger agreement and recommended that the shareholders of ShopKo vote for approval of the amended Badger merger agreement and the transactions contemplated by the amended Badger merger agreement, including the Badger merger.
      The special committee meeting was then adjourned, at which time a meeting of the board of directors was called to order. All members of the board of directors were present, other than Mr. Eugster and Mr. Zona who had chosen to recuse themselves and not to be present at the meeting. Based on the recommendation of the special committee, the fairness opinion previously delivered by Merrill Lynch on September 9, 2005 and other factors considered by the board, the board of directors adopted resolutions approving and adopting the amended Badger merger agreement and the transactions contemplated by the amended Badger merger agreement, including the Badger merger, determining that the amended Badger merger agreement and the transactions contemplated by the amended Badger merger agreement, including the Badger merger, were advisable to, fair to, and in the best interests of, holders of ShopKo common stock and recommended that the holders of ShopKo common stock vote for the approval of the amended Badger merger agreement and the transactions contemplated by the amended Badger merger agreement, including the Badger merger. The board of directors also approved the acquisition by Badger Retail Holding and its affiliates of beneficial ownership of the ShopKo common stock subject to the voting agreement.
      Following the special committee and board of directors meetings, the parties executed the second amendment to the Badger merger agreement, Badger Retail Holding and the Levco Investors delivered executed copies of the voting agreement and the expense reimbursement agreement and Marathon and Mr. Eugster delivered an executed copy of the amendment to the equity commitment letter.
      During the late morning on September 29, 2005, ShopKo issued a press release announcing the execution of the amendment to the Badger merger agreement and the execution of the voting agreement, the expense reimbursement agreement and the amendment to the equity commitment letter. In light of these developments, ShopKo also announced that the special meeting of shareholders scheduled for October 10, 2005 would be adjourned until October 17, 2005 without any vote on the proposals previously submitted to ShopKo’s shareholders in connection with the Badger merger agreement.
      On September 30, 2005, ShopKo received a letter from Sun Capital Partners, Elliott, Lubert-Adler and Developers Diversified Realty Corporation (which we refer to in this proxy statement as the “Potential Buyers”) containing an unsolicited non-binding proposal to acquire ShopKo for $26.50 per share in cash. This letter stated that the non-binding proposal was subject to completion of confirmatory due diligence. The letter further noted that the Potential Buyers anticipated completing due diligence within 21 days and signing a definitive merger agreement in substantially the same form as the Badger merger agreement, except that the agreement would not contain a financing contingency. The letter further noted the Potential Buyers’ willingness to discharge ShopKo’s obligation to pay the termination fee payable to Badger Retail Holding if ShopKo terminated the Badger merger agreement and entered into a definitive merger agreement with the Potential Buyers. The letter included a request that ShopKo move the special meeting of shareholders to consider the Badger merger agreement, then scheduled for October 17, 2005, to October 28, 2005.
      On October 1, 2005, the special committee, together with representatives of Merrill Lynch and Sidley, met by teleconference. Mr. Kramer was also present at the invitation of the special committee. After consultation with its financial advisors and legal counsel, the special committee determined that the proposal from the Potential Buyers could reasonably be expected to result in a superior proposal under the Badger merger agreement. The special committee authorized ShopKo to enter into a confidentiality agreement with the Potential Buyers and, following execution of the confidentiality agreement, to furnish the Potential Buyers with non-public information concerning ShopKo.
      On October 2, 2005, ShopKo entered into a confidentiality agreement with the Potential Buyers. Also on October 2, 2005, Goldner Hawn sent the special committee a letter indicating that it disagreed with the special committee’s determination that the proposal from the Potential Buyers could reasonably be expected to result in a superior proposal under the Badger merger agreement. Among other things, the letter noted that because the Elliott Investors then owned more than 5% of the outstanding ShopKo common stock, under ShopKo’s articles of incorporation, approval of a merger agreement with the Potential Buyers would require a favorable vote of 75% of the outstanding shares of ShopKo common stock.
      On October 3, 2005, ShopKo issued a press release disclosing receipt of the proposal from the Potential Buyers and of the letter from Goldner Hawn. Copies of the proposal and the Goldner Hawn letter were filed as exhibits to a Current Report on Form 8-K filed by ShopKo with the SEC on October 4, 2005.
      On October 4, 2005, the Potential Buyers sent a letter to the special committee which, among other things, noted that the Elliott Investors intended to sell a sufficient number of shares of ShopKo common stock to bring their ownership of ShopKo common stock to less than 5% of the outstanding shares of ShopKo common stock so that approval of a merger agreement with the Potential Buyers would require a favorable vote of a majority of the outstanding shares of ShopKo common stock, rather than a 75% vote.

      In the evening of October 4, 2005, Morgan, Lewis & Bockius LLP, legal counsel to Sun Capital Partners (which we refer to in this proxy statement as “Morgan Lewis”), delivered a draft merger agreement to Sidley. Consistent with the statement in the proposal letter from the Potential Buyers, the draft merger agreement was substantially in the form of the Badger merger agreement with the principal changes being changes in the acquiring parties, the inclusion of the $26.50 per share price, deletion of the financing condition, references to a determination by the special committee of a superior proposal under the Badger merger agreement, references to the termination of the Badger merger agreement and payment to Badger Retail Holding (and reimbursement to ShopKo by SKO Group Holding) of the $13.5 million termination fee payable under the Badger merger agreement, and deletion of references to the requirement that a Schedule 13E-3 be filed with the SEC. In addition, the termination fee payable by ShopKo to SKO Group Holding under certain circumstances under the draft merger agreement was defined as $13.5 million plus the termination fee paid to Badger Retail Holding (for which, as noted above, ShopKo would be reimbursed by SKO Group Holding).
      On October 5, 2005, representatives of the Potential Buyers arrived at ShopKo’s headquarters in Green Bay, Wisconsin and began their due diligence review of information provided to them by ShopKo pursuant to their due diligence requests. Due diligence by the Potential Buyers and their representatives continued for approximately the next two weeks.
      Also on October 5, 2005, the special committee, together with representatives of Merrill Lynch and Sidley, met by teleconference. Also present at the invitation of the special committee were Mr. Kramer and Mr. Andrews. The special committee discussed whether it would be possible to delay the special meeting of shareholders called to consider the Badger merger agreement then scheduled for October 17, 2005 to the later date requested by the Potential Buyers. The special committee was advised by legal counsel of its obligations under the Badger merger agreement to hold the special meeting of shareholders as promptly as practicable and that, under the Badger merger agreement, ShopKo could delay the meeting only if there was material information that needed to be disseminated to shareholders prior to the meeting under Wisconsin law and federal securities laws and a delay was necessary to permit adequate dissemination of that information. The special committee also discussed the fact that the Badger merger agreement permitted Badger Retail Holding to terminate the Badger merger agreement and receive expense reimbursement of up to $13.5 million if the merger under the Badger merger agreement did not occur on or prior to November 1, 2005 and that the financing commitments of Badger Retail Holding expired on November 1, 2005. The special committee was advised that if the Potential Buyers were to make a binding proposal that ultimately resulted in ShopKo terminating the Badger merger agreement and entering into a new merger agreement, the closing of the transaction would be at least six weeks after the anticipated closing date of the merger under the Badger merger agreement. The special committee concluded that it would not do anything that would jeopardize the Badger merger and determined at that time not to move back the date of the special meeting of shareholders. The special committee directed its financial and legal advisors to urge the Potential Buyers to be in a position to deliver a binding proposal in advance of the October 17, 2005 special meeting of shareholders. In addition, the special committee believed that efforts should be made to include provisions in any merger agreement reached with the Potential Buyers that would lessen the risks of completion of the merger for events that occur after the date that the Badger merger would have likely been completed. Later that day, Sidley conveyed those messages to Morgan Lewis.
      Also on October 5, 2005, ShopKo sent a second proxy supplement, dated October 4, 2005, to shareholders relating to the special meeting of shareholders then scheduled to be held on October 17, 2005 to vote on the Badger merger agreement.
      On October 7, 2005, members of ShopKo’s senior management team met in Green Bay, Wisconsin with representatives from the Potential Buyers, representatives of potential sources of debt financing to SKO Group Holding, Morgan Lewis and Merrill Lynch.
      On October 8, 2005, the Potential Buyers sent a letter to the special committee which, among other things, updated the special committee on the Potential Buyers’ due diligence efforts and noted that once the Elliott Investors sold a sufficient number of shares of ShopKo common stock so that they beneficially owned less than 5% of the outstanding shares of ShopKo common stock, they intended to hold their position through the completion of the acquisition of ShopKo by the Potential Buyers.
      On October 10, 2005, as previously announced, ShopKo convened the scheduled special meeting of shareholders that had been called to consider the Badger merger agreement and immediately adjourned the meeting until October 17, 2005. Also on October 10, 2005, Sidley sent to Morgan Lewis a draft of the disclosure letter contemplated by the proposed merger agreement. The draft disclosure letter represented an update of the disclosure letter delivered to Badger Retail Holding at the time of the execution and delivery of the Badger merger agreement. A copy of this draft disclosure letter was subsequently furnished to counsel for Badger Retail Holding.
      On October 11, 2005, Mr. Turner, Mr. Watson and representatives of Merrill Lynch and Sidley met in Minneapolis, Minnesota with Mr. Rodger R. Krouse, co-chief executive officer of Sun Capital Partners, Mr. Gary M. Talarico, a managing director of Sun Capital Partners, and a representative of Morgan Lewis. The discussions centered around Sun Capital Partners’ background, the results to date of the due diligence review of ShopKo by the Potential Buyers, the debt tender offer then being conducted by ShopKo, provisions in the proposed merger agreement bearing upon certainty of closing in the event an agreement could be reached in a timely fashion and the timetable for the potential transaction. In particular, the ShopKo representatives stressed the need for the Potential Buyers to present a binding proposal to ShopKo before the special meeting of shareholders scheduled for October 17, 2005 and be willing to lessen the risks of completion of a transaction with the Potential Buyers for events that occur after the date that the merger under the Badger merger agreement would have likely been completed.
      On October 13, 2005, the special committee, together with representatives of Merrill Lynch and Sidley, met by teleconference. Also present at the invitation of the special committee were Mr. Kramer, Mr. Andrews, representatives of Godfrey and representatives of Debevoise & Plimpton LLP, litigation counsel to the ShopKo board of directors (which we refer to in this proxy statement as “Debevoise”). The special committee heard reports on the status of the shareholder vote on the Badger merger agreement and the likelihood of closing the Badger merger shortly after the special meeting of shareholders then scheduled for October 17, 2005, the meeting with representatives of Sun Capital Partners on October 11, 2005 and the status of the due diligence review of ShopKo being undertaken by the Potential Buyers. Sidley reviewed the draft merger agreement provided by Morgan Lewis and furnished to the directors in advance of the meeting, indicating the differences between the draft merger agreement and the Badger merger agreement. Merrill Lynch reported that, with respect to the termination fee that would be payable to Badger Retail Holding if the Badger merger agreement were terminated by ShopKo to enter into an agreement with SKO Group Holding and SKO Acquisition (affiliates of Sun Capital Partners IV), Sun Capital Partners had indicated a desire to have ShopKo pay the fee and to have SKO Group Holding be obligated to reimburse ShopKo for that amount in the event that the merger agreement with SKO Group Holding and SKO Acquisition were terminated, rather than have ShopKo be reimbursed immediately. Sun Capital Partners indicated that such obligation would be backed by a well-capitalized party and not just be the obligation of a newly-formed shell company. Merrill Lynch also noted that Sun Capital Partners had indicated a willingness to accept certain aspects of the business risk between signing of a merger agreement and closing and that language would be forthcoming.
      Late on October 14, 2005, Morgan Lewis sent a revised draft merger agreement to Sidley. On October 15, 2005, representatives of Sidley and Morgan Lewis discussed that draft. The discussions focused primarily on the manner in which the merger agreement would deal with lessening the risk that events occurring between signing of a merger agreement and closing would cause a closing condition not to be satisfied. Following the discussions, a further revised draft merger agreement was sent to Sidley. In addition, a draft commitment letter for equity (or other junior) financing to be signed by Sun Capital Partners IV was furnished to Sidley and a draft commitment letter for an asset-based credit facility was furnished to Merrill Lynch. Morgan Lewis informed Sidley that only Sun Capital Partners, SKO Group Holding and SKO Acquisition would be submitting a proposal.
      In the afternoon of October 15, 2005, the special committee, together with representatives of Merrill Lynch and Sidley, met by teleconference. Also present at the invitation of the special committee were

Mr. Kramer, Mr. Andrews and a representative of Debevoise. The special committee received an update on discussions that Merrill Lynch and Sidley had had with Sun Capital Partners and Morgan Lewis since the last special committee meeting and a summary of the documents that had been received from Sun Capital Partners. The special committee also received a briefing from legal counsel concerning the decision the special committee would be called on to make if, as was then expected, a binding proposal were submitted by Sun Capital Partners, SKO Group Holding and SKO Acquisition on October 16, 2005. The special committee was advised that under the Badger merger agreement it would be required to determine whether the proposal by Sun Capital Partners, SKO Group Holding and SKO Acquisition constituted a “superior proposal” under the Badger merger agreement and that this necessitated a determination in the special committee’s good faith judgment, after consulting with its legal counsel and financial advisors, that the proposal by Sun Capital Partners, SKO Group Holding and SKO Acquisition (i) would result in a transaction that was more favorable to the ShopKo shareholders from a financial point of view than the Badger merger agreement and (ii) was reasonably capable of being completed on the terms proposed, in each case “taking into account all legal, financial, regulatory, fiduciary and other aspects of the proposal, including the likelihood that such transaction will be consummated.” With respect to the first determination, it was pointed out that the comparison would be to the Badger merger agreement and the $25.50 per share merger consideration contained therein and not to any revision to the Badger merger agreement that might be proposed by Badger Retail Holding. In addition, the special committee was advised that if the special committee were to decide that the proposal by Sun Capital Partners, SKO Group Holding and SKO Acquisition, if made, constituted a “superior proposal,” it would have to exercise its business judgment to decide whether to seek the termination of the Badger merger agreement and to enter into the new merger agreement with SKO Group Holding and SKO Acquisition. It was further advised that in connection with that decision, it was entitled under Wisconsin law to take into consideration factors other than the consideration payable to shareholders, including the effect of the transaction on employees, communities in which ShopKo operates and other stakeholders. Also at the meeting, Merrill Lynch presented an analysis comparing the present values of the merger price of $25.50 per share in the Badger merger agreement to a merger price of $26.50 per share expected to be contained in the expected proposal by Sun Capital Partners, SKO Group Holding and SKO Acquisition, assuming closing of the Badger merger agreement within two weeks and closing of a transaction with SKO Group Holding and SKO Acquisition in eight to 16 weeks and using different assumed discount rates.
      On October 16, 2005, there were further discussions between representatives of ShopKo and representatives of Sun Capital Partners concerning the merger agreement and the commitment letters. In addition, legal counsel to Goldner Hawn informed Sidley that Goldner Hawn did not intend to submit an offer to amend the Badger merger agreement. In the evening of October 16, 2005, Sun Capital Partners, SKO Group Holding and SKO Acquisition (but not any of the other Potential Buyers) delivered to the special committee a binding offer to acquire ShopKo for a price of $26.50 per share. The proposal was accompanied by a merger agreement signed by SKO Group Holding and SKO Acquisition, a commitment letter signed by Sun Capital Partners IV pursuant to which Sun Capital Partners IV committed, subject to the conditions provided therein, to provide to SKO Group Holding equity or other junior capital financing in an amount not to exceed $250 million and making ShopKo a third party beneficiary thereof, and draft commitment letters from its debt financing sources. As required by the Badger merger agreement, ShopKo delivered a copy of the proposal to Badger Retail Holding. In addition, a copy of the proposal was sent to members of the special committee and Mr. Kramer.
      Following receipt of the proposal from Sun Capital Partners, SKO Group Holding and SKO Acquisition, in the evening of October 16, 2005, the special committee, together with representatives of Merrill Lynch and Sidley, met by teleconference. Also present at the invitation of the special committee were Mr. Kramer, Mr. Andrews, representatives of Godfrey and a representative of Debevoise. At the meeting, Sidley reported on the negotiations concerning the proposed merger agreement, summarized the material differences between the proposed merger agreement and the Badger merger agreement, summarized the commitment letter provided by Sun Capital Partners IV and again reviewed the determinations required to be made the special committee under the Badger merger agreement and by the directors in the exercise of their fiduciary duties. With respect to the merger agreement, it was noted, in particular, that litigation filed after signing of the merger agreement would not by itself cause a closing condition not to be satisfied and that deterioration in the results of operations of ShopKo after November 1, 2005 would not in and of itself constitute a material adverse effect giving rise to a failure of a closing condition. Merrill Lynch discussed the draft debt financing commitments delivered with the proposal submitted by Sun Capital Partners, SKO Group Holding and SKO Acquisition. The special committee and its advisors discussed the possible timetable for closing of a transaction with SKO Group Holding and SKO Acquisition as compared to the timetable for closing of the transaction contemplated by the Badger merger agreement, and the special committee discussed the effect of a transaction on various constituencies, including the employees of ShopKo, vendors and the communities in which ShopKo operates. Merrill Lynch then discussed the materials that had been sent by it to the directors in advance of the meeting. In particular, Merrill Lynch made a presentation to the special committee with respect to the proposal submitted by Sun Capital Partners, SKO Group Holding and SKO Acquisition. Merrill Lynch’s materials included financial analyses based on ShopKo’s historical share price performance, analysis of selected comparable publicly traded companies, selected merger and acquisition transactions, analysis of the present value of ShopKo’s projected free cash flows, a hypothetical liquidation analysis, the present value of future stock prices (including an analysis assuming annual share repurchases of $25 million) and a financial sponsor internal rate of return analysis. This financial analysis was substantially similar to Merrill Lynch’s financial analyses that it discussed with the special committee on September 9, 2005 except that this presentation was updated to reflect the proposal submitted by Sun Capital Partners, SKO Group Holding and SKO Acquisition and current market data. Merrill Lynch rendered its oral opinion to the special committee that, as of October 16, 2005 and based upon and subject to the assumptions, qualifications and limitations to be set forth in its written opinion, the proposed offer price of $26.50 per share was fair, from a financial point of view, to the ShopKo shareholders (other than the excluded entities).
      Prior to the vote by the special committee with respect to the proposal from Sun Capital Partners, SKO Group Holding and SKO Acquisition, a representative of Merrill Lynch contacted Mr. Sweeney to determine whether Goldner Hawn intended to offer to further amend the Badger merger agreement. Mr. Sweeney indicated that no such offer would be made at that time. After being informed of the conversation with Mr. Sweeney and after further discussion, the special committee, by unanimous vote, then adopted resolutions (i) determining that the merger agreement proposed by SKO Group Holding and SKO Acquisition with the merger price of $26.50 per share constituted a “superior proposal” as such term was defined in the Badger merger agreement, (ii) withdrawing its recommendation to the board of directors to approve the Badger merger agreement and withdrawing its recommendation to ShopKo shareholders that they vote for the Badger merger agreement, (iii) recommending to the board of directors that it authorize the termination of the Badger merger agreement, (iv) determining that the proposed merger agreement and the transactions contemplated by the proposed merger agreement, including the merger, were advisable to, fair to, and in the best interests of, the shareholders of ShopKo, and recommending that the ShopKo board of directors adopt and approve the proposed merger agreement and (v) recommending that the shareholders of ShopKo vote for approval of the proposed merger agreement and the transactions contemplated by the proposed merger agreement, including the merger.
      The special committee meeting was then adjourned, at which time a meeting of the board of directors was called to order. All members of the board of directors were present, other than Mr. Eugster and Mr. Zona who had chosen to recuse themselves and not to be present at the meeting during the time the proposed merger agreement with SKO Group Holding and SKO Acquisition was considered. Based on the recommendation of the special committee, the opinion of Merrill Lynch and other factors considered by the board, the board of directors adopted resolutions (i) determining that the merger agreement proposed by SKO Group Holding and SKO Acquisition with the merger price of $26.50 per share constituted a “superior proposal” as such term was defined in the Badger merger agreement, (ii) withdrawing its recommendation to ShopKo shareholders that they vote for the Badger merger agreement, (iii) authorizing the termination of the Badger merger agreement, (iv) approving and adopting the proposed merger agreement and the transactions contemplated by the proposed merger agreement, including the merger, (v) determining that the proposed merger agreement and the transactions contemplated by the proposed merger agreement, including the merger, were advisable to, fair to, and in the best interests of, the shareholders of ShopKo, and (vi) recommending that the shareholders of ShopKo vote for approval of the proposed merger agreement and the transactions contemplated by the proposed merger agreement, including the merger. The board of directors also authorized the cancellation of the special meeting of shareholders called to consider the Badger merger agreement.
      Immediately after conclusion of the October 16, 2005 board of directors meeting, Goldner Hawn and its representatives were notified that ShopKo intended to terminate the Badger merger agreement and pay the required Badger termination fee of $13.5 million on Monday, October 17, 2005 and then enter into the proposed merger agreement with SKO Group Holding and SKO Acquisition. SKO Group Holding and its representatives were also so notified.
      Shortly after being informed of ShopKo’s intention to terminate the Badger merger agreement and enter into a merger agreement with SKO Group Holding and SKO Acquisition, Mr. Sweeney contacted Mr. Watson to inform him that Badger Retail Holding was willing to increase the merger price under the Badger merger agreement from $25.50 per share to $27.00 per share. Badger Retail Holding and Badger Acquisition thereafter delivered a proposed amendment to the Badger merger agreement, signed by both of them, which would amend the merger price to be $27.00 per share and would increase the cap on expense reimbursement and the termination fee contained in the Badger merger agreement from $13.5 million to $27 million. Meetings of the special committee and then of the board of directors were immediately reconvened. In light of the offer to amend the Badger merger agreement and because the Badger merger agreement had not yet been terminated and the proposed merger agreement with SKO Group Holding and SKO Acquisition had not yet been executed and delivered by ShopKo, the resolutions adopted by the special committee and the board of directors earlier that evening were rescinded. The special committee directed Merrill Lynch to request Goldner Hawn and Sun Capital Partners to submit their “best and final” offers by 3:00 p.m., Central time, on October 17, 2005. It also decided that the special meeting of shareholders to consider the Badger merger agreement should be adjourned from October 17, 2005 until October 26, 2005.
      On October 17, 2005, ShopKo issued a press release stating that (i) it had received a binding written offer from an affiliate of Sun Capital Partners to acquire ShopKo at $26.50 per share on terms substantially the same as the Badger merger agreement, (ii) Badger Retail Holding had subsequently offered to amend the Badger merger agreement to increase the merger consideration from $25.50 per share to $27.00 per share and to increase the termination fee payable under the Badger merger agreement from $13.5 million to $27 million, the amount of the termination fee under the Badger merger agreement before it was amended on September 9, 2005, (iii) the special committee had requested that each of Sun Capital Partners and Goldner Hawn deliver its “best and final” offer, which the special committee would review in due course, and (iv) in light of these developments, the special meeting of shareholders scheduled for October 17, 2005 would be adjourned until October 26, 2005 without any vote on the proposals previously submitted to ShopKo shareholders in connection with the Badger merger agreement.
      On October 17, 2005, ShopKo convened the scheduled special meeting of shareholders called to consider the Badger merger agreement and immediately adjourned the meeting until October 26, 2005.
      In the afternoon of October 17, 2005, the special committee, together with representatives of Merrill Lynch and Sidley, met by teleconference. Also present at the invitation of the special committee were Mr. Kramer, Mr. Andrews, representatives of Godfrey and a representative of Debevoise. Prior to the commencement of the meeting, each of Goldner Hawn and Sun Capital Partners, SKO Group Holding and SKO Acquisition had delivered new binding offers to the special committee. Goldner Hawn had offered to increase the merger price under the Badger merger agreement to $27.75 per share, to eliminate the conditions to Badger Retail Holding’s obligations to close, other than the financing condition and the mutual closing conditions, and to make various changes in the circumstances under which a termination fee would be payable and increasing the amount of the termination fee from $13.5 million to $27 million. It also indicated a willingness to extend the termination date under the Badger merger agreement from November 1, 2005 to November 15, 2005 and indicated that its debt financing sources had indicated a willingness to extend the commitments until November 15, 2005. Goldner Hawn also delivered an amendment to the equity commitment letter of Marathon raising the amount of equity committed by Marathon to $40 million and making ShopKo a third party beneficiary of the letter. SKO Group Holding and SKO Acquisition offered to increase the merger consideration under their proposed merger agreement to $28.00 per share. It also delivered a revised commitment letter signed by Sun Capital Partners IV pursuant to which Sun Capital Partners IV committed, subject to the conditions provided therein, to provide to SKO Group Holding equity or other junior capital financing in an amount not to exceed $450 million (an increase from $250 million) and making ShopKo a third party beneficiary of the letter. In addition, SKO Group Holding and SKO Acquisition delivered a revised $400 million senior secured bridge facility commitment letter from Wachovia Bank, National Association and a joint $675 million senior secured credit facility commitment letter from Wachovia Bank, National Association and Ableco Finance, LLC.
      The special committee and its advisors discussed the two proposals in detail. The special committee was advised of its obligations under the Badger merger agreement to inform Goldner Hawn of the new proposal from SKO Group Holding and SKO Acquisition. Following a conversation between a representative of Merrill Lynch and Mr. Sweeney concerning the new proposal from SKO Group Holding and SKO Acquisition, Goldner Hawn orally indicated its willingness to increase the merger price under the Badger merger agreement to $28.25 per share. Merrill Lynch informed SKO Group Holding of this revised proposal. Shortly thereafter, SKO Group Holding and SKO Acquisition orally indicated their willingness to revise their proposal to increase the merger consideration under their proposed merger agreement to $28.50 per share with such amount increasing at the rate of 6% per annum during the period commencing on December 31, 2005 through and including the closing date of the merger. Merrill Lynch informed Goldner Hawn of the revised proposal from SKO Group Holding and SKO Acquisition. Thereafter, Goldner Hawn indicated a revised proposal in which it offered to increase the merger price under the Badger merger agreement to $28.75 per share and otherwise reaffirmed the other changes contained in its written proposal delivered earlier that day. Merrill Lynch informed SKO Group Holding of the revised Goldner Hawn proposal. Shortly thereafter, SKO Group Holding and SKO Acquisition submitted a new proposal in which it offered to increase the merger consideration under its proposed merger agreement to $28.75 per share with such amount increasing at the rate of 6% per annum during the period commencing on October 26, 2005 through and including the closing date of the merger. Goldner Hawn was informed of this new proposal from SKO Group Holding and SKO Acquisition. Both Goldner Hawn and SKO Group Holding were asked if they had any further proposals to make. Each indicated that it did not.
      In the evening of October 17, 2005, the special committee, together with representatives of Merrill Lynch and Sidley, reconvened the special committee meeting by teleconference. Also present at the invitation of the special committee were Mr. Kramer, Mr. Andrews, representatives of Godfrey and a representative of Debevoise. At the meeting, Sidley summarized the material differences in the Badger merger agreement as proposed to be amended by Goldner Hawn and the merger agreement proposed by SKO Group Holding and SKO Acquisition, discussed the amended equity commitment letter provided by Marathon and the commitment letter provided by Sun Capital Partners IV and again reviewed the determinations required to be made by the special committee under the Badger merger agreement and by the directors in the exercise of their fiduciary duties. Merrill Lynch discussed the draft debt financing commitments delivered with the proposal by SKO Group Holding and SKO Acquisition. The special committee and its advisors again discussed the possible timetable for closing of a transaction with SKO Group Holding and SKO Acquisition as compared to the timetable for closing of the transaction contemplated by the Badger merger agreement, and the special committee again discussed the effect of each proposed transaction on various constituencies, including the employees of ShopKo, vendors and the communities in which ShopKo operates. Merrill Lynch rendered its oral opinion to the special committee that, as of October 17, 2005 and based upon and subject to the assumptions, qualifications and limitations to be set forth in its written opinion, the proposed offer price of $28.75 per share with such amount increasing at the rate of 6% per annum during the period commencing on October 26, 2005 through and including the closing date of the merger, by SKO Group Holding and SKO Acquisition was fair, from a financial point of view, to the ShopKo shareholders (other than the excluded entities).

      After further discussion, the special committee, by unanimous vote, then adopted resolutions (i) determining that the merger agreement proposed by SKO Group Holding and SKO Acquisition with the merger price of $28.75 per share, with such amount increasing at the rate of 6% per annum during the period commencing on October 26, 2005 through and including the closing date of the merger, constituted a “superior proposal” as such term was defined in the Badger merger agreement, (ii) withdrawing its recommendation to the board of directors to approve the Badger merger agreement and withdrawing its recommendation to ShopKo shareholders that they vote for the Badger merger agreement, (iii) recommending to the board of directors that it authorize the termination of the Badger merger agreement, (iv) determining that the proposed merger agreement and the transactions contemplated by the proposed merger agreement, including the merger, were advisable to, fair to, and in the best interests of, the shareholders of ShopKo, and recommending that the ShopKo board of directors adopt and approve the proposed merger agreement and (v) recommending that the shareholders of ShopKo vote for approval of the proposed merger agreement and the transactions contemplated by the proposed merger agreement, including the merger.
      The special committee meeting was then adjourned, at which time a meeting of the board of directors was called to order. All members of the board of directors were present, other than Mr. Eugster and Mr. Zona who had chosen to recuse themselves and not to be present at the meeting during the time the proposed merger agreement with SKO Group Holding and SKO Acquisition was considered. Based on the recommendation of the special committee, the opinion of Merrill Lynch and other factors considered by the board, the board of directors adopted resolutions (i) determining that the merger agreement proposed by SKO Group Holding and SKO Acquisition with the merger price of $28.75 per share, with such amount increasing at the rate of 6% per annum during the period commencing on October 26, 2005 through and including the closing date of the merger, constituted a “superior proposal” as such term was defined in the Badger merger agreement, (ii) withdrawing its recommendation to ShopKo shareholders that they vote for the Badger merger agreement, (iii) authorizing the termination of the Badger merger agreement, (iv) approving and adopting the proposed merger agreement and the transactions contemplated by the proposed merger agreement, including the merger, (v) determining that the proposed merger agreement and the transactions contemplated by the proposed merger agreement, including the merger, were advisable to, fair to, and in the best interests of, the shareholders of ShopKo, and (vi) recommending that the shareholders of ShopKo vote for approval of the proposed merger agreement and the transactions contemplated by the proposed merger agreement, including the merger. The board of directors also authorized the cancellation of the special meeting of shareholders called to consider the Badger merger agreement.
      Immediately after conclusion of the October 17, 2005 board of directors meeting, Goldner Hawn and its representatives were notified that ShopKo intended to terminate the Badger merger agreement and pay the required Badger termination fee of $13.5 million on Tuesday, October 18, 2005, and then enter into the proposed merger agreement with SKO Group Holding and SKO Acquisition. SKO Group Holding and its representatives were also so notified.
      On October 18, 2005, at approximately 2:30 a.m., Central time, Goldner Hawn sent to the special committee a letter styled as an “irrevocable binding supplement” to the Badger merger agreement in which Badger Retail Holding and Badger Acquisition purported to supplement the Badger merger agreement by increasing the merger price under the Badger merger agreement to $29.00 per share and waived the conditions to Badger Retail Holding’s obligations to close, other than the financing condition and the mutual conditions, and waived their rights to receive expense reimbursement and a termination fee under certain circumstances. The letter indicated that Goldner Hawn was no longer proposing an increase in the termination fee from $13.5 million to $27 million.
      On October 18, 2005, at 8:00 a.m., Central time, the special committee, together with representatives of Merrill Lynch and Sidley, met by teleconference. Also present at the invitation of the special committee were Mr. Kramer, Mr. Andrews, representatives of Godfrey and a representative of Debevoise. The special committee received a report from Merrill Lynch and Sidley on the letter from Goldner Hawn. The special committee was also informed that the New York Stock Exchange had been asked not to open trading in

ShopKo common stock pending a material announcement by ShopKo and that SKO Group Holding and its counsel had been informed of the receipt of the Goldner Hawn letter. After discussion among those present at the meeting, Merrill Lynch contacted SKO Group Holding to determine if it was willing to revise the terms of its transaction. Shortly thereafter, SKO Group Holding advised Merrill Lynch that it was willing to revise the terms so that the merger price was $29.00 per share plus, if the merger does not close on or prior to December 31, 2005, an increase at the rate of 6% per annum each day beginning on December 31, 2005 through and including the closing date of the merger. After further discussion, SKO Group Holding and SKO Acquisition proposed to revise the terms so that the merger price was $29.00 per share, plus, if the merger does not close on or prior to December 15, 2005, an increase at the rate of 6% per annum each day beginning on December 15, 2005 through and including the closing date of the merger.
      The special committee again discussed the proposal from Goldner Hawn and the proposal from SKO Group Holding and SKO Acquisition. Merrill Lynch rendered its oral opinion to the special committee (subsequently confirmed in writing) that, as of October 18, 2005 and based upon and subject to the assumptions, qualifications and limitations set forth in such opinion, the proposed offer price of $29.00 per share plus, if the merger does not close on or prior to December 15, 2005, an increase at the rate of 6% per annum each day beginning on December 15, 2005 through and including the closing date of the merger, by SKO Group Holding and SKO Acquisition was fair, from a financial point of view, to the ShopKo shareholders (other than the excluded entities). Mr. Turner then left the meeting to contact Mr. Talarico. Shortly thereafter he reported on the discussion they had regarding the plans of SKO Group Holding and SKO Acquisition for the ShopKo headquarters and employees.
      After further discussion, the special committee directed Merrill Lynch to notify Mr. Sweeney of the new proposal from SKO Group Holding and SKO Acquisition. After such notification was made, the special committee, by unanimous vote, then rescinded the resolutions adopted the night before and adopted resolutions (i) determining that the merger agreement proposed by SKO Group Holding and SKO Acquisition with the merger price of $29.00 per share, plus, if the merger does not close on or prior to December 15, 2005, an increase at the rate of 6% per annum each day beginning on December 15, 2005 through and including the closing date of the merger, constituted a “superior proposal” as such term was defined in the Badger merger agreement, (ii) withdrawing its recommendation to the board of directors to approve the Badger merger agreement and withdrawing its recommendation to ShopKo shareholders that they vote for the Badger merger agreement, (iii) recommending to the board of directors that it authorize the termination of the Badger merger agreement, (iv) determining that the proposed merger agreement and the transactions contemplated by the proposed merger agreement, including the merger, were advisable to, fair to, and in the best interests of, the shareholders of ShopKo, and recommending that the ShopKo board of directors adopt and approve the proposed merger agreement and (v) recommending that the shareholders of ShopKo vote for approval of the proposed merger agreement and the transactions contemplated by the proposed merger agreement, including the merger.
      The special committee meeting was then adjourned, at which time a meeting of the board of directors was called to order. All members of the board of directors were present, other than Mr. Eugster and Mr. Zona who had chosen to recuse themselves and not to be present at the meeting during the time the proposed merger agreement with SKO Group Holding and SKO Acquisition was considered. Based on the recommendation of the special committee, the opinion of Merrill Lynch and other factors considered by the board, the board of directors rescinded the resolutions adopted the night before and adopted resolutions (i) determining that the merger agreement proposed by SKO Group Holding and SKO Acquisition with the merger price of $29.00 per share, plus, if the merger does not close on or prior to December 15, 2005, an increase at the rate of 6% per annum each day beginning on December 15, 2005 through and including the closing date of the merger, constituted a “superior proposal” as such term was defined in the Badger merger agreement, (ii) withdrawing its recommendation to ShopKo shareholders that they vote for the Badger merger agreement, (iii) authorizing the termination of the Badger merger agreement, (iv) approving and adopting the proposed merger agreement and the transactions contemplated by the proposed merger agreement, including the merger, (v) determining that the proposed merger agreement and the transactions contemplated by the proposed merger agreement, including the merger, were advisable to, fair to, and in the best interests of, the shareholders of ShopKo, and (vi) recommending that the shareholders of ShopKo vote for approval of the proposed merger agreement and the transactions contemplated by the proposed merger agreement, including the merger. The board of directors also authorized the cancellation of the special meeting of shareholders called to consider the Badger merger agreement.
      Following the special committee and board of directors meetings on October 18, 2005, ShopKo delivered a notice to Badger Retail Holding terminating the Badger merger agreement and the parties executed and delivered the merger agreement (including amendment number one thereto). ShopKo then issued a press release announcing the termination of the Badger merger agreement, the cancellation of the special meeting of shareholders to consider the Badger merger agreement and the execution and delivery of the merger agreement with SKO Group Holding and SKO Acquisition. Later that day, ShopKo paid Badger Retail Holding the $13.5 million termination fee payable under the Badger merger agreement.
      On October 28, 2005, ShopKo, SKO Group Holding and SKO Acquisition entered into amendment no. 2 to the merger agreement, which amendment corrected the address to which notices to the special committee under the merger agreement should be sent and corrected the aggregate dollar amount of the commitment letters delivered by SKO Group Holding and SKO Acquisition prior to execution and delivery of the merger agreement.
Reasons for the Merger; Recommendations of the Special Committee and of Our Board of Directors; Fairness of the Merger

The Special Committee
      On October 18, 2005, the special committee, by unanimous vote, adopted resolutions:

•	determining that the binding offer from SKO Group Holding and SKO Acquisition to enter into the merger agreement constituted a “superior proposal” as such term was defined in the Badger merger agreement;

•	withdrawing its recommendation to the board of directors to approve the Badger merger agreement and withdrawing its recommendation to ShopKo shareholders that they vote for the Badger merger agreement;

•	recommending to our board of directors that it authorize the termination of the Badger merger agreement;

•	determining that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable to, fair to, and in the best interests of, the shareholders of ShopKo;

•	recommending that our board of directors adopt and approve the merger agreement; and

•	determined to recommend that the shareholders of ShopKo vote for approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger. See “— Background of the Merger” beginning on page 51.
      In reaching its determinations, the special committee consulted with its financial and legal advisors, and considered the short-term and long-term interests and prospects of ShopKo and its shareholders. The special committee also considered the fairness opinion presented to the special committee by Merrill Lynch on October 18, 2005. See “— Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated” beginning on page 59 for a description of Merrill Lynch’s fairness opinion. In reaching the foregoing determinations, the special committee considered the following material factors that it believed supported its determinations:

•	The special committee’s belief that the merger was more favorable to ShopKo shareholders than any other alternative reasonably available to ShopKo and its shareholders (including the Badger merger agreement) in light of the uncertain future returns to shareholders because of the competitive nature of the discount general merchandise business;

•	The current and historical financial condition and results of operations of ShopKo, including the prospects of ShopKo if it were to remain a publicly owned corporation in light of the increasingly competitive nature of the industry in which ShopKo operates, particularly the fact that almost all ShopKo stores compete directly with Wal-Mart and over 70% of ShopKo stores compete directly with Target or Kmart, which could negatively impact sales and operating margins and cause a decrease in the per share price of ShopKo’s common stock. The special committee also considered the recent results of ShopKo’s operations for the fiscal year ended January 29, 2005, which exceeded management’s guidance for such period, but included a 0.4% decrease in comparable store sales and the results of ShopKo’s operations for the first and second fiscal quarters of 2005, which included a 4.8% and 5.6% decrease in comparable store sales, respectively. However, the special committee recognized the variability inherent in retail industry earnings and that the current performance of ShopKo was not necessarily predictive of the future retail industry environment generally, or, in particular, of the future performance of ShopKo;

•	The current financial projections of ShopKo, including the risks related to the achievement of such projections in light of ShopKo’s prior history of achieving its projections and current market conditions. The special committee expressed serious reservations regarding the achievability of the base case projections included in the March 2005 Projections and the September 2005 Projections, the fact that the base case projections included in the March 2005 Projections and the September 2005 Projections assumed the ability of ShopKo to implement successfully its growth strategy and the risk that if ShopKo did not implement successfully such strategy, then the results contemplated by the financial projections might not materialize. See “— Financial Projections” beginning on page 82;

•	The potential value that might result from other alternatives available to ShopKo, including the alternative of remaining an independent public company, considering, in particular, the potential for shareholders to share in any future earnings growth of ShopKo, increased competition in the discount retail merchandise industry and higher costs and scrutiny associated with continuing to operate as a public company, and the alternative of leveraging ShopKo’s real estate assets, considering, in particular, the ability to provide liquidity to shareholders in the short-term and the likelihood that significant leverage could constrain ShopKo’s financial and operating flexibility, and the risks and uncertainties relating to the alternatives. Further, from time to time in the past, the ShopKo board of directors has considered certain alternative financing transactions designed to realize the value of the underlying real estate holdings of ShopKo and to enhance shareholder value, including a leveraged recapitalization, sale and leaseback transaction and repurchases of its common stock. However, the special committee believes that any such transaction that would result in ShopKo obtaining significant additional amounts of leverage while at the same time continuing as a public company would create an unacceptable risk of business failure that would make such a transaction irresponsible and would imperil all of ShopKo’s constituencies. Further, such transactions do not address the serious and fundamental strategic issues faced by ShopKo, such as the increased competition from national general merchandise discount chains, such as Wal-Mart, Kmart and Target, each of which is substantially larger than ShopKo;

•	The fact that, of all the entities Merrill Lynch contacted during 2004 and the beginning of 2005 or from which Merrill Lynch received unsolicited contacts prior to the public announcement of the Badger merger agreement, only Goldner Hawn expressed an interest in acquiring ShopKo at a premium to its market price and commenced formal business and legal due diligence on ShopKo, and the fact that since the public announcement of the Badger merger agreement on April 8, 2005, ShopKo has not been approached by any potential strategic or financial buyer, either formally or informally, other than the Potential Buyers, SKO Group Holding and SKO Acquisition;

•	The relationship of the merger consideration to the current trading price and the historical trading prices of ShopKo’s common stock, including the fact that the per share cash merger consideration to be paid in the merger (assuming a closing of the merger on or prior to December 15, 2005) represented:

—	a premium of 25.9% above the closing price of ShopKo’s common stock one day prior to public announcement of the original Badger merger agreement;

—	a premium of 54.0% above the closing price of ShopKo’s common stock 30 days prior to public announcement of the original Badger merger agreement;

—	a premium of 60.2% above the closing price of ShopKo’s common stock 90 days prior to public announcement of the original Badger merger agreement;

—	a premium of 7.6% above the closing price of ShopKo’s common stock one day prior to public announcement of the merger agreement;

—	a premium of 13.9% above the closing price of ShopKo’s common stock 30 days prior to public announcement of the merger agreement; and

—	a premium of 14.8% above the closing price of ShopKo’s common stock 90 days prior to public announcement of the merger agreement;

•	The course of the negotiation of the merger consideration, including the fact that SKO Group Holding and SKO Acquisition increased the per share merger consideration on several occasions in response to increased offers from Badger Retail Holding and Badger Acquisition;

•	The fact that the merger consideration of $29.00 per share in cash (assuming a closing of the merger on or prior to December 15, 2005) represented:

—	a 9.4% premium over the $26.50 per share merger price contained in the non-binding proposal delivered by the Potential Buyers on September 30, 2005;

—	a 13.7% premium over the merger consideration of $25.50 per share to be received by shareholders under the Badger merger agreement, as amended on September 29, 2005;

—	a 20.8% premium over the merger consideration of $24.00 per share to be received by shareholders under the original Badger merger agreement; and

—	a 42.2% premium over the offer price of $20.40 per share received from Goldner Hawn on October 1, 2004;

•	The fact that the merger consideration to be received by ShopKo’s shareholders in the merger will consist entirely of cash, which will provide liquidity and certainty of value to ShopKo’s shareholders;

•	Merrill Lynch’s quantitative analysis of the financial terms of a possible merger agreement (assuming merger consideration of $26.50 per share), including Merrill Lynch’s presentation to the special committee on October 16, 2005 and the valuation analyses contained therein, which the special committee reviewed, relied upon and adopted;

•	The opinion of Merrill Lynch, dated October 18, 2005, that, as of such date, the merger consideration of $29.00 per share in cash plus, if the merger does not occur on or prior to December 15, 2005, an increase in the per share price at the rate of 6% per annum each day beginning on December 15, 2005 through and including the closing date of the merger, was fair, from a financial point of view, to ShopKo shareholders (other than the excluded entities);

•	The terms and conditions of the merger agreement, which the special committee believed would not preclude a superior proposal, and the course of negotiations thereof. The special committee considered in particular:

—	the conditions to the closing of the merger, including the fact that the obligations of SKO Group Holding and SKO Acquisition under the merger agreement are not subject to a financing condition;

—	the structure of the transaction as a merger, requiring approval by ShopKo’s shareholders, which would result in detailed public disclosure and a relatively lengthy period of time prior to completion of the merger during which an unsolicited superior proposal could be brought forth;

—	ShopKo’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal if the special committee determines in good faith, after consultation with its independent legal and financial advisors, that such proposal could reasonably be expected to result in a transaction that is more favorable to ShopKo’s shareholders, from a financial point of view, than the merger;

—	ShopKo’s right to terminate the merger agreement in order to accept a superior proposal, subject to certain conditions and payment of a termination fee to SKO Group Holding; and

—	the termination fee and expense reimbursement provisions of the merger agreement, and a comparison of other provisions to precedent transactions;

•	The fact that SKO Group Holding agreed in the merger agreement that upon termination of the merger agreement for any reason, other than mutual consent, it would reimburse ShopKo for the $13.5 million Badger termination fee paid by ShopKo to Badger Retail Holding upon termination of the Badger merger agreement and would pay interest thereon from October 18, 2005 to the date of reimbursement;

•	The fact that, although the obligations of SKO Group Holding and SKO Acquisition under the merger agreement are subject to the accuracy at closing of certain representations and warranties of warranties of ShopKo contained in the merger agreement, including the representation and warranty that, subject to certain exceptions, since January 29, 2005, there has not been any event, change, occurrence or development which, individually or in the aggregate, has had a “material adverse effect,” the merger agreement provides, among other things, that a deterioration in the results of operations of ShopKo during the period beginning November 1, 2005 and thereafter shall not, in and of itself, constitute a “material adverse effect” unless the deterioration occurred as a result of any effect, change, fact condition, occurrence or development that would have constituted a “material adverse effect;”

•	The fact that the special committee believes that Sun Capital Partners’ presence in the transaction (as an affiliate of SKO Group Holding and SKO Acquisition) would not deter strategic buyers or other financial buyers from expressing an interest in acquiring ShopKo or making a superior proposal with respect to ShopKo;

•	The fact that the merger agreement would be available promptly following the public disclosure of the merger agreement through the SEC’s EDGAR database as part of a Current Report on Form 8-K to be filed by ShopKo (such Form 8-K was filed by ShopKo on October 20, 2005 and is incorporated by reference in this proxy statement);

•	The fact that Sun Capital Partners IV executed and delivered a commitment letter pursuant to which Sun Capital Partners IV committed, subject to the conditions provided therein, to provide to SKO Group Holding equity or other junior capital financing in an amount not to exceed $450 million and the fact that ShopKo is an express third party beneficiary thereof;

•	The fact that Sun Capital Partners and its affiliates have significant experience in the retail industry and have established relationships with key retail vendors and other suppliers;

•	The nature of the financing commitments received by SKO Group Holding and SKO Acquisition with respect to the merger, including (i) the conditions to the obligations of the institutions providing such commitments to fund their commitments and (ii) the identities of those institutions and their experience in consummating transactions such as those contemplated by the merger agreement;

•	ShopKo’s relatively small market capitalization and low trading volume when compared to other New York Stock Exchange listed companies making the liquidity and certainty of value associated with the merger consideration attractive to ShopKo shareholders;

•	The careful review of the representations and warranties in the merger agreement, and the preparation of ShopKo’s disclosure letter, by ShopKo’s management team and its outside counsel;

•	The covenant in the merger agreement requiring ShopKo, for a period of not less than one year after the completion of the merger, to provide employees of ShopKo at the time of the merger with compensation and benefits (not including equity compensation) which are substantially comparable in the aggregate to the compensation and benefits provided to such employees as of the date of the merger agreement; and

•	The active and direct role of the members of the special committee in the negotiations with respect to the proposed merger, the consideration of the proposed merger and alternatives by the special committee in over 40 special committee meetings, the experience of the special committee members with ShopKo and the general business experience of such members.
      The special committee also considered a variety of risks and other potentially negative factors concerning the merger. These factors included the following:

•	The fact that, following the merger, ShopKo shareholders will cease to participate in any future earnings growth of ShopKo or benefit from any future increase in its value;

•	The fact that SKO Group Holding and SKO Acquisition are financial buyers that will not have any significant assets unless the merger is completed, and ShopKo’s remedy for any breach of the merger agreement is therefore effectively limited to the funds committed to be provided to SKO Group Holding and SKO Acquisition under the commitment letter delivered by Sun Capital Partners IV;

•	The numerous conditions to the closing of the merger;

•	The fact that, for U.S. federal income tax purposes, the cash merger consideration will be taxable to the shareholders of ShopKo entitled to receive such merger consideration;

•	The possible disruption to ShopKo’s business that might result from the termination of the Badger merger agreement and the announcement of the merger and the resulting distraction of the attention of ShopKo’s management;

•	The fact that shareholders of ShopKo will not be entitled to dissenters’ rights under Wisconsin law;

•	The fact that the July 26, 2004 research report suggested a net asset value for ShopKo based on its view of ShopKo’s real estate holdings ranging from $27.04 per share to $47.77 per share; however, based on advice from management as to significant errors in the assumptions made in such report with respect to ShopKo’s real estate and discussions with its financial advisors, the special committee believes that those errors caused the suggested net asset value to be substantially overstated. Specifically, it was noted that, among other matters, the report’s assumption of the average square footage of ShopKo’s store locations overstated the actual square footage by 45%; the report’s assumed range of values per owned store did not take into account the lower value of ShopKo’s Pamida stores, which are located in rural areas; the report significantly underestimated the average lease rates with respect to ShopKo’s leased stores and otherwise over-valued ShopKo’s leasehold interests; and the report failed to take into account the cost of liquidating ShopKo’s real estate or the time it would take to do so;

•	The fact that on March 16, 2005 a research firm had initiated coverage on ShopKo with a “buy” recommendation and issued a research report (which we refer to in this proxy statement as the

“March 16, 2005 research report”) with a $29.00 price target per share of ShopKo common stock; however, the March 16, 2005 research report did not specify a date by which such target might be met and, based on discussions with its financial advisors, the special committee believes that such report contains several significant errors. In particular, it was noted that, among other matters, the “sum of the parts” analysis contained in the report did not account for corporate overhead expenses and the analyses performed assumed a multiple of 18.9 times forward earnings per share, while at the same time, the report acknowledged that since 1999 the historical multiples for ShopKo ranged from 4.5 to 11.4 times forward earnings per share;

•	The fact that the special committee did not authorize Merrill Lynch to contact any potential strategic buyers during 2004 and the beginning of 2005; however, the special committee based its decision not to contact any strategic buyers on the business risks associated with contacting strategic buyers with respect to a potential transaction involving ShopKo and the belief shared by the special committee and Merrill Lynch that it appeared unlikely that there would be interest from potential strategic buyers. Because of unattractive domestic competitive dynamics largely resulting from the increasing dominance of large discount retailers such as Wal-Mart, Kmart and Target, many smaller regional retailers that would otherwise be potential strategic buyers have failed or are financially weak, making it very unlikely that any of such potential strategic buyers would have the ability or willingness to acquire ShopKo. In addition, these competitive dynamics make U.S. retailers, such as ShopKo, an unattractive U.S. entry vehicle or platform builder for international companies that might otherwise be potential strategic buyers. Given the unlikelihood of success of a transaction with a strategic buyer, significant business risks associated with contacting strategic buyers include the potential disclosure of important strategic information to competitors, as well as the negative ramifications of leaks and/or a failed process, including impacts on employee morale and vendor and trade creditor confidence; and

•	The relatively high degree of leverage on ShopKo as a result of the financing structure to effect the merger and the resulting risk of potential fraudulent conveyance claims in the event that ShopKo were to be found to have been insolvent at the time the merger was completed. In mitigation of this risk, the special committee considered the closing condition relating to the receipt of a solvency letter from an appraisal firm of national reputation and the terms of the financing.

      The special committee believes that sufficient procedural safeguards were and are present to ensure the substantive and procedural fairness of the merger to ShopKo shareholders and to permit the special committee to represent effectively the interests of ShopKo shareholders.

•	The special committee consists of independent directors who acted to represent solely the interests of ShopKo shareholders and to negotiate with Badger Retail Holding and SKO Group Holding on behalf of those shareholders;

•	No member of the special committee has an interest in the merger different from that of ShopKo shareholders, except that all members of the special committee hold restricted stock that will vest upon completion of the merger and stock options that will be “cashed-out” in the merger at the same price that ShopKo shareholders will receive and which is consistent with the treatment being afforded to all employees who hold stock options;

•	The special committee retained and received the advice of Sidley, its independent legal counsel, and Merrill Lynch, its financial advisor, and requested that Merrill Lynch render an opinion with respect to the fairness, from a financial point of view, of the cash merger consideration to be received by ShopKo shareholders (other than the excluded entities). Both of these advisors have extensive experience in transactions similar to the merger and assisted the special committee in its negotiations with Badger Retail Holding and SKO Group Holding; and

•	The special committee and its advisors conducted extensive negotiations with Badger Retail Holding prior to the execution of the Badger merger agreement and with Badger Retail Holding and SKO Group Holding prior to the termination of the Badger merger agreement and the execution of the merger agreement. These negotiations led to an increase in the cash merger consideration payment to be received by the shareholders of ShopKo from the $25.50 per share contained in the Badger merger agreement to $29.00 per share plus, if the merger does not close on or prior to December 15, 2005, an increase in the per share price at the rate of 6% per annum each day beginning on December 15, 2005 through and including the closing date of the merger.

The ShopKo Board of Directors
      On October 18, 2005, the special committee, by unanimous vote, determined to recommend that our board of directors adopt and approve the merger agreement. At a meeting that occurred immediately after the special committee meeting, our board of directors adopted resolutions:

•	determining that the binding offer from SKO Group Holding and SKO Acquisition to enter into the merger agreement constituted a “superior proposal” as such term was defined in the Badger merger agreement;

•	withdrawing its recommendation to ShopKo shareholders that they vote for the Badger merger agreement;

•	authorizing the termination of the Badger merger agreement and canceling the special meeting of shareholders called for the purpose of considering the merger agreement;

•	determining that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable to, fair to, and in the best interests of, the shareholders of ShopKo;

•	adopting and approving the merger agreement and the transactions contemplated by the merger agreement, including the merger; and

•	recommending that the holders of ShopKo common stock vote for the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger. See “— Background of the Merger” for additional information on the recommendation of our board of directors.
The resolutions were approved by the unanimous affirmative vote of the ShopKo board of directors other than Mr. Eugster and Mr. Zona who recused themselves from participation in the meeting on October 18, 2005 to approve the merger agreement in light of their interests in the transactions contemplated by the Badger merger agreement.
      Our board of directors believes that the merger agreement and the merger are fair to ShopKo shareholders. In reaching these conclusions, our board of directors considered the unanimous recommendation and analysis of the special committee, as described above, including the opinion of Merrill Lynch with respect to the fairness, from a financial point of view, of the cash merger consideration to ShopKo shareholders (other than the excluded entities), and adopted such recommendation and analysis in reaching the determination as to the fairness of the transactions contemplated by the merger agreement.
      The foregoing discussion of the information and factors considered by the special committee and our board of directors is not intended to be exhaustive but, we believe, includes all material factors considered by the special committee and our board of directors. In view of the wide variety of factors considered by them in evaluating the merger and the complexity of these matters, the special committee and our board of directors did not find it practicable, and did not attempt, to quantify or otherwise assign relative weight to the specific factors each considered in reaching its determinations. Rather, the special committee and our board of directors each made its judgment based on the total mix of information available to it of the overall effect of the merger on ShopKo shareholders compared to any alternative transaction (including the Badger merger) or remaining an independent company. Furthermore, individual members of the special committee or our board of directors may have given different weight to different factors. The special committee and our board of directors did not attempt to distinguish between factors that support a determination that the merger is “fair” and factors that support a determination that the merger is in the “best interests” of ShopKo shareholders.

      The special committee did not independently consider going concern value, but rather relied on the analyses of Merrill Lynch as a whole, other than Merrill Lynch’s liquidation analysis which is not a means of evaluating going concern value, to evaluate going concern value, as described under “— Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated” beginning on page 59.
      The special committee and the board of directors did not consider net book value in determining the fairness of the merger to ShopKo shareholders because they believed that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, either the market trading prices for ShopKo common stock or its value as a going concern.
      Although the special committee concluded that going concern value was the appropriate valuation methodology for ShopKo, it also considered liquidation value prior to determining the fairness of the merger to ShopKo shareholders. In concluding that ShopKo’s going concern value was a more appropriate valuation methodology than liquidation value, the special committee noted that there are substantial costs, execution risks and uncertainties involved in a liquidation of assets of a company and believed that liquidation sales often result in proceeds substantially less than sales of a going concern and often take longer than planned. Further, the special committee was aware of the difficulty in determining the liquidation value of ShopKo’s significant intangible assets, intellectual property, leasehold interests and other assets that are not readily transferable or are subject to restrictions on their transfer in a liquidation scenario. The special committee also reviewed and relied upon the real estate liquidation valuation performed by Merrill Lynch which was presented to the special committee and the board of directors on October 16, 2005 and is summarized in this proxy statement in “— Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated — Liquidation Analysis” beginning on page 64. Based on such analysis, the special committee believes that a liquidation of ShopKo that has substantial tax and transaction and other costs, as well as execution uncertainty and timing issues, would, ultimately, deliver less value to ShopKo shareholders than will the merger.
      Neither Merrill Lynch nor the special committee obtained any appraisals of ShopKo’s real estate holdings or of ShopKo’s other assets, but rather relied on information provided by management. Merrill Lynch’s analysis was intended to provide a reasonable net asset valuation range of ShopKo’s real estate holdings and was not an appraisal. The valuation which results from an appraisal, or the value received in an actual liquidation, of ShopKo’s real estate holdings might differ significantly from the valuation range in Merrill Lynch’s analysis. On August 30, 2005, Goldner Hawn notified our board of directors that Goldner Hawn had been informed by Bank of America, N.A., the lender under the real estate commitment letter delivered in connection with the Badger merger agreement, that Bank of America, N.A. had received appraisals that value the real estate subject to the financing contemplated by that letter at approximately $880 million in the aggregate. The real estate that was to be subject to that financing included substantially all of ShopKo’s ground leased stores and substantially all of ShopKo’s owned real estate that is used for operating ShopKo and Pamida stores, its headquarters, its optical manufacturing lab and its distribution centers. The $880 million valuation supported by the real estate appraisals received by Bank of America, N.A. is at the low end of the valuation range that Merrill Lynch used when performing its liquidation analysis as described under “— Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated” beginning on page 59 of this proxy statement.
      As a general matter, ShopKo does not conduct or commission routine real estate appraisals other than to verify the value of a particular property prior to the planned sale of such property. However, the special committee was aware of ShopKo’s experience in liquidating 23 stores that were closed at the end of fiscal 2000 where the average gross proceeds received upon the sale of the nine owned stores was approximately 31% below the original estimate and approximately 61% below the book value of such stores, where the last four owned stores were not sold until fiscal 2004 and where ShopKo stills holds four of the leased stores. The special committee was also aware that in March 2005 another retailer indicated an interest in purchasing 20 ShopKo stores at a price of $4 million per store, a price that was believed to be below the value of such stores.
      Based on the factors outlined above, including the opinion of Merrill Lynch as to the fairness, from a financial point of view, of the cash merger consideration to be received by ShopKo shareholders (other than the excluded entities) in the merger, the special committee and our board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable to, fair to, and in the best interests of, holders of ShopKo common stock.
      Our board of directors believes that the merger is advisable to, fair to and in the best interests of, ShopKo shareholders. Our board of directors recommends that you vote “FOR” approval of the merger agreement.
Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
      The special committee engaged Merrill Lynch to act as its financial advisor in connection with the proposed merger and to render an opinion as to whether the per share merger consideration to be received by ShopKo shareholders pursuant to the merger was fair, from a financial point of view, to ShopKo shareholders (other than the excluded entities).
      On October 18, 2005, at the request of the special committee, Merrill Lynch provided its oral opinion to the special committee, subsequently confirmed in writing as of the same date, that, as of that date, and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in the written opinion (which are described below), the consideration of $29.00 per share in cash (plus, if the merger does not close on or prior to December 15, 2005, an increase at the rate of 6% per annum each day beginning on December 15, 2005 through and including the closing date of the merger) to be received by ShopKo shareholders pursuant to the merger agreement was fair, from a financial point of view, to ShopKo shareholders (other than the excluded entities).
      The full text of the written opinion of Merrill Lynch, dated October 18, 2005, which sets forth assumptions made, matters considered, qualifications and limitations on the review undertaken by Merrill Lynch, is attached to this proxy statement as Appendix B and is incorporated in this proxy statement by reference. The following summary of Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. Shareholders are urged to read and should read the entire opinion carefully. Merrill Lynch has consented to the inclusion in this proxy statement of its opinion dated October 18, 2005 and of the summary of that opinion set forth below.
      The opinion is addressed to the special committee (and expressly permits the ShopKo board of directors to rely on the opinion as if it were addressed to the board of directors) and addresses only the fairness, from a financial point of view, of the per share merger consideration to be received by ShopKo shareholders (other than the excluded entities) pursuant to the merger. The opinion does not address the merits of the underlying decision by ShopKo to engage in the merger and does not constitute, nor should it be construed as, a recommendation to any shareholder as to how the shareholder should vote with respect to the proposed merger or any other matter. Although Merrill Lynch participated in negotiations among the parties, the consideration to be received by such holders pursuant to the merger was determined by the special committee and SKO Group Holding, and was approved by the special committee and the ShopKo board of directors. Merrill Lynch did not recommend the amount of consideration to be paid in the transaction.
      The following is a summary of the financial analyses performed by Merrill Lynch in connection with the preparation of its opinion dated October 16, 2005. The special committee requested that Merrill Lynch make a presentation on October 16, 2005 as to the fairness, from a financial point of view, of the per share merger consideration to be received by ShopKo shareholders (other than the excluded entities) pursuant to the proposal submitted by Sun Capital Partners, SKO Group Holding and SKO Acquisition on October 16, 2005 which provided for an offer price of $26.50 per share. The special committee did not request that Merrill Lynch update this presentation from October 16, 2005 in connection with the delivery of its opinion on October 18, 2005. Copies of Merrill Lynch’s October 16, 2005 presentation to the special committee are available for inspection and copying at ShopKo’s principal executive office during regular business hours by any ShopKo shareholder or its representative who has been so designated in writing, and will be provided to any ShopKo shareholder upon written request at the expense of the requesting party.
      In arriving at its opinion, Merrill Lynch, among other things:

•	Reviewed certain publicly available business and financial information relating to ShopKo that Merrill Lynch deemed to be relevant;

•	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of ShopKo furnished to it by ShopKo;

•	Conducted discussions with members of senior management and representatives of ShopKo concerning the matters described in the preceding two bullet points;

•	Reviewed the market prices and valuation multiples for ShopKo’s common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	Reviewed the results of operations of ShopKo and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	Compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	Participated in discussions and negotiations among representatives of ShopKo and Goldner Hawn and their financial and legal advisors with respect to the merger;

•	Reviewed drafts of the Agreement and Plan of Merger, dated as of October 18, 2005, and Amendment No. 1 thereto, dated October 18, 2005; and

•	Reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary and appropriate, including its assessment of general economic, market and monetary conditions.
      In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or that was publicly available. Merrill Lynch did not assume any responsibility for independently verifying such information and did not undertake any independent evaluation or appraisal of any of the assets or liabilities of ShopKo and it was not furnished with any such evaluation or appraisal, nor did it evaluate the solvency or fair value of ShopKo under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of ShopKo. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by ShopKo, Merrill Lynch assumed that such information had been reasonably prepared and reflected the best currently available estimates and judgment of ShopKo’s management as to the expected future financial performance of ShopKo. Merrill Lynch expresses no opinion as to such financial forecast information or the assumptions on which they were based. Merrill Lynch also assumed that the final forms of the merger agreement and amendment no. 1 thereto would be substantially similar to the last drafts reviewed by it. The special committee reviewed the September 2005 Projections, which were prepared by Merrill Lynch by modifying the base case projections included in the March 2005 Projections (described in this proxy statement beginning on page 88) taking into account discussions with ShopKo’s management (as described under “— Financial Projections” beginning on page 82 of this proxy statement), and deemed Merrill Lynch’s reliance on those materials for the purposes of performing its analyses to be reasonable and to be conservative, taking into account the special committee’s reservations regarding the achievability of such projections.
      The opinion of Merrill Lynch is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion.
      At the meeting of the special committee held on October 16, 2005, Merrill Lynch presented financial analyses accompanied by written materials in connection with the delivery of its opinion. The special committee did not request that Merrill Lynch update this presentation from October 16, 2005 in connection with the delivery of its opinion on October 18, 2005. The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at its October 16, 2005 opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses performed by Merrill Lynch, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.
      Historical Share Price Performance. Merrill Lynch reviewed the historical performance of ShopKo’s common stock based on a historical analysis of trading prices for the 52-weeks ended October 14, 2005 and the three years ended April 7, 2005. The closing stock prices for ShopKo’s common stock over this period ranged from $10.08 to $26.28. Merrill Lynch noted that ShopKo’s common stock price had been affected by the public announcement of the Badger merger agreement and for this reason Merrill Lynch examined average closing prices at various points in time prior to the announcement of the Badger merger agreement on April 8, 2005. On October 16, 2005, Sun Capital Partners, SKO Group Holding and SKO Acquisition delivered to the special committee a binding offer to acquire ShopKo for a price of $26.50 per share. The following table reflects the implied percentage premium that the $26.50 in cash per share merger consideration represents to various closing prices and average closing prices:

	Price	Implied Premium

Closing Price on October 14, 2005	$25.73	3.0%
Closing Price on April 7, 2005	$23.03	15.1%
52-Week High (as of October 14, 2005)	$26.28	0.8%
52-Week Low (as of October 14, 2005)	$16.07	64.9%
Averages as of April 7, 2005
30-Day Trading Average	$21.63	22.5%
60-Day Trading Average	$19.71	34.4%
90-Day Trading Average	$19.21	38.0%
1-Year Trading Average	$16.78	58.0%
2-Year Trading Average	$15.50	70.9%
3-Year Average	$15.39	72.2%
      Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information concerning historical financial results, Merrill Lynch compared financial and operating information and ratios for ShopKo with the corresponding financial and operating information for a selected group of publicly traded companies that Merrill Lynch deemed to be reasonably comparable to ShopKo. The following companies were selected as the primary comparable companies to ShopKo:

•	BJ’s Wholesale Club, Inc.;

•	Bon-Ton Stores, Inc.;

•	Ingles Markets Incorporated;

•	Longs Drug Stores Corporation;

•	Marsh Supermarkets, Inc.;

•	Stage Stores, Inc.; and

•	Weis Markets, Inc.
      There are few, if any, public companies which are directly comparable to ShopKo because, over the years, many regional general merchandise retailers similar to ShopKo have filed for bankruptcy, largely due to the impact of increasing competition from large, well-capitalized competitors such as Wal-Mart and Target. Such companies include Ames, Bradlees, Caldor, Kmart, Jamesway and Montgomery Ward. Merrill Lynch selected these comparable companies because they are publicly traded companies with operating profiles that Merrill Lynch deemed reasonably similar to that of ShopKo. For each of the comparable companies, Merrill Lynch derived a valuation multiple by dividing enterprise value as of

October 14, 2005 by the last twelve months’ (“LTM”) earnings before interest, taxes, depreciation and amortization, or LTM EBITDA, and by dividing enterprise value as of October 14, 2005 by LTM sales. Enterprise value was calculated as the sum of the market value of equity and short- and long-term debt less cash and cash equivalents. Merrill Lynch determined the relevant valuation metric to be enterprise value as a multiple of EBITDA because EBITDA is a close proxy for cash flow and because it incorporates into the multiple both the company’s sales and its operating expenses.
      Based on reported financial results, the enterprise value as a multiple of LTM EBITDA analysis for the comparable companies resulted in a range of multiples of 5.3x to 9.0x as of October 14, 2005. Based on the foregoing and on its analysis of the multiples calculated for the comparable companies, including qualitative judgments involving non-mathematical considerations, including the lack of directly comparable companies and ShopKo’s recent financial performance, Merrill Lynch determined the relevant range to be 5.0x to 6.0x 2005E EBITDA for an implied per share equity value range for ShopKo of $21.25 to $27.25.
      None of the selected comparable companies is identical to ShopKo. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected comparable companies and other factors that could affect the public trading dynamics of the selected comparable companies, as well as those of ShopKo.
      Premiums Paid Analysis. Merrill Lynch performed a premiums paid analysis for ShopKo based upon its review and analysis of the range of premiums paid in selected announced public retail acquisition transactions dating from October 9, 1997 through October 14, 2005 (which are referred to as the selected retail acquisitions). Using publicly available information, Merrill Lynch reviewed information relating to the following transactions:

Date	Target	Acquiror

10/06/05	Goody’s Family Clothing	[Unnamed Third Party]

03/17/05	Toys R Us, Inc.	Bain Capital Partners LLC/ Kohlberg Kravis Roberts & Co./ Vornado Realty Trust

01/09/05	Hollywood Entertainment Corporation	Movie Gallery, Inc.

12/02/04	Eye Care Centers of America, Inc.	Moulin International Holdings Limited/ Golden Gate Capital

11/17/04	Sears, Roebuck and Co.	Kmart Holding Corporation

07/29/04	Mervyn’s, LLC	Sun Capital Partners, Inc./ Cerberus Capital Management, L.P.

07/26/04	Duane Reade Inc. (amended initial agreement)	Rex Corner Holdings

06/21/04	Galyan’s Trading Company, Inc.	Dick’s Sporting Goods, Inc.

04/23/04	Loehmann’s Holdings Inc.	Crescent Capital Investments, Inc.

03/29/04	Hollywood Entertainment Corporation (terminated)	Leonard Green & Partners, L.P.

12/23/03	Duane Reade Inc. (amended in 2004)	Rex Corner Holdings

10/17/03	GNC Corporation	Apollo Management, L.P.

07/29/03	The Elder-Beerman Stores Corp.	Bon-Ton Stores, Inc.

12/02/02	The Vitamin Shoppe Industries Inc.	Bear Stearns Merchant Banking

07/12/01	The William Carter Company	Berkshire Partners LLC

05/17/00	Petco Animal Supplies, Inc.	Leonard Green & Partners, L.P./ Texas Pacific Group

05/10/99	Pamida Holdings Corporation	ShopKo Stores, Inc.

05/04/99	Galyan’s Trading Company, Inc.	Freeman Spogli & Co. Incorporated

11/12/98	Hills Stores Company	Ames Department Stores, Inc.

04/15/98	Advance Auto Parts Inc.	Freeman Spogli & Co. Incorporated

10/09/97	Big 5 Sporting Goods Corporation	Leonard Green & Partners, L.P.

      The range of premiums paid relative to the target company’s stock price one day prior to announcement of the transaction, 30 days prior to announcement and 90 days prior to announcement were as follows:

	One-Day	30-Day	90-Day

High	49.8%	25.5%	41.8%
Low	1.5%	13.6%	(2.0%)
Mean	16.2%	15.3%	14.5%
      Merrill Lynch noted that ShopKo’s common stock price had been affected by the public announcement of the Badger merger agreement and for this reason Merrill Lynch examined price premiums to closing prices at various points in time prior to the public announcement of the Badger merger agreement on April 8, 2005. Based on the foregoing, Merrill Lynch noted that the $26.50 per share cash merger consideration set forth in the binding offer from Sun Capital Partners, SKO Group Holding and SKO Acquisition to ShopKo on October 16, 2005 represented a premium of 15.1% above the closing price of ShopKo’s common stock on April 7, 2005, a premium of 40.7% above the closing price of ShopKo’s common stock 30 days prior to public announcement of the Badger merger agreement on April 8, 2005 and a premium of 46.4% above the closing price of ShopKo’s common stock 90 days prior to public announcement of the Badger merger agreement on April 8, 2005. Merrill Lynch noted that although the premium above the closing price one day prior to public announcement of the Badger merger agreement was slightly below the one-day average premium paid in the selected retail acquisitions, the respective premiums above the closing prices 30 and 90 days prior to public announcement of the Badger merger agreement on April 8, 2005 were above the 30-day and 90-day average premiums paid in the selected retail acquisitions. Merrill Lynch determined the relevant range for comparative purposes to be a premium of 15%-25% to the closing price of ShopKo’s common stock 30 days prior to public announcement of the Badger merger agreement on April 8, 2005 for an implied per share equity value range for ShopKo of $21.75 to $23.50.
      Multiples Analysis. Merrill Lynch performed an acquisition multiples analysis for ShopKo based upon its review and analysis of the range of multiples paid in the selected retail acquisitions. For each of the selected retail acquisitions, Merrill Lynch derived a valuation multiple by dividing the publicly announced transaction value by EBITDA for the most recently reported twelve months prior to the date of announcement. Such analysis resulted in a range of multiples of 3.7x to 11.2x as of October 14, 2005. Merrill Lynch also derived a valuation multiple by dividing the publicly announced transaction value by sales and earnings before interest and taxes, or EBIT, for the last twelve months. Merrill Lynch determined the relevant valuation metric to be transaction value as a multiple of LTM EBITDA because EBITDA is a close proxy for cash flow and because it incorporates into the multiple both the company’s sales and its operating expenses. Based on the foregoing and on its analysis of the multiples calculated for the selected retail acquisitions, including qualitative judgments involving nonmathematical considerations, Merrill Lynch determined the relevant range to be 5.5x to 6.5x ShopKo’s estimated 2005 EBITDA of $187.2 million, as compared to the 5.9x multiple implied by the $26.50 per share merger consideration reflected in the October 16, 2005 binding offer, for an implied per share equity value range for ShopKo of $24.25 to $30.00.
      Discounted Cash Flow Analysis. Merrill Lynch performed discounted cash flow analyses of ShopKo for the periods ending on or about January 31, 2008 and 2010, respectively. Merrill Lynch based these discounted cash flow analyses upon the September 2005 Projections (as described under “— Financial Projections — September 2005 Projections” beginning on page 90 of this proxy statement). Merrill Lynch’s discounted cash flow analyses were based on terminal value EBITDA multiples for the fiscal years ending on or about January 31, 2008 and 2010 ranging from 5.0x to 6.0x.
      In each case, Merrill Lynch applied discount rates reflecting a weighted-average cost of capital ranging from 10.0% to 12.0%. The discount rates utilized in this analysis were based on Merrill Lynch’s estimate of the equity cost of capital of ShopKo which was derived from its analysis of ShopKo’s beta and the estimated betas of the selected comparable companies. After adjusting for ShopKo’s current leverage, these calculations indicated the following implied per share equity value ranges for ShopKo:

•	Period ending on or about January 31, 2008: $20.75 to $26.25; and

•	Period ending on or about January 31, 2010: $23.75 to $29.75.
      Discounted cash flow analyses are analyses of the present value of the projected unlevered free cash flows for the periods and using the discount rates indicated. Unlevered free cash flows are cash flows that would, following the satisfaction of ShopKo’s outstanding liabilities, be available for distribution to equity holders of ShopKo.
      The projections of terminal value EBITDA multiples were based upon Merrill Lynch’s judgment and expertise, as well as its review of publicly available business and financial information and the respective financial and business characteristics of ShopKo and the comparable companies.
      Liquidation Analysis. Merrill Lynch performed a liquidation analysis as a methodology to assess the potential value of ShopKo’s assets and real estate portfolio in the event of a hypothetical liquidation. For purposes of this analysis, Merrill Lynch segregated ShopKo’s real estate portfolio into component parts to perform a top-level analysis of value. Merrill Lynch utilized information provided by ShopKo’s management in arriving at a reasonable net asset value range for ShopKo’s portfolio and did not perform an appraisal of ShopKo’s real estate portfolio. Merrill Lynch then adjusted this value to account for the assumed cost to any purchaser of the assets to re-lease and retrofit the space for a new tenant, costs which a prospective purchaser would factor into its purchase price. Merrill Lynch assumed that the assets were divested over a two-year period, assuming mid-year discounting at an 11.0% discount rate, which was derived from its analyses of the comparable companies listed above. The tax basis of the assets considered (including land, land bank, site improvements, building and leasehold interests) provided by ShopKo’s management was assumed and reduced annually in line with historical depreciation rates. The analysis provided Merrill Lynch with an estimated net present value of proceeds from a liquidation of the real estate portfolio, to which the book value of inventories, accounts receivable and other net assets as of July 30, 2005 were added, at a range of selected discounts of 10% to 25%. Merrill Lynch calculated a range of values for ShopKo’s pharmacy prescription files based on guidance from ShopKo’s management. Proceeds in excess of net tax basis, also provided by management, were taxed at a statutory tax rate of 35%. Based on the foregoing, Merrill Lynch calculated an implied per share equity value range for ShopKo of $14.50 to $19.75.
      Present Value of Future Stock Prices Assuming Status Quo and Share Repurchase Scenarios. Using the projections provided by ShopKo’s management, Merrill Lynch applied ShopKo’s forward price to earnings multiple before the announcement of the Badger merger agreement on April 8, 2005 to the projected 2005-2009 fiscal year earnings as calculated under two different scenarios: status quo and status quo with an annual share repurchase of $25 million to calculate an estimated future stock price in each of the aforementioned years. Merrill Lynch estimated the implied range of values to current shareholders as of October 14, 2005 by discounting these estimated future stock prices at an estimated 14% equity cost of capital, which was derived from its analyses of ShopKo’s beta and the estimated betas of the comparable companies listed above. The following table reflects the theoretical implied range of values for ShopKo obtained by Merrill Lynch for the various scenarios using projections provided by ShopKo:

September 2005
Projections

Status Quo	$13.25-$22.50
Status Quo with $25 Million Annual Repurchase	$13.50-$22.75
      Financial Sponsor Internal Rate of Return Analysis. Merrill Lynch performed a financial sponsor internal rate of return analysis for ShopKo based upon various per share acquisition prices and using projections furnished by ShopKo’s management. Merrill Lynch examined the possible acquisition prices for the outstanding ShopKo common stock that would result in an internal rate of return to a hypothetical investor of 25.0%, taking into consideration hypothetical equity commitments of $67.5 million —

$250 million, and assuming a sale by the investor after a period of four and a quarter years following the acquisition at a terminal year EBITDA multiple of 5.0x. Using this internal rate of return analysis, Merrill Lynch calculated an implied per share equity value range for ShopKo of $19.50 to $27.25 assuming projections provided by ShopKo’s management.
      The financial sponsor internal rate of return analysis is a hypothetical valuation methodology and is not specific to one purchaser. It is intended to replicate the manner in which the typical financial sponsor would analyze the price it would be willing to pay and still achieve the returns that it requires.
      Net Debt Adjustment. For purposes of the analyses set forth above, Merrill Lynch calculated an adjusted net debt balance by subtracting cash and cash equivalents from short- and long-term debt, using an average annual revolver draw to account for ShopKo’s operational seasonality. Quarter-end debt balances provided by ShopKo’s management for each of the last three historical quarters up to and including the Company’s fiscal second quarter of 2005, as well as the projected quarter-end balance for the fiscal third quarter of 2005 were used to calculate an annual average revolver balance of $71.6 million. For the projected quarter ending October 31, 2005, this analysis produced an adjusted net debt balance of $283.2 million. Unadjusted net debt for the same period is projected to be $294.1 million, according to ShopKo management.
      Management Projections. For purposes of the analyses set forth above, Merrill Lynch used the September 2005 Projections, which are summarized under “— Financial Projections — September 2005 Projections” beginning on page 90 of this proxy statement.
      General. The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that selecting any portion of its analyses or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the process underlying Merrill Lynch’s opinion. In arriving at its opinion, Merrill Lynch considered the results of all its analyses. The analyses performed by Merrill Lynch include analyses based upon forecasts of future results, which results may be significantly more or less favorable than those suggested by Merrill Lynch’s analyses. The analyses do not purport to be appraisals or to reflect the prices at which ShopKo’s common stock may trade at any time after announcement of the proposed merger. The analyses were prepared solely for purposes of Merrill Lynch providing its opinion to the special committee and the board of directors. Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors relating to general economic and competitive conditions beyond the control of the parties or their respective advisors, neither Merrill Lynch nor any other person assumes responsibility if future results or actual values are materially different from those forecasted.
      The special committee selected Merrill Lynch as its financial adviser because of Merrill Lynch’s reputation as an internationally recognized investment banking and advisory firm with experience in transactions similar to the proposed merger and Merrill Lynch’s familiarity with ShopKo and its business. Merrill Lynch has provided financial advisory and financing services to ShopKo and/or its affiliates and may continue to do so, and Merrill Lynch has received, and may in the future receive, fees for the rendering of such services. Except as described below, Merrill Lynch has not received any fees from ShopKo during the last two years. In the ordinary course of its business, Merrill Lynch may actively trade shares of ShopKo’s common stock and other securities of ShopKo, as well as securities of affiliates of Sun Capital Partners, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.
      Under the terms of a letter agreement dated February 19, 2004, pursuant to which the special committee engaged Merrill Lynch as its financial advisor, ShopKo has agreed to pay Merrill Lynch for its services a fee equal to 0.8% of the “Purchase Price,” which will be the sum of all cash consideration to be paid to ShopKo shareholders and option holders in the merger and the amount of all indebtedness for borrowed money of ShopKo assumed in the merger. ShopKo paid $100,000 of this fee upon Merrill Lynch’s engagement, $250,000 of this fee when Merrill Lynch rendered its April 7, 2005 fairness opinion and will pay the balance of this fee upon the completion of the merger. No additional fee was paid in connection with Merrill Lynch rendering its fairness opinions dated September 8, 2005, the oral fairness opinions on October 16, 2005 and October 17, 2005 or its fairness opinion dated October 18, 2005. It is estimated that the aggregate fee payable will be approximately $9,500,000. In addition to any fees payable to Merrill Lynch under the letter agreement, ShopKo has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with providing its services and rendering its opinion, including the reasonable fees of its legal counsel. ShopKo has also agreed to indemnify Merrill Lynch and related parties against various liabilities, including liabilities arising under United States federal securities laws or relating to or arising out of the merger or the engagement of Merrill Lynch.
Certain Effects of the Merger

Conversion of Outstanding ShopKo Common Stock and Cancellation of Stock Options
      If the merger agreement is approved by ShopKo’s shareholders and the other conditions to the completion of the merger are either satisfied or waived, SKO Acquisition will be merged with and into ShopKo, with ShopKo continuing as the surviving corporation in the merger. Upon the completion of the merger, each issued and outstanding share of ShopKo common stock, other than shares held by ShopKo, its subsidiaries, SKO Group Holding or SKO Acquisition, will be converted into the right to receive the per share merger consideration. ShopKo shareholders will be required to surrender their shares involuntarily upon the completion of the merger in exchange for a cash payment equal to the per share merger consideration. After completion of the merger, shareholders will not have the opportunity to liquidate their shares at a time and for a price of their own choosing.
      Upon completion of the merger, all options to acquire shares of ShopKo common stock that are outstanding immediately prior to the effective time of the merger, whether or not exercisable, will be canceled as of the effective time of the merger in exchange for a cash payment. Pursuant to the merger agreement, each option holder will receive a payment equal to the per share merger consideration times the number of shares subject to each option, less the aggregate exercise price of the option; provided, however, that immediately following the merger, SKO Group Holding will cause ShopKo to pay to any optionee who would otherwise receive no payment or less than $100 in respect of an option grant, a minimum payment of $100 with respect to any such option grant. All payments made in respect of options will be subject to applicable withholding taxes.

Effect on Ownership Structure of ShopKo; Beneficial and Detrimental Effects
      After the merger, ShopKo will be wholly-owned by SKO Group Holding. After the merger, SKO Group Holding may offer certain of ShopKo’s current executive officers or employees the opportunity to make an investment in SKO Group Holding and, as a result acquire an indirect equity ownership interest in ShopKo; provided that in no event shall such investment opportunity provide ShopKo’s current executive officers and employees, taken as a whole, the right to acquire greater than 8% of the outstanding equity of SKO Group Holding. After the merger, SKO Group Holding may grant to certain of ShopKo’s current executive officers options to purchase shares in SKO Group Holding. As of the date of this proxy statement, SKO Group Holding has not offered to any of ShopKo’s executive officers or employees the opportunity to make an investment in SKO Group Holding or granted any such person any options to purchase shares of SKO Group Holding. For additional information, see “— Interests of ShopKo Directors and Executive Officers in the Merger” beginning on page 73.
      The benefit of the merger to ShopKo’s shareholders is the right to receive the per share merger consideration for their shares of ShopKo common stock. The shareholders will additionally be able to sell their shares without paying the usual transaction costs associated with open market sales and will no longer have to bear the risk of any future losses or decrease in ShopKo’s enterprise value. The detriments are that current shareholders, other than the Elliott Investors (if they acquire shares in SKO Group Holding), Lubert-Adler or one of its affiliates (if they acquire shares in SKO Group Holding) and any executive officer or employee who may be offered the opportunity to invest in SKO Group Holding or who is granted options to acquire shares in SKO Group Holding, will cease to have ownership interests in ShopKo or rights as shareholders. Therefore, current shareholders, other than the Elliott Investors (if they acquire shares in SKO Group Holding), Lubert-Adler or one of its affiliates (if they acquire shares in SKO Group Holding) and any executive officer or employee who may be offered the opportunity to invest in SKO Group Holding and who choose to invest in SKO Group Holding or who is granted options to acquire shares in SKO Group Holding, will no longer benefit from any increases in ShopKo’s value, nor will they participate in any earnings or growth of ShopKo following the merger. Further, the receipt of the payment for their shares will be a taxable transaction for federal income tax purposes. See “— Material U.S. Federal Income Tax Consequences.”
      A benefit of the merger to SKO Group Holding and Sun Capital Partners IV is that ShopKo will be returned to private ownership and operated as a private company. As a privately-held company, information concerning ShopKo and its operations, financial results and directors and officers will no longer be available to competitors. Future earnings and growth will be solely for the benefit of SKO Group Holding, Sun Capital Partners IV, the Elliott Investors (if they acquire shares in SKO Group Holding), Lubert-Adler or one of its affiliates (if they acquire shares in SKO Group Holding) and any executive officer or employees who may be offered the opportunity to invest in SKO Group Holding and who choose to invest in SKO Group Holding or who is granted options to acquire shares in SKO Group Holding, and not for the benefit of other current shareholders. The anticipated cost savings of approximately $3 to $4 million in the first full fiscal year following ShopKo becoming a private company will benefit shareholders at that time and not the current ShopKo shareholders. Following the merger, ShopKo’s management and certain other employees will be able to eliminate the time devoted to matters that relate exclusively to ShopKo having publicly traded equity securities and will be able to focus on the business and operations of ShopKo. Detriments of the merger to SKO Group Holding and Sun Capital Partners IV include the lack of liquidity for ShopKo common stock following the merger, the risk that ShopKo will decrease in value following the merger, the incurrence of significant additional debt and the payment by ShopKo and SKO Acquisition of an aggregate of approximately $100 million in transaction costs and estimated fees and expenses relating to the merger and financing transactions. See “— Purposes, Reasons and Plans for ShopKo after the Merger” and “— Financing.”

Effect on Listing; Registration and Status of ShopKo Common Stock
      ShopKo common stock is registered as a class of equity securities under the Exchange Act and is quoted on the New York Stock Exchange under the symbol “SKO.” As a result of the merger, ShopKo will be a privately-held company, with no public market for its common stock. After the merger, ShopKo common stock will cease to be traded on the New York Stock Exchange, and price quotations with respect to sales of shares of ShopKo common stock in the public market will no longer be available. In addition, registration of ShopKo common stock under the Exchange Act will be terminated. This termination and the delisting of ShopKo’s common stock from the New York Stock Exchange will make certain provisions of the Exchange Act, such as the short — swing recovery provisions of Section 16(b) and the requirement to furnish a proxy or an information statement in connection with a shareholders’ meeting, the liability provisions of the Exchange Act and the corporate governance requirements under New York Stock Exchange rules and regulations and under the Sarbanes-Oxley Act of 2002, such as the requirement that certain executive officers of ShopKo certify the accuracy of ShopKo’s financial statements and that annual reports contain management’s report on the effectiveness of the company’s internal controls, no longer applicable to ShopKo. In addition, ShopKo will no longer be required to file periodic reports with the SEC after the effective time of the merger. If ShopKo, as the entity surviving the merger, completes a registered exchange or public offering of debt securities, however, it would be required to file periodic reports with the SEC under the Exchange Act for a period of time following that transaction.

Considerations Relating to the Proposed Merger
      Set forth below are various risks relating to the proposed merger. The following is not intended to be an exhaustive list of the risks relating to the merger and should be read in conjunction with the other information in this proxy statement. In addition, you should refer to the section entitled “Forward-Looking Statements and Risk Factors” in ShopKo’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005, as amended, which is incorporated in this proxy statement by reference, for risks relating to ShopKo’s business.

Failure to complete the merger could negatively impact the market price of ShopKo common stock.
      If the merger is not completed for any reason, ShopKo will be subject to a number of material risks, including:

•	The market price of ShopKo’s common stock may decline to the extent that the current market price of its shares reflects a market assumption that the merger will be completed;

•	Costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination and expense reimbursement fees, must be paid even if the merger is not completed and will be expensed in the fiscal period in which termination occurs; and

•	The diversion of management’s attention from the day-to-day business of ShopKo and the potential disruption to its employees and its relationships with suppliers during the period before the completion of the merger, may make it difficult for ShopKo to regain its financial and market positions if the merger does not occur.
      If the merger is not approved by ShopKo’s shareholders at the special meeting, ShopKo, SKO Group Holding and SKO Acquisition will not be permitted under Wisconsin law to complete the merger and each of ShopKo, SKO Group Holding and SKO Acquisition will have the right to terminate the merger agreement. Upon such termination, ShopKo would be required to reimburse certain expenses of SKO Group Holding and/or pay SKO Group Holding a termination fee, and SKO Group Holding would be required to pay ShopKo the Badger termination fee reimbursement payment. See “Terms of the Merger Agreement — Effects of Terminating the Merger Agreement” beginning on page 111 of this proxy statement.
      Further, if the merger is terminated and our board of directors seeks another merger or business combination, shareholders cannot be certain that we will be able to find a party willing to pay an equivalent or better price than the price to be paid in the proposed merger.

Until the merger is completed or the merger agreement is terminated, ShopKo may not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the merger agreement.
      Unless or until the merger agreement is terminated, subject to specified exceptions, ShopKo is restricted from entering into or soliciting, initiating, knowingly encouraging or knowingly facilitating any inquiries or proposals that may lead to a proposal or offer for an alternative transaction with any person or entity other than SKO Group Holding. As a result of these restrictions, ShopKo may not be able to enter into an alternative transaction at a more favorable price, if at all, without incurring potentially significant liability to SKO Group Holding. See “Terms of the Merger Agreement — No Solicitation of Competing Proposals” and “Terms of the Merger Agreement — Effects of Terminating the Merger Agreement” beginning on page 111 of this proxy statement.

Uncertainties associated with the merger may cause ShopKo to lose key personnel.
      Our current and prospective employees may be uncertain about their future roles and relationships with ShopKo following the completion of the merger. This uncertainty may adversely affect our ability to attract and retain key management, merchandising, marketing and technical personnel.

Certain Risks in the Event of Bankruptcy
      If ShopKo is insolvent at the effective time of the merger or becomes insolvent as a result of the merger, the transfer of funds representing the merger consideration, payable to shareholders upon completion of the merger may be deemed to be a “fraudulent conveyance” under applicable law and therefore may be subject to claims of creditors of ShopKo. If such a claim is asserted by the creditors of ShopKo following the merger, there is a risk that persons who were shareholders at the effective time of the merger will be ordered by a court to return to ShopKo’s trustee in bankruptcy all or a portion of the merger consideration.
      There can be no assurance as to what standards a court would use to determine whether ShopKo was solvent at the effective time of the merger. None of the legal counsel to ShopKo, SKO Group Holding or SKO Acquisition or the lenders providing the senior debt financing will express an opinion as to the applicability of federal or state fraudulent transfer and conveyance laws.
      It is a condition to the merger that our board of directors, the respective boards of directors of SKO Group Holding and SKO Acquisition and, if requested by them, certain lenders that may be providing financing to SKO Group Holding and ShopKo receive a solvency letter from an appraisal firm of national reputation reasonably acceptable to SKO Group Holding and ShopKo supporting the conclusion that immediately after the effective time of the merger, and after giving effect to the merger and the other transactions contemplated by the merger agreement:

•	The amount of the “present fair saleable value” of the assets of ShopKo will exceed the amount of all “liabilities of ShopKo, contingent or otherwise”, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors;

•	The present fair saleable value of the assets of ShopKo will be greater than the amount that will be required to pay the liability of ShopKo on its debts as such debts become absolute and matured;

•	ShopKo will not have an unreasonably small amount of capital with which to conduct its business; and

•	ShopKo will be able to pay its debts as they mature. See “Terms of the Merger Agreement — Other Agreements.”
Financing
      SKO Group Holding and SKO Acquisition currently expect that the total funds necessary to finance the merger, complete, if necessary, the tender offer for the ShopKo senior unsecured notes and pay related fees and expenses will be obtained from the following sources:

•	equity contributions or other junior capital financing to SKO Group Holding by Sun Capital Partners IV of up to $450 million in the aggregate, pursuant to the terms and conditions of an equity commitment letter, described below under “Equity Financing;”

•	borrowings of up to $675 million under asset-based secured credit facilities, which are collectively referred to in this proxy statement as the “asset-based secured credit facilities” and described below under “Asset-Based Debt Financing;” and

•	borrowings of up to $600 million under a real estate secured bridge facility, which is referred to in this proxy statement as the “real estate loan” and described below under “Real Estate Debt Financing.”
      As discussed below, the actual amount of the equity financing will be subject to the actual amounts available for borrowing, as of the closing, under the asset-based secured credit facilities and the real estate loan.

      SKO Group Holding and SKO Acquisition have the right, subject to the terms and conditions set forth in the merger agreement, to obtain substitute financing in place of the debt financing described below.

Equity Financing
      Sun Capital Partners IV and SKO Group Holding have entered into a commitment letter, dated October 18, 2005, which we refer to in this proxy statement as the “equity commitment letter,” pursuant to which Sun Capital Partners IV has agreed to provide, subject to the conditions set forth in the equity commitment letter, SKO Group Holding and/or SKO Acquisition with up to $450 million in the aggregate of equity or other junior capital financing necessary to complete the merger and/or pay certain fees that may become payable by SKO Group Holding under the merger agreement. ShopKo is an express third party beneficiary of the equity commitment letter.
      The actual amount of the equity financing which will be provided by Sun Capital Partners IV pursuant to the equity commitment letter will be calculated based on the following factors:

•	the aggregate merger consideration to be paid to ShopKo’s shareholders;

•	the aggregate amount of any payments to be made to ShopKo’s optionholders in connection with the merger;

•	the aggregate amount of transaction costs and fees and expenses incurred by ShopKo, SKO Group Holding and SKO Acquisition in connection with the transaction;

•	ShopKo’s estimated post-merger working capital needs; and

•	amounts available for borrowing under the asset-based secured credit facilities and the real estate loan, including the requirement that the borrowing availability under Wachovia Bank’s portion of the senior secured revolving credit facilities is equal to or in excess of $150,000,000 as of the effective time of the merger.
      Sun Capital Partners has offered the Elliott Investors the opportunity to provide approximately 20% of the equity required to complete the transaction which would otherwise be provided by Sun Capital Partners IV (and, as a result, acquire approximately a 20% equity interest in SKO Group Holding and indirectly in ShopKo following the merger). As of the date of this proxy statement, no agreement has been reached with the Elliott Investors regarding such investment. Sun Capital Partners has offered Lubert-Adler or one of its affiliates the opportunity to provide approximately 10% of the equity required to complete the transaction which would otherwise be provided by Sun Capital Partners IV (and, as a result, acquire approximately a 10% equity interest in SKO Group Holding and indirectly in ShopKo following the merger). As of the date of this proxy statement, no agreement has been reached with Lubert-Adler or any of its affiliates regarding such investment. Notwithstanding the foregoing, Sun Capital Partners IV is prepared to consummate the merger and fund its entire equity commitment (or any portion thereof needed to consummate the merger) without any equity investment by the Elliott Investors or Lubert-Adler or one of its affiliates.
      Although Sun Capital Partners previously had preliminary discussions with Developers Diversified Realty Corporation regarding a possible Developers Diversified Realty Corporation’s investment in SKO Group Holding, none of Sun Capital Partners, Sun Capital Partners IV or SKO Group Holding has made any offers to Developers Diversified Realty Corporation with respect to such an investment.
      After the merger, SKO Group Holding may offer certain of ShopKo’s current executive officers or employees the opportunity to make an investment in SKO Group Holding and, as a result acquire an indirect equity ownership interest in ShopKo; provided that in no event shall such investment opportunity provide ShopKo’s current executive officers and employees, taken as a whole, the right to acquire greater than 8% of the outstanding equity of SKO Group Holding. As of the date of this proxy statement, SKO Group Holding has not offered to any of ShopKo’s executive officers or employees this opportunity to make an investment in SKO Group Holding; however, if such an opportunity is offered, and one or more of ShopKo’s executive officers or employees makes an equity investment in SKO Group Holding following the merger, such investment would affect the allocation of the equity contributions among the financing sources by reducing Sun Capital Partners IV’s required equity contribution.

      The obligation under the equity commitment letter of Sun Capital Partners IV to provide its equity contributions will be subject to the satisfaction of all conditions precedent to SKO Group Holding’s and SKO Acquisition’s obligations under the merger agreement; provided that in the event SKO Group Holding is obligated to make the Badger termination fee reimbursement payment, Sun Capital Partners IV shall provide such financing to enable SKO Group Holding to do so.

Asset-Based Debt Financing
      SKO Group Holding, SKO Acquisition and Sun Capital Partners have entered into a debt commitment letter, dated October 17, 2005, which we refer to in this proxy statement as the “asset-based debt commitment letter,” with Wachovia Bank, National Association, Wachovia Capital Markets, LLC and Ableco Finance LLC, which we refer to collectively in this proxy statement as the “asset-based lenders.” Pursuant to the asset-based debt commitment letter, one or more of the asset-based lenders have committed to provide, on a several basis, senior secured revolving credit facilities as described below.
      Pursuant to the terms of the asset-based debt commitment letter, Wachovia Bank has committed to provide SKO Acquisition and ShopKo senior secured revolving credit facilities with total availability for borrowings in an aggregate amount of up to $600 million. Amounts available under the senior secured revolving credit facilities are limited to amounts not in excess of certain agreed-upon percentages of the value of the inventory and receivables of ShopKo and its subsidiaries. The senior secured revolving credit facilities with Wachovia Bank will permit borrowings at interest rates based on, at ShopKo’s election, either

•	the sum of (i) the higher of (x) the bank’s base rate and (y) the federal funds effective rate plus 0.50% and (ii) the applicable margins up to 0.25%; or

•	the eurodollar rate, plus applicable margins ranging from 1.25% to 2.00%.
      The senior secured revolving credit facilities with Wachovia Bank will require an annual commitment fee of 0.38% on the unused portion of the commitment. The senior secured revolving credit facilities with Wachovia Bank will mature five years after the completion of the merger.
      Pursuant to the terms of the asset-based debt commitment letter, Ableco Finance has committed to provide SKO Acquisition and ShopKo senior secured revolving credit facilities with total availability for borrowings in an aggregate amount of up to $75 million. Amounts available under the senior secured revolving credit facilities are limited to amounts not in excess of certain agreed-upon percentages of the value of the inventory and accounts receivable of ShopKo and its subsidiaries less certain amounts available under the Wachovia Bank senior secured revolving credit facilities. Borrowings under the senior secured revolving credit facilities with Ableco Finance will bear interest at a rate equal to the eurodollar rate, plus 6.25% per annum. The senior secured revolving credit facilities with Ableco Finance will mature five years after the completion of the merger.
      The senior secured revolving credit facilities will be secured by a first priority perfected security interest in substantially all of ShopKo’s and SKO Group Holding assets (excluding real estate) and all of the capital stock of ShopKo and its subsidiaries.
      The senior secured revolving credit facilities will include customary affirmative and negative covenants, including, among other things, limitations with respect to the incurrence of additional indebtedness, creation of liens, transactions with affiliates, dividends, repurchases and redemptions of capital stock, guarantees, asset sales, mergers and consolidations, loans, investments and acquisitions, each on specific terms and conditions to be agreed upon by the parties.
      The commitments of each of the asset-based lenders are subject to the satisfaction or waiver of a number of customary conditions, including, but not limited to, the following:

•	the satisfaction of the asset-based lenders with the capital structure of SKO Group Holding and ShopKo;

•	the borrowing availability under Wachovia Bank’s portion of the senior secured revolving credit facilities shall be equal to or exceed $150,000,000 as of the effective time of the merger;

•	the completion of the merger in accordance with the terms of the merger agreement;

•	the preparation, execution and delivery of a definitive loan and security agreement and related documentation; and

•	the absence of any material adverse change in the business, operations or prospects of SKO Group Holding and ShopKo and their subsidiaries, taken as a whole.

Real Estate Debt Financing
      SKO Group Holding, SKO Acquisition, Sun Capital Partners and Wachovia Bank have entered into a real estate secured bridge facility commitment letter, dated November 1, 2005, which we refer to in this proxy statement as the “real estate loan commitment letter.” Pursuant to the real estate loan commitment letter, Wachovia Bank has committed to provide a real estate loan of up to $600 million in the aggregate, the proceeds of which will be used to finance a portion of the merger consideration. The aggregate amount of the real estate loan will be reduced on a dollar-for-dollar basis by any amounts outstanding under ShopKo’s senior unsecured notes. See “— Debt Tender Offer” beginning on page 72.
      The real estate loan will mature one year after the completion of the merger. Borrowings under the real estate loan will bear interest at a rate equal to the three-month U.S. Dollar LIBOR rate, plus 2.50% per annum, subject to certain adjustments.
      The real estate loan will be secured by a first mortgage lien on substantially all of the real estate currently owned by ShopKo and its subsidiaries, as well as certain properties subject to ground leases.
      The real estate loan will include customary affirmative and negative covenants, including, among other things, financial covenants and limitations on the incurrence of additional indebtedness, creation of liens, payment of dividends and asset sales, each on specific terms and conditions to be agreed upon by the parties.
      The commitment of Wachovia Bank under the real estate loan commitment letter is subject to the satisfaction or waiver of a number of conditions, including, but not limited to, the following:

•	the preparation, execution and delivery of a definitive bridge loan agreement and related documentation;

•	receipt of all necessary approvals to the financing and certain documentation, including, but not limited appraisals for each eligible property; provided that Wachovia Bank’s commitment is not subject to any specified valuation in the appraisals;

•	an agreed minimum equity contribution by Sun Capital Partners IV to SKO Group Holding;

•	the completion of the merger in accordance with the terms of the merger agreement;

•	the funding of the loans under the asset-based secured credit facilities merger pursuant to documentation satisfactory to Wachovia Bank; and

•	the absence of any material adverse change in the assets, business, financial condition, income or prospects of SKO Acquisition and ShopKo.
Debt Tender Offer
      At the request of Badger Retail Holding and Badger Acquisition, on June 30, 2005, ShopKo commenced a cash tender offer to purchase any and all of the ShopKo senior unsecured notes and solicit consents to waive certain covenants in the indenture governing such notes. On August 15, 2005, ShopKo announced that it had received the consents necessary to approve the amendments to the Indenture governing the ShopKo senior unsecured notes, and on August 16, 2005, ShopKo entered into a supplemental indenture to make such amendments effective. On October 18, 2005, ShopKo announced that as of such date, ShopKo senior unsecured notes representing 94.0% of the aggregate principal amount of the ShopKo senior unsecured notes had been tendered into the debt tender offer. The debt tender offer has been extended by ShopKo and is currently scheduled to expire at 9:30 a.m. (Eastern time) on November 10, 2005, unless further extended or earlier terminated by ShopKo in its sole discretion. ShopKo’s obligation to accept for payment and pay for senior unsecured notes that are validly tendered and not validly withdrawn pursuant to the debt tender offer is subject to various conditions having occurred or having been waived by ShopKo, including, among other things, the condition regarding the completion of the transactions contemplated by the Badger merger agreement. ShopKo is considering whether or not to waive this condition regarding the Badger merger agreement if the merger is completed. If the debt tender offer is terminated or withdrawn, or if the senior unsecured notes properly tendered are not accepted for payment for any reason, the supplemental indenture will automatically be rescinded and be of no force and effect as if the supplemental indenture had never been executed. See “Terms of the Merger Agreement — Debt Tender Offer” beginning on page 104 of this proxy statement.
Interests of ShopKo Directors and Executive Officers in the Merger
      In considering the recommendations of the special committee and our board of directors, you should be aware that our directors and our executive officers have interests in the transaction that are different from, or are in addition to, your interests as a shareholder. The special committee and our board of directors were aware of these actual and potential conflicts of interest and considered them along with other matters when they determined to recommend the merger. See “— Background of the Merger.”

Ownership Interest in ShopKo After the Merger
      After the merger, SKO Group Holding may offer certain of ShopKo’s current executive officers or employees the opportunity to make an investment in SKO Group Holding and, as a result acquire an indirect equity ownership interest in ShopKo; provided that in no event shall such investment opportunity provide ShopKo’s current executive officers and employees, taken as a whole, the right to acquire greater than 8% of the outstanding equity of SKO Group Holding. As of the date of this proxy statement, SKO Group Holding has not offered to any of ShopKo’s executive officers or employees the opportunity to make an investment in SKO Group Holding.
      After the merger, SKO Group Holding may grant to certain of ShopKo’s current executive officers options to purchase shares in SKO Group Holding. As of the date of this proxy statement, SKO Group Holding has not granted any such person any options to purchase shares of SKO Group Holding.

Change of Control Agreements
      Upon the completion of the merger, change in control employment agreements with certain of ShopKo’s executive officers will become effective. For two years following the completion of the merger, the agreements require that the executive officer receive or be provided with (i) position, authority, duties and responsibilities at least commensurate in all material respects with the most significant of those held at any time during the 90-day period immediately preceding the completion of the merger, (ii) employment at the location at which the executive officer was employed or a location less than 35 miles (50 miles in the case of the agreement with Michael Hopkins) from where the executive officer was employed preceding the completion of the merger, (iii) base salary at a monthly rate at least equal to the highest monthly base salary paid to the executive officer during the twelve-month period preceding the completion of the merger, (iv) an annual bonus determined by a formula which is at least as advantageous to the executive officer (taking into account any changes in the capital structure of ShopKo following the completion of the merger and any other significant changes in the fairness or applicability of the formula) as the formula in use immediately prior to the completion of the merger and (v) all incentive, savings, retirement, welfare benefits and fringe benefits available to ShopKo executive officers, which benefits are at least as favorable as those in effect during the 90-day period preceding the completion of the merger, or, if more favorable, at least as favorable as those enjoyed by peer executive officers.
      Under each change of control agreement, upon a termination of an executive officer’s employment by ShopKo other than for cause, death or disability or upon a termination by the executive officer for “good reason” (which will be triggered if ShopKo breaches any of the employment terms outlined above), in each case, within two years following the completion of the merger (or, in certain cases, prior to the completion of the merger), the executive officer is entitled to receive a lump sum severance payment upon execution of a release in favor of ShopKo. The payment is equal to two times the sum of the executive officer’s average annual bonus for the three years preceding the fiscal year in which the completion of the merger occurs and the executive officer’s highest base salary paid prior to termination. In addition, the executive officer will be entitled to continued health and dental coverage for such executive officer and his or her family for a two-year period after the date of termination. The agreements also provide that if certain amounts to be paid thereunder constitute “parachute payments,” as defined in Section 280G of the Internal Revenue Code, the severance benefits owed to the executive officer will be decreased, but only if the result is to give such executive officer a larger after-tax benefit than if the payments are not reduced.
      The following table shows the amount of potential cash severance payable to ShopKo’s executive officers who are parties to change of control agreements, assuming a December 1, 2005 termination under circumstances entitling the executive officer to severance.

Amount of Potential Cash
Executive Officers	Severance Payment(1)

Steven R. Andrews	$745,111
Brian W. Bender	$1,005,508
Michael J. Bettiga	$957,899
Larry L. Gentry	$707,847
Lynn E. Hempe	$500,000
Michael J. Hopkins	$1,144,165
Rodney D. Lawrence	$748,836
Matthew J. Lynch	$654,758
Paul G. White	$893,390
Douglas N. Wurl	$655,657

(1)	Excludes the value of certain continued health and other benefits.

ShopKo Stock Options and Restricted Stock Prior to the Merger
      Upon completion of the merger, all options to acquire shares of ShopKo common stock that are outstanding under ShopKo’s various stock incentive plans immediately prior to the effective time of the merger, whether or not exercisable, will be canceled as of the effective time of the merger in exchange for a cash payment. Pursuant to the merger agreement, each option holder will receive a payment equal to the per share merger consideration (which for purposes of this section we will assume will equal $29.00 per share) times the number of shares subject to each option, less the aggregate exercise price of the option; provided, however, that immediately following the merger, SKO Group Holding will cause ShopKo to pay to any optionee who would otherwise receive no payment or less than $100 in respect of an option grant, a minimum payment of $100 with respect to any such option grant. All payments made in respect of options will be subject to applicable withholding taxes.
      The table below sets forth, as of December 1, 2005, for each of ShopKo’s directors and executive officers, (a) the number of shares subject to vested options for ShopKo common stock held by such person, (b) the value of such vested options (without regard to deductions for income taxes), calculated by multiplying (i) the excess of $29.00 over the per share exercise price of the option by (ii) the number of shares subject to the option; provided, that, as described above, each optionee shall receive a minimum payment of $100 with respect to each option grant, (c) the number of additional options held by such person that will vest upon the effectiveness of the merger, (d) the value of such additional options (without regard to deductions for income taxes), calculated by multiplying (i) the excess of $29.00 over the per share exercise price of the option by (ii) the number of shares subject to the option; provided, that, as described above, each optionee shall receive a minimum payment of $100 with respect to each option grant, (e) the aggregate number of shares subject to vested options and options that will vest as a result of the merger held by such person and (f) the aggregate value of all such vested options and options that will vest as a result of the merger (without regard to deductions for income taxes), calculated by multiplying (i) the excess of $29.00 over the per share exercise price of the option by (ii) the number of shares subject to the option; provided, that, as described above, each optionee shall receive a minimum payment of $100 with respect to each option grant.

Directors and			Options that Will Vest as
Executive Officers	Vested Options		a Result of the Merger		Totals

	(a)	(b)	(c)	(d)	(e)	(f)
Name	Shares	Value	Shares	Value	Total Shares	Total Value

Steven R. Andrews	29,999	$467,051	10,001	$153,149	40,000	$620,200
Brian W. Bender	23,000	$418,496	15,000	$229,700	38,000	$648,196
Michael J. Bettiga	63,166	$617,621	10,001	$153,149	73,167	$770,770
Sam K. Duncan(1)	—	—	—	—	—	—
Jack W. Eugster	135,597	$2,604,332	7,000	$74,550	142,597	$2,678,882
Larry L. Gentry	7,666	$129,749	5,334	$87,931	13,000	$217,680
Jeffrey C. Girard(2)	5,000	$200	30,000	$459,400	35,000	$459,600
Lynn E. Hempe	—	—	—	—	—	—
Michael J. Hopkins	85,000	$718,785	15,000	$229,700	100,000	$948,485
Dale P. Kramer	214,000	$2,171,020	—	—	214,000	$2,171,020
Rodney D. Lawrence	25,333	$199,819	10,001	$153,149	35,334	$352,967
Matthew J. Lynch	19,499	$207,720	11,351	$170,483	30,850	$378,203
Samuel M. Martin	4,333	$73,254	3,667	$59,676	8,000	$132,930
Martha A. McPhee	15,200	$214,128	800	$11,432	16,000	$225,560
John G. Turner	22,762	$276,200	—	—	22,762	$276,200
Stephen E. Watson	25,465	$282,775	—	—	25,465	$282,775
Paul G. White	15,832	$208,916	21,668	$281,084	37,500	$490,000
Gregory H. Wolf	23,000	$276,300	—	—	23,000	$276,300
Douglas N. Wurl	10,166	$186,440	7,700	$118,992	17,866	$305,432
Richard A. Zona	10,400	$170,704	1,600	$25,936	12,000	$196,640
All directors and executive officers as a group (20 persons)	735,418	$9,223,510	149,123	$2,208,329	884,541	$11,431,839

(1)	Mr. Duncan resigned as a director and President and Chief Executive Officer of ShopKo on April 14, 2005.

(2)	Mr. Girard resigned as a director and Vice Chairman, Finance and Administration of ShopKo on August 1, 2004 and his employment with ShopKo terminated on March 15, 2005.
      ShopKo restricted stock awards provide for discretionary acceleration of vesting by the compensation and stock option committee upon a change of control. The committee approved the acceleration of vesting with respect to all restricted stock awards, including those held by the directors and executive officers of ShopKo.

      The table below sets forth for each director and executive officer (a) the number of shares held by such person that will fully vest and become unrestricted as a result of the merger and (b) the total payment to the directors and executive officers with respect to those shares, calculated by multiplying (i) $29.00 per share by (ii) the number of shares described in clause (a), and without regard to deduction for taxes.

	(a)
	Shares that Will Vest and
	Become Unrestricted as a	(b)
Name	Result of the Merger	Payment

Steven R. Andrews	5,000	$145,000
Brian W. Bender	—	$—
Michael J. Bettiga	—	$—
Sam K. Duncan	—	$—
Jack W. Eugster	1,000	$29,000
Larry L. Gentry	5,500	$159,500
Jeffrey C. Girard	—	$—
Lynn E. Hempe	—	$—
Michael J. Hopkins	—	$—
Dale P. Kramer	1,000	$29,000
Rodney D. Lawrence	—	$—
Matthew J. Lynch	—	$—
Samuel M. Martin	5,000	$145,000
Martha A. McPhee	1,000	$29,000
John G. Turner	1,000	$29,000
Stephen E. Watson	1,000	$29,000
Paul G. White	11,250	$326,250
Gregory H. Wolf	1,000	$29,000
Douglas N. Wurl	7,250	$210,250
Richard A. Zona	1,000	$29,000
All directors and executive officers as a group (20 persons)	41,000	$1,189,000

Executive Incentive Plans
      Under ShopKo’s 2000 Executive Long-Term Incentive Plan, upon a change of control all performance periods terminate as of the close of the fiscal year prior to the year in which the change of control occurs, and each participant employed by ShopKo immediately prior to the change of control is entitled to a pro rata portion of any award determined based on attainment of specified performance goals during the shortened period.

      Under ShopKo’s 1999 Executive Incentive Plan, if a participant is terminated due to a change of control, the participant is eligible to receive a pro rata award, if an award is otherwise payable, based on the number of full months that have elapsed in the performance year ending with the date of the change of control. The following table shows the estimated pro rata bonus amounts that will be payable to ShopKo’s executive officers under the 1999 Executive Incentive Plan, assuming a December 1, 2005 termination of employment.

Amount of
Executive Officers	Cash Payment

Steven R. Andrews	$102,197
Brian W. Bender	$153,090
Michael J. Bettiga	$123,395
Larry L. Gentry	$104,017
Lynn E. Hempe	$49,471
Michael J. Hopkins	$176,736
Rodney D. Lawrence	$81,797
Matthew J. Lynch	$87,475
Samuel M. Martin	$66,827
Paul G. White	$161,269
Douglas N. Wurl	$79,255
      ShopKo’s 1999 Executive Incentive Plan permitted the compensation and stock option committee of the ShopKo board of directors to defer certain annual awards under such plan to ShopKo’s Executive Incentive Award Growth Program. The Executive Incentive Award Growth Program provides that upon a change of control, all outstanding deferral accounts shall be paid to participants within 30 days following the change of control. The following table shows the amounts that will be payable to certain ShopKo executive officers under the Executive Incentive Award Growth Program following the merger.

Executive Officers	Amount of Cash Payment

Brian W. Bender	$23,625
Michael J. Bettiga	$20,562
Michael J. Hopkins	$6,250
Rodney D. Lawrence	$16,812
Douglas N. Wurl	$6,571

Deferred Compensation Plans
      ShopKo’s Directors Deferred Compensation Plan and 2005 Directors Deferred Compensation Plan allow non-employee directors to elect to defer the cash portion of their annual retainers and other fees. In both 2003 and 2004, the directors listed in the table below received an additional retainer in the amount of $5,000, which was mandatorily deferred under the Directors Deferred Compensation Plan and invested in deferred stock units which track the performance of ShopKo’s common stock. No other compensation has been deferred under this plan.
      The Directors Deferred Compensation Plan and 2005 Directors Deferred Compensation Plan permit a newly eligible participant to make an irrevocable election to receive the full amount in his or her account in the event of a change of control prior to the time such person ceases to serve as a director of ShopKo. Such election must be made with respect to all future deferral accounts on his or her first deferred compensation election form. Such benefit shall be payable in a lump sum payment no later than the last day of the month following the month in which the change of control occurs, unless the participant has elected in his or her deferred compensation election form to have such benefit paid in five annual installments beginning on such date.

      Pursuant to the directors’ election forms, the following table shows the amounts, as of December 1, 2005, that will be payable to certain ShopKo directors under the Directors Deferred Compensation Plan and 2005 Directors Deferred Compensation Plan following the completion of the merger.

Directors	Amount of Cash Payment(1)

Jack W. Eugster	$20,907
Dale P. Kramer	$20,907
Martha A. McPhee	$20,907
John G. Turner	$20,907
Stephen E. Watson	$20,907
Gregory H. Wolf	$20,907
Richard A. Zona	$20,907

(1)	No participants have elected annual installments; therefore all amounts will be paid in the form of a lump sum no later than the last day of the month following the month in which the merger is completed.
      ShopKo’s 2005 Executives and Optometrists Deferred Compensation Plan allows executives, managers, optometrists and other employees designated by the retirement committee to defer a portion of their compensation by submitting a deferred compensation election form. Pursuant to the terms of the plan, a newly eligible participant may make an irrevocable election with respect to all future deferral accounts on his or her first deferred compensation election form to receive the full amount in his or her account in the event of a change of control prior to termination of employment. Such benefit shall be payable in a lump sum payment no later than the last day of the month following the month in which the change of control occurs, unless the participant has elected in his or her deferred compensation election form to have such benefit paid in five annual installments beginning on such date.
      Pursuant to participants’ election forms under the plan, the following table shows the amounts, as of September 30, 2005, that will be payable to certain ShopKo executive officers under the 2005 Executives and Optometrists Deferred Compensation Plan following the completion of the merger in the form of a lump sum payment unless otherwise indicated.

Executive Officers	Amount of Cash Payment

Larry L. Gentry(1)	$32,363
Matthew J. Lynch	$18,848

(1)	Mr. Gentry elected to receive his benefit in five annual installments.
      ShopKo’s Senior Officers Deferred Compensation Plan allows officers, vice presidents and other employees designated by the retirement committee to defer a portion of their compensation by submitting a deferred compensation election form. Pursuant to the terms of the plan, a newly eligible participant may make an irrevocable election with respect to all future deferral accounts on his or her first deferred compensation election form to receive the full amount in his or her account in the event of a change of control prior to termination of employment. Such benefit shall be payable in a lump sum payment no later than the last day of the month following the month in which the change of control occurs, unless the participant has elected in his or her deferred compensation election form to have such benefit paid in five annual installments beginning on such date.
      Pursuant to participants’ election forms under the plan, the following table shows the amounts, as of September 30, 2005, that will be payable to certain ShopKo directors and executive officers under the

Senior Officers Deferred Compensation Plan following the completion of the merger in the form of a lump sum payment unless otherwise indicated.

Directors/Executive Officers	Amount of Cash Payment

Michael J. Bettiga	$599,272
Larry L. Gentry(1)	$52,081
Dale P. Kramer	$67,589
Rodney D. Lawrence	$515,520

(1)	Mr. Gentry elected to receive his benefit in five annual installments.

Indemnification and Insurance
      The merger agreement provides that SKO Group Holding will, or will cause the surviving corporation to, (i) honor all rights to indemnification existing in favor of our current and former officers and directors for acts and omissions occurring before the completion of the merger, (ii) not amend the provisions relating to indemnification or exculpation of the liability of directors in the surviving corporation’s organizational documents (in a manner adverse to the current or former directors and officers) and (iii) for six years after the completion of the merger and, subject to certain conditions, maintain ShopKo’s current officers’ and directors’ liability insurance. See “Terms of the Merger Agreement — Indemnification and Insurance of ShopKo Directors and Officers” beginning on page 105.

Compensation of Certain ShopKo Directors
      Since January 19, 2005, each member of the special committee received a fee in the amount of $750 for each telephonic meeting and $1,500 for each in-person meeting as consideration for his or her service on the special committee. Prior to January 19, 2005, each special committee member received a fee of $625 for each telephonic meeting and $1,250 for each in-person meeting. Such fees are consistent with the meeting fees paid for service on ShopKo’s other board committees. In addition, Mr. Turner, as the chair of the special committee, received $600 for every hour of time spent on special committee business outside of meetings of the special committee. Receipt of this compensation was not contingent on the special committee’s approval of the merger agreement.
      Messrs. Turner and Watson were each named Co-Chairman of the ShopKo board of directors on April 7, 2005. Each of them receives a monthly retainer of $5,000 for his service as Co-Chairman.
Amendment to ShopKo’s Rights Agreement
      On July 3, 1992, ShopKo entered into a rights agreement with Norwest Bank Minnesota, National Association, as rights agent, which was amended and restated as of September 24, 1997, and further amended as of May 22, 1998 and April 7, 2005. In general, the rights agreement imposes a significant penalty upon any person or group that acquires 15% or more of ShopKo’s outstanding common stock without the approval of our board of directors.
      On October 18, 2005, immediately prior to the execution of the merger agreement, ShopKo and Wells Fargo Bank, N.A., as successor to Norwest Bank Minnesota, National Association, entered into an amendment to the rights agreement which provides that neither the execution of the merger agreement nor the completion of the merger will trigger the provisions of the rights agreement.
      In particular, the amendment to the rights agreement provides that none of SKO Group Holding, SKO Acquisition or any of their respective affiliates shall become an “Acquiring Person,” and no “Distribution Date” will occur, in each case as a result of:

•	The execution and delivery of the merger agreement;

•	The public announcement of such execution and delivery of the merger agreement;

•	The performance of the merger agreement; or

•	The completion of the merger or the other transactions contemplated by the merger agreement.
The rights agreement, as amended, also provides that the rights shall expire immediately prior to the effective time of the merger.
Regulatory Matters
      The HSR Act and the rules and regulations promulgated thereunder require that SKO Group Holding, or its ultimate parent entity or entities, and ShopKo file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission. The required notification and report forms were filed with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission on October 28, 2005. The HSR Act provides for an initial 30 calendar day waiting period following the necessary filings by the parties to the merger so the associated initial 30-day waiting period will expire at 11:59 p.m., Eastern time, on November 29, 2005, unless a request is made for additional information or documentary material or the waiting period is earlier terminated. If either the Antitrust Division or the Federal Trade Commission makes a request for additional information or documentary materials, the waiting period will expire 30 days after substantial compliance with such request.
      At any time before or after the completion of the merger, the Antitrust Division of the United States Department of Justice or the Federal Trade Commission or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.
Material U.S. Federal Income Tax Consequences
      The following is a summary of the material U.S. federal income tax consequences of the merger to holders of ShopKo common stock and to ShopKo. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, regulations promulgated under the Code, administrative rulings by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of ShopKo common stock. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders of ShopKo common stock who are subject to special treatment under U.S. federal income tax law, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders that are properly classified as “partnerships” under the Code, dealers in securities, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who hold shares through the ShopKo Stores, Inc. Shared Savings Plan, holders who acquired common stock through the exercise of employee stock options or other compensatory arrangements, holders whose shares of common stock constitute qualified small business stock within the meaning of Section 1202 of the Code, holders who are subject to the alternative minimum tax provisions of the Code and holders who do not hold their shares of ShopKo common stock as “capital assets” within the meaning of Section 1221 of the Code. This summary does not address the U.S. federal income tax consequences to any holder of ShopKo common stock who, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust and this summary does not address the tax consequences of the merger under state, local or foreign tax laws.
      Each holder of ShopKo common stock should consult the holder’s individual tax advisors as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash
      Generally, the merger will be taxable to shareholders for U.S. federal income tax purposes. A holder of ShopKo common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the ShopKo common stock surrendered. Any such gain or loss generally will be capital gain or loss if the ShopKo common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held the ShopKo common stock for more than one year prior to the effective time of the merger. If the holder has held the ShopKo common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations.

Backup Withholding
      Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 28% of all cash payments to which a holder of ShopKo common stock is entitled pursuant to the merger agreement unless the holder provides a tax identification number (social security number in the case of an individual or employer identification number in the case of other holders), certifies that such number is correct and that no backup withholding is otherwise required and otherwise complies with such backup withholding rules. Each holder of ShopKo common stock should complete, sign and return to the paying agent the Substitute Form W-9 in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is satisfied in a manner satisfactory to the paying agent. The Substitute Form W-9 will be included as part of the letter of transmittal mailed to each record holder of ShopKo common stock. See “Terms of the Merger Agreement — Payment for ShopKo Common Stock in the Merger” beginning on page 95.

ShopKo
      Under general U.S. federal income tax principles, the merger should not be a taxable event in which gain or loss is recognized by ShopKo for U.S. federal income tax purposes.
Shareholder Litigation
      ShopKo is aware of six putative class action lawsuits challenging the Badger merger, each of which was filed in Circuit Court for Brown County, Wisconsin. These six lawsuits were consolidated under the caption, In re ShopKo Shareholder Litigation, Case No. 05-CV-677, and ShopKo, each member of the ShopKo board of directors and Goldner Hawn were named as defendants. The consolidated complaint alleges, among other things, that ShopKo and its directors breached their fiduciary duties to ShopKo’s shareholders by negotiating the Badger merger at a price that the plaintiffs allege to be inadequate, by supporting the Badger merger rather than effecting a recapitalization and by failing to disclose all material information concerning the Badger merger agreement, the transactions contemplated thereby and the background of and reasons for the Badger merger. In addition, the consolidated complaint alleges that Goldner Hawn aided and abetted the directors’ breach of their fiduciary duties. The consolidated complaint seeks, among other relief, rescission of the Badger merger, an injunction requiring disclosure of all material information and preventing completion of the Badger merger, and compensatory damages.
      On August 16, 2005, the plaintiffs in the consolidated case filed a motion seeking a temporary injunction enjoining the shareholder vote on the Badger merger. Following a hearing on the motion held on September 1 and September 2, 2005, the court denied the plaintiffs’ motion finding that the plaintiffs failed to show, among other things, a reasonable probability that they would prevail with respect to their challenges to the process followed by the special committee leading up to its approval and recommendation of the original Badger merger agreement or that the definitive proxy statement filed in connection with the Badger merger contained any material omissions or misleading statements of material facts.

No Dissenters’ Rights
      Under Wisconsin law, you do not have the right to exercise dissenters’ rights in connection with the merger. If the merger agreement is approved and the merger is completed, shareholders who voted against the merger agreement will be treated the same as other shareholders and their shares will automatically be converted into the right to receive the per share merger consideration.
Financial Projections
      ShopKo does not, as a matter of course, publicly disclose projections of future financial performance, earnings or other results. However, as described below, in connection with our possible sale, various projections were provided to the GHJM Investors, our board of directors, the special committee and/or Merrill Lynch. Additionally, the projections included in the definitive proxy statement and supplements thereto related to the Badger merger that were filed with the SEC and sent to ShopKo shareholders were available to SKO Group Holding and SKO Acquisition. The summary of the projections set forth below is included to give our shareholders access to information that was not publicly available and that we provided in connection with our possible sale.
      ShopKo and, to the extent the August 2004 Projections and the reduced capital expenditure case projections included in the October 2004 Projections were prepared by Merrill Lynch, Merrill Lynch did not prepare the projections with a view toward public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. Our independent registered public accounting firm, Deloitte & Touche LLP, has neither examined nor compiled the projections and, accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. The Deloitte & Touche LLP report on our historical consolidated financial statements incorporated by reference in this proxy statement does not extend to the projections and should not be read to do so.
      The projections included below are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those shown below and should be read with caution. See “Cautionary Statement Concerning Forward-Looking Information” beginning on page 11. They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and developments occurring since the date each set of projections was prepared. Although presented with numerical specificity, the projections were not prepared in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by our management and/or Merrill Lynch, as applicable. Some or all of the assumptions may not be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control, and such uncertainties and contingencies can generally be expected to increase with the passage of time from the dates of the projections. Accordingly, the assumptions made in preparing the projections might not prove accurate, and actual results might differ materially. In addition, the projections do not take into account any of the transactions contemplated by the merger agreement, including the merger and related financing, which might also cause actual results to differ materially.
      For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of the projections in this proxy statement should not be regarded as an indication that the projections will be an accurate prediction of future events, and they should not be relied on as such. None of ShopKo, our board of directors, the special committee or Merrill Lynch assumes any responsibility for the reasonableness, completeness, accuracy or reliability of the projections. No one has made, or makes, any representation regarding the information contained in the projections and, except as may be required by applicable securities laws, we do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even if any or all of the assumptions are shown to be in error. Due to the volatility of the retail industry and because the prospective financial information provided in this proxy statement is in summary format, you are cautioned not to rely on this information in making a decision whether to vote in favor of the merger agreement.

April 2004 Projections
      In April 2004, ShopKo’s management prepared certain projections which covered ShopKo’s anticipated future operating performance, as of the date such projections were prepared, for fiscal years ending on or about January 29, 2005 through January 31, 2009 (which we refer to in this proxy statement as the “April 2004 Projections”). The April 2004 Projections contained twelve months of projected results for the fiscal year ending January 29, 2005. The April 2004 Projections were provided to the GHJM Investors on April 29, 2004 and were also provided to the special committee and Merrill Lynch. Set forth below is a summary of certain significant elements of the April 2004 Projections.

April 2004 Projections — Base Case
      The base case projections included in the April 2004 Projections included the following key assumptions:

•	The opening of 50 new Pamida stores and three new ShopKo Express stores.

•	The closing of twelve ShopKo stores and 18 Pamida stores.

•	Restructuring charges related to closed stores and pre-opening expense related to remodels.

•	EBITDA improvements include:

—	Remodeling of 90 ShopKo stores and 153 Pamida stores; and

—	Various assumptions related to same store sales, revenue and gross margin by major merchandise category, consolidated selling general and administrative expenses and inventory turnover.

	Fiscal Year Ending on or About January 31,

	2005	2006	2007	2008	2009

	(In millions, except per share data)
Income Statement Data
Store Revenues(1)	$3,313	$3,464	$3,606	$3,747	$3,898
EBITDA(2)	192	207	219	234	251
EBIT(2)	105	118	127	140	154
Earnings Per Share	1.45	1.75	1.96	2.26	2.63
Earnings After Tax	43	51	58	67	78
Other Data
Depreciation and Amortization	87	89	92	94	97
Change in Working Capital	15	(6)	(9)	(9)	(11)
Capital Expenditures and Purchase of Intangibles(3)	(92)	(120)	(115)	(113)	(110)
Key Financial Ratios
Revenue Growth	4.1%	4.6%	4.1%	3.9%	4.0%
EBITDA Margin	5.8%	5.9%	6.0%	6.2%	6.4%

(1)	Store revenues exclude license fee revenue.

(2)	EBITDA (earnings before interest, taxes, depreciation and amortization) and EBIT (earnings before interest and taxes) are not generally accepted accounting principles measurements. We provided projections of EBITDA and EBIT because we believe they enhance the understanding of our projected operating results and provide useful information regarding our ability to service or incur indebtedness.

(3)	Includes acquisition of pharmacy customer files which are classified as intangible assets.

April 2004 Projections — Reduced Capital Expenditure Case
      The reduced capital expenditure case projections included in the April 2004 Projections reflected reductions in capital expenditures based on discussions between ShopKo’s management and Goldner Hawn during which Goldner Hawn requested that ShopKo’s management prepare a financial plan reflecting certain reductions in planned capital expenditures. In addition, the reduced capital expenditure case projections included in the April 2004 Projections included the following key assumptions:

•	The opening of 35 new Pamida stores and three new ShopKo Express stores.

•	The closing of twelve ShopKo stores and 18 Pamida stores.

•	Restructuring charges related to closed stores and pre-opening expense related to remodels.

•	EBITDA improvements include:

—	Remodeling of 70 ShopKo stores and 153 Pamida stores; and

—	Various assumptions related to same store sales, revenue and gross margin by major merchandise category, consolidated selling general and administrative expenses and inventory turnover.

	Fiscal Year Ending on or About January 31,

	2005	2006	2007	2008	2009

	(In millions, except per share data)
Income Statement Data
Store Revenues(1)	$3,313	$3,436	$3,539	$3,631	$3,731
EBITDA(2)	192	212	218	227	235
EBIT(2)	105	126	133	142	151
Earnings Per Share	1.45	1.93	2.15	2.43	2.71
Earnings After Tax	43	57	63	72	80
Other Data
Depreciation and Amortization	87	86	85	84	84
Change in Working Capital	15	3	(3)	(2)	(3)
Capital Expenditures and Purchase of Intangibles(3)	(92)	(94)	(89)	(86)	(83)
Key Financial Ratios
Revenue Growth	4.1%	3.7%	3.0%	2.6%	2.7%
EBITDA Margin	5.8%	6.1%	6.1%	6.2%	6.3%

(1)	Store revenues exclude license fee revenue.

(2)	See footnote (2) above under “April 2004 Projections — Base Case.”

(3)	Includes acquisition of pharmacy customer files which are classified as intangible assets.

August 2004 Projections
      In August 2004, Merrill Lynch prepared certain projections which covered ShopKo’s anticipated future operating performance, as of the date such projections were prepared, for fiscal years ending on or about January 31, 2005 through January 31, 2009 (which we refer to in this proxy statement as the “August 2004 Projections”). The August 2004 Projections were prepared by Merrill Lynch in a substantially similar manner as the April 2004 Projections, but contained updated financial results taking into account ShopKo’s actual fiscal 2005 performance. Specifically, the August 2004 Projections contained six months of actual results and six months of projected results for the fiscal year ending January 29, 2005. Further, the August 2004 Projections used conservative management assumptions about future expenses and therefore reflect higher future expenses than other projections prepared in 2004. These assumptions caused a significant difference in EBITDA in the August 2004 Projections, as compared to the April 2004 Projections and the October 2004 Projections, and were inconsistent with other analyses performed prior to and subsequent to the August 25, 2004 materials prepared by Merrill Lynch. The August 2004 Projections were provided by Merrill Lynch to the special committee on August 25, 2004, but were not provided to the GHJM Investors. Set forth below is a summary of certain significant elements of the August 2004 Projections.

August 2004 Projections — Base Case
      The base case projections included in the August 2004 Projections included the following key assumptions:

•	The opening of 50 new Pamida stores and three new ShopKo Express stores.

•	The closing of twelve ShopKo stores and 18 Pamida stores.

•	Restructuring charges related to closed stores and pre-opening expense related to remodels.

•	EBITDA improvements include:

—	Remodeling of 90 ShopKo stores and 153 Pamida stores; and

—	Various assumptions related to same store sales, revenue and gross margin by major merchandise category, consolidated selling general and administrative expenses and inventory turnover.

	Fiscal Year Ending on or About January 31,

	2005	2006	2007	2008	2009

	(In millions, except per share data)
Income Statement Data

Store Revenues(1)	$3,287	$3,416	$3,557	$3,695	$3,845
EBITDA(2)	190	196	207	222	239
EBIT(2)	104	106	116	128	142
Earnings Per Share	1.43	1.53	1.74	2.04	2.40
Other Financial Data

Depreciation and Amortization	87	90	92	95	97
Change in Working Capital	13	(9)	(9)	(11)	(12)
Capital Expenditures and Purchase of Intangibles(3)	(113)	(115)	(113)	(110)	(65)
Key Financial Ratios

Revenue Growth	3.2%	3.9%	4.1%	3.9%	4.0%
EBITDA Margin	5.8%	5.7%	5.8%	6.0%	6.2%

(1)	Store revenues exclude license fee revenue.

(2)	See footnote (2) above under “April 2004 Projections — Base Case.”

(3)	Includes acquisition of pharmacy customer files which are classified as intangible assets.

August 2004 Projections — Reduced Capital Expenditure Case Projections
      The reduced capital expenditure case projections included in the August 2004 Projections included the following key assumptions:

•	The opening of 35 new Pamida stores and three new ShopKo Express stores.

•	The closing of twelve ShopKo stores and 18 Pamida stores.

•	Restructuring charges related to closed stores and pre-opening expense related to remodels.

•	EBITDA improvements include:

—	Remodeling of 70 ShopKo stores and 153 Pamida stores; and

—	Various assumptions related to same store sales, revenue and gross margin by major merchandise category, consolidated selling general and administrative expenses and inventory turnover.

	Fiscal Year Ending on or About January 31,

	2005	2006	2007	2008	2009

	(In millions, except per share data)
Income Statement Data
Store Revenues(1)	$3,287	$3,409	$3,511	$3,603	$3,701
EBITDA(2)	190	202	208	216	225
EBIT(2)	104	116	123	132	141
Earnings Per Share	1.43	1.75	1.97	2.24	2.52
Other Financial Data
Depreciation and Amortization	87	86	85	84	84
Change in Working Capital	3	(3)	(2)	(3)	(5)
Capital Expenditures and Purchase of Intangibles(3)	(94)	(89)	(86)	(83)	(50)
Key Financial Ratios
Revenue Growth	3.2%	3.7%	3.0%	2.6%	2.7%
EBITDA Margin	5.8%	5.9%	5.9%	6.0%	6.1%

(1)	Store revenues exclude license fee revenue.

(2)	See footnote (2) above under “April 2004 Projections — Base Case.”

(3)	Includes acquisition of pharmacy customer files which are classified as intangible assets.

October 2004 Projections
      In October 2004, ShopKo’s management prepared certain projections which covered ShopKo’s anticipated future operating performance, as of the date such projections were prepared, for fiscal years ending on or about January 29, 2005 through January 31, 2009 (which we refer to in this proxy statement as the “October 2004 Projections”). The October 2004 Projections contained six months of actual results and six months of projected results for the fiscal year ending January 29, 2005. The reduced capital expenditure case projections included in the October 2004 Projections and described below were prepared by Merrill Lynch by adjusting the base case projections included in the October 2004 Projections taking into account discussions with ShopKo’s management. During the negotiations of the merger agreement in October 2004, the October 2004 Projections were provided to the special committee and the base case projections included in the October 2004 Projections were provided to Merrill Lynch. Further, the GHJM Investors were provided with a portion of the October 2004 Projections covering the twelve-month period from October 2004 through October 2005. Set forth below is a summary of certain significant elements of the October 2004 Projections.

October 2004 Projections — Base Case
      The base case projections included in the October 2004 Projections included the following key assumptions:

•	The opening of 40 new Pamida stores and three new ShopKo Express stores.

•	The closing of twelve ShopKo stores and 19 Pamida stores.

•	Restructuring charges related to closed stores and pre-opening expense related to remodels.

•	EBITDA improvements include:

—	Remodeling of 90 ShopKo stores and 136 Pamida stores; and

—	Various assumptions related to same store sales, revenue and gross margin by major merchandise category, consolidated selling general and administrative expenses and inventory turnover.

	Fiscal Year Ending on or About January 31,

	2005	2006	2007	2008	2009

	(In millions, except per share data)
Income Statement Data
Store Revenues(1)	$3,243	$3,380	$3,505	$3,646	$3,792
EBITDA(2)	190	205	214	224	240
EBIT(2)	104	117	124	133	147
Earnings Per Share	1.45	1.75	1.94	2.15	2.49
Earnings After Tax	43	52	57	64	74
Other Data
Depreciation and Amortization	86	88	90	92	93
Change in Working Capital	15	(33)	(6)	(10)	(13)
Capital Expenditures and Purchase of Intangibles(3)	(106)	(102)	(115)	(113)	(110)
Key Financial Ratios
Revenue Growth	1.8%	4.2%	3.7%	4.0%	4.0%
EBITDA Margin	5.8%	6.0%	6.1%	6.1%	6.3%

(1)	Store revenues exclude license fee revenue.

(2)	See footnote (2) above under “April 2004 Projections — Base Case.”

(3)	Includes acquisition of pharmacy customer files which are classified as intangible assets.

October 2004 Projections — Reduced Capital Expenditure Case
      The reduced capital expenditure case projections included in the October 2004 Projections were prepared by Merrill Lynch taking into account discussions with ShopKo’s management. This reduced capital expenditure case was derived by applying revenue growth rates consistent with the reduced capital expenditure case included in the April 2004 Projections and adjusting the EBITDA margins in a manner consistent with the adjustments made in the reduced capital expenditure case projections included in the April 2004 Projections.

	Fiscal Year Ending on or About January 31,

	2005	2006	2007	2008	2009

	(In millions, except per share data)
Income Statement Data
Store Revenues(1)	$3,243	$3,363	$3,463	$3,554	$3,651
EBITDA(2)	190	210	216	225	234
EBIT(2)	104	124	131	141	150
Earnings Per Share	1.45	1.94	2.14	2.42	2.70
Other Data
Depreciation and Amortization	86	86	85	84	84
Change in Working Capital	15	(33)	(6)	(9)	(12)
Capital Expenditures and Purchase of Intangibles(3)	(106)	(73)	(89)	(86)	(83)
Key Financial Ratios
Revenue Growth	1.8%	3.7%	3.0%	2.6%	2.7%
EBITDA Margin	5.8%	6.2%	6.2%	6.3%	6.4%

(1)	Store revenues exclude license fee revenue.

(2)	See footnote (2) above under “April 2004 Projections — Base Case.”

(3)	Includes acquisition of pharmacy customer files which are classified as intangible assets.

March 2005 Projections
      In March 2005, ShopKo’s management prepared certain projections which covered ShopKo’s anticipated future operating performance, as of the date such projections were prepared, for fiscal years ending on or about January 28, 2006 through January 31, 2010 (which we refer to in this proxy statement as the “March 2005 Projections”). The March 2005 Projections contained twelve months of projected results for the fiscal year ending January 28, 2006. Our board of directors requested that ShopKo’s management prepare the March 2005 Projections as a part of a strategic planning initiative to increase ShopKo’s return on equity in the face of a challenging sales environment. ShopKo’s management presented the March 2005 Projections to our board of directors at an in-person meeting on March 16, 2005. The special committee of the ShopKo board of directors has expressed serious reservations with respect to the achievability of the base case projections included in the March 2005 Projections described below taking into account the assumptions contained therein with respect to store closures, reduced store openings and capital expenditures and the effect such actions would likely have on operating results. The March 2005 Projections were subsequently provided to Merrill Lynch for use by Merrill Lynch in the analyses it performed in connection with its fairness opinion. Further, the GHJM Investors were provided with a portion of the March 2005 Projections covering the twelve-month period from March 2005 through March 2006. Set forth below is a summary of certain significant elements of the March 2005 Projections. Although the special committee has expressed serious reservations regarding the achievability of the March 2005 Projections, it believes that Merrill Lynch’s reliance on those materials for the purposes of performing its analyses to be reasonable and conservative for such purposes.

March 2005 Projections — Base Case
      The base case projections included in the March 2005 Projections included the following key assumptions:

•	No new store growth from fiscal year 2005 through fiscal year 2009.

•	The closing of ten ShopKo stores and 55 Pamida stores from fiscal year 2005 through fiscal year 2009.

•	Restructuring charges related to closed stores and pre-opening expense related to remodels.

•	EBITDA improvement initiatives:

—	Remodeling of 126 ShopKo stores and 126 Pamida stores;

—	IT Systems/merchant consolidation;

—	Headcount reductions; and

—	Various assumptions related to same store sales, revenue and gross margin by major merchandise category, consolidated selling general and administrative expenses and inventory turnover.

	Fiscal Year Ending on or About January 31,

	2006	2007	2008	2009	2010

	(In millions, except per share data)
Income Statement Data
Store Revenues(1)	$3,256	$3,293	$3,288	$3,300	$3,346
EBITDA(2)	191	172	167	190	193
EBIT(2)	116	93	86	114	124
Earnings Per Share	1.60	1.22	1.20	1.91	2.23
Earnings After Tax	47	36	35	57	66
Other Data
Depreciation and Amortization	84	89	91	85	79
Change in Working Capital	17	13	9	11	1
Capital Expenditures and Purchase of Intangibles(3)	(67)	(59)	(61)	(58)	(42)
Key Financial Ratios
Revenue Growth	2.8%	1.1%	(0.1)%	0.4%	1.4%
EBITDA Margin	5.8%	5.2%	5.0%	5.7%	5.7%

(1)	Store revenues exclude license fee revenue.

(2)	See footnote (2) above under “April 2004 Projections — Base Case.”

(3)	Includes acquisition of pharmacy customer files which are classified as intangible assets.

March 2005 Projections — Sensitivity Case
      The sensitivity case projections included in the March 2005 Projections reflected substantially similar assumptions as the base case projections, but assumed incremental revenue and margin improvements driven by merchandising and pricing optimization.

	Fiscal Year Ending on or About January 31,

	2006	2007	2008	2009	2010

	(In millions, except per share data)
Income Statement Data
Store Revenues(1)	$3,256	$3,296	$3,304	$3,334	$3,404
EBITDA(2)	191	180	185	220	237
EBIT(2)	116	101	104	145	168
Earnings Per Share	1.60	1.39	1.59	2.58	3.21
Earnings After Tax	47	41	47	76	95
Other Data
Depreciation and Amortization	84	89	91	85	79
Change in Working Capital	17	15	13	15	5
Capital Expenditures and Purchase of Intangibles(3)	(67)	(59)	(61)	(58)	(60)
Key Financial Ratios
Revenue Growth	2.8%	1.2%	0.2%	0.9%	2.1%
EBITDA Margin	5.8%	5.4%	5.6%	6.6%	6.9%

(1)	Store revenues exclude license fee revenue.

(2)	See footnote (2) above under “April 2004 Projections — Base Case.”

(3)	Includes acquisition of pharmacy customer files which are classified as intangible assets.

September 2005 Projections
      In September 2005, at the direction of the special committee and in consultation with ShopKo’s management with respect to the 2005 fiscal year, Merrill Lynch updated the base case projections included in the March 2005 Projections (see “— Financial Projections — March 2005 Projections” beginning on page 88 of this proxy statement). As discussed in this proxy statement, our board of directors requested that ShopKo’s management prepare the March 2005 Projections as a part of a strategic planning initiative to increase ShopKo’s return on equity in the face of a challenging sales environment. The update to the base case projections included in the March 2005 Projections (which we refer to in this proxy statement as the “September 2005 Projections”) reflected management’s view of ShopKo’s anticipated future operating performance for the remainder of the 2005 fiscal year, as of the date such projections were prepared. Specifically, the September 2005 Projections contained seven months of actual results and five months of projected results for the fiscal year ending January 28, 2006, which were based upon current business trends and highlights. The September 2005 Projections contained the same projections for each of the fiscal years ending on or about January 31, 2007 through January 31, 2010 as were set forth in the base case projections included in the March 2005 Projections. The current business trends and highlights upon which the projections for the remainder of the 2005 fiscal year were based include the following:

	Base Case Projections
	Included in the March
	2005 Projections	September 2005 Projections

Sales	+2.8%	(3.3%)
Gross Profit	$865 million	$842 million
Gross Margin	26.6%	27.5%
EBITDA	$191 million	$187 million
      The special committee of the ShopKo board of directors has expressed serious reservations with respect to the achievability of the base case projections included in the March 2005 Projections and the September 2005 Projections, given the shortfall of ShopKo’s 2005 financial results through the first seven months of the current fiscal year when compared to the base case projections included in the March 2005 Projections. This shortfall in performance not only brings into question the projections for the next two fiscal years set forth in the base case projections included in the March 2005 Projections as well as the projections for the next two fiscal years set forth in the September 2005 Projections, but also the significant turnaround and increase in projected EBITDA in the 2008 and 2009 fiscal years reflected in both sets of projections. Other key factors contributing to the special committee’s strong skepticism with respect to such projections include:

•	negative historical and current sales declines, significantly below industry trends, including negative 9.3% comparable store sales in August 2005, and the special committee’s belief that ShopKo’s current strength in gross margin cannot offset the declining sales trends, which potentially may have very negative long-term implications;

•	the special committee’s lack of confidence regarding ShopKo’s ability to grow sales while closing and selling stores;

•	the sustainability of ShopKo’s business model given low projected capital expenditures coupled with underinvestment during the last few years;

•	the fiercely competitive environment in which ShopKo operates, particularly the increasing penetration of Wal-Mart super centers; and

•	the fact that ShopKo currently does not have a chief executive officer and ShopKo’s significant historical challenges in recruiting strong management.
      The September 2005 Projections, which were prepared at the direction of the special committee and in consultation with ShopKo’s management with respect to the 2005 fiscal year, were provided by Merrill Lynch to the special committee on September 9, 2005 and were used by Merrill Lynch in the analyses it performed in connection with its fairness opinion, but were not provided to the GHJM Investors in advance of the announcement of the amended Badger merger agreement. Although the special committee has expressed serious reservations regarding the achievability of the September 2005 Projections for the reasons expressed above, it believes that Merrill Lynch’s reliance on those materials for the purposes of performing its analyses to be reasonable and conservative for such purposes.
      The September 2005 Projections included the following key assumptions, which are the same as the key assumptions upon which the base case projections included in the March 2005 Projections are based:

•	No new store growth from fiscal year 2005 through fiscal year 2009.

•	The closing of ten ShopKo stores and 55 Pamida stores from fiscal year 2005 through fiscal year 2009.

•	Restructuring charges related to closed stores and pre-opening expense related to remodels.

•	EBITDA improvements include:

—	Remodeling of 126 ShopKo stores and 126 Pamida stores;

—	IT Systems/merchant consolidation;

—	Headcount reductions; and

—	Various assumptions related to same store sales, revenue and gross margin by major merchandise category, consolidated selling, general and administrative expenses and inventory turnover.

	Fiscal Year Ending on or About January 31,

	2006	2007	2008	2009	2010

	(In millions, except per share data)
Income Statement Data
Store Revenues(1)	$3,062	$3,293	$3,288	$3,300	$3,346
EBITDA(2)	187	172	167	190	193
EBIT(2)	111	93	86	114	124
Earnings Per Share	1.57	1.22	1.20	1.91	2.23
Other Financial Data
Depreciation and Amortization	82	89	91	85	79
Change in Working Capital	(21)	(13)	(9)	(11)	(1)
Capital Expenditures and Purchase of Intangibles(3)	(41)	(59)	(61)	(58)	(60)
Key Financial Ratios
Revenue Growth	(3.3)%	7.6%	(0.2)%	0.4%	1.4%
EBITDA Margin	6.1%	5.2%	5.0%	5.7%	5.7%

(1)	Store revenues exclude license fee revenue.

(2)	See footnote (2) above under “April 2004 Projections — Base Case.”

(3)	Includes acquisition of pharmacy customer files which are classified as intangible assets.

Supplemental Illustrative Analysis
      In the afternoon on September 9, 2005, Merrill Lynch provided the special committee and Mr. Kramer a supplemental illustrative analysis (which we refer to in this proxy statement as the “Supplemental Illustrative Analysis”). The special committee specifically requested that Merrill Lynch make the following adjustments to the September 2005 Projections:

•	a 5% reduction of estimated EBITDA for the 2005 fiscal year;

•	a 10% reduction per year of estimated EBITDA for each of the 2006 through 2009 fiscal years; and

•	an increase in capital expenditures of approximately $13 million in each of the 2006 and 2007 fiscal years to compensate for the approximately $26 million decrease in actual 2005 capital expenditures as compared to the capital expenditures assumed in the base case projections included in the March 2005 Projections.
      The special committee requested that Merrill Lynch prepare the Supplemental Illustrative Analysis in light of the special committee’s continuing concerns regarding the attainability of the September 2005 Projections and the base case projections included in the March 2005 Projections and to demonstrate the impact the requested adjustments would have on the September 2005 Projections. Merrill Lynch provided the Supplemental Illustrative Analysis to the special committee after the special committee and ShopKo board of directors meetings on September 9, 2005 and the Supplemental Illustrative Analysis was not shown to or discussed with management. The adjusted projections and resulting analysis included in the

Supplemental Illustrative Analysis were furnished for illustrative purposes only and were neither utilized nor relied upon by Merrill Lynch in connection with its fairness opinion, and were neither utilized nor relied upon by the special committee or the ShopKo board of directors in connection with their consideration of the amended Badger merger agreement.

	Fiscal Year Ending on or About January 31,

	2006	2007	2008	2009	2010

	(In millions, except per share data)
Income Statement Data
Store Revenues(1)	$3,062	$3,293	$3,288	$3,300	$3,346
EBITDA(2)	178	155	150	171	174
EBIT(2)	101	75	69	95	105
Earnings Per Share	1.25	0.64	0.63	1.27	1.58
Other Financial Data
Depreciation and Amortization	82	89	91	85	79
Change in Working Capital	(21)	(13)	(9)	(11)	(1)
Capital Expenditures and Purchase of Intangibles(3)	(41)	(72)	(74)	(58)	(60)
Key Financial Ratios
Revenue Growth	(3.3)%	7.6%	(0.2)%	0.4%	1.4%
EBITDA Margin	5.8%	4.7%	4.5%	5.2%	5.2%

(1)	Store revenues exclude license fee revenue.

(2)	See footnote (2) above under “September 2005 Projections.”

(3)	Includes acquisition of pharmacy customer files which are classified as intangible assets.

TERMS OF THE MERGER AGREEMENT
      The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement as amended by amendments no. 1 and no. 2 thereto. A copy of the merger agreement, as amended, is attached as Appendix A to this proxy statement. We urge to you to read the merger agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the merger.
      The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties ShopKo, SKO Group Holding and SKO Acquisition made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to complete the merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.
General; The Merger
      At the effective time of the merger, upon the terms and subject to the satisfaction or waiver of the conditions of the merger agreement and in accordance with the Wisconsin Business Corporation Law, SKO Acquisition will merge with and into ShopKo and the separate corporate existence of SKO Acquisition will end. ShopKo will be the surviving corporation in the merger and will continue to be a Wisconsin corporation after the merger, wholly-owned by SKO Group Holding. The articles of incorporation and bylaws of ShopKo, as the surviving corporation, will be amended and restated in their entirety at the effective time of the merger to read as the articles of incorporation and bylaws of SKO Acquisition, except that the name of the surviving corporation will be ShopKo Stores, Inc. and the bylaws will contain indemnification provisions consistent with the provisions contained in the current bylaws of ShopKo.
      The directors of SKO Acquisition will, from and after the effective time of the merger, be the initial directors of ShopKo, as the surviving corporation, until the earlier of their resignation or removal or until their successors are duly elected and qualified. The officers of ShopKo immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the initial officers of ShopKo, as the surviving corporation, until the earlier of their resignation or removal or until their successors are duly elected and qualified.
When the Merger Becomes Effective
      ShopKo and SKO Acquisition will file articles of merger with the Department of Financial Institutions of the State of Wisconsin on the second business day after the satisfaction or waiver of all the closing conditions to the merger (other than those conditions that by their nature are to be satisfied at the closing), unless ShopKo and SKO Acquisition agree to another date in writing. The merger will become effective at the close of business on the date when the articles of merger are filed with the Department of Financial Institutions of the State of Wisconsin or at such other later date and time as ShopKo and SKO Acquisition agree and specify in the articles of merger.
      If shareholders approve the merger agreement, the parties intend to complete the merger as soon as practicable thereafter. The parties to the merger agreement expect to complete the merger in December 2005 or January 2006, which both fall in ShopKo’s fourth fiscal quarter of 2005. Because the merger is subject to certain conditions, the exact timing of the merger cannot be determined.

Consideration to be Received Pursuant to the Merger; Treatment of Stock Options
      The merger agreement provides that, at the effective time of the merger:

•	each share of ShopKo common stock issued and outstanding immediately prior to the effective time of the merger (other than the shares of ShopKo common stock owned by ShopKo as treasury shares, the shares of ShopKo common stock owned by SKO Group Holding or SKO Acquisition and any shares of ShopKo common stock owned by a direct or indirect subsidiary of ShopKo) will be converted into the right to receive $29.00 in cash, plus, if the merger does not close on or prior to December 15, 2005, an increase in the per share price at the rate of 6% per annum each day beginning on December 15, 2005 through and including the closing date of the merger;

•	each share of ShopKo common stock owned by ShopKo as a treasury share will automatically be canceled and retired and will cease to exist, and no consideration will be paid in exchange for it;

•	each share of ShopKo common stock owned by SKO Group Holding or SKO Acquisition will automatically be canceled and retired and will cease to exist, and no consideration will be paid in exchange for it;

•	each share of ShopKo common stock owned by a direct or indirect subsidiary of ShopKo will be converted into and become one share of common stock of ShopKo, as the surviving corporation; and

•	each share of SKO Acquisition capital stock will be converted into and become one share of common stock of ShopKo, as the surviving corporation.
      Each option granted to any current or former employee, consultant or director of ShopKo to acquire ShopKo common stock, which is outstanding immediately prior to the effective time of the merger, whether or not exercisable, will be canceled in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) equal to the product of:

•	the number of shares of ShopKo common stock subject to the option; and

•	the excess, if any, of the per share merger consideration over the exercise price per share of the option.
Payment for ShopKo Common Stock in the Merger
      At the effective time of the merger, SKO Group Holding will cause ShopKo, as the surviving corporation, to deposit with a bank or trust company reasonably acceptable to ShopKo, as paying agent, in trust for the benefit of the holders of ShopKo common stock, sufficient cash to pay those holders the amounts they are entitled to receive under the merger agreement. After the effective time of the merger, there will be no further transfers in the records of ShopKo or its transfer agent of certificates representing ShopKo common stock and, if any certificates are presented to ShopKo for transfer, they will be canceled against payment of the merger consideration. After the effective time of the merger, subject to the right to surrender your certificate in exchange for payment of the merger consideration, you will cease to have any rights as a shareholder of ShopKo.
      As soon as reasonably practicable after the effective time of the merger, the paying agent will mail to each record holder of ShopKo common stock a letter of transmittal and instructions for use in effecting the surrender of their ShopKo common stock certificates in exchange for the merger consideration. You should not send in your ShopKo common stock certificates until you receive the letter of transmittal. The letter of transmittal and instructions will tell you what to do if you have lost a certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by ShopKo (as the surviving corporation), post a bond in a reasonable amount as ShopKo directs as indemnity against any claim that may be made against ShopKo with respect to such certificate.
      The paying agent will promptly pay you your merger consideration after you have surrendered your certificates to the paying agent and provided to the paying agent any other items specified by the letter of transmittal and instructions. The surrendered certificates will be canceled upon delivery of the merger consideration. Interest will not be paid or accrued in respect of cash payments of merger consideration. ShopKo, SKO Group Holding or the paying agent may reduce the amount of any merger consideration paid to you by any applicable withholding taxes.
      If payment is to be made to a person other than the person in whose name the ShopKo common stock certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered of the amount due under the merger agreement, or that such person establish to the satisfaction of the paying agent that such tax has been paid or is not applicable.
      Any portion of the payment fund, and interest received with respect thereto, held by the paying agent that remains undistributed to our shareholders nine months after the effective time of the merger will be delivered to SKO Group Holding, and any shareholders who have not properly surrendered their stock certificates will thereafter look, only as general creditors, to SKO Group Holding for payment of the merger consideration in the amount due to them under the merger agreement. None of ShopKo, the paying agent, SKO Group Holding, SKO Acquisition or any other person will be liable to any shareholder for any merger consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.
Representations and Warranties
      ShopKo has made certain customary representations and warranties in the merger agreement to SKO Group Holding and SKO Acquisition, including as to:

•	corporate existence and power, qualification to conduct business and good standing;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	absence of a breach of our articles of incorporation, bylaws, contracts, permits or any laws as a result of the merger;

•	termination of the Badger merger agreement and payment of the Badger termination fee;

•	required shareholder vote;

•	capitalization;

•	subsidiaries;

•	documents filed with the SEC and the accuracy of the information contained in those documents;

•	internal control over financial reporting and disclosure controls and procedures;

•	accuracy of our financial statements and the absence of undisclosed liabilities;

•	information supplied for use in this proxy statement;

•	absence of certain changes;

•	taxes;

•	employee benefit plans;

•	environmental matters;

•	litigation and compliance with laws;

•	intellectual property;

•	material contracts;

•	insurance;

•	real estate and other assets;

•	labor relations and employment;

•	the opinion of the special committee’s financial advisor;

•	finders’ and other fees;

•	the amendment of ShopKo’s rights plan;

•	inapplicability of anti-takeover statutes;

•	title to assets;

•	transactions with affiliates; and

•	letters of credit, surety bonds and guarantees.
      Certain aspects of the representations and warranties and warranties of ShopKo are qualified by the concept of “material adverse effect.” For the purposes of the merger agreement, a “material adverse effect” on ShopKo means any effect, change, event, fact, condition, occurrence or development that, individually or in the aggregate, with other effects, changes, events, facts, conditions, occurrences or developments, has been or would reasonably be expected to be materially adverse to the condition (financial or otherwise), assets, liabilities, properties, business or results of operations of ShopKo and its subsidiaries, taken as a whole.
      Notwithstanding the foregoing, to the extent any effect, change, event, fact, condition, occurrence or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “material adverse effect” on ShopKo:

•	changes in general economic conditions;

•	the announcement of the merger agreement and the transactions contemplated by the merger agreement;

•	general changes or developments in the industries in which ShopKo and its subsidiaries operate; or

•	changes in generally accepted accounting principles which ShopKo is required to adopt, unless, in the case of the first and third bullet points above, such changes or developments referred to in such bullet points would reasonably be expected to have a materially disproportionate impact on the condition (financial or otherwise), assets, liabilities, properties, business or results of operations of ShopKo and its subsidiaries taken as a whole relative to other industry participants.
      Notwithstanding the foregoing, a deterioration in the results of operations of ShopKo during the period beginning on November 1, 2005 and thereafter shall not, in and of itself, constitute a “material adverse effect” unless the deterioration occurred as a result of any effect, change, event, fact, condition, occurrence or development that would have constituted a “material adverse effect.”
      Each of SKO Group Holding and SKO Acquisition has made certain representations and warranties in the merger agreement to ShopKo, including as to:

•	corporate existence and power, qualification to conduct business and good standing;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	absence of a breach of their respective charters, bylaws, contracts, permits or any laws as a result of the merger;

•	capitalization;

•	information supplied for use in this proxy statement;

•	SKO Group Holding’s and SKO Acquisition’s operations;

•	ownership of ShopKo’s common stock;

•	financing commitments; and

•	brokers.
      Certain aspects of the representations and warranties and warranties of SKO Group Holding and SKO Acquisition are qualified by the concept of “material adverse effect.” For the purposes of the merger agreement, a “material adverse effect” on SKO Group Holding and SKO Acquisition means any effect, change, event, fact, condition, occurrence or development that, individually or in the aggregate, with other effects, changes, events, facts, conditions, occurrences or developments, has been or would reasonably be expected to be materially adverse to the condition (financial or otherwise), assets, liabilities, properties, business or results of operations of SKO Group Holding and SKO Acquisition, taken as a whole.
      Notwithstanding the foregoing, to the extent any effect, change, event, fact, condition, occurrence or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “material adverse effect” on SKO Group Holding and SKO Acquisition:

•	the execution of the merger agreement and the public announcement of the merger agreement or any transaction contemplated by the merger agreement; or

•	factors affecting the United States economy or financial markets as a whole and not specifically relating to, or having a materially disproportionate effect, relative to the effect on other persons operating in the same industry as SKO Group Holding and SKO Acquisition, on SKO Group Holding and SKO Acquisition, taken as a whole.
      The representations and warranties contained in the merger agreement do not survive the completion of the merger or the termination of the merger agreement.
Agreements Relating to ShopKo’s Interim Operations
      ShopKo has agreed that until the completion of the merger, ShopKo and its subsidiaries will carry on their businesses in the usual, regular and ordinary course of business consistent with past practice and will use reasonable best efforts to preserve substantially intact their present lines of business, maintain their rights and franchises and preserve substantially intact their current relationships with customers, suppliers and others having business dealings with them and keep available the services of their present officers, employees and consultants, in each case to the end that their ongoing businesses will not be impaired in a manner that would have a material adverse effect on ShopKo at the effective time of the merger.
      In addition, ShopKo has agreed, with certain exceptions, that neither it nor any of its subsidiaries will, prior to the completion of the merger, do any of the following without the prior written consent of SKO Group Holding:

•	incur or commit to any capital expenditures, except for capital expenditures up to the aggregate amount set forth in a capital expenditure budget plan previously delivered by ShopKo to SKO Group Holding;

•	declare, set aside or pay any dividend or other distribution, whether payable in cash, stock, property or a combination thereof, with respect to any of its capital stock, except for dividends or distributions paid by wholly-owned subsidiaries of ShopKo to ShopKo or to other wholly-owned subsidiaries of ShopKo;

•	split, combine, subdivide, reclassify or amend the terms of any of its capital stock;

•	authorize the issuance of or issue any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except by a wholly-owned subsidiary of ShopKo which remains a wholly-owned subsidiary of ShopKo after the completion of such transaction;

•	repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than upon the exercise of any option to purchase ShopKo common stock outstanding on October 18, 2005 or upon the lapse of restrictions on restricted shares of ShopKo common stock outstanding on October 18, 2005, in each case, in accordance with the terms of the relevant equity plan and the agreement relating to any such stock option or grant of restricted shares of ShopKo common stock;

•	issue, pledge, dispose of, grant, transfer, encumber, deliver or sell (i) any shares of its capital stock or any of its equity interests, (ii) any bonds, debentures, notes or other obligations having the right to vote on any matters on which shareholders may vote or (iii) any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any shares of capital stock or voting debt or convertible, exchangeable or exercisable for securities or any other equity interests, other than (a) issuances of ShopKo common stock and associated preferred stock purchase rights, upon the exercise of stock options outstanding on October 18, 2005 and upon the lapse of restrictions on restricted shares of ShopKo common stock outstanding on October 18, 2005, (b) issuances by a wholly-owned subsidiary of ShopKo of capital stock to the subsidiary’s parent or another wholly-owned subsidiary of ShopKo or (c) issuances pursuant to ShopKo’s rights agreement;

•	amend its articles of incorporation or bylaws or the organizational documents of any of its subsidiaries;

•	acquire, including by merger, consolidation or acquisition of stock or assets, in a single transaction or in a series of related transactions, any interest in any person or entity or any division thereof or any assets, other than acquisitions of inventory in the ordinary course of business, or acquisitions of non-inventory assets in the ordinary course of business consistent with past practice for aggregate consideration not in excess of $5 million;

•	enter into, renew, terminate, cancel or make any material change in, or agree to any material change in, any material contract, agreement or arrangement other than in the ordinary course of business consistent with past practice;

•	sell, dispose of, transfer or divest any assets, including capital stock of any of its subsidiaries, businesses or divisions other than transactions that are in the ordinary course of business or which involve assets, other than real property owned, leased, subleased, licensed or otherwise used or occupied by ShopKo or its subsidiaries, having a current value of not in excess of $5 million in the aggregate;

•	lease, license, mortgage, hypothecate, pledge, encumber, sell, sell and leaseback, sublease, grant any material easement affecting and/or transfer any interest in any real property owned by ShopKo or its subsidiaries or any improvements thereon or on any real property leased, subleased, licensed or otherwise used or occupied by ShopKo or its subsidiaries;

•	materially amend, extend, terminate or enter into any lease or sublease relating to any real property that is leased, subleased, licensed or otherwise used or occupied by ShopKo or its subsidiaries;

•	create, assume or otherwise consensually incur any lien on any asset other than liens (i) pursuant to, or permitted under, ShopKo’s Amended and Restated Loan and Security Agreement dated as of August 19, 2003, (ii) incurred in the ordinary course of business consistent with past practice or (iii) which would not reasonably be expected to have a material adverse effect on ShopKo;

•	pay or commit to pay any severance or termination pay, except (i) for payments to individuals other than directors or executive officers in the ordinary course of business consistent with past practice, (ii) as required to be paid pursuant to the terms of an existing employee benefits plan or

(iii) as required to be paid by applicable law or to satisfy contractual obligations existing on October 18, 2005;

•	enter into any employment, deferred compensation, consulting, severance or other similar agreement, or any amendment to any such existing agreement, with any director, officer or key employee, except as required by applicable law or to satisfy contractual obligations existing on October 18, 2005;

•	increase or commit to increase any employee benefits payable to any director, officer or employee, including wages, salaries, compensation, pension, severance, termination pay or other benefits or payments, except (i) in the case of employees other than officers and directors, in the ordinary course of business consistent with past practice, (ii) as required by an existing employee benefits plan or (iii) as required by applicable law or to satisfy contractual obligations existing on October 18, 2005;

•	adopt or commit to adopt any additional employee benefits plan, except as required by applicable law or to satisfy contractual obligations existing on October 18, 2005;

•	make any contribution to any employee benefits plan, other than (i) regularly scheduled contributions, (ii) contributions required pursuant to the terms of any employee benefits plan, (iii) as required by applicable law or (iv) to satisfy contractual obligations existing on October 18, 2005;

•	amend or extend or commit to amend or extend any employee benefits plan in any material respect, except as required by applicable law or to satisfy contractual obligations existing on October 18, 2005;

•	change its methods of accounting or accounting practice as in effect at January 29, 2005, except for any such change as required by reason of a change in SEC guidelines or generally accepted accounting principles;

•	change its fiscal year;

•	prepare or file any tax return inconsistent with past practice or, on a tax return, take any position, make any election, or adopt any accounting method that is inconsistent with positions taken, elections made or accounting methods used in preparing or filing similar tax returns in prior periods, unless required by applicable law;

•	amend any tax return, unless required by applicable law;

•	settle or compromise any claim or assessment, enter into any closing agreement or consent to any claim or audit relating to taxes;

•	make or change any elections relating to taxes, other than as required by applicable law;

•	enter into any contracts, agreements or arrangements that limit or restrain ShopKo from, or that would, after the effective time of the merger, limit or restrict SKO Group Holding or ShopKo from, engaging or competing in any business or in any geographic area or location;

•	amend, modify or terminate, or permit the amendment, modification or termination of, any lease or sublease relating to any real property leased, subleased, licensed or otherwise used or occupied by ShopKo or its subsidiaries;

•	engage in any transaction with, or enter into, amend or terminate, other than pursuant to its terms, any agreement, arrangement or understanding with any affiliate of ShopKo or other person that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC;

•	redeem the rights under ShopKo’s rights agreement or amend, modify or terminate the rights agreement other than to delay the triggering of the rights agreement or to render the rights inapplicable to the merger agreement and the merger, permit the rights to become non-redeemable at the redemption price currently in effect or take any action which would allow any person other than SKO Group Holding or SKO Acquisition or any of their affiliates to become the beneficial owner of 15% or more of ShopKo common stock without triggering the rights agreement;

•	alter the corporate structure or ownership of ShopKo or any of its subsidiaries, including through the adoption of a plan of complete or partial liquidation or resolutions providing for or authorizing a complete or partial liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

•	except as contemplated by the financing commitment letters described under “Special Factors — Financing,” incur any indebtedness for borrowed money or issue any debt securities or assume (including in connection with any recapitalization), guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, other than a wholly-owned subsidiary of ShopKo, for borrowed money, except for indebtedness (i) incurred under ShopKo’s existing credit facilities or renewals or refinancings of the existing credit facilities or (ii) in an aggregate principal amount not to exceed $2 million at any time outstanding;

•	pre-pay any long-term debt, except for purchases of long-term debt (other than the debt tender offer described under “Debt Tender Offer”) in the ordinary course of business in an amount not to exceed $2 million in the aggregate;

•	pay, discharge or satisfy any claims, liabilities or obligations, absolute, accrued, contingent or otherwise, except in the ordinary course of business consistent with past practice and in accordance with their terms;

•	waive, release, assign, settle or compromise any material claims against ShopKo or any of its subsidiaries or any litigation or arbitration, except (i) where the amount of any claim waived, released, assigned, settled or compromised, or the amount paid in any settlement or compromise, does not exceed $100,000 and (ii) the terms of the settlement or compromise would not prohibit or materially restrict ShopKo from operating its business as currently conducted;

•	terminate any material insurance policy other than in the ordinary course of business;

•	permit to lapse any registrations or applications for the registration of material intellectual property; or

•	agree, authorize or enter into any commitment to take any of the foregoing actions or that is intended to result in any of the conditions to the merger not being satisfied.

No Solicitation of Competing Proposals
      The merger agreement provides that, until the effective time of the merger or the termination of the merger agreement, ShopKo will not, whether directly or indirectly through its officers, directors, employees, attorneys, accountants, advisors, representatives, affiliates or other agents, and ShopKo will direct and use its reasonable best efforts to cause its and its subsidiaries’ respective officers, directors, employees, attorneys, accountants, advisors, representatives, affiliates or other agents not to:

•	solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes an “acquisition proposal” (as defined below);

•	enter into, continue or otherwise participate or engage in discussions or negotiations with, or disclose or provide any non-public information or data relating to ShopKo or any of its subsidiaries to, or afford access to ShopKo’s properties, books or records to, any person with respect to an acquisition proposal; or

•	accept an acquisition proposal or enter into any agreement or agreement in principle providing for or relating to an acquisition proposal or a “company alternative transaction” (as defined below), other than confidentiality agreements with terms and conditions, no less favorable to ShopKo than the confidentiality agreement entered into by Sun Capital Partners, Developers Diversified Realty Corporation, Lubert-Adler and Elliott with ShopKo, but which may exclude standstill provisions, or enter into any agreement or agreement in principle requiring ShopKo to abandon, terminate or fail to complete the transactions contemplated by the merger agreement.

      However, ShopKo may take any of the actions described in the second bullet point of the prior paragraph if, at any time prior to the holding of the vote of shareholders to approve the merger agreement:

•	ShopKo has received a bona fide unsolicited written acquisition proposal from a third party that did not result from a breach of ShopKo’s obligations under the prior paragraph; and

•	the special committee has reasonably determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that such acquisition proposal could reasonably be expected to result in a “superior proposal” (as defined below).
      In such a case, the merger agreement requires ShopKo to (i) provide notice to SKO Group Holding and SKO Acquisition of the receipt of such acquisition proposal within 24 hours after the special committee has knowledge of the receipt of such acquisition proposal, (ii) not disclose any information to the third party making such acquisition proposal without entering into a confidentiality agreement with such third party with terms and conditions no less favorable to ShopKo than the confidentiality agreement entered into by Sun Capital Partners, Developers Diversified Realty Corporation, Lubert-Adler and Elliott with ShopKo, but which may exclude standstill provisions, and (iii) promptly provide to SKO Group Holding and SKO Acquisition any non-public information concerning ShopKo provided to such third party, which was not previously provided to SKO Group Holding and SKO Acquisition.
      The merger agreement further provides that, ShopKo will, whether directly or indirectly through its officers, directors, employees, attorneys, accountants, advisors, representatives, affiliates or other agents, and ShopKo will direct and use reasonable best efforts to cause its and its subsidiaries’ respective officers, directors, employees, attorneys, accountants, advisors, representatives, affiliates or other agents to, cease immediately and cause to be terminated any and all existing discussions, conversations, negotiations and other communications with any persons conducted before October 18, 2005 with respect to, or that could reasonably be expected to lead to, an acquisition proposal and promptly request that all confidential information with respect to any existing discussions, conversations, negotiations or other communications furnished by or on behalf of ShopKo be returned or destroyed.
      The merger agreement further provides that ShopKo must notify SKO Group Holding promptly, and in any event within 24 hours, of any acquisition proposal or of any request for information or inquiry that could reasonably be expected to lead to an acquisition proposal, the terms and conditions of such acquisition proposal, request or inquiry and the identity of the person or entity making such acquisition proposal, request or inquiry. ShopKo is required to inform SKO Group Holding on a current basis of the status and terms of any discussions regarding, or relating to, any such acquisition proposal with a third party, including amendments and proposed amendments, and, as promptly as practicable, of any change in the price, structure or form of the consideration or material terms of and conditions regarding the acquisition proposal. ShopKo is required to provide promptly to SKO Group Holding copies of all written proposals. Immediately upon determination by the special committee that an acquisition proposal constitutes a superior proposal, ShopKo has agreed to deliver to SKO Group Holding a written notice advising SKO Group Holding that the special committee has so determined, specifying the terms and conditions of such superior proposal (including the amount per share to be received by ShopKo’s shareholders), the identity of the person making such superior proposal and providing a copy of the superior proposal and all related documents to SKO Group Holding.
      For purposes of the merger agreement, the term “acquisition proposal” means any inquiry, offer or proposal other than any inquiry, offer or proposal by SKO Group Holding or SKO Acquisition, whether or not in writing, relating to a company alternative transaction.

      For purposes of the merger agreement, the term “company alternative transaction” means any:

•	transaction or series of transactions pursuant to which any third party acquires or would acquire, directly or indirectly, beneficial ownership of more than 20% of the outstanding voting power of ShopKo, whether from ShopKo or its shareholders pursuant to a tender offer, exchange offer or otherwise;

•	any acquisition or proposed acquisition of ShopKo or any of its significant subsidiaries (as defined in Regulation S-X promulgated by the SEC), at the 20% level, by a merger, consolidation, recapitalization, business combination, share exchange, liquidation, dissolution or similar transaction, including any so-called “merger of equals” and whether or not ShopKo or any of its significant subsidiaries (as defined in Regulation S-X promulgated by the SEC), at the 20% level, is the entity surviving any such merger or business combination;

•	any other transaction, including any recapitalization, pursuant to which any third party acquires or would acquire, directly or indirectly, assets or control of assets, including the outstanding equity securities of the subsidiaries of ShopKo and any entity surviving any merger or business combination involving any of them, of ShopKo and/or any of the subsidiaries of ShopKo, for consideration with a fair market value equal to 20% or more of the aggregate market value of all of the outstanding shares of ShopKo common stock on October 17, 2005; or

•	any dividend on, or repurchase of, capital stock of ShopKo (i) involving payments to holders of the capital stock in an aggregate amount greater than 20% of the value of ShopKo’s total consolidated assets and (ii) financed substantially through the sale of, or incurrence of indebtedness secured by, any real property owned, leased, subleased, licensed or otherwise used by ShopKo.
      For purposes of the merger agreement, the term “superior proposal” means a proposal, on its most recently amended or modified terms, if amended or modified:

•	made by a third party to enter into a company alternative transaction, with references to “20%” in the definition of “company alternative transaction” deemed to be references to “50.1%;” and

•	which is on terms that the special committee determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation and taking into account all legal, financial, regulatory, fiduciary and other aspects of the proposal, including the likelihood that such transaction will be completed,

—	would result in a transaction that is more favorable to the shareholders, in their capacities as shareholders, from a financial point of view than the merger and the transactions contemplated by the merger agreement; and

—	is reasonably capable of being completed on the terms proposed.
Special Meeting of ShopKo Shareholders; Recommendation of Our Board of Directors and the Special Committee
      The merger agreement provides that ShopKo will duly call and hold a special meeting of its shareholders as promptly as practicable for the purpose of considering and taking action upon the merger agreement. The merger agreement further provides that, except in the circumstances described below, our board of directors and the special committee must recommend approval of the merger agreement by ShopKo’s shareholders. The merger agreement prohibits our board of directors and the special committee from:

•	withdrawing, qualifying or modifying, or proposing publicly to withdraw, qualify or modify, such recommendation in each case in a manner adverse to SKO Group Holding or making any statement, filing or release, in connection with the special meeting or otherwise, inconsistent with such recommendation, including taking a neutral position or no position with respect to an acquisition proposal;

•	approving or recommending, or proposing publicly to approve or recommend, any company alternative transaction; or

•	entering into any letter of intent, agreement in principle, acquisition agreement or other agreement (i) relating to any company alternative transaction, other than an acceptable confidentiality agreement, or (ii) requiring ShopKo to abandon, terminate or fail to consummate the merger.
      However, our board of directors may take any of the actions described in the first bullet point of the prior paragraph if, at any time prior to the approval of the merger agreement by the shareholders, the special committee has determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that it would be consistent with its fiduciary duties to its shareholders under applicable law to do so, regardless of the existence of a superior proposal at such time. Even if our board of directors withdraws, qualifies or modifies its recommendation of the merger, or publicly proposes to do so, we are still required to submit the merger agreement to ShopKo’s shareholders for their consideration at the special meeting, unless the merger agreement is otherwise terminated. See “— Termination of the Merger Agreement” beginning on page 109 of this proxy statement for a description of each party’s ability to terminate the merger agreement.
      Further, the merger agreement provides that our board of directors may:

•	approve or recommend to shareholders an acquisition proposal that our board of directors has determined constitutes a superior proposal;

•	terminate the merger agreement pursuant to its terms; and

•	enter into any letter of intent, agreement in principle, acquisition agreement or other agreement relating to such superior proposal if ShopKo has fully complied with its obligations described in the first paragraph of this section and ShopKo has paid SKO Group Holding its documented out-of-pocket expenses up to a maximum of $13.5 million plus the Badger termination fee of $13.5 million and a termination fee of $13.5 million plus the Badger termination fee of $13.5 million, less all expenses paid, in each case in accordance with the terms of the merger agreement. See “— Termination of the Merger Agreement” and “— Effects of Terminating the Merger Agreement.”
      Nothing in the merger agreement will prohibit ShopKo, the special committee or our board of directors from taking and disclosing to ShopKo’s shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act or from making any disclosure required by applicable law or any disclosure to shareholders if, in the good faith judgment of the special committee, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation, such disclosure is necessary in order for the special committee to comply with its fiduciary duties to ShopKo’s shareholders under applicable law.
Debt Tender Offer
      The merger agreement provides that ShopKo will continue its cash tender offer to purchase its 9.25% Senior Unsecured Notes due 2022 and a related solicitation of consents regarding amendments to certain covenants contained in the indenture governing such notes on terms and conditions that are in accordance with applicable law and with the written terms and conditions provided, from time to time, by SKO Group Holding to ShopKo. The terms and conditions of the debt tender offer and the consent solicitation shall not be amended or altered without the prior written consent of SKO Group Holding and SKO Acquisition. Furthermore, ShopKo has agreed that it will not, without the prior consent of SKO Group Holding and SKO Acquisition, waive any condition of the debt tender offer or indenture agreements, including the condition in the debt tender offer regarding the completion of the transactions contemplated by the Badger merger agreement and as described in the written terms and conditions provided by SKO Group Holding to ShopKo from time to time.

Financing Covenants
      The merger agreement provides that:

•	SKO Group Holding and SKO Acquisition will use reasonable best efforts to obtain the financing set forth in (i) the asset-based debt commitment letter from the asset-based lenders, (ii) the real estate commitment letter from Wachovia Bank and (iii) the equity commitment letter from Sun Capital Partners IV or, at the discretion of SKO Group Holding and SKO Acquisition and in place of some or all of the financing described in clauses (i), (ii) and/or (iii), substitute debt financing with one or more other nationally recognized financial institutions if, and only if, the substitute financing would not delay the completion of the merger past February 15, 2006 and prevent the delivery of a required solvency letter; and

•	ShopKo will provide all cooperation reasonably requested by SKO Group Holding in connection with the arrangement of the financing.
      See the discussion under “Special Factors — Financing” for more information about these commitment letters.
Indemnification and Insurance of ShopKo Directors and Officers
      The merger agreement provides that:

•	SKO Group Holding will, or will cause ShopKo to, honor all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the effective time of the merger, including all rights to advancement of expenses, existing on October 18, 2005 in favor of the current or former directors, officers, employees or agents of ShopKo under ShopKo’s articles of incorporation or bylaws or in any indemnification agreement previously disclosed by ShopKo to SKO Group Holding and SKO Acquisition and all such rights will survive the merger and will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of any directors, officers, employees or agents, unless required by applicable law or consented to in writing by the affected individuals; and

•	for six years after the effective time of the merger, ShopKo will, and SKO Group Holding will cause ShopKo to, provide officers’ and directors’ liability insurance for acts or omissions occurring at or prior to the effective time of the merger covering each person covered at or prior to the effective time by ShopKo’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of the policy in effect on the date of the merger agreement (although ShopKo will not be required to expend more than an amount per year equal to 300% of the current annual premium paid by ShopKo for such insurance to maintain or procure such insurance coverage).
Employee Matters
      The merger agreement provides that:

•	for a period of not less than one year following the completion of the merger, ShopKo, as the surviving corporation, will provide all persons who are ShopKo employees at the completion of the merger, while employed by ShopKo, with compensation and benefits which are substantially comparable in the aggregate to the compensation and benefits provided to such persons as of October 18, 2005, other than with respect to any equity compensation;

•	ShopKo will continue to provide and recognize all accrued but unused vacation as of the completion of the merger;

•	any pre-existing condition clause in any of the welfare plans, including medical, dental and disability coverage, established or maintained by ShopKo after the completion of the merger will be waived for persons employed by ShopKo at the completion of the merger, other than, to the extent permitted by applicable law, pre-existing conditions that are already in effect with respect to persons employed by ShopKo, and persons employed by ShopKo at the completion of the merger will be credited with service for all purposes under such newly established plans;

•	SKO Group Holding will, and will cause ShopKo to, assume and honor each of the change of control severance agreements previously disclosed by ShopKo to SKO Group Holding; and

•	ShopKo will take all necessary action to amend its 2000 Executive Long Term-Incentive Plan effective immediately prior to the completion of the merger to provide that awards under that plan will be payable only in cash.

Other Agreements
      The merger agreement provides that:

•	upon reasonable advance notice and subject to certain limitations, ShopKo must:

—	give SKO Group Holding, SKO Acquisition, their potential financing sources and their respective officers, directors, employees, attorneys, accountants, advisers, representatives, affiliates and other agents reasonable access during normal business hours to ShopKo’s offices, properties, books and records,

—	furnish to the representatives of SKO Group Holding and SKO Acquisition and their potential financing sources any financial and operating data and other information relating to ShopKo and its operations as they may reasonably request, and

—	instruct its employees, counsel and financial advisors to cooperate with SKO Group Holding and SKO Acquisition in their investigation of ShopKo’s business;

•	upon the terms and subject to the conditions of the merger agreement, ShopKo, SKO Group Holding and SKO Acquisition will each use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable under applicable laws and regulations to complete the merger as promptly as practicable;

•	ShopKo, SKO Group Holding and SKO Acquisition will cooperate with one another:

—	in connection with the preparation of this proxy statement,

—	in determining whether any action by or in respect of, or filing with, any governmental entity is required, or any actions, consents, approvals or waivers are required to be obtained from non-governmental third parties, and

—	in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing any required information and seeking timely to obtain any such actions, consents, approvals or waivers;

•	From the date of the merger agreement until the completion of the merger, ShopKo will furnish to SKO Group Holding, within 15 business days after the end of each month, an agreed-upon standard monthly financial reporting package;

•	ShopKo will, and each of SKO Group Holding and SKO Acquisition will, cause its “ultimate parent entity” to file with the Department of Justice and the Federal Trade Commission forms required under the HSR Act, which filing was made on October 28, 2005, and, subject to certain limitations relating to the sharing of information and joint participation in meetings with regulatory authorities, use its reasonable best efforts to take or cause to be taken all actions necessary to obtain any clearance, waiver, approval or authorization relating to the HSR Act that is necessary to complete the merger;

•	none of ShopKo, SKO Group Holding, SKO Acquisition or any of their affiliates will issue any press release or public announcement regarding the merger without the prior approval of the other parties, except to the extent required by law or the New York Stock Exchange and after reasonable prior notice to the other parties;

•	ShopKo, SKO Group Holding and SKO Acquisition will each use its reasonable best efforts to grant any required approvals under and act to eliminate or minimize the effects of any anti-takeover statute or regulation that is or may become applicable to the merger;

•	ShopKo will promptly notify SKO Group Holding and SKO Acquisition of:

—	any notice from any person alleging that its consent is or may be required in connection with the merger,

—	any notice from any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement, and

—	any action, suit, charge or complaint commenced or, to ShopKo’s knowledge, threatened against ShopKo which is material to ShopKo or which relates to the completion of the merger;

•	ShopKo, SKO Group Holding and SKO Acquisition will promptly notify each other in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure of any closing condition described under “— Conditions to the Merger;”

•	ShopKo, SKO Group Holding and SKO Acquisition will engage an appraisal firm of national reputation reasonably acceptable to SKO Group Holding and ShopKo to deliver a letter (which we refer to in this proxy statement as the “solvency letter”) reasonably acceptable to the special committee and addressed to the respective boards of directors of ShopKo, SKO Group Holding and SKO Acquisition and, if requested by them, certain lenders that may be providing financing to SKO Group Holding and ShopKo (and on which the special committee will be entitled to rely) supporting the conclusion that immediately after the effective time of the merger, and after giving effect to the merger and the other transactions contemplated by the merger agreement:

—	the amount of the “present fair saleable value” of the assets of ShopKo will exceed the amount of all “liabilities of ShopKo, contingent or otherwise”, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors,

—	the present fair saleable value of the assets of ShopKo will be greater than the amount that will be required to pay the liability of ShopKo on its debts as such debts become absolute and matured,

—	ShopKo will not have an unreasonably small amount of capital with which to conduct its business,

—	ShopKo will be able to pay its debts as they mature;

•	ShopKo will promptly advise SKO Group Holding orally and in writing of any litigation brought by any shareholder against ShopKo and/or its directors relating to the merger agreement, the merger and/or the transactions contemplated by the merger agreement and shall keep SKO Group Holding reasonably informed regarding any such litigation, and will give SKO Group Holding the opportunity to consult with it regarding the defense or settlement of any such shareholder litigation, give due consideration to SKO Group Holding’s advice with respect to such shareholder litigation and not settle any such litigation prior to such consultation and consideration without SKO Group Holding’s prior written consent; and

•	Following approval of the merger agreement by ShopKo’s shareholders but prior to the closing of the merger, ShopKo will, at the request of SKO Group Holding, cause each of ShopKo’s subsidiaries that is treated as a corporation for U.S. federal income tax purposes to either (i) merge into ShopKo, (ii) convert into a limited liability company or (iii) merge into a limited liability company such that ShopKo will succeed to the earnings and profits of each such subsidiary under

U.S. federal income tax law, unless such action would result in material liability or cost to ShopKo which SKO Group Holding has not first agreed to reimburse.

      The merger agreement contains certain other covenants, including covenants relating to tax matters and the delisting of ShopKo’s common stock from the New York Stock Exchange.
Conditions to the Merger

Closing Conditions for Each Party
      The obligations of ShopKo, SKO Group Holding and SKO Acquisition to complete the merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the effective time of the merger, of each of the following conditions:

•	the approval of the merger agreement by holders of a majority of the shares of ShopKo common stock outstanding on the record date;

•	any applicable waiting periods under the HSR Act shall have expired or been terminated, and all notices, reports and other filings required to be made prior to the effective time of the merger with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the effective time of the merger from, any governmental entity by SKO Group Holding, SKO Acquisition, ShopKo or any of their respective subsidiaries in connection with the merger shall have been made or obtained, as the case may be, except for those the failure of which to be made or obtained would not reasonably be expected to have a material adverse effect on ShopKo or SKO Group Holding and SKO Acquisition;

•	the absence of any law, judgment, decree, injunction or other order by a governmental entity that is in effect and prohibits the completion of or disallows the merger and the absence of any proceeding instituted by a governmental entity seeking any such judgment, decree, injunction or other order; and

•	our board of directors, the respective boards of directors of SKO Group Holding and SKO Acquisition and, if requested by them, certain lenders that may be providing financing to SKO Group Holding and ShopKo shall have received the solvency letter described in the third to last bullet point under “— Other Agreements.”

Additional Closing Conditions for ShopKo
      ShopKo’s obligation to complete the merger is subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the effective time of the merger, of each of the following additional conditions:

•	the representations and warranties of SKO Group Holding and SKO Acquisition with respect to organization, authorization and capital structure shall be true and correct in all respects as of the effective time of the merger (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date);

•	the representations and warranties of SKO Group Holding and SKO Acquisition (other than the representations and warranties referred to in the immediately preceding bullet point) shall be true and correct (without giving effect to any limitation as to materiality or material adverse effect) as of the effective time of the merger (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to materiality or material adverse effect) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on SKO Group Holding and SKO Acquisition;

•	SKO Group Holding and SKO Acquisition shall have performed in all material respects their agreements and covenants in the merger agreement that are required to be performed at or prior to the effective time of the merger; and

•	ShopKo shall have received certificates signed by an executive officer of each of SKO Group Holding and SKO Acquisition to the effect that the conditions described in the three prior bullet points have been satisfied.

Additional Closing Conditions for SKO Group Holding and SKO Acquisition
      SKO Group Holding’s and SKO Acquisition’s obligations to complete the merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the effective time of the merger, of each of the following additional conditions:

•	the representations and warranties of ShopKo with respect to organization, authorization, capital structure, the absence of a material adverse effect on ShopKo, opinion of financial advisors, finders’ and other fees, the amendment to ShopKo’s rights agreement and state takeover statutes shall be true and correct in all respects as of the effective time of the merger (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date);

•	the representations and warranties of ShopKo (other than the representations and warranties referred to in the immediately preceding bullet point and other than the representations and warranties of ShopKo with respect to litigation) shall be true and correct (without giving effect to any limitation as to materiality or material adverse effect) as of the effective time of the merger (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to materiality or material adverse effect) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on ShopKo;

•	ShopKo shall have performed in all material respects each of its agreements and covenants in the merger agreement that are required to be performed by it at or prior to the completion of the merger; and

•	SKO Group Holding and SKO Acquisition shall have received certificates signed by an executive officer of ShopKo to the effect that the conditions described in the three prior bullet points have been satisfied or waived.
      There is no financing condition to SKO Group Holding’s and SKO Acquisition’s obligations to complete the merger. As stated above, the closing conditions to the merger may be waived to the extent permitted by applicable law. ShopKo may waive the condition relating to the receipt of the solvency letter described in the fourth bullet point under “Closing Conditions for Each Party” and any of the conditions listed under the heading “Additional Closing Conditions for ShopKo.” Similarly, SKO Group Holding or SKO Acquisition may waive the condition relating to the receipt of the solvency letter described in the fourth bullet point under “Closing Conditions for Each Party” and any of the conditions listed under the heading “Additional Closing Conditions for SKO Group Holding and SKO Acquisition.” Despite their ability to do so, no party to the merger agreement, as of the date of this proxy statement, intends to waive any closing condition. The conditions relating to shareholder approval and prohibition or disallowance of the merger by a governmental entity may not be waived by any party to the merger agreement.
Termination of the Merger Agreement

Circumstances Under Which Any Party May Terminate the Merger Agreement
      SKO Group Holding, SKO Acquisition and ShopKo may mutually agree to terminate the merger agreement at any time prior to the effective time of the merger upon the approval of their respective boards of directors. Any of SKO Group Holding, SKO Acquisition or ShopKo may also terminate the merger agreement at any time if:

•	the merger shall not have occurred on or before February 15, 2006 (but no party may terminate the merger agreement on this basis if its failure to fulfill any obligation, or other breach, under the merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or before February 15, 2006);

•	any governmental entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, and such order, decree, ruling or other action shall have become final and nonappealable; or

•	the approval by shareholders required for the completion of the merger shall not have been obtained at the special meeting or any adjournment of such meeting.

Circumstances Under Which SKO Group Holding or SKO Acquisition May Terminate the Merger Agreement
      Each of SKO Group Holding and SKO Acquisition may also terminate the merger agreement at any time, if:

•	our board of directors or any committee thereof withdraws, qualifies or modifies, or proposes publicly to withdraw, qualify or modify, in each case, in a manner adverse to SKO Group Holding, its recommendation that the holders of shares of ShopKo common stock vote for the approval of the merger agreement or makes any statement, filing or release, in connection with the special meeting of shareholders or otherwise, inconsistent with such recommendation, including taking a neutral position or no position with respect to an acquisition proposal;

•	our board of directors or any committee thereof approves, or advises SKO Group Holding or SKO Acquisition of its intention to approve or recommend to the shareholders, an acquisition proposal that it has determined constitutes a superior proposal; or

•	there is a breach by ShopKo of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a condition described in any of the first three bullet points under “— Conditions to the Merger — Additional Closing Conditions for SKO Group Holding and SKO Acquisition” and which has not been cured, or is not capable of being cured, within 15 days following receipt by ShopKo of written notice from SKO Group Holding and SKO Acquisition of the intention of SKO Group Holding or SKO Acquisition to terminate the merger agreement pursuant to this bullet point and the basis for such termination; provided that at the time of delivery of such notice, neither SKO Group Holding nor SKO Acquisition may be in material breach of its obligations under the merger agreement.

Circumstances Under Which ShopKo May Terminate the Merger Agreement
      ShopKo may also terminate the merger agreement at any time, if:

•	there is a breach by SKO Group Holding or SKO Acquisition of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a condition described in any of the first three bullet points under “— Conditions to the Merger — Additional Closing Conditions for ShopKo” and which has not been cured, or is not capable of being cured, within 15 days following receipt by SKO Group Holding or SKO Acquisition of written notice from ShopKo of its intention to terminate the merger agreement pursuant to this bullet point and the basis for such termination; provided that at the time of delivery of such notice, ShopKo may not be in material breach of its obligations under the merger agreement; or

•	(i) our board of directors takes the actions specified in the third paragraph of “— Special Meeting of ShopKo Shareholders; Recommendation of Our Board of Directors and the Special Committee”

relating to a superior proposal and (ii) ShopKo prior to or concurrently with such termination pays to SKO Group Holding in immediately available funds a termination fee equal to $13.5 million plus the Badger termination fee.

Effects of Terminating the Merger Agreement
      If the merger agreement is terminated, the merger agreement becomes void and there shall be no liability or obligation on the part of ShopKo, SKO Group Holding or SKO Acquisition or their respective officers or directors, except, in general, as provided in this section and under “— Fees and Expenses” and except that neither ShopKo nor SKO Group Holding or SKO Acquisition shall be relieved or released from any liabilities or damages arising out of any willful or knowing breach of the merger agreement and except that the confidentiality agreement entered into among the parties shall survive such termination.
      SKO Group Holding has agreed to pay or cause to be paid to ShopKo an amount equal to the sum of (i) $13.5 million plus (ii) interest thereon from October 18, 2005 to the date of payment at the Base Margin Rate, as such term is defined in ShopKo’s existing loan agreement, in effect from time to time, if the merger agreement is terminated for any reason other than by mutual consent of the parties. This payment represents reimbursement of the cost to ShopKo of the Badger termination fee.
      ShopKo has agreed to make certain payments to SKO Group Holding under the following circumstances:
      First, if

•	ShopKo, SKO Group Holding or SKO Acquisition terminates the merger agreement because the merger shall not have occurred on or before February 15, 2006, then ShopKo must

•	concurrently with such termination if terminated by ShopKo, or within two business days after such termination if terminated by SKO Group Holding or SKO Acquisition, reimburse SKO Group Holding for all documented out-of-pocket expenses of SKO Group Holding and its affiliates, including fees and expenses of financial advisors, outside legal counsel, accountants, experts and consultants, incurred in connection with the merger and the proposed financing of the merger (which expenses are referred to in this proxy statement as the “documented expenses”) up to a maximum amount of $13.5 million plus the Badger termination fee; and

•	pay SKO Group Holding a termination fee equal to the sum of $13.5 million plus the Badger termination fee (less any documented expenses paid to SKO Group Holding under the previous bullet point) if at any time within twelve months of that termination, our board of directors recommends, ShopKo enters into a definitive agreement with respect to, or ShopKo consummates, a company alternative transaction or a company alternative transaction shall have occurred (in each case, with references to 20% in the first three bullet points of the definition of company alternative transaction deemed to be references to 50.1%), such payment being due within two business days after the occurrence of the event giving rise to the payment obligation.
      Second, if

•	ShopKo, SKO Group Holding or SKO Acquisition terminates the merger agreement because the approval by shareholders required for the completion of the merger shall not have been obtained at the special meeting or any adjournment of such meeting, then ShopKo must

•	concurrently with such termination if terminated by ShopKo, or within two business days after such termination if terminated by SKO Group Holding or SKO Acquisition, reimburse SKO Group Holding for all documented expenses up to a maximum amount of $13.5 million plus the Badger termination fee; and

•	pay SKO Group Holding a termination fee equal to the sum of $13.5 million plus the Badger termination fee (less any documented expenses paid to SKO Group Holding under the previous bullet point) if at any time within twelve months of such termination, our board of directors recommends, ShopKo enters into a definitive agreement with respect to, or ShopKo consummates, a company alternative transaction or a company alternative transaction shall have occurred (in each case, with references to 20% in the first three bullet points of the definition of company alternative transaction deemed to be references to 50.1%), such payment being due within two business days after the occurrence of the event giving rise to the payment obligation.
      Third, if

•	SKO Group Holding or SKO Acquisition terminates the merger agreement because our board of directors or any committee thereof withdraws, qualifies or modifies, or proposes publicly to withdraw, qualify or modify, in each case, in a manner adverse to SKO Group Holding, its recommendation that the holders of shares of ShopKo common stock vote for the approval of the merger agreement or makes any statement, filing or release, in connection with the special meeting of shareholders or otherwise, inconsistent with such recommendation, including taking a neutral position or no position with respect to an acquisition proposal, then ShopKo must

•	within two business days of such termination, pay SKO Group Holding a termination fee equal to the sum of $13.5 million plus the Badger termination fee.
      Fourth, if

•	SKO Group Holding or SKO Acquisition terminates the merger agreement because our board of directors or any committee thereof approves, or advises SKO Group Holding or SKO Acquisition of its intention to approve or recommend to the shareholders, an acquisition proposal that it has determined constitutes a superior proposal, then ShopKo must

•	within two business days after such termination, pay SKO Group Holding a termination fee equal to the sum of $13.5 million plus the Badger termination fee.
      Fifth, if

•	SKO Group Holding or SKO Acquisition terminates the merger agreement as a result of a willful breach by ShopKo of any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach gives rise to the failure of a condition described in any of the first three bullet points under the heading “— Conditions to the Merger — Additional Closing Conditions for SKO Group Holding and SKO Acquisition” to be satisfied, then ShopKo must

•	within two business days after such termination, reimburse SKO Group Holding for all documented expenses up to a maximum amount of $13.5 million plus the Badger termination fee; and

•	pay SKO Group Holding a termination fee equal to the sum of $13.5 million plus the Badger termination fee (less any documented expenses paid to SKO Group Holding under the previous bullet point) if at any time within twelve months of such termination, our board of directors recommends, ShopKo enters into a definitive agreement with respect to, or ShopKo consummates, a company alternative transaction or a company alternative transaction shall have occurred (in each case, with references to 20% in the first three bullet points of the definition of company alternative transaction deemed to be references to 50.1%), such payment being due within two business days after the occurrence of the event giving rise to the payment obligation.

      Sixth, if

•	ShopKo terminates the merger agreement in favor of a superior proposal, then ShopKo must

•	concurrently with such termination, pay Badger Retail Holding a termination fee equal to $13.5 million plus the Badger termination fee (less all documented expenses paid to SKO Group Holding by ShopKo pursuant to the merger agreement).
Fees and Expenses
      Except as otherwise described under “— Effects of Terminating the Merger Agreement,” all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses. However, if the merger is not completed, ShopKo and SKO Acquisition will share equally all fees and expenses (other than attorneys’ and accountants’ fees and expenses) incurred by ShopKo in connection with the debt tender offer, incurred by ShopKo in relation to the printing and filing of this proxy statement and any amendments or supplements thereto, and any and all filing fees required to be paid in connection with the filing of premerger notifications under the HSR Act and any other filings under other applicable antitrust and competition laws.
Modification or Amendment of the Merger Agreement
      Any provision of the merger agreement may be amended, modified or waived by ShopKo, SKO Group Holding or SKO Acquisition, acting through their respective boards of directors, prior to the completion of the merger. However, no such amendment, modification or waiver by ShopKo will be effective unless it is authorized by the special committee and, after the approval of the merger agreement by ShopKo’s shareholders, there shall not be made any amendment that by law or New York Stock Exchange rule requires the further approval by shareholders without such further approval.
PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS
      Other than as set forth in this proxy statement, during the past two years, none of ShopKo, SKO Group Holding, SKO Acquisition, Elliott, Lubert-Adler and their respective executive officers, directors, members or controlling persons have been involved in a transaction (i) with ShopKo or any of its affiliates that are not natural persons where the aggregate value of the transaction exceeded more than 1% of ShopKo’s consolidated revenues during the fiscal year in which the transaction occurred, or during the past portion of the current fiscal year if the transaction occurred in the current fiscal year, or (ii) with any executive officer, director or affiliate of ShopKo that is a natural person where the aggregate value of the transaction or series of transactions exceeded $60,000. Except as described more fully under “Special Factors — Background of the Merger” beginning on page 19, there have not been any negotiations, transactions or material contacts during the past two years concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of ShopKo’s securities, election of ShopKo’s directors or sale or other transfer of a material amount of ShopKo’s assets (i) between ShopKo or any of its affiliates, on the one hand, and ShopKo, SKO Group Holding, SKO Acquisition, Elliott, Lubert-Adler, their respective executive officers, directors, members or controlling persons, on the other hand, (ii) between any affiliates of ShopKo or (iii) between ShopKo and its affiliates, on the one hand, and any person not affiliated with ShopKo who would have a direct interest in such matters, on the other hand.

SELECTED HISTORICAL FINANCIAL DATA
      The following selected historical financial information is being provided to assist you in your analysis of the financial aspects of the merger. The annual historical information is derived from ShopKo’s audited consolidated financial statements as of and for each of the fiscal years in the five-year period ended January 29, 2005. The information as of and for the twenty-six weeks ended July 30, 2005 and July 31, 2005 has been derived from the unaudited interim financial statements of ShopKo, and, in the opinion of ShopKo’s management, include all normal and recurring adjustments that are considered necessary for the fair presentation of the results for such interim period. The information is only a summary and should be read in conjunction with ShopKo’s historical consolidated financial statements and related notes contained in ShopKo’s annual report on Form 10-K for the fiscal year ended January 29, 2005, as amended, and in ShopKo’s quarterly reports on Form 10-Q for the quarterly periods ended April 30, 2005 and July 30, 2005, which have been incorporated by reference in this proxy statement, as well as other information that has been filed with the SEC. See “Where Shareholders Can Find More Information” beginning on page 119 for information on where you can obtain copies of this information.
      The historical results of ShopKo included below are not necessarily indicative of ShopKo’s future performance. No separate financial information is provided for SKO Group Holding and SKO Acquisition because SKO Group Holding and SKO Acquisition are newly formed entities formed in connection with the merger and have no independent operations. No pro forma data giving effect to the merger has been provided because ShopKo does not believe that such information is material to shareholders in evaluating the proposed merger and merger agreement because (i) the proposed merger consideration is all cash and (ii) if the merger is completed, ShopKo’s common stock will cease to be publicly traded.
      The book value per share of ShopKo common stock was $21.90 as of July 30, 2005.

	26 Weeks Ended		Fiscal Years Ended

	July 30,	July 31,	Jan. 29,	Jan. 31,		Feb. 1,		Feb. 2,	Feb. 3,
	2005	2004	2005	2004		2003		2002	2001
	(26 Wks)	(26 Wks)	(52 Wks)	(52 Wks)		(52 Wks)		(52 Wks)	(53 Wks)(1)

Summary of Operations (millions)
Net sales	$1,440	$1,511	$3,167	$3,184		$3,240		$3,374	$3,517
Licensed department rentals and other income	7	6	13	13		13		13	13
Gross margin	393	387	828	818	(8)	833		806	865 (2)
Selling, general and administrative expenses	324	324	653	645	(8)	636		612	674
Special charges	0	0	0	0		0		0	9 (3)
Restructuring charge	0	0	0	0		6		0	115 (2)
Depreciation and amortization expenses	42	43	86	83		83		92	94
Interest expense — net	14	17	34	38		52		66	66
Earnings (loss) from continuing operations before income taxes	20	10	69	64		68		50	(79)
Earnings (loss) from continuing operations	12	6	43	39		41		28	(50)
Discontinued operations — net	0	0	0	0		0		0	34
Earnings (loss) before accounting change	12	6	43	39		41		28	(16)
Net earnings (loss)	12	6	43	39		(145	)(4)	28	(16)
Per Share Data (dollars)
Basic earnings (loss) per common share from continuing operations	$0.41	$0.20	$1.48	$1.35		$1.43		$0.98	$(1.72)
Basic net earnings (loss) per common share	$0.41	$0.20	1.48	1.35		(5.03)		0.98	(0.55)
Diluted earnings (loss) per common share from continuing operations	$0.40	$0.20	1.46	1.33		1.41		0.98	(1.72)
Diluted net earnings (loss) per common share	$0.40	$0.20	1.46	1.33		(4.95)		0.98	(0.55)
Cash dividends declared per common share(5)	0	0	0	0		0		0	0

	26 Weeks Ended		Fiscal Years Ended

	July 30,	July 31,	Jan. 29,	Jan. 31,	Feb. 1,	Feb. 2,	Feb. 3,
	2005	2004	2005	2004	2003	2002	2001
	(26 Wks)	(26 Wks)	(52 Wks)	(52 Wks)	(52 Wks)	(52 Wks)	(53 Wks)(1)

Financial Data (millions)
Working capital	213	91	$149	$73	$69	$121	$182
Current assets	664	707	660	666	660	709	824
Property and equipment — net	696	762	742	781	812	892	974
Non current assets	728	796	773	813	845	1,111	1,203
Total assets	1,392	1,503	1,433	1,478	1,505	1,820	2,027
Current liabilities	451	616	511	593	601	596	650
Long-term debt & capital lease obligations	242	305	247	311	415	585	665
Total debt(6)	282	424	332	393	455	633	836
Total shareholders’ equity	661	598	638	591	548	690	662
Capital expenditures	8	31	74	61	31	17	196
Financial Ratios
Current ratio	1.5	1.2	1.3	1.1	1.1	1.2	1.3
Return on beginning assets	.085%	0.40%	2.9%	2.6%	(8.0)%	1.4%	(0.8)%
Return on beginning shareholders’ equity	1.90%	1.00%	7.3%	7.1%	(21.0)%	4.3%	(2.3)%
Total debt as % of total capitalization(7)	29.2%	40.6%	33.4%	39.0%	44.5%	47.0%	55.0%
Ratio of earnings to fixed charges(10)	2.17	1.49	2.74	2.47	2.19	1.69	(0.05)
Other Year End Data
ShopKo stores open at year end	143	140	143	141	141	141	164
Average ShopKo store size - square feet(9)	90,755	90,755	90,755	91,009	91,009	91,009	90,175
Pamida stores open at year end	220	217	220	218	223	225	229
Average Pamida store size - square feet	32,723	33,531	32,900	33,468	33,311	33,282	33,232

(1)	Includes the results of P.M. Place stores acquired in June 2000.

(2)	The total restructuring charge of $125 million was recorded as inventory liquidation charges of $10.4 million shown in the Gross margin line and Restructuring charge of $115 million shown separately.

(3)	Special charges relate to various costs incurred in connection with business acquisitions, including process and system integration, employee retention and store conversions.

(4)	Includes cumulative effect of accounting change of $186.1 million ($6.36 per dilutive share).

(5)	The terms of ShopKo’s Amended Secured Credit Facility limit ShopKo’s ability to pay dividends, based on availability.

(6)	Total debt includes short-term debt, total long-term debt obligations and capital leases.

(7)	Total capitalization includes shareholders’ equity, total debt and non-current deferred income taxes.

(8)	Includes effect of adoption of EITF No. 02-16, which resulted in an increase to gross margin of $14.4 million, an increase to selling, general & administrative expense of $19.2 million, and a decrease to pre-tax earnings of $4.8 million.

(9)	Average ShopKo store size does not include the three ShopKo Express Rx stores.

(10)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For purposes of calculating the ratio of earnings to fixed charges, (i) earnings are defined as net income from continuing operations before income taxes plus fixed charges and (ii) fixed charges are defined as interest expensed and capitalized (including the amortization of debt issuance costs) and the portion of operating lease expense management believes to be representative of the interest component of rental expense. For the fiscal year ended February 3, 2001 our earnings were insufficient to cover our fixed charges by $3.7 million.

MARKETS AND MARKET PRICE
      Shares of ShopKo common stock are listed on the New York Stock Exchange under the symbol “SKO” and in the newspapers as “ShopKo.” As of November 4, 2005, there were [•] shares of common stock outstanding, held by approximately [•] shareholders of record.
      The following table sets forth the high and low reported closing sales prices for the common stock for the periods shown as reported on the New York Stock Exchange Composite Tape.

	High		Low

Fiscal Year 2003
First Quarter (ended May 3, 2003)		$12.20		$10.08
Second Quarter (ended August 2, 2003)		$14.23		$11.08
Third Quarter (ended November 1, 2003)		$16.67		$12.19
Fourth Quarter (ended January 31, 2004)		$17.01		$14.00
Fiscal Year 2004
First Quarter (ended May 1, 2004)		$15.45		$13.26
Second Quarter (ended July 31, 2004)		$16.00		$12.22
Third Quarter (ended October 30, 2004)		$18.55		$14.95
Fourth Quarter (ended January 29, 2005)		$19.83		$17.04
Fiscal Year 2005
First Quarter (ended April 30, 2005)		$26.02		$16.96
Second Quarter (ended July 30, 2005)		$25.45		$23.27
Third Quarter (ended October 29, 2005)		$28.64		$24.28
Fourth Quarter (through November [•], 2005)	$	[•]	$	[•]
      On October 17, 2005, the last trading day before ShopKo publicly announced the execution of the merger agreement, the high and low sale prices for ShopKo common stock as reported on the New York Stock Exchange were $27.15 and $26.89 per share, respectively, and the closing sale price on that date was $26.95. On November [•], 2005, the last trading day for which information was available prior to the date of the first mailing of this proxy statement, the high and low sale prices for ShopKo common stock as reported on the New York Stock Exchange were $[•] and $[•] per share, respectively, and the closing sale price on that date was $[•].
      SHAREHOLDERS SHOULD OBTAIN A CURRENT MARKET QUOTATION FOR SHOPKO COMMON STOCK BEFORE MAKING ANY DECISION WITH RESPECT TO THE MERGER.
      ShopKo has not paid any cash dividends on its common stock during the past two fiscal years. ShopKo currently intends to retain earnings for future growth and expansion of its business and the payment of debt and does not plan to declare or pay any cash dividends in the foreseeable future. ShopKo’s Amended Secured Credit Facility has a restrictive covenant that limits its ability to pay dividends on its common stock. In addition, under the merger agreement, ShopKo has agreed not to pay any cash dividends on its common stock before the completion of the merger. After the merger, ShopKo will be a private company and it is not anticipated that it will regularly pay dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The table below contains information regarding the beneficial ownership of shares of ShopKo common stock by each person or entity known by ShopKo to beneficially own 5% or more of the total number of outstanding shares of ShopKo common stock. This information has been obtained from filings with the SEC as of November 4, 2005. The table below also contains information regarding the beneficial ownership of shares of ShopKo common stock as of November 4, 2005 by (i) each director of ShopKo, (ii) the person who served as chief executive officer of ShopKo during fiscal year 2004, (iii) the other four most highly compensated executive officers of ShopKo serving as such on January 29, 2005, (iv) an individual who would have been among the four most highly compensated executive officers but for the fact that he was no longer serving as an executive officer on January 29, 2005, and (v) the directors and executive officers of ShopKo as of November 4, 2005 as a group (20 persons).

	Amount and Nature
	of Beneficial			Deferred Stock
Name of Beneficial Owner	Ownership(1)(2)(3)	Percent		Units(4)

Barclays Global Investors, N.A., et. al.(5)	[•]	[•]	%	—
45 Fremont Street
San Francisco, CA 94105
Dimensional Fund Advisors Inc.(6)	[•]	[•]	%	—
1299 Ocean Avenue, 11th
Floor Santa Monica, CA 90401
Goldman Sachs Asset Management, L.P.(7)	[•]	[•]	%	—
32 Old Slip
New York, NY 10005
State Street Bank and Trust Company, Trustee(8)	[•]	[•]	%	—
225 Franklin Street
Boston, MA 02110
David E. Shaw(9)	[•]	[•]	%	—
120 W. 45th Street, Tower 45, 39th Floor
New York, NY 10036
Jack W. Eugster	151,997	*		720.9
Dale P. Kramer	260,000	*		720.9
Martha A. McPhee	17,200	*		720.9
John G. Turner	32,962	*		720.9
Stephen E. Watson	26,465	*		720.9
Gregory H. Wolf	29,000	*		720.9
Richard A. Zona	12,400	*		720.9
Michael J. Bettiga(10)	71,660	*		—
Michael J. Hopkins	93,700	*		—
Brian W. Bender	31,935	*		—
Paul G. White	28,332	*		—
Sam K. Duncan(11)	0	*		—
Jeffrey C. Girard(12)	15,000	*		—
All directors and executive officers as of August 1, 2005 as a group (20 persons)(13)	920,391	3.0%		5,046.3

*	Less than 1%

(1)	Except as otherwise noted, the persons named in the above table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them.

(2)	Includes shares which may be acquired within 60 days after August 1, 2005 pursuant to stock options as follows: Mr. Eugster, 135,597 shares; Mr. Kramer, 214,000 shares; Ms. McPhee, 15,200 shares; Mr. Turner, 22,762 shares; Mr. Watson, 25,465 shares; Mr. Wolf, 23,000 shares; Mr. Zona, 10,400 shares; Mr. Bettiga, 66,500 shares; Mr. Hopkins, 90,000 shares;

Mr. Bender, 28,000 shares; Mr. White, 15,832 shares; Mr. Girard, 15,000 shares and all directors and executive officers as a group, 768,930 shares.

(3)	Includes shares of restricted stock granted pursuant to ShopKo’s stock incentive plans as follows: Mr. Eugster, 1,000 shares; Mr. Kramer, 1,000 shares; Ms. McPhee, 1,000 shares; Mr. Turner, 1,000 shares; Mr. Watson, 1,000 shares; Mr. Wolf, 1,000 shares; Mr. Zona, 1,000 shares; Mr. White, 12,500 shares and all directors and executive officers as a group, 42,250 shares.

(4)	The deferred stock units listed under the third column “Deferred Stock Units” are phantom stock units deferred pursuant to ShopKo’s Directors Deferred Compensation Plan. Such units are not included in the beneficial ownership totals or the percent of ownership (columns 1 and 2) because there are no shares issued and there is no voting or investment power. The phantom stock units are payable in cash, but track the performance of ShopKo’s common stock.

(5)	On February 14, 2005, a joint Schedule 13G was filed with the SEC by Barclays Global Investors, N.A.; Barclays Global Fund Advisors (45 Fremont Street, San Francisco, CA 94105); Barclays Global Investors, Ltd. (Murray House, 1 Royal Mint Court, London, EC3N 4HH); Barclays Global Investors Japan Trust and Banking Company Limited (Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012, Japan); Barclays Life Assurance Company Limited (Unicorn House, 5th Floor, 252 Romford Road, Forest Gate, London 37 9JB, England); Barclays Bank PLC (54 Lombard Street, London, England EC3P 3AH); Barclays Capital Securities Limited (5 North Colonmade, Canary Wharf, London, England E14 4BB); Barclays Capital Inc. (200 Park Ave., New York, NY 10166); Barclays Private Bank & Trust (Isle of Man) Limited (4th Floor, Queen Victoria House, Isle of Man, IM99 IDF); Barclays Private Bank and Trust (Jersey) Limited (39/41 Broad Street, St. Helier, Jersey, Channel Islands JE4 8PU); Barclays Bank Trust Company Limited (54 Lombard Street, London, EC3P 3AH, England); Barclays Bank (Suisse) SA (10 rue d’Italie, CH-1204 Geneva, Switzerland); Barclays Private Bank Limited (59/60 Grosvenor Street, London, WIX 9DA England); Bronco (Barclays Cayman) Limited (Walker House Mary Street, P.O. Box 908 GT, George Town, Grand Cayman (Cayman Islands)); Palomino Limited (Walker House Mary Street, P.O. Box 908 GT, George Town, Grand Cayman (Cayman Islands); and HYMF Limited (Walker House Mary Street, P.O. Box 908 GT, George Town, Grand Cayman (Cayman Islands) (which we refer to in this proxy statement as the “Barclays entities”). According to the Schedule 13G, the Barclays entities in the aggregate beneficially own 3,786,259 shares of our common stock, with sole voting power as to 3,621,938 shares and sole dispositive power as to all 3,786,259 shares.

(6)	Based on Schedule 13G/ A filed with the SEC on February 9, 2005. According to this filing, Dimensional Fund Advisors Inc. has sole voting and dispositive power as to all 2,726,900 shares.

(7)	Based on Schedule 13G/ A filed with the SEC on February 9, 2005. According to this filing, Goldman Sachs Asset Management, L.P. has sole voting power as to 1,071,977 shares and sole dispositive power as to all 1,956,586 shares.

(8)	Based on Schedule 13G/ A filed with the SEC on February 18, 2005. According to this filing, State Street Bank and Trust Company has sole voting power as to 634,672 shares and sole dispositive power as to all 1,751,943 shares.

(9)	On September 7, 2005, a joint Schedule 13G was filed with the SEC by D. E. Shaw Valence Portfolios, L.L.C., D.E. Shaw & Co., L.P. and David E. Shaw (which we refer to in this proxy statement as the “Shaw entities”). According to the Schedule 13G, the Shaw entities in the aggregate beneficially own 1,656,100 shares of our common stock, with shared voting and dispositive power as to all 1,656,100 shares. David E. Shaw disclaims beneficial ownership of such 1,656,100 shares.

(10)	Includes 1,682 shares of common stock owned in the ShopKo Stores, Inc. Shared Savings Plan.

(11)	Mr. Duncan served as chief executive officer during fiscal year 2004 and until he resigned as a director and President and Chief Executive Officer of ShopKo on April 14, 2005.

(12)	Mr. Girard ceased being an executive officer on August 1, 2004 when he resigned as a director and as Vice Chairman, Finance and Administration of ShopKo. He remained an employee of ShopKo through March 15, 2005.

(13)	Includes 2,304 shares of common stock owned by executive officers in the ShopKo Stores, Inc. Shared Savings Plan and includes shares beneficially owned by Mr. Girard.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The financial statements as of January 29, 2005 and January 31, 2004 and for each of the three years for the period ended January 29, 2005, incorporated by reference in this proxy statement, have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report incorporated by reference in this proxy statement.
FUTURE SHAREHOLDER PROPOSALS
      If the merger is completed, there will be no public participation in any future meetings of shareholders of ShopKo. If the merger is not completed, however, shareholders will continue to be entitled to attend and participate in meetings of shareholders. If the merger is not completed, ShopKo will inform its shareholders, by press release or other means determined reasonable by ShopKo, of the date by which shareholder proposals must be received by ShopKo for inclusion in the proxy materials relating to ShopKo’s 2005 annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.
WHERE SHAREHOLDERS CAN FIND MORE INFORMATION
      ShopKo files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about ShopKo and will be made available for inspection and copying at ShopKo’s executive offices during regular business hours by any shareholder or a representative of a shareholder as so designated in writing.
      Shareholders may read and copy any reports, statements or other information filed by ShopKo at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. ShopKo’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at “http://www.sec.gov.” You can also inspect reports, proxy statements and other information about ShopKo at the offices of The New York Stock Exchange. For further information on obtaining copies of our public filings at The New York Stock Exchange, you should call (212) 656-3000.
      A list of shareholders will be available for inspection by shareholders of record at ShopKo’s executive offices at 700 Pilgrim Way, Green Bay, Wisconsin 54303 during regular business hours beginning two business days after notice of the special meeting is given and continuing to the date of the special meeting. The list of shareholders will be available at the special meeting or any adjournment thereof. The opinion of Merrill Lynch that the per share merger consideration is fair, from a financial point of view, to ShopKo shareholders (other than the excluded entities), a copy of which is attached to this proxy statement as Appendix B, will also available for inspection and copying at the same address, upon written request by, and at the expense of, the interested shareholder.
      The SEC allows ShopKo to “incorporate by reference” information that it files with the SEC in other documents into this proxy statement. This means that ShopKo may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that ShopKo files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that ShopKo later files with the SEC may update and supersede the information in this proxy statement. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.

      ShopKo incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting. ShopKo also incorporates by reference in this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	ShopKo’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005, as amended;

•	ShopKo’s Quarterly Report on Form 10-Q for the quarterly periods ended April 30, 2005 and July 30, 2005; and

•	ShopKo’s Current Reports on Form 8-K filed with the SEC on March 10, 2005 (other than the information furnished under Item 2.02), March 23, 2005, April 8, 2005, April 15, 2005, April 22, 2005, April 28, 2005, May 19, 2005 (other than the information furnished under Item 2.02), May 31, 2005, July 1, 2005, August 16, 2005, August 17, 2005, August 18, 2005 (other than the information furnished under Item 2.02), August 24, 2005, August 30, 2005, September 8, 2005, September 9, 2005, September 19, 2005, September 29, 2005, October 4, 2005, October 7, 2005, October 12, 2005, October 18, 2005 and October 20, 2005.
      ShopKo undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone as follows:
ShopKo Stores, Inc.
700 Pilgrim Way
Green Bay, Wisconsin 54304
Attention: Investor Relations
Telephone number: (920) 429-7039
Documents should be requested from ShopKo by December [•], 2005 in order to receive them before the special meeting. You should be sure to include your complete name and address in your request.
      This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of ShopKo since the date of this proxy statement or that the information herein is correct as of any later date.
      SKO Group Holding and SKO Acquisition have supplied, and ShopKo has not independently verified, the information in this proxy statement relating to SKO Group Holding, SKO Acquisition, Sun Capital Partners, Sun Capital Partners IV, Elliott and Lubert-Adler.
      Shareholders should not rely on information other than that contained or incorporated by reference in this proxy statement. ShopKo has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated November [•], 2005. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, ShopKo will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement.

APPENDIX A
AGREEMENT AND PLAN OF MERGER
by and among
SKO GROUP HOLDING CORP.,
SKO ACQUISITION CORP.
and
SHOPKO STORES, INC.
Dated as of October 18, 2005
and amended by
Amendment No. 1
dated as of October 18, 2005
and
Amendment No. 2
dated as of October 28, 2005

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
      AGREEMENT AND PLAN OF MERGER, dated as of October 18, 2005 (this “Agreement”), by and among SKO Group Holding Corp., a Delaware corporation (“Parent”), SKO Acquisition Corp., a Wisconsin corporation (“Acquisition Sub”), and ShopKo Stores, Inc., a Wisconsin corporation (the “Company”) (Acquisition Sub and the Company being hereinafter collectively referred to as the “Constituent Corporations”).
W I T N E S S E T H:
      WHEREAS, on April 7, 2005, the Company entered into an Agreement and Plan of Merger with Badger Retail Holding, Inc. and Badger Acquisition Corp. (such agreement, as amended, the “Badger Merger Agreement”);
      WHEREAS, the Board of Directors of the Company (the “Company Board”), based upon the unanimous recommendation of a special committee thereof consisting solely of disinterested directors (the “Special Committee”), has approved and adopted this Agreement and the transactions contemplated hereby, including the merger of Acquisition Sub with and into the Company (the “Merger”), has determined that this Agreement and the transactions contemplated hereby, including the Merger, (a) constitute a Superior Proposal (as such term is defined in the Badger Merger Agreement), and (b) are advisable to, fair to, and in the best interests of, the holders of Company Common Stock and has resolved (subject to the terms and conditions of this Agreement) to recommend that the holders of Company Common Stock vote for approval of this Agreement and the transactions contemplated hereby, including the Merger;
      WHEREAS, based on such determination, the Company has terminated the Badger Merger Agreement (as such term is defined in the Badger Merger Agreement);
      WHEREAS, the respective Boards of Directors of Parent and Acquisition Sub have each approved and adopted this Agreement and the Merger; and
      WHEREAS, Parent, concurrently with the execution and delivery of this Agreement, is approving this Agreement and the transactions contemplated hereby, including the Merger, as the sole shareholder of Acquisition Sub.
      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
THE MERGER
      Section 1.1     The Merger. Upon the terms and subject to the satisfaction or waiver (subject to Applicable Law) of the conditions set forth in this Agreement, and in accordance with the Wisconsin Business Corporation Law (the “WBCL”), Acquisition Sub shall be merged with and into the Company at the Effective Time and the separate corporate existence of Acquisition Sub shall thereupon cease. Following the Effective Time, the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
      Section 1.2     Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on the second Business Day after satisfaction or waiver (subject to Applicable Law) of the conditions set forth in Article VI(other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver (subject to Applicable Law) of those conditions), unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual date of the Closing being referred to herein as the

“Closing Date”). The Closing shall be held at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, unless another place is agreed to in writing by the parties hereto.
      Section 1.3     Effective Time. The Merger shall become effective at the close of business on the date when articles of merger relating to the Merger (the “Articles of Merger”), in such form as required by and executed in accordance with the relevant provisions of the WBCL, are duly filed with the Department of Financial Institutions of the State of Wisconsin, or at such other date and time as the Constituent Corporations shall agree should be specified in the Articles of Merger. When used in this Agreement, the term “Effective Time” means the later of the close of business on the date when the Articles of Merger are duly filed or such later date and time established by the Articles of Merger. The filing of the Articles of Merger shall be made as soon as practicable after the satisfaction or waiver (subject to Applicable Law) of the conditions to the Merger set forth in Article VI.
ARTICLE II
EFFECTS OF THE MERGER
      Section 2.1     Effects of the Merger. The Merger shall have the effects set forth in Section 180.1106 of the WBCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.
      Section 2.2     Articles of Incorporation. At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated in their entirety to read as the articles of incorporation of Acquisition Sub, until thereafter changed or amended as provided therein or by Applicable Law, except that Article I thereof shall be amended to read as follows: “The name of the Corporation is ShopKo Stores, Inc.”
      Section 2.3     Bylaws. At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read as the bylaws of Acquisition Sub, until thereafter changed or amended as provided therein, by Applicable Law or the articles of incorporation of the Surviving Corporation; provided, that the bylaws of the Surviving Corporation shall contain indemnification provisions consistent with the obligations set forth in Section 5.6(a).
      Section 2.4     Officers. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
      Section 2.5     Directors. From and after the Effective Time, the directors of Acquisition Sub shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
      Section 2.6     Cancellation of Treasury Stock and Parent Owned Stock; Conversion of Common Stock Owned by the Company’s Subsidiaries. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, (i) each share of Common Stock, par value $.01 per share, of the Company (the “Company Common Stock”) that is held by the Company as a “treasury share” (as defined in Section 180.0103 of the WBCL) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be paid or delivered in exchange therefor, (ii) each issued and outstanding share of Company Common Stock that is owned by Parent or Acquisition Sub shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be paid or delivered in exchange therefor, and (iii) each issued and outstanding share of Company Common Stock owned by a Subsidiary of the Company shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”).

      Section 2.7     Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled or converted in accordance with Section 2.6) shall be converted into the right to receive $29.00 in cash (which amount shall increase at the rate of 6% per annum during the period commencing on December 15, 2005 through and including the Closing Date to the extent the Closing occurs after December 15, 2005) (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer remain outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.10, without interest or dividends.
      Section 2.8     Conversion of the Capital Stock of Acquisition Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of capital stock of Acquisition Sub shall be converted into and become one validly issued, fully paid and nonassessable (to the extent such concepts are applicable, and except, if applicable, as otherwise provided in Section 180.0622(2)(b) of the WBCL) share of Surviving Corporation Common Stock.
      Section 2.9     Option Consideration. Each Company Stock Option which is outstanding immediately prior to the Effective Time, whether or not exercisable, shall be canceled, effective as of the Effective Time, in exchange for a single lump sum cash payment from the Surviving Corporation (less any applicable income or employment Tax withholding) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option (the “Option Consideration”); provided, that if the exercise price per share of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled without any cash payment being made in respect thereof. Prior to the Closing, the Company, in consultation with Parent, shall take or cause to be taken any and all actions reasonably necessary, including the amendment of the Company Stock Option Plans, and shall use its reasonable best efforts to obtain any necessary consent of each holder of a Company Stock Option, to give effect to the treatment of Company Stock Options pursuant to this Section 2.9, to the extent such treatment is not expressly provided for by the terms of the applicable Company Stock Option Plans and related award agreements.
      Section 2.10     Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, a bank or trust company reasonably acceptable to the Company, shall be designated by Parent to act as the Paying Agent (the “Paying Agent”) for payment of the Merger Consideration.
      (b) Deposit with Paying Agent. At the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, deposit or cause to be deposited with the Paying Agent, separate and apart from its other funds, as a trust fund for the benefit of the holders of issued and outstanding shares of Company Common Stock, other than such shares held by Parent, Acquisition Sub, or any Subsidiary of the Company (each, a “Holder”), cash in the amount equal to the aggregate Merger Consideration which Holders are entitled to receive pursuant to this Article II, with irrevocable instructions and authority to such Paying Agent to pay to each respective Holder, as evidenced by a list of such Holders certified by an officer of the Company or the Company’s transfer agent, for each share of Company Common Stock, the Merger Consideration upon surrender of their respective Certificates as provided herein. Except as provided in Sections 2.10(c), 2.10(d) and 2.10(e), any such deposit of funds shall be irrevocable.
      (c) Exchange Procedures. As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in the form and have such other customary provisions as Parent and the Surviving Corporation may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the cash (pursuant to Section 2.7) to be received by the holder thereof pursuant to this Agreement. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive promptly in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, to be mailed within three (3) Business Days of receipt thereof, and the Certificate so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. If Certificates are presented to the Company for transfer following the Effective Time, they shall be canceled against delivery of the Merger Consideration. All cash paid upon conversion of shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.
      (d) Termination of Merger Fund. Any portion of the Merger Consideration deposited with the Paying Agent pursuant to this Section 2.10 and any interest received with respect thereto (the “Merger Fund”) that remains undistributed to the holders of the Certificates for nine (9) months after the Effective Time shall be delivered to Parent, upon, and in accordance with, any demand by Parent therefor, and any holders of Certificates who have not theretofore complied with this Section 2.10 shall thereafter look, as general creditors thereof, only to Parent for payment of the Merger Consideration with respect to such Certificates.
      (e) No Liability. None of Parent, Acquisition Sub, the Surviving Corporation, any of their respective Affiliates or the Paying Agent shall be liable to any Person in respect of any cash held in the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
      (f) Investment of Merger Fund. The Paying Agent shall invest the cash included in the Merger Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000. Any interest or other income resulting from such investments shall be paid to Parent; provided, that any such investment or any such payment of interest or other income may not delay the receipt by Holders of any Merger Consideration. If for any reason (including losses) the cash in the Merger Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Paying Agent hereunder, Parent shall promptly deposit cash into the Merger Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.
      (g) Transfer Taxes. If any cash is to be remitted to a Person (other than the Person in whose name the Certificate surrendered in exchange therefor is registered), it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such Tax either has been paid or is not applicable.
      (h) Withholding Rights. Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provisions of applicable state, local or foreign Tax law. Without limiting the generality of the foregoing, any amounts payable pursuant to Section 2.9 shall be subject to reduction for all applicable Tax withholdings and other withholdings required by Applicable Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing authority by the Surviving Corporation, Parent or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent.
      (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      Except (i) as set forth in the corresponding section of the Company Disclosure Letter, it being understood that matters disclosed pursuant to one section of the Company Disclosure Letter shall be deemed disclosed with respect to any other section of the Company Disclosure Letter where it is reasonably apparent that the matters so disclosed are applicable to such other sections, or (ii) solely with respect to actions taken after the date of this Agreement, expressly required under this Agreement or any agreement contemplated hereby, the Company hereby represents and warrants to Parent and to Acquisition Sub as follows:
      Section 3.1     Organization. The Company and each of its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective organization and have the requisite power and authority to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries are duly qualified or licensed to do business and are in good standing in each jurisdiction in which the nature of their respective businesses or the ownership, leasing or operation of their respective properties makes such qualification or licensing necessary, other than where the failure to be so duly qualified, licensed and in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore made available to Parent and Acquisition Sub true and complete copies of its articles of incorporation (the “Company Articles”) and by-laws (the “Company Bylaws”) and the charter and bylaws (or similar organizational documents) of each of its Significant Subsidiaries, in each case as currently in effect.
      Section 3.2     Authorization.
      (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and (subject to receipt of the Company Shareholder Approval), to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all necessary corporate action (subject to receipt of the Company

Shareholder Approval). This Agreement has been duly executed and delivered by the Company, and constitutes, assuming due authorization, execution and delivery of this Agreement by Parent and Acquisition Sub, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).
      (b) The Special Committee, at a meeting duly called and held, has by unanimous vote of all its members duly adopted resolutions (i) approving and adopting this Agreement and the transactions contemplated hereby, including the Merger, subject to approval and adoption by the Company Board, (ii) determining that this Agreement and the transactions contemplated hereby, including the Merger, are advisable to, fair to and in the best interests of, the holders of Company Common Stock, (iii) determining that this Agreement and the transactions contemplated hereby, including the Merger, constitute a Superior Proposal (as such term is defined in the Badger Merger Agreement), (iv) recommending this Agreement to the Company Board for approval and adoption, (v) withdrawing its recommendation of the Badger Merger Agreement and the transactions contemplated thereby to the Company Board (vi) withdrawing its recommendation to the holders of the Company Common Stock that they vote for approval of the Badger Merger Agreement and the transactions contemplated thereby, (vii) recommending the termination of the Badger Merger Agreement and (viii) resolving (subject to the terms and conditions of this Agreement) to recommend that the holders of Company Common Stock vote for approval of this Agreement and the transactions contemplated hereby, including the Merger. Such resolutions have not been subsequently rescinded, modified or amended in any way, subject to Section 5.2 and Section 5.4. The Company Board, at a meeting duly called and held, based upon the recommendation of the Special Committee, has duly adopted resolutions (i) approving and adopting this Agreement and the transactions contemplated hereby, including the Merger, and determining that this Agreement and the transactions contemplated hereby, including the Merger, are advisable to, fair to and in the best interests of, the holders of Company Common Stock, (ii) determining that this Agreement and the transactions contemplated hereby, including the Merger, constitutes a Superior Proposal (as such term is defined in the Badger Merger Agreement), (iii) withdrawing its recommendation to the holders of the Company Common Stock that they vote for approval of the Badger Merger Agreement and the transactions contemplated thereby, (iv) resolving to terminate the Badger Merger Agreement, and (v) resolving (subject to the terms and conditions of this Agreement) to recommend that the holders of Company Common Stock vote for the approval of this Agreement and the transactions contemplated hereby, including the Merger. Such resolutions have not been subsequently rescinded, modified or amended in any way, subject to Section 5.2 and Section 5.4.
      (c) The affirmative vote of a majority of the votes represented by the shares of Company Common Stock entitled to vote on the approval of this Agreement in accordance with Section 180.1103 of the WBCL (the “Company Shareholder Approval”) is the only vote of the Company’s shareholders required to approve this Agreement and the transactions contemplated hereby, including the Merger.
      (d) The Company has terminated the Badger Merger Agreement in accordance with its terms and has paid the Termination Fee (as such term is defined in the Badger Merger Agreement), which fee is in the aggregate amount of $13,500,000 (the “Badger Termination Fee”). The Company has no further liability under the Badger Merger Agreement.
      Section 3.3     Consents and Approvals; No Violations.
      (a) Assuming that the Company Shareholder Approval is obtained and that all consents, approvals, authorizations and permits described in Section 3.3(b)have been obtained and all filings and notifications described in Section 3.3(b) have been made and any waiting periods thereunder have terminated or expired, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Company Articles or the Company Bylaws or of the similar organizational documents of any Subsidiary of the Company, (ii) result in a violation or breach of or loss of any benefit under, constitute (with or without due notice or lapse of time or both) a change of control or default under, require the consent or approval of or the giving of notice to a Third Party pursuant to, or give to others any right of termination, vesting, amendment, cancellation or acceleration or any right to purchase or right of first refusal with respect to any asset of the Company or any of the Company’s Subsidiaries or impose on the Company or any of the Company’s Subsidiaries any obligation to repurchase, repay, redeem or acquire or any similar right or obligation under, or result in the creation of a Lien on any property or asset of the Company or any of the Company’s Subsidiaries pursuant to, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets is bound or any Company Permit or (iii) conflict with or violate any Applicable Law applicable to the Company or any Subsidiary of the Company or by which any property or asset of the Company or any Subsidiary of the Company is bound or affected, except, in the case of clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults, losses of benefits, or other occurrences specified in clauses (ii) or (iii) which would not, individually or in the aggregate, (x) reasonably be expected to have a Company Material Adverse Effect or (y) reasonably be expected to prevent or materially delay the performance of this Agreement by the Company or materially impair the ability of the Company to take any action necessary to consummate the Merger.
      (b) Neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, except (i) under the Exchange Act, the Securities Act, any applicable Blue Sky Law and the rules and regulations of the New York Stock Exchange (the “NYSE”), (ii) under the HSR Act and any other applicable antitrust and competition laws, (iii) the filing and recordation of the Articles of Merger as required by the WBCL and (iv) for such other consents, approvals, authorizations, permits, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, (x) reasonably be expected to have a Company Material Adverse Effect or (y) reasonably be expected to prevent or materially delay the performance of this Agreement by the Company or materially impair the ability of the Company to take any action necessary to consummate the Merger.
      Section 3.4     Capitalization.
      (a) The authorized capital stock of the Company consists of (i) 75,000,000 shares of Company Common Stock and (ii) 20,000,000 shares of preferred stock, par value $.01 per share (the “Company Preferred Stock”), of which 100,000 shares have been designated as Series B Junior Participating Preferred Stock (the “Series B Preferred Stock”).
      (b) (i) At the close of business on October 13, 2005, 30,262,203 shares of Company Common Stock, together with the associated Rights, were issued and outstanding, all of which were validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the WBCL) and free of preemptive rights;

(ii) At the close of business on October 13, 2005, no shares of Company Preferred Stock were issued and outstanding, but 100,000 shares of Series B Preferred Stock have been reserved for issuance upon the exercise of Rights;

(iii) At the close of business on October 13, 2005, 1,931,923 shares of Company Common Stock were held in the treasury of the Company or by its Subsidiaries;

(iv) At the close of business on October 13, 2005, 145,734 shares of Company Common Stock, together with the associated Rights, were reserved for issuance upon the exercise of outstanding stock options issued under the Company’s 1991 Stock Option Plan (the “Company 1991 Stock Option Plan”);

(v) At the close of business on October 13, 2005, 335,504 shares of Company Common Stock, together with the associated Rights, were reserved for issuance upon the exercise of outstanding stock options issued under the Company’s 1995 Stock Option Plan (the “Company 1995 Stock Option Plan”);

(vi) At the close of business on October 13, 2005, 397,231 shares of Company Common Stock, together with the associated Rights, were reserved for issuance upon the exercise of outstanding stock options issued under the Company’s 1998 Stock Incentive Plan (the “Company 1998 Stock Incentive Plan”);

(vii) At the close of business on October 13, 2005, 306,564 shares of Company Common Stock, together with the associated Rights, were reserved for issuance upon the exercise of outstanding stock options issued under the Company’s 2001 Stock Incentive Plan (the “Company 2001 Stock Incentive Plan”);

(viii) At the close of business on October 13, 2005, 374,258 shares of Company Common Stock, together with the associated Rights, were reserved for issuance upon the exercise of outstanding stock options issued under the Company’s 2004 Stock Incentive Plan (the “Company 2004 Stock Incentive Plan”); and

(ix) Since the close of business on October 13, 2003 through the date hereof, the Company has not issued (or authorized the issuance of) any shares of its capital stock of any class, any of its equity interests, any Company Voting Debt or any securities convertible into or exchangeable or exercisable therefor, or any rights, warrants or options to acquire, any such shares of capital stock or Company Voting Debt or convertible, exchangeable or exercisable securities or any other equity interests, other than the issuance of shares of Company Common Stock (and associated Rights) upon the exercise of Company Stock Options outstanding as of October 13, 2005 in accordance with the terms of the Company Stock Option Plans in effect as of October 13, 2005 and delivery of Company Restricted Shares outstanding as of October 13, 2005 upon the lapse of restrictions.
      (c) The Company has delivered to Parent a correct and complete list as of the date set forth in Section 3.4(c) of the Company Disclosure Letter of each outstanding option (collectively, the “Company Stock Options”) to purchase shares of Company Common Stock issued under the Company 1991 Stock Option Plan, the Company 1995 Stock Option Plan, the Company 1998 Stock Incentive Plan, the Company 2001 Stock Incentive Plan and the Company 2004 Stock Incentive Plan (collectively, the “Company Stock Option Plans”) and each outstanding share of restricted Company Common Stock that is still subject to forfeiture conditions (collectively, the “Company Restricted Shares”) granted under the Company 1993 Restricted Stock Plan, the Company 2001 Stock Incentive Plan and the Company 2004 Stock Incentive Plan, including the holder, date of grant, exercise price (if applicable), number of shares of Company Common Stock subject thereto, the Company Stock Plan under which such Company Stock Option or Company Restricted Share, as the case may be, was granted and, with respect to any Company Stock Option, whether the option is vested and exercisable.
      (d) Except for Company Stock Options, Company Restricted Shares and the Rights, there are no options, warrants or other rights to acquire capital stock from the Company, and no preemptive or similar rights, calls, agreements, commitments, arrangements, subscription or other rights, convertible or exchangeable securities, agreements or arrangements of any character, relating to the capital stock of the Company, obligating the Company to issue, deliver, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment or outstanding contractual rights to which the Company or any of its Subsidiaries is a party the value of which is based on the value of the capital stock or other voting securities of the Company (each of the foregoing, a “Company Convertible Security”). Since the close of business on January 29, 2005, the Company has not issued any shares of capital stock or any Company Convertible Securities other than the issuance of Company Common Stock in connection with the exercise of Company Stock Options or Company Restricted Shares described above. Except as required by the terms of any Company Stock Options, there are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Convertible Securities.

      (e) The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter (“Company Voting Debt”).
      Section 3.5     Subsidiaries. Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005, as filed with the SEC (the “Company 2004 Form 10-K”) sets forth a list of all of the Subsidiaries of the Company and their respective jurisdictions of incorporation. All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, free and clear of all Liens and are validly issued, fully paid and nonassessable (to the extent such concepts are applicable, and except, if applicable, as otherwise provided in Section 180.0622(2)(b) of the WBCL), and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect to any such Subsidiary’s capital stock or equity interests, including any right obligating any such Subsidiary to issue, deliver or sell additional shares of its capital stock or other equity interests. Except for the capital stock and equity interests of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity.
      Section 3.6     SEC Documents.
      (a) The Company has timely filed all reports, proxy statements, registration statements, forms and other documents required to be filed by it with the SEC since February 2, 2002, (collectively, including any exhibits and schedules thereto, and all documents incorporated by reference therein, the “Company SEC Documents”). No Subsidiary of the Company is required to file any report, proxy statement, registration statement, form or other document with the SEC. None of the Company SEC Documents (other than the financial statements and notes and schedules thereto contained therein, as to which representations are made in Section 3.7), as of their respective filing and effective dates and, in the case of proxy statements, mailing dates (or, if amended prior to the date of this Agreement, as of the respective filing, effective and mailing dates of such amendments), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of such Company SEC Documents (as amended prior to the date of this Agreement, if amended prior to the date of this Agreement) complied in form and substance, in all material respects, with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed.
      (b) The Company is in compliance with, and has complied, in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act (collectively, “Sarbanes-Oxley”). The Company has previously made available to Parent copies of all certificates delivered by officers and employees of the Company, including the Company’s chief executive officer and chief financial officer, to the Company Board or any committee thereof pursuant to the certification requirements relating to the Company 2004 Form 10-K. The management of the Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company and its Subsidiaries is made known to the management of the Company by others within those entities and (ii) disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to materially affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who, in each case, have a significant role in the Company’s internal control over financial reporting.

      Section 3.7     Financial Statements; No Undisclosed Liabilities.
      (a) The audited and unaudited consolidated financial statements of the Company (including any notes and schedules thereto) included in the Company SEC Documents or incorporated therein by reference (i) complied, as of their respective dates, as to form, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as in effect on the dates of filing and effectiveness thereof, (ii) were prepared in accordance with GAAP as in effect on the dates of such financial statements, applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC, including being subject to normal year-end adjustments which were not, and are not expected to be, material in amount) and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods therein indicated (subject, in the case of unaudited statements, to normal year-end adjustments which were not, and are not expected to be, material in amount).
      (b) Except (i) as set forth, reflected or reserved against in the consolidated balance sheet (including the notes thereto) of the Company included in the Company 2004 Form 10-K or (ii) for liabilities and obligations incurred since January 29, 2005 in the ordinary course of business consistent with past practice or not otherwise prohibited by this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations that are of a nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP or in the notes thereto, except for such liabilities and obligations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
      Section 3.8     Proxy Statement. The Proxy Statement (and any amendments thereof or supplements thereto), as of the time of the mailing of the Proxy Statement to the Company’s shareholders, as of the time of the Special Meeting and as of the time of any amendments thereof or supplements thereto will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made or omitted in the Proxy Statement relating to Parent, Acquisition Sub or their respective Affiliates based on information supplied by Parent, Acquisition Sub or their respective Affiliates for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, except that no representation is made by the Company with respect to the statements made or omitted in the Proxy Statement relating to Parent, Acquisition Sub or their respective Affiliates based on information supplied by Parent, Acquisition Sub or their respective Affiliates for inclusion in the Proxy Statement.
      Section 3.9     Absence of Material Adverse Changes, etc.
      (a) Except for changes specifically contemplated by this Agreement, since January 29, 2005 and except as reasonably apparent from specific disclosures in the Company SEC Documents filed prior to the date hereof, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with past practice, and (ii) there has not been any event, change, occurrence or development which, individually or in the aggregate, (x) has had a Company Material Adverse Effect or (y) would reasonably be expected to prevent or materially delay the performance of this Agreement by the Company or materially impair the ability of the Company to take any action necessary to consummate the Merger.
      (b) Since January 29, 2005, and through the date of this Agreement, except as specifically contemplated by this Agreement, or as disclosed in Section 3.9(b) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company has taken any action that, if taken during the period of this Agreement through the Effective Time, would constitute a breach of Section 5.1 if taken without the consent of Parent.

      Section 3.10     Taxes. (i) The Company and each of its Subsidiaries have filed all income and other material Tax Returns required to be filed and have paid all Taxes shown to be due on such Tax Returns, (ii) all Tax Returns filed by the Company and each of its Subsidiaries are complete and accurate in all material respects and disclose all material Taxes required to be paid by the Company and each of its Subsidiaries for the periods covered thereby, (iii) none of the Company or any of its Subsidiaries has waived in writing any statute of limitations in respect of income Taxes which waiver is currently in effect, (iv) the Tax Returns referred to in clause (i) have been examined by the appropriate taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (v) there is no material action, suit, investigation, audit, claim or assessment pending or proposed or, to the Knowledge of the Company, threatened in writing with respect to Taxes of the Company or any of its Subsidiaries, (vi) all material deficiencies asserted or assessments made in writing as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full, (vii) there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries except Liens relating to current Taxes not yet due, (viii) all material Taxes which the Company or any of its Subsidiaries are required by Applicable Law to withhold or to collect for payment have been duly withheld, collected and timely paid to the appropriate Governmental Entity, (ix) neither the Company nor any of the Company’s Subsidiaries has granted in writing any power of attorney to any Third Party which is currently in force with respect to any Taxes or Tax Returns, (x) neither the Company nor any of the Company’s Subsidiaries is a party to any agreement providing for the allocation, sharing or indemnification of Taxes, and (xi) pursuant to Treasury Regulations section 1.1445-2(c)(2), no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to the Foreign Investment in Real Property Tax Act).
      Section 3.11     Employee Benefit Plans. (a) The Company has heretofore delivered or made available to Parent correct and complete copies of (i) each “employee benefit plan” as such term is defined in section 3(3) of ERISA, (ii) each employment, consulting, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation or other equity-based, severance or termination pay, retention, change of control, collective bargaining, hospitalization or other medical, life or other employee benefit-related insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by the Company or an ERISA Affiliate for the benefit of any employee or former employee of the Company or any Subsidiary of the Company (collectively, the “Plans”), (iii) if any Plan is funded through a trust or any third party funding vehicle (including insurance), copies of such trust or other vehicle and (iv) with respect to each Plan (as applicable), the most recent actuarial and trust reports, the most recent Form 5500 and all schedules thereto, the most recent IRS determination letter and the current summary plan descriptions.
      (b) Section 3.11 of the Company Disclosure Letter contains a correct and complete list of all Plans, including and specifically identifying all Plans pursuant to which any amounts may become vested or payable as a result of the consummation of the transactions contemplated hereby (either alone or in combination with other events). The consummation of the transactions contemplated hereby will not give rise to any payment or benefit (or acceleration of vesting of any amounts or benefits) that will be an “excess parachute payment” as defined in section 280G of the Code.
      (c) The Company has no legally binding plan or commitment to create any additional Plan or modify or change any existing Plan that would be reasonably expected to result in material liabilities to the Company, except as may be required by Applicable Law.
      (d) No Plan is subject to Title IV of ERISA. Neither the Company nor any ERISA Affiliate has incurred or reasonably expects to incur (i) any liability under Title IV of ERISA, including any such liability arising out of proceedings instituted by the PBGC, or (ii) any material liability under Title I of ERISA. Neither the Company nor any ERISA Affiliate made, or was required to make, contributions to any plan subject to Title IV of ERISA during the five (5) year period ending on the last day of the most recent plan year ended prior to the Closing Date. No Plan is a “multiemployer plan” (as such term is defined in section 3(37) of ERISA). As of the date of this Agreement, the Company has no unpaid withdrawal liability with respect to any “multiemployer plan” to which the Company or any ERISA Affiliate has contributed or been obligated to contribute.
      (e) Each of the Plans has been operated and administered in all material respects in accordance with the terms of such Plan and all Applicable Laws, including ERISA and the Code and no governmental audits, actions, suits or claims are pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened.
      (f) Each of the Plans which is intended to be “qualified” within the meaning of section 401(a) of the Code is so qualified, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and no event since the date of such determination letter has occurred that would reasonably be expected to adversely affect such qualification or tax-exempt status. No Plan is a “multiple employer plan” for purposes of sections 4063 or 4064 of ERISA.
      (g) No employee, director or consultant of the Company or any Subsidiary of the Company is or will become entitled to death or medical post-employment benefits by reason of service to the Company or its Subsidiaries, other than coverage mandated by section 4980B of the Code or similar state law.
      Section 3.12     Environmental Matters. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (i) the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws and Environmental Permits, (ii) the operations of the Company and its Subsidiaries have not resulted in any Release of Hazardous Materials at or from any real property currently owned or operated by the Company or any of its Subsidiaries that, to the Knowledge of the Company, requires Cleanup that has not been completed to the satisfaction of the relevant Governmental Entity or would reasonably be expected to form the basis of any Environmental Claim against the Company or any Subsidiary, (iii) to the Knowledge of the Company no real property currently, or formerly, owned or operated by the Company or any of its Subsidiaries was contaminated by any Release of Hazardous Materials during or prior to such ownership or operation which contamination would reasonably be expected to form the basis of any Environmental Claim against the Company or any Subsidiary, (iv) neither the Company nor any of its Subsidiaries has arranged for the treatment or disposal of any Hazardous Materials on any Third Party property that would reasonably be expected to form the basis of any Environmental Claim against the Company or any Subsidiary, (v) there is no Environmental Claim pending or, to the Knowledge of Company, threatened, against the Company or any of its Subsidiaries, (vi) neither the Company nor any of its Subsidiaries is subject to any written order, decree, injunction or indemnity with any Governmental Entity or any Third Party relating to liability under any applicable Environmental Law or relating to Hazardous Materials, (vii) the Company has made available to Parent complete copies of any material reports, studies, analyses, tests or monitoring possessed by the Company or any Subsidiary of the Company as of the date hereof, and located at the Company’s headquarters or the headquarters of Pamida, Inc., pertaining to Environmental Claims (except for Environmental Claims that have been fully resolved), or Hazardous Materials, if any, in, on, beneath or adjacent to any real property currently or formerly owned or operated by the Company or any Subsidiary of the Company or regarding the Company’s or any of its Subsidiaries’ compliance with applicable Environmental Laws and (viii) to the Knowledge of the Company, neither the Company Fee Property or the Company Leased Property contain any (a) underground storage tanks currently or formerly used by the Company or any Subsidiary, (b) exposed friable asbestos, (c) equipment using PCBs; or (d) septic tanks in which process wastewater or any Hazardous Materials have been disposed. This Section 3.12 sets forth the sole representations and warranties of the Company with respect to environmental matters, including all matters arising under Environmental Laws.
      Section 3.13     Litigation; Compliance with Laws.
      (a) There is no action, suit, proceeding or investigation by or before any Governmental Entity (i) pending against or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company or any of their respective properties that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or (ii) as of the date of this Agreement, pending against or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company or any of their respective properties that would reasonably be expected to involve fines, penalties or damages in excess of $1,000,000. There is no judgment, decree, injunction, rule, writ or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company which, individually or in the aggregate, (x) would reasonably be expected to have a Company Material Adverse Effect or (y) would reasonably be expected to prevent or materially delay the performance of this Agreement by the Company or materially impair the ability of the Company to take any action necessary to consummate the Merger.
      (b) The businesses of the Company and its Subsidiaries are being conducted in compliance with Applicable Law, except for possible violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits (including certificates of occupancy), easements, variances, exceptions, consents, certificates, approvals and orders of, and has submitted notices to, any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted and in the manner described in the Company SEC Documents (the “Company Permits”), except where the failure to have any of the Company Permits, individually or in the aggregate, (x) would not reasonably be expected to have a Company Material Adverse Effect or (y) would not reasonably be expected to prevent or materially delay the performance of this Agreement by the Company or materially impair the ability of the Company to take any action necessary to consummate the Merger. All such Company Permits are valid, and in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except for such failures to be valid or in full force and effect or for such suspensions or cancellations that, individually or in the aggregate, (x) would not reasonably be expected to have a Company Material Adverse Effect or (y) would not reasonably be expected to prevent or materially delay the performance of this Agreement by the Company or materially impair the ability of the Company to take any action necessary to consummate the Merger.
      Section 3.14     Intellectual Property.
      (a) Section 3.14(a) of the Company Disclosure Letter sets forth a correct and complete list of all material U.S. and foreign (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) Copyright registrations and applications and (iv) Software, in each case which is owned by the Company or its Subsidiaries. The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all of the Intellectual Property Rights set forth in Section 3.14(a) of the Company Disclosure Letter, and all such Intellectual Property Rights are subsisting, valid, and enforceable, except, in each case, as would not, individually or in the aggregate, have a Company Material Adverse Effect.
      (b) The Company and its Subsidiaries own or have a valid right to use, free and clear of all Liens created by the Company and its Subsidiaries, all Intellectual Property Rights necessary, or used or held for use in connection with the business of the Company and its Subsidiaries, taken as a whole, except where the failure to so own or have a valid right to use such Intellectual Property Rights, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
      (c) Neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any Third Party, and, to the Knowledge of the Company, there has been no such claim asserted or, to the Knowledge of the Company, threatened since February 2, 2002, against the Company or any of its Subsidiaries, except where such infringements, misappropriations or violations, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
      (d) No third Person infringes, misappropriates or violates any Intellectual Property Rights owned or exclusively licensed by or to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has asserted or threatened such a claim against any Person since February 2, 2002, except where such infringements, misappropriations or violations, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
      Section 3.15     Material Contracts.
      (a) Except as filed as exhibits to the Company SEC Documents filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), (ii) with any of the twenty largest merchandise suppliers of the Company and its Subsidiaries, taken as a whole (measured by dollar volume of purchases by the Company and its Subsidiaries in the Company’s fiscal year ended January 29, 2005), (iii) with any Person (other than any merchandise supplier of the Company and its Subsidiaries) that involves annual expenditures in excess of $2,000,000 and is not cancelable within 180 days without financial penalty to the Company, (iv) that provides for the indemnification by the Company or any of its Subsidiaries of any Person (except for indemnification provided for in standard vendor supply contracts or real property leases, entered into in the ordinary course of business), (v) that relates to any joint venture or partnership in which the Company or any of its Subsidiaries owns an interest, (vi) that restricts or limits the conduct of any line of business by the Company, any Subsidiary of the Company or any of the Company’s current or future Affiliates or the geographic area in which the Company, any Subsidiary of the Company or any of the Company’s current or future Affiliates may conduct business, except for such limitations or restrictions that are customary for such Contracts and that only restrict the operation of individual stores, in each case in any material respect, or (vii) that grants any right of first refusal, right of first offer, option or similar right with respect to, or limits or purports to limit the ability of the Company or any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of, any Company Real Property or any portion thereof or any other material amount of assets or business. Each Contract of the type described in the first sentence of this Section 3.15(a) is referred to herein as a “Company Material Contract.”
      (b) Each Company Material Contract is a valid and binding obligation of the Company (or, if a Subsidiary of the Company is a party, such Subsidiary) and each other party thereto, and is in full force and effect, except for any such Company Material Contracts that have expired subsequent to the date of this Agreement in accordance with their terms. Neither the Company nor any of its Subsidiaries is, and to the Knowledge of the Company, no Third Party is, in default under any Company Material Contract, nor does any condition exist which with the passage of time or the giving of notice would cause such a violation of or default under any Company Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, such Third Party, except for defaults that (i) have not had, individually or in the aggregate, a Company Material Adverse Effect and (ii) would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by the Company or materially impair the ability of the Company to take any action necessary to consummate the Merger. No counterparty to any Company Material Contract has cancelled or otherwise terminated any Company Material Contract or provided to the Company written notice or, to the Knowledge of the Company, oral notice of its intent to do so.
      Section 3.16     Insurance. Section 3.16 of the Company Disclosure Letter sets forth a correct and complete list of, and the Company has delivered to Parent correct and complete copies of binders for, all material insurance policies carried by or covering the Company and its Subsidiaries with respect to their respective businesses, assets and properties, including comprehensive general liability, fire and casualty, automobile liability, and workers’ compensation insurance (the “Insurance Policies”). The Insurance Policies are in full force and effect, and no written notice of cancellation has been received by the Company or any of its Subsidiaries with respect to any such Insurance Policy which has not been cured by the payment of premiums that are due, other than as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policy. The insurance coverage provided by the Insurance Policies (including as to deductibles and self-insured retentions and as to risks and losses covered) is reasonable and customary as compared to similarly situated companies engaged in a similar business. There are no pending material claims under the Insurance Policies by the Company or any of its Subsidiaries as to which the insurers have denied liability.
      Section 3.17     Real Estate; Assets.
      (a) Section 3.17(a) of the Company Disclosure Letter sets forth a correct and complete list of each parcel of real property owned in fee by the Company or any of its Subsidiaries (the “Company Fee Property”), which list includes the legal address, record owner and the use thereof (i.e., ShopKo, Pamida or other use). The Company or one of its Subsidiaries has good, valid and marketable title to each Company Fee Property. The Company Fee Property is not subject to any Liens, except for Permitted Encumbrances. Prior to the date hereof, the Company has made available to Parent correct and complete copies of all deeds, mortgages, surveys, Company Permits relating to the Company Fee Property, title insurance commitments or policies (including any underlying documents relating to Permitted Encumbrances), if any, certificates of occupancy or equivalent documentation with respect to the Company Real Property and other material documents relating to or affecting the use, occupancy or operation of the Company Real Property to the extent the same are in its possession or control.
      (b) Section 3.17(b) of the Company Disclosure Letter sets forth a true, correct and complete list of (i) all real property leased, subleased, licensed or otherwise used or occupied by the Company or any of its Subsidiaries (the “Company Leased Property” and together with the Company Fee Property, the “Company Real Property”), which list includes the legal address and the use thereof (i.e., ShopKo, Pamida or other use) and (ii) each lease, sublease, license or other agreement granting to any Third Party a right to the use, occupancy or enjoyment of any Company Real Property or any portion thereof (the “Company Subleases”). The Company or one of its Subsidiaries has a good and valid leasehold or other interest in the Company Leased Property, free and clear of all Liens other than Permitted Encumbrances. The Company has made available to Parent correct and complete copies of all leases, subleases, licenses and other agreements (including all amendments, modifications, supplements, and extensions thereof) granting rights of use, occupancy or enjoyment to the Company and/or any of its Subsidiaries with respect to the Company Leased Property (the “Company Leases” and together with the Company Subleases, the “Leases”) and copies of all Company Subleases (including all amendments, modifications, supplements, and extensions thereof).
      (c) Each Lease is a valid and binding obligation of the Company (or, if a Subsidiary of the Company is a party, such Subsidiary) and is in full force and effect, except for any such Leases that expire subsequent to the date of this Agreement in accordance with their terms or where the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default under any Lease nor does any condition exist that, with the passage of time or the giving of notice, would cause such a default under such Lease, except for defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice of any cancellation or termination of any Lease, except for any such cancellation or termination that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is obligated under, or a party to, any Contract to purchase any Company Leased Property.
      (d) (i) No condemnation proceeding is pending or threatened with respect to any Company Real Property and (ii) the Company (and its applicable Subsidiary) and the Company Real Property is in compliance in all material respects with the terms and provisions of any restrictive covenants, easements, or agreements affecting the same, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
      (e) All components of all material improvements (other than those which a Third Party is contractually obligated to maintain) included within the Company Real Property, including the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in good condition (ordinary wear and tear excepted) and adequate for the use and operation of the

Company Real Property (subject, in the case of Company Leased Property, for the remainder of the term of the corresponding Lease) to which they relate in the conduct of the business as presently conducted, except, in each case, for any such failure that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
      (f) The Company Real Property (i) is served by all utilities required for the current use thereof, including water, electrical supply, storm and sanitary sewerage facilities, (ii) has access to public roads and streets necessary for service of, and access to, such Company Real Property for the current use thereof (publicly dedicated streets or a validly existing easement) and the same are physically and legally open for use by the public and (iii) is free from damage caused by fire or other casualty, which damage has not previously been restored, except, in the case of clauses (i), (ii) and (iii), for any such failure that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
      Section 3.18     Labor and Employment.
      (a) There are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization, trade union or works council to which the Company or any of its Subsidiaries is a party or bound or covering employees of the Company or any of its Subsidiaries. To the Knowledge of the Company, no union organizing campaign with respect to the employees of the Company or any of its Subsidiaries is threatened or underway, no labor union, labor organization, trade union, works council or group of employees of the Company or any of the Company’s Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any similar state or foreign Governmental Entity.
      (b) (i) There is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign Governmental Entity, (ii) there is no charge with respect to or relating to the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices and (iii) neither the Company nor any of its Subsidiaries has received notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment, or classes of the foregoing, alleging breach of any express or implied contract of employment, any Applicable Law governing the employment relationship or the termination thereof, except for such exceptions to the foregoing clauses (i) through (iii) which, individually or in the aggregate, (x) would not reasonably be expected to have a Company Material Adverse Effect and (y) would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by the Company or materially impair the ability of the Company to take any action necessary to consummate the Merger.
      (c) The Company and its Subsidiaries are in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment (including termination of employment), wages, hours of work, occupational safety and health, and worker classification, and are not engaged in any unfair labor practices, including the Fair Labor Standards Act, the Immigration Control and Reform Act, 42 U.S.C. Sec. 1981, 42 U.S.C. Sec. 1985 and Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Health Insurance Portability Protection Act, the whistleblower provisions of Sarbanes-Oxley, the Occupational Safety and Health Act, except for failures to be in compliance or such practices which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to employees and, to the

Knowledge of the Company, no such investigation is in progress, in each case, which would reasonably be expected to have a Company Material Adverse Effect.
      (d) To the Knowledge of the Company, no officer of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement or other written obligation to a former employer of any such officer relating to (i) the right of any such employee to be employed by the Company or any of its Subsidiaries, or (ii) the knowledge or use of Trade Secrets or proprietary information.
      (e) As of the date hereof, within the last three (3) years, the Company and the Company’s Subsidiaries have not effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of the Company’s Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of the Company’s Subsidiaries; nor has the Company or any of the Company’s Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.
      Section 3.19     Opinion of Financial Advisors. The Special Committee has received the opinion of Merrill Lynch to the effect that the Merger Consideration is fair, from a financial point of view, to the shareholders of the Company (other than Parent and its Affiliates).
      Section 3.20     Finders’ and Other Fees. Except for Merrill Lynch, whose fees will be paid by the Company, there is no investment banker, broker, finder or other similar intermediary which has been retained by, or is authorized to act on behalf of, the Special Committee, the Company or any Subsidiary of the Company, or any employee or consultant of the Company or any Subsidiary of the Company, that would be entitled to any fee, commission, sale bonus or similar payment from the Special Committee, the Company, any Subsidiary of the Company, Parent, Acquisition Sub or any of Parent’s or Acquisition Sub’s Affiliates upon consummation of the transactions contemplated hereby.
      Section 3.21     Rights Amendment. The Company and the Company Board have taken all necessary action to render the Rights Agreement inapplicable to the transactions contemplated hereby, without any further action on the part of the holder of Company Common Stock or the Company Board, and neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will result in the occurrence of a Distribution Date (as defined in the Rights Agreement) or otherwise cause the Rights to become exercisable by the holders thereof.
      Section 3.22     State Takeover Statutes. No “fair price,” “merger moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including the provisions of Sections 180.1130 to 180.1134 and Sections 180.1140 to 180.1144 of the WBCL, inclusive) applies or purports to apply to the Company with respect to this Agreement, the Merger or any other transaction contemplated hereby. No other state takeover statute or similar statute or regulation is applicable to or purports to be applicable to this Agreement, the Merger or any other transaction contemplated by this Agreement.
      Section 3.23     Title to Assets. The Company and each Subsidiary of the Company have good and valid title to all of their personal properties and assets reflected as being owned by the Company or one of its Subsidiaries on the Company’s audited balance sheet (including in any related notes thereto) as of January 29, 2005 included in the Company 2004 Form 10-K or acquired after January 29, 2005 (other than assets disposed of since January 29, 2005 in the ordinary course of business consistent with past practice), in each case free and clear of all Liens and title defects, except for such Liens and title defects which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
      Section 3.24     Affiliate Transactions. Except pursuant to any employment agreement with any officer of the Company, as of the date hereof, there are no Contracts relating to any transactions of the type that would be required to be disclosed by the Company under Item 404 of Regulation S-K promulgated by the SEC.

      Section 3.25     Letters of Credit, Surety Bonds, Guarantees. Section 3.25 of the Company Disclosure Letter sets forth, as of the date hereof, all standby letters of credit, performance or payment bonds, guarantee arrangements and surety bonds of any nature involving amounts in excess of $100,000 relating to the Company or any of its Subsidiaries.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF PARENT AND ACQUISITION SUB
      Each of Parent and Acquisition Sub (each, an “Acquiror Entity”) hereby jointly and severally represents and warrants to the Company as follows:
      Section 4.1     Organization. Each Acquiror Entity is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have an Acquiror Entity Material Adverse Effect. Each Acquiror Entity is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to be so duly qualified, licensed and in good standing, individually or in the aggregate, would not reasonably be expected to have an Acquiror Entity Material Adverse Effect.
      Section 4.2     Authorization. Each Acquiror Entity has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement has been approved and adopted by the Board of Directors of each Acquiror Entity, and no other corporate proceedings on the part of either Acquiror Entity are necessary to authorize the execution, delivery and performance of this Agreement. Concurrently with the execution of this Agreement, Parent, as the sole shareholder of Acquisition Sub, is approving this Agreement and the transactions contemplated hereby, including the Merger. This Agreement has been duly executed and delivered by each Acquiror Entity and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of each Acquiror Entity, enforceable against each Acquiror Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).
      Section 4.3     Consents and Approvals; No Violations.
      (a) Assuming that the Company Shareholder Approval is obtained and all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, neither the execution, delivery or performance of this Agreement by each Acquiror Entity nor the consummation by the Acquiror Entities of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws or the similar organizational documents of either Acquiror Entity, (ii) result in a violation or breach of or loss of any benefit under, constitute (with or without due notice or lapse of time or both) a change of control or default under, require the consent or approval of or the giving of notice to a Third Party pursuant to, or give to others any right of termination, vesting, amendment, cancellation or acceleration or impose on either of the Acquiror Entities any obligation to repurchase, repay, redeem or acquire or any similar right or obligation under, or result in the creation of a Lien on any property or asset of any Acquiror Entity, pursuant to any of the terms, conditions or provisions of any Contract to which any Acquiror Entity is a party or by which any of them or any of their assets is bound or (iii) conflict with or violate any Applicable Law applicable to any Acquiror Entity or by which any property or asset of any Acquiror Entity is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, (1) with respect to clause (ii), would not reasonably be expected to have an Acquiror Entity Material Adverse Effect and (2) with respect to clauses (ii) and (iii), would not reasonably be expected to prevent or materially delay the performance of this Agreement by any Acquiror Entity or materially impair the ability of any Acquiror Entity to take any action necessary to consummate the Merger.
      (b) Neither the execution, delivery or performance of this Agreement by the Acquiror Entities nor the consummation by the Acquiror Entities of the transactions contemplated hereby will require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, except (i) under the Exchange Act, the Securities Act, any applicable Blue Sky Law and the rules and regulations of the NYSE, (ii) under the HSR Act and any other applicable antitrust and competition laws, (iii) the filing and recordation of the Articles of Merger as required by the WBCL and (iv) for such other consents, approvals, authorizations, permits, filings or notifications, the failure of which to make or obtain, individually or in the aggregate, (x) would not reasonably be expected to have an Acquiror Entity Material Adverse Effect or (y) would not reasonably be expected to prevent or materially delay the performance of this Agreement by any Acquiror Entity or materially impair the ability of any Acquiror Entity to take any action necessary to consummate the Merger.
      Section 4.4     Capitalization. The authorized capital stock of Acquisition Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are issued and outstanding and owned by Parent. Parent is indirectly controlled by Sun Capital. All the issued and outstanding shares of capital stock of, or other ownership interests in, each Acquiror Entity have been duly authorized, validly issued and are fully paid and nonassessable (except, if applicable, as otherwise provided in Section 180.0662(2)(b) of the WBCL) and are owned free and clear of all Liens.
      Section 4.5     Proxy Statement. None of the information relating to the Acquiror Entities and supplied or to be supplied by either Acquiror Entity or its respective Affiliates specifically for inclusion in the Proxy Statement (and any amendments thereof or supplements thereto) will, as of the time of the mailing of the Proxy Statement to the Company’s shareholders, as of the time of the Special Meeting and as of the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by any Acquiror Entity with respect to statements made in any of the foregoing documents based upon information supplied by the Company or its Subsidiaries.
      Section 4.6     Acquiror Entity’s Operations. Each Acquiror Entity was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has not, other than in connection with the transactions contemplated hereby or thereby and other than those incidental to its organization and maintenance of corporate existence, (i) engaged in any business activities, (ii) conducted any operations, (iii) incurred any liabilities or (iv) owned any assets or property.
      Section 4.7     Ownership of Company Common Stock. Neither Acquiror Entity nor any of its respective “affiliates” or “associates” (as such terms are defined in Rule 12b-2 of the Exchange Act) is the “beneficial owner” (as such term is defined in the Company Articles) of any shares of Company Common Stock, except 600,240 shares owned by Elliott Associates, L.P. and 900,360 shares owned by Elliott International, L.P.
      Section 4.8     Financing. Parent and Acquisition Sub have previously delivered to the Company fully executed commitment letters (each, a “Financing Letter”) from each of Sun Capital, Wachovia Bank, National Association, and Ableco Finance LLC (each, a “Financing Source”) and accepted by Parent, providing the detailed terms and conditions upon which the Financing Sources have committed to provide Parent and Acquisition Sub with debt and/or equity financing in connection with the Merger in an aggregate amount equal to $1,525,000,000. The financing contemplated by the Financing Letters (the “Financing”), together with the cash of the Company and its Subsidiaries, are sufficient to pay the aggregate Merger Consideration and Option Consideration, any amounts due under the Credit Facility and any amounts due in connection with the Debt Offer and pay all fees and expenses to be paid by Parent, Acquisition Sub, the Company or any of their respective Affiliates related to the transactions contemplated hereby (the sum total of the foregoing amounts, the “Required Cash Amount”). The Financing Letters are in full force and effect as of the date hereof. The obligations to fund the commitments under the Financing Letters are not subject to any condition other than as set forth in the Financing Letters. Parent is not aware of any fact or occurrence existing on the date of this Agreement that causes the Financing Letters to be ineffective with respect to Parent, Acquisition Sub or the Merger, and Parent has no reason, as of the date hereof, to believe that any of the conditions to the Financing contemplated by the Financing Letters within Parent’s control will not be satisfied or that the Financing will not be made available to Parent on the Closing Date.
      Section 4.9     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by either Acquiror Entity or Sun Capital for which the Company would be liable if the Merger were not consummated.
ARTICLE V
COVENANTS OF THE PARTIES
      Section 5.1     Conduct of the Business of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and each of its Subsidiaries that (except (i) as expressly permitted or required by any other provision of this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Letter, (iii) as required by any Applicable Law, (iv) as required by a Governmental Entity of competent jurisdiction or (v) to the extent that Parent shall otherwise consent in writing):
      (a) Ordinary Course.

(i) The Company and each of its Subsidiaries shall (1) carry on their respective businesses in the usual, regular and ordinary course and consistent with past practice and (2) use reasonable best efforts to maintain their existence in good standing under Applicable Law. Without limiting the foregoing, the Company and its Subsidiaries shall use their reasonable best efforts to preserve substantially intact their present lines of business, maintain their rights and franchises and preserve substantially intact their current relationships with customers, suppliers and others having business dealings with them and keep available the services of their present officers, employees and consultants, in each case to the end that their ongoing businesses shall not be impaired in a manner that would have a Company Material Adverse Effect at the Effective Time.

(ii) The Company shall not, and shall not permit any of its Subsidiaries to, incur or commit to any capital expenditures, except for capital expenditures up to the aggregate amount set forth in a capital expenditure budget plan delivered to Parent prior to the date of this Agreement.
      (b) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (except for dividends or distributions paid by wholly-owned Subsidiaries of the Company to the Company or to other wholly-owned Subsidiaries of the Company), (ii) split, combine, subdivide, reclassify or amend the terms of any of its capital stock or authorize the issuance of or issue any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any other securities of the Company (other than upon the exercise of Company Stock Options outstanding as of the date hereof or upon the lapse of restrictions on Company Restricted Shares outstanding on the date hereof, in each case, in accordance with the terms of the relevant Company Stock Plan and the agreement relating to such Company Stock Option or Company Restricted Shares).

      (c) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, pledge, dispose of, grant, transfer, encumber, deliver or sell, or authorize any of the foregoing actions with respect to, any shares of its capital stock of any class, any of its equity interests, any Company Voting Debt or any securities convertible into or exchangeable or exercisable for, or any rights, warrants or options to acquire, any such shares of capital stock or Company Voting Debt or convertible, exchangeable or exercisable securities or any other equity interests, other than (i) the issuance of shares of Company Common Stock (and associated Rights) upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with the terms of the Company Stock Option Plans in effect as of the date of this Agreement and delivery of Company Restricted Shares outstanding on the date hereof upon the lapse of restrictions, (ii) issuances by a wholly-owned Subsidiary of the Company of capital stock to such Subsidiary’s parent or another wholly-owned Subsidiary of the Company or (iii) issuances pursuant to the Rights Agreement.
      (d) Governing Documents. The Company shall not amend the Company Articles or the Company Bylaws and neither the Company nor any Subsidiary of the Company shall amend the organizational documents of any Subsidiary of the Company.
      (e) No Acquisitions; Material Contracts. The Company shall not, and shall not permit any of its Subsidiaries to, (i) acquire (including by merger, consolidation, or acquisition of stock or assets), in a single transaction or in a series of related transactions, any interest in any Person or any division thereof or any assets, other than acquisitions of inventory in the ordinary course of business, or acquisitions of non-inventory assets in the ordinary course of business consistent with past practice for aggregate consideration not in excess of $5 million or (ii) enter into, renew, terminate, cancel or make any material change in, or agree to any material change in, any Company Material Contract other than in the ordinary course of business consistent with past practice.
      (f) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, (i) sell, dispose of, transfer or divest any assets (including capital stock of any of its Subsidiaries), businesses or divisions other than transactions that are in the ordinary course of business or which involve assets (other than Company Real Property) having a current value of not in excess of $5 million in the aggregate or (ii) lease, license, mortgage, hypothecate, pledge, encumber, sell, sell and leaseback, sublease, grant any material easement affecting and/or transfer any interest in any Company Fee Property or any improvements thereon or on any Company Leased Property, or materially amend, extend, terminate or enter into any Lease.
      (g) No Liens. Subject, in the case of Company Fee Property and Company Leased Property, to the restrictions set forth in Section 5.1(f), the Company shall not, and shall not permit any of its Subsidiaries to, create, assume or otherwise consensually incur any Lien on any asset other than Liens (i) pursuant to, or permitted under, the Credit Facility, (ii) incurred in the ordinary course of business consistent with past practice or (iii) which would not reasonably be expected to have a Company Material Adverse Effect.
      (h) Compensation; Severance. Except (i) as required by Applicable Law or (ii) to satisfy contractual obligations existing on the date hereof the Company shall not, and shall not permit any of its Subsidiaries to, (1) except for payments to individuals other than directors or executive officers of the Company in the ordinary course of business consistent with past practice, pay or commit to pay any severance or termination pay other than severance or termination pay that is required to be paid pursuant to the terms of an existing Plan, (2) enter into any employment, deferred compensation, consulting, severance or other similar agreement (or any amendment to any such existing agreement) with any director or officer or key employee of the Company or any of its Subsidiaries, (3) except for increases in benefits payable to individuals other than directors or executive officers of the Company in the ordinary course of business consistent with past practice, increase or commit to increase any employee benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, including wages, salaries, compensation, pension, severance, termination pay or other benefits or payments (except as required by an existing Plan or Applicable Law), (4) adopt or make any commitment to adopt any additional employee benefit plan, (5) make any contribution to any Plan, other than (A) regularly scheduled contributions and (B) contributions required pursuant to the terms thereof or Applicable Law, or (6) amend or extend or make any commitments to amend or extend any Plan in any material respect, except for amendments required by Applicable Law.
      (i) Accounting Methods; Income Tax Elections. The Company shall not, and shall not permit any of its Subsidiaries to, (i) change its methods of accounting or accounting practice as in effect at January 29, 2005, except as required by reason of a change in SEC guidelines or GAAP, (ii) change its fiscal year, (iii) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any accounting method that is inconsistent with positions taken, elections made or accounting methods used in preparing or filing similar Tax Returns in prior periods (unless required by Applicable Law), (iv) amend any Tax Returns (unless required by Applicable Law), (vi) settle or compromise any claim or assessment relating to Taxes, enter into any closing agreement relating to Taxes or consent to any claim or audit relating to Taxes or (vii) make or change any elections relating to Taxes, other than as required by Applicable Law.
      (j) Certain Agreements and Transactions. The Company shall not, and shall not permit any of its Subsidiaries to, (i) enter into any Contracts that limit or restrain the Company or any of its Subsidiaries or any of their respective Affiliates or successors, or that would, after the Effective Time, limit or restrict Parent, the Surviving Corporation or any of their respective Affiliates or successors, from engaging or competing in any business or in any geographic area or location, (ii) amend, modify or terminate, or permit the amendment, modification or termination of, any Company Lease or Company Sublease or (iii) engage in any transaction with, or enter into, amend or terminate (except pursuant to its terms) any agreement, arrangement, or understanding with, directly or indirectly, any of the Company’s Affiliates, including any transactions, agreements, arrangements or understandings with any Affiliate of the Company or other Person covered under Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed under such Item 404.
      (k) Rights Agreement. The Company shall not (i) redeem the Rights, or amend or modify or terminate the Rights Agreement other than to delay the Distribution Date (as defined therein) or to render the Rights inapplicable to the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (ii) permit the Rights to become non-redeemable at the redemption price currently in effect, except by reason of clause (iii) below, or (iii) take any action which would allow any Person (as defined in the Rights Agreement) other than Parent or Acquisition Sub or any of their respective Affiliates to become the Beneficial Owner (as defined in the Rights Agreement) of 15% or more of the Company Common Stock without causing a Distribution Date or a Shares Acquisition Date (as each such term is defined in the Rights Agreement) to occur or otherwise take any action which would render the Rights Agreement inapplicable to any transaction contemplated by such Person.
      (l) Corporate Structure. The Company shall not, and shall not permit any of its Subsidiaries to, alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries, including through the adoption of a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization.
      (m) Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money or issue any debt securities or assume (including in connection with any recapitalization involving the Company or any of its Subsidiaries), guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly-owned Subsidiary) for borrowed money, except for indebtedness (x) incurred under the Company’s existing credit facilities or renewals or refinancings thereof or (y) in an aggregate principal amount not to exceed $2 million at any time outstanding, (ii) pre-pay any long-term debt, except for purchases of long-term debt (other than the Senior Notes) in the ordinary course of business in an amount not to exceed $2 million in the aggregate for the Company and its Subsidiaries taken as a whole, or (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms.

      (n) Settlements; Compromises. The Company shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any material claims against the Company or any of its Subsidiaries, or any litigation or arbitration, except (i) where the amount of any claim waived, released, assigned, settled or compromised, or the amount paid in any settlement or compromise, does not exceed $100,000, and (ii) the terms of such settlement or compromise would not prohibit or materially restrict the Company from operating its business as currently conducted.
      (o) Miscellaneous. The Company shall not, and shall not permit any of its Subsidiaries to (i) terminate any material Insurance Policy other than in the ordinary course of business and (ii) permit to lapse any registrations or applications for registration of material Intellectual Property Rights owned by the Company or any of the Company’s Subsidiaries.
      (p) Certain Prohibited Actions. The Company shall not, and shall not permit any of its Subsidiaries to, agree, authorize or enter into any commitment to take any action (i) that is intended to result in any of the conditions to the Merger set forth in Article VI not being satisfied or (ii) that is described in the foregoing subsections (a)-(o) of this Section 5.1, except as otherwise permitted by this Agreement.
      Section 5.2 Shareholders’ Meeting; Proxy Material.
      (a) Subject to Section 5.4(c), the Company shall, acting through the Company Board and in accordance with Applicable Law and the Company Articles and the Company Bylaws, use its reasonable best efforts to duly call, give notice of, convene and hold a special meeting of its shareholders (the “Special Meeting”) as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement, including the Merger, and shall use its reasonable best efforts to solicit proxies in favor of approval of this Agreement and the transactions contemplated hereby, including the Merger. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.2(a) shall not be affected by (i) a Change in Recommendation permitted by Section 5.4(c) or (ii) the commencement, public announcement, disclosure or other communication to the Special Committee or the Company Board of any Acquisition Proposal or any intention (whether or not conditional) with respect to any potential or future Acquisition Proposal, unless, in the case of clause (i), this Agreement is terminated pursuant to Section 7.1(e), or, in the case of clause (ii), this Agreement is terminated pursuant to Section 7.1(h).
      (b) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement (as amended or supplemented and, together with any other required proxy materials, the “Proxy Statement”) relating to the Special Meeting. Prior to filing the Proxy Statement with the SEC, the Company shall consult with Parent and Acquisition Sub with respect to such filings and shall afford Parent and Acquisition Sub reasonable opportunity to comment thereon. Parent shall furnish all information concerning it and Acquisition Sub as the Company may reasonably request in connection with the preparation of the Proxy Statement.
      (c) The Company shall as promptly as practicable notify Parent and Acquisition Sub of the receipt of any oral or written comments from the SEC relating to the Proxy Statement, including any request from the SEC for amendments of, or supplements to, the Proxy Statement and any request by the SEC for additional information, and furnish Parent with a copy of any such written comments. Prior to responding to any such comments, including the filing of any amendment or supplement to the Proxy Statement with the SEC or the furnishing of additional information, the Company shall consult with Parent and Acquisition Sub with respect thereto and shall afford Parent and Acquisition Sub reasonable opportunity to comment thereon. Subject to the Company’s right to terminate this Agreement pursuant to Section 7.1(h), the Company (in consultation with Parent and Acquisition Sub) shall use its reasonable best efforts to respond to the comments of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to its shareholders as promptly as practicable after the Proxy Statement shall have been cleared by the SEC. If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by Applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the shareholders of the Company; provided, that prior to such filing, the Company shall consult with Parent and Acquisition Sub with respect to such filing and shall afford Parent and Acquisition Sub reasonable opportunity to comment thereon.
      Section 5.3     Access to Information.
      (a) Upon reasonable advance notice, between the date of this Agreement and the Closing Date, the Company shall, and shall cause each of its Subsidiaries and each of their respective Representatives to, (i) give Parent, Acquisition Sub and their potential financing sources and its and their respective Representatives (collectively, “Acquiror’s Representatives”) reasonable access during normal business hours to the offices, properties, books and records (including all Tax Returns and other Tax-related information) of the Company and its Subsidiaries, (ii) furnish to Acquiror’s Representatives such financial and operating data and other information (including all Tax Returns and other Tax-related information) relating to the Company, its Subsidiaries and their respective operations as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with Parent and Acquisition Sub in their investigation of the business of the Company and its Subsidiaries; provided, that such access shall only be provided to the extent that such access would not violate Applicable Laws or the terms of any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective assets are subject; provided, further, that to the extent that the Company or any of its Subsidiaries is restricted in or prohibited from providing any such access to any documents or data pursuant to any such Contract for the benefit of any Third Party, upon the request of Parent, each of the Company and any such Subsidiary shall use its reasonable best efforts to obtain any approval, consent or waiver with respect to such Contract that is necessary to provide such access to Acquiror’s Representatives. Without limiting the foregoing, Parent, Acquisition Sub and the Acquiror’s Representatives shall be allowed to conduct visual inspections, take measurements, make surveys, conduct a Phase I environmental investigation of the Company, its Subsidiaries and their properties, but shall not be allowed, absent the prior written approval of the Company, to perform any environmental sampling or analysis of the sort commonly referred to as a Phase II environmental investigation. The Company and its Subsidiaries shall reasonably cooperate with Parent, Acquisition Sub and the Acquiror’s Representatives in connection with any such environmental investigation, including making available personnel, outside contractors and outside consultants with knowledge of environmental matters pertaining to the Company, its Subsidiaries and their properties and making available relevant documents related to such matters.
      (b) In addition to and without limiting the foregoing, from the date hereof until the Effective Time, the Company shall furnish to Parent, within fifteen (15) Business Days after the end of each month, the standard monthly reporting package set forth in Section 5.3(b) of the Company Disclosure Letter.
      (c) Any information relating to the Company or its Subsidiaries made available pursuant to this Section 5.3, shall be subject to the provisions of the Confidentiality Agreement. Neither Parent nor Acquisition Sub shall, and Parent and Acquisition Sub shall cause each of the Acquiror’s Representatives not to, use any information acquired pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated hereby. No investigation conducted pursuant to this Section 5.3 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.
      Section 5.4     No Solicitation.
      (a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, (whether directly or indirectly through its Representatives), and the Company shall direct and use reasonable best efforts to cause its and its Subsidiaries’ respective Representatives not to, directly or indirectly (i) solicit, initiate, knowingly encourage or knowingly facilitate (including, in each case, by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes an Acquisition Proposal, (ii) enter into, continue or otherwise participate or engage in discussions or negotiations with, or disclose or provide any non-public information or data relating to the Company or any of its Subsidiaries to, or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person with respect to an Acquisition Proposal or (iii) accept an Acquisition Proposal or enter into any agreement or agreement in principle providing for or relating to an Acquisition Proposal or a Company Alternative Transaction (other than, in each case, an Acceptable Confidentiality Agreement) or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement. Notwithstanding the previous sentence, if at any time prior to obtaining the Company Shareholder Approval, (a) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.4(a) and (b) the Special Committee has reasonably determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal, then the Company may take any of the actions described in clause (ii) of this Section 5.4(a); provided, that the Company (A) will provide notice to Parent and Acquisition Sub of the receipt of such Acquisition Proposal within twenty-four (24) hours after the Special Committee has Knowledge of the receipt thereof, (B) will not disclose any information to such Person without entering into an Acceptable Confidentiality Agreement and (C) will promptly provide to Parent and Acquisition Sub any non-public information concerning the Company provided to such other Person which was not previously provided to Parent and Acquisition Sub. Upon execution of this Agreement, the Company shall (whether directly or indirectly through its Representatives), and the Company shall direct and use reasonable best efforts to cause its and its Subsidiaries’ respective Representatives to, cease immediately and cause to be terminated any and all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished by or on behalf of the Company be returned or destroyed. Without limiting the foregoing, the Company agrees that any violation of the restrictions set forth in this Section 5.4(a) by any of the Company’s Representatives or its Subsidiaries’ Representatives, whether or not purporting to act on behalf of the Company, shall constitute a breach of this Section 5.4(a) by the Company.
      (b) The Company shall, notify Parent promptly (and in any event within twenty-four (24) hours) of any Acquisition Proposal or of any request for information or inquiry that could reasonably be expected to lead to an Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person making such Acquisition Proposal, request or inquiry. The Company shall inform Parent on a current basis of the status and terms of any discussions regarding, or relating to, any such Acquisition Proposal with a Third Party (including amendments and proposed amendments) and, as promptly as practicable, of any change in the price, structure or form of the consideration or material terms of and conditions regarding the Acquisition Proposal. In fulfilling its obligations under this Section 5.4(b), the Company shall provide promptly to Parent copies of all written proposals. All information provided by the Company to Parent pursuant to this Section 5.4(b) shall be kept confidential by Parent in accordance with the terms of the Confidentiality Agreement. Immediately upon determination by the Special Committee that an Acquisition Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice (“Notice of Superior Proposal”) advising Parent that the Special Committee has so determined, specifying the terms and conditions of such Superior Proposal (including the amount per share that the Company’s shareholders will receive per share of Company Common Stock (valuing any non-cash consideration at what the Special Committee determines in good faith, after consultation with a financial advisor of nationally recognized reputation, to be the fair value of the non-cash consideration)) and including a copy thereof with all accompanying documentation and the identity of the Person making such Superior Proposal and providing Parent with a copy of the Superior Proposal and all documents relating thereto.
      (c) Each of the Special Committee (subject to approval and adoption by the Company Board) and the Company Board (as applicable) has adopted a resolution resolving (subject to the terms and conditions of this Agreement) to recommend that the holders of shares of Company Common Stock vote for the approval of this Agreement (the “Company Recommendation”). Neither the Special Committee nor the Company Board (as applicable) shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in each case, in a manner adverse to Parent, the Company Recommendation or make any statement, filing or release, in connection with the Special Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation), subject to Section 5.4(d) (any such action, a “Change in Recommendation”), (ii) approve or recommend, or propose publicly to approve or recommend, any Company Alternative Transaction and/or (iii) enter into (or cause the Company or any Subsidiary of the Company to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Company Alternative Transaction (other than an Acceptable Confidentiality Agreement entered into in accordance with the provisions of Section 5.4(a)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger. Notwithstanding the foregoing, prior to obtaining the Company Shareholder Approval, (x) the Company Board may effect a Change in Recommendation if the Special Committee has determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that it would be consistent with its fiduciary duties to the Company’s shareholders under Applicable Law to effect a Change in Recommendation (regardless of the existence of a Superior Proposal at such time) and (y) (i) the Company Board may approve or recommend to the shareholders of the Company an Acquisition Proposal that the Company Board has determined constitutes a Superior Proposal (a “Company Subsequent Determination”), (ii) terminate this Agreement pursuant to Section 7.1(h) and (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to such Superior Proposal if, but only if, in each case with respect to clause (y), (A) the Company has fully complied with its obligations under this Section 5.4(c), and (B) the Company has complied with the terms of Section 7.1(h) and has paid to Parent the Expenses and the Termination Fee, in each case, in accordance with Section 7.3.
      (d) Nothing contained in this Section 5.4 shall prohibit the Company, the Special Committee or the Company Board from taking and disclosing to the Company’s shareholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by Applicable Law or any disclosure to the Company’s shareholders if, in the good faith judgment of the Special Committee, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation, such disclosure is necessary in order for the Special Committee to comply with its fiduciary duties to the Company’s shareholders under Applicable Law.
      Section 5.5     Real Estate Transfer Taxes. The Company shall pay all state or local real property transfer, gains or similar Taxes, if any (collectively, the “Transfer Taxes”), attributable to the transfer of the beneficial ownership of the Company’s and any of its Subsidiaries’ real properties, and any penalties or interest with respect thereto, payable in connection with the consummation of the Merger. The Company shall cooperate with Parent in the filing of any returns with respect to the Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and any of its Subsidiaries and any information with respect to such properties that is reasonably necessary to complete such returns. The portion of the consideration allocable to the Company Fee Properties of the Company and any of its Subsidiaries shall be determined by Parent in its reasonable discretion. The shareholders of the Company (who are intended third-party beneficiaries of this Section 5.5) shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 5.5 in the preparation of any return with respect to the Transfer Taxes.
      Section 5.6     Director and Officer Liability.
      (a) Parent shall, or shall cause the Surviving Corporation to, honor all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Effective Time and rights to advancements of expenses relating thereto now existing in favor of the current or former directors, officers, employees or agents of the Company and its Subsidiaries (the “Indemnitees”) as provided in their respective charters (or similar constitutive documents) or bylaws or in any indemnification agreement set forth in Section 5.6 of the Company Disclosure Letter and all such rights shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Indemnitees, unless an alteration or modification of such documents is required by Applicable Law or the Indemnitee affected thereby otherwise consents in writing thereto.
      (b) For six (6) years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, provide officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such Person covered at or prior to the Effective Time by the Company’s officers’ and directors’ liability insurance policy maintained by the Company and in effect as of the date hereof on terms with respect to coverage and amount no less favorable than those of the policy in effect on the date hereof and described in Section 5.6 of the Company Disclosure Letter; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 300% of the current annual premium paid by the Company for such insurance (the “Maximum Amount”), to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall maintain or procure, for such six (6) year period, the most advantageous policy of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time, which policies provide each such Person covered at or prior to the Effective Time by the Company’s officers’ and directors’ liability insurance policy maintained by the Company and in effect as of the date hereof with coverage, from the Effective Time to the sixth anniversary of the Effective Time, with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the transactions contemplated by this Agreement, on terms with respect to coverage and amount no less favorable than the directors’ and officers’ liability insurance policy maintained by the Company in effect as of the date hereof. Section 5.6 of the Company Disclosure Letter sets forth the Maximum Amount.
      (c) This Section 5.6 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnitees referred to herein, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.
      (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.6, and none of the actions described in clause (i) or (ii) of this sentence shall be taken until such provision is made.
      (e) The obligations of the Company and the Surviving Corporation under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee or insured party to whom this Section 5.6 applies without the written consent of such affected Indemnitee or insured party.
      Section 5.7     Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate the transactions contemplated hereby as promptly as practicable.
      Section 5.8     Certain Filings. (a) Parent, Acquisition Sub and the Company shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required (each a “Governmental Consent”), or any actions, consents, approvals or waivers are required to be obtained from any non-governmental Third Parties (each a “Third Party Consent”) and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such Governmental or Third Party Consents. In the event that either party shall fail to obtain any Governmental or Third Party Consent described in clause (ii) of this Section 5.8(a), such party shall use reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such Governmental or Third Party Consent. Without limiting the provisions of this Section 5.8, the Company shall, and Parent and Acquisition Sub shall, cause its “ultimate parent entity” to file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby as promptly as practicable following the execution of this Agreement, and, subject to Section 5.8(c), each party will use its reasonable best efforts to take or cause to be taken all actions necessary, including to comply promptly and fully with any requests for information from regulatory Governmental Entities, to obtain any clearance, waiver, approval or authorization relating to the HSR Act that is necessary to enable the parties to consummate the transactions contemplated hereby.
      (b) Subject to Section 5.8(c), (i) the Company, Parent and Acquisition Sub shall each use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Regulatory Law and (ii) if any administrative, judicial or legislative action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated hereby as violative of any Regulatory Law, the Company, Parent and Acquisition Sub shall each cooperate in all respects and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated hereby, including by pursuing all reasonable avenues of administrative and judicial appeal.
      (c) Each of the Company, Parent and Acquisition Sub shall (i) subject to any restrictions under any Regulatory Law, to the extent practicable, promptly notify each other of any communication to that party from any Governmental Entity (including the Federal Trade Commission and the Antitrust Division of the Department of Justice) with respect to this Agreement and the transactions and other agreements contemplated hereby and permit the other party to review in advance any proposed written communication to any Governmental Entity, (ii) unless required by Applicable Law, not agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to this Agreement and the transactions and other agreements contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat, in each case to the extent practicable, (iii) subject to any restrictions under any Regulatory Law, furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives on the one hand, and any Governmental Entity or members of its staff on the other hand, with respect to this Agreement and the transactions and other agreements contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements and to the attorney client privilege or work product doctrine) and (iv) furnish the other party with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Entities in connection with this Agreement and the transactions and other agreements contemplated hereby and thereby, including any filings necessary or appropriate under the provisions of any Regulatory Law.
      Section 5.9     Public Announcements. None of the Company, Parent, Acquisition Sub, or any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other parties, except to the extent required by law or by any listing agreement with, or the policies of, the NYSE and after reasonable prior notice to the other parties hereto.

      Section 5.10     State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the transactions contemplated hereby, the Company, Parent and Acquisition Sub shall use reasonable best efforts to grant such approvals and to take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effect of any such statute or regulation on the transactions contemplated hereby.
      Section 5.11     Certain Notifications. Between the date hereof and the Effective Time, the Company shall promptly notify Parent and Acquisition Sub of (i) any notice or other communication from any Person of which the Company has Knowledge alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any notice or communication from any Governmental Entity in connection with the transactions contemplated hereby and (iii) any action, suit, charge, complaint, grievance or proceeding commenced or, to the Company’s Knowledge, threatened against the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or which relates to the consummation of the transactions contemplated hereby. Between the date hereof and the Effective Time, Parent and Acquisition Sub shall promptly notify the Company of any action, suit, charge, complaint, grievance or proceeding commenced or, to the Knowledge of Parent or Acquisition Sub, threatened against Parent or Acquisition Sub which, if pending on the date of this Agreement, would reasonably be expected to materially delay or impair the consummation of the transactions contemplated hereby. Between the date hereof and the Effective Time, each party shall promptly notify the other parties hereto in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Article VI; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.
      Section 5.12     Financing.
      (a) Parent and Acquisition Sub shall use their reasonable best efforts to obtain the Financing as set forth in the Financing Letters; provided, however, that notwithstanding anything in this Agreement to the contrary, Parent and Acquisition Sub shall be entitled to obtain, in their sole discretion, substitute debt financing in place of some or all of the Financing provided thereunder (“Substitute Debt Financing”) with one or more other nationally recognized financial institutions if, and only if, such Substitute Debt Financing would not (i) delay the consummation of the Merger past February 15, 2006 and (ii) prevent the delivery of the solvency letter contemplated by Section 5.13.
      (b) From the date of this Agreement until the Effective Time, the Company agrees to provide, and shall cause its Subsidiaries to provide, and will use its reasonable best efforts to cause their respective Representatives to provide, all cooperation reasonably requested by Parent in connection with the arrangement of, and the negotiation of agreements with respect to, the Financing (and any substitutions, replacements or refinancing thereof), including using reasonable best efforts to (i) cause appropriate officers and employees to be available, on a customary basis and upon reasonable notice, to meet with prospective lenders and investors in presentations, meetings, road shows and due diligence sessions each conducted at the expense of Parent, (ii) assist with the preparation of disclosure documents in connection therewith, (iii) execute and deliver any pledge and security documents or other definitive financing documents as may be reasonably requested by Parent, (iv) direct (A) its independent accountants and counsel to provide reasonable assistance to Parent, including requesting that such accountants provide consent to Parent to use their audit reports and SAS 100 reviews relating to the Company and its Subsidiaries and, at the expense of Parent, to provide any necessary “comfort letters” in connection with the Financing and (B) appropriate officers to sign any customary management representation letters to its independent accountants and (v) solicit and cause to be delivered such certificates, affidavits and instruments (including affidavits of title, survey affidavits, estoppel certificates and lien waivers), legal opinions and other documents, in each case, as may be reasonably requested by Parent or reasonably required by any Lender or title insurance company and, in each case, at the expense of Parent.

      (c) The Company shall (i) continue its cash tender offer (the “Debt Offer”) to purchase any and all of the Senior Notes and (ii) solicit the consent of the holders of the Senior Notes regarding certain amendments (the “Indenture Amendments”) to the covenants contained in the Indenture, dated as of March 12, 1992, by and between the Company and First Trust National Association, as trustee. Such offer to purchase and consent solicitation shall not be amended or altered without the Parent’s and Acquisition Sub’s written consent and shall be made in accordance with the written terms and conditions provided, from time to time, by Parent to the Company and Applicable Law. The Company shall not, without Parent’s and Acquisition Sub’s prior consent, waive any condition to the Debt Offer or Indenture Amendments, including (x) the condition in the Debt Offer regarding the completion of the transactions contemplated by the Badger Merger Agreement and (y) as described in the written terms and conditions provided by Parent to the Company from time to time.
      (d) Prior to the Closing but following the Company Shareholder Approval, at the request of Parent, the Company shall cause each of its Subsidiaries that is treated as a corporation for U.S. federal income tax purposes, to either merge into the Company, convert into a limited liability company, or merge into a limited liability company such that, under U.S. federal income tax law, the Company will succeed to the earnings and profits of each such Subsidiary. The Company shall cooperate with reasonable requests of Parent in this regard. The Company shall not make any election inconsistent with treating such Subsidiaries following conversion or merger into a limited liability company as disregarded entities for U.S. federal income tax purposes. Notwithstanding the foregoing, the Company shall not be required to take any of the foregoing actions that would result in material liability or cost to the Company unless Parent shall first agree to reimburse the Company for such liability or cost.
      Section 5.13     Solvency Letter. The parties shall engage, at the expense of the Company (except that, if the Closing does not occur, the Company and Acquisition Sub shall share such expense equally), an appraisal firm of national reputation reasonably acceptable to Parent and the Company to deliver a letter in a form reasonably acceptable to the Special Committee and addressed to the Company Board (and on which the Special Committee shall be entitled to rely), the respective Boards of Directors of Parent and Acquisition Sub and, if requested by them, the Lenders, supporting the conclusion that immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, including the Financing, any Substitute Debt Financing and the payment of the Required Cash Amount, the Company will be Solvent (or the equivalent thereof, as determined in the reasonable discretion of Parent and the Company) (such letter, the “Solvency Letter”). Without limiting the generality of the foregoing, each of Parent and the Company shall use their respective reasonable best efforts to (i) make available their respective officers, agents and other representatives on a customary basis and upon reasonable notice and (ii) provide or make available such information concerning the business, properties, Contracts, assets and liabilities of the Company as may reasonably be requested by such appraisal firm in connection with delivering such Solvency Letter.
      Section 5.14     Shareholder Litigation. Without limiting the generality of Section 5.11, the Company shall promptly advise Parent orally and in writing of any litigation brought by any shareholder of the Company against the Company and/or its directors relating to this Agreement, the Merger and/or the transactions contemplated by this Agreement and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such shareholder litigation, shall give due consideration to Parent’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration without Parent’s prior written consent.
      Section 5.15     Tax Covenants.
      (a) Immediately prior to the Closing, the Company shall furnish to Parent and Acquisition Sub a certification in accordance with Treasury Regulation Section 1.1445-2(c), and otherwise in form and substance reasonably satisfactory to Parent and Acquisition Sub, certifying that the Company Common Stock is regularly traded on an established securities market within the meaning of Treasury Regulations section 1.1445-2(c)(2).

      (b) During the period from the date hereof to the Effective Time, the Company shall and shall cause each of the Company’s Subsidiaries to: (i) timely file all Tax Returns (“Post-Signing Returns”) required to be filed by the Company or such Subsidiary, as the case may be, and all Post-Signing Returns shall be prepared in a manner consistent with past practice (except as required by Applicable Law), (ii) timely pay all Taxes due and payable by the Company and such Subsidiary, respectively, and (iii) promptly notify Parent of any federal or state income or franchise, or other material claim for Taxes pending against or with respect to the Company or any such Subsidiary (or any significant developments with respect to ongoing federal or state income or franchise or other material claim for Taxes), including material Tax liabilities and material refund claims.
      Section 5.16     Employees and Employee Benefit Plans.
      (a) For a period of not less than one (1) year following the Closing Date, the Surviving Corporation shall provide all individuals who are employees of the Company and the Subsidiaries (including employees who are not actively at work on account of illness, disability or leave of absence) on the Closing Date (the “Affected Employees”), while employed by the Company or the Subsidiaries, with compensation and benefits (not including equity compensation) which are substantially comparable in the aggregate to the compensation and benefits provided to such Affected Employees as of the date of this Agreement. Nothing contained in this Section 5.16 shall be deemed to grant any Affected Employee any right to continued employment after the Closing Date. The Surviving Corporation shall continue to provide and recognize all accrued but unused vacation of Affected Employees as of the Closing Date. Any preexisting condition clause in any of the welfare plans (including medical, dental and disability coverage) established or maintained by the Surviving Corporation after the Closing Date shall be waived for the Affected Employees (other than pre-existing conditions that are already in effect with respect to Affected Employees, to the extent permitted by Applicable Law), and Affected Employees shall be credited with service with the Company for all purposes under such plans. Parent shall, and shall cause the Surviving Corporation to, assume and honor all agreements set forth in Section 5.16(a) of the Company Disclosure Letter to the extent of the respective terms of such agreements. Subject to the preceding sentence, nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation or Parent to amend or terminate any particular Plan or any other particular employee benefit plan, program, agreement or policy or as requiring the Surviving Corporation or Parent to offer to continue the employment of any employee of the Company or its subsidiaries for any period of time or to offer to continue (other than as required by its written terms) any Plan.
      (b) The Company shall take all action necessary to amend its 2000 Executive Long Term Incentive Plan effective immediately prior to the Closing Date to provide that awards under such plan shall be payable only in cash.
      (c) The Surviving Corporation and the Subsidiaries shall be responsible for all liabilities or obligations under the WARN Act and similar state and local rules, statutes and ordinances resulting from the Closing or from the actions of the Surviving Corporation or any Subsidiary following the Closing. The Surviving Corporation shall be liable for any workers’ compensation or similar workers’ protection claims of any Affected Employee incurred prior to the Closing Date.
      Section 5.17     Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and terminate registration under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.
ARTICLE VI
CONDITIONS PRECEDENT
      Section 6.1     Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the Company, Parent and Acquisition Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by Applicable Law, the waiver on or prior to the Effective Time of each of the following conditions:
      (a) The Company Shareholder Approval shall have been obtained at the Special Meeting.
      (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than the filing provided for in Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Acquisition Sub shall have been made or obtained (as the case may be), except for those the failure to be made or obtained, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or an Acquiror Entity Material Adverse Effect.
      (c) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits the consummation of or disallows the Merger, and no federal or state Governmental Entity shall have instituted any proceeding that is pending seeking any such judgment, decree, injunction or other order to prohibit the consummation of or disallow the Merger.
      (d) The Company Board, the respective Boards of Directors of Parent and Acquisition Sub and, if requested by them, the Lenders, shall have received the letter referred to in Section 5.13 or Acquisition Sub shall have provided to the Company Board, the Special Committee, the respective Boards of Directors of Parent and Acquisition Sub and the Lenders, if requested by them, from another appraisal firm a comparable letter in form and substance reasonably satisfactory to the Special Committee and Parent.
      Section 6.2     Conditions to the Company’s Obligation to Effect the Merger. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or, to the extent permitted by Applicable Law, the waiver on or prior to the Effective Time of each of the following conditions:
      (a) The representations of Parent and Acquisition Sub contained in the first sentence of Section 4.1 (Organization), in Section 4.2 (Authorization) and in Section 4.4 (Capitalization) shall be true and correct in all respects in each case as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all respects as of such earlier date). The representations and warranties of Parent and Acquisition Sub contained in this Agreement (other than those listed in the preceding sentence) shall be true and correct (without giving effect to any limitation as to “materiality” or “Acquiror Entity Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Acquiror Entity Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have an Acquiror Entity Material Adverse Effect.
      (b) Parent and Acquisition Sub shall have performed in all material respects their respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by them at or prior to the Effective Time pursuant to the terms hereof.
      (c) The Company shall have received certificates signed on behalf of Parent and Acquisition Sub by an executive officer of each of Parent and Acquisition Sub, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.
      Section 6.3     Conditions to Parent’s and Acquisition Sub’s Obligations to Effect the Merger. The obligations of Parent and Acquisition Sub to effect the Merger shall be further subject to the satisfaction, or to the extent permitted by Applicable Law, the waiver on or prior to the Closing of each of the following conditions:
      (a) The representations of the Company contained in the first sentence of Section 3.1 (Organization), in Section 3.2 (Authorization), in Section 3.4 (Capitalization), in Section 3.9(a)(ii)(x) (No Company Material Adverse Effect), in Section 3.19 (Opinion of Financial Advisors), in Section 3.20 (Finders’ and Other Fees), in Section 3.21 (Rights Amendment) and in Section 3.22 (State Takeover Statutes) shall be true and correct in all respects, in each case as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all respects as of such earlier date). The representations and warranties of the Company contained in this Agreement (other than those listed in the preceding sentence and other than the representations and warranties of the Company contained in Section 3.13(a) and Section 3.18(b)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
      (b) The Company shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.
      (c) Parent and Acquisition Sub shall have received certificates signed on behalf of the Company by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.
ARTICLE VII
TERMINATION
      Section 7.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the Company Shareholder Approval:
      (a) by mutual written consent of Parent, Acquisition Sub and the Company, which consent shall have been approved by action of their respective Boards of Directors;
      (b) by the Company, Parent or Acquisition Sub if the Closing shall not have occurred on or before February 15, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation (including such party’s obligations under Section 5.8) or other breach under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date;
      (c) by the Company, Parent or Acquisition Sub if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, subject to Section 5.8), and such order, decree, ruling or other action shall have become final and nonappealable;
      (d) by the Company, Parent or Acquisition Sub if at the Special Meeting or any adjournment thereof the Company Shareholder Approval shall not have been obtained;
      (e) by Parent or Acquisition Sub, if (i) the Company Board or any committee thereof shall have effected a Change in Recommendation or (ii) the Company Board or any committee thereof shall have made, or advised Parent or Acquisition Sub of its intention to make, a Company Subsequent Determination;

      (f) by the Company, if there is a breach by Parent or Acquisition Sub of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or 6.2(b) and which has not been cured (or is not capable of being cured) within 15 days following receipt by Parent or Acquisition Sub, as the case may be, of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination; provided, that at the time of the delivery of such notice, the Company shall not be in material breach of its obligations under this Agreement;
      (g) by Parent or Acquisition Sub, if there is a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.3(a) or 6.3(b) which has not been cured (or is not capable of being cured) within 15 days following receipt by the Company of written notice from Parent and Acquisition Sub stating Parent’s or Acquisition Sub’s intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination; provided, that at the time of the delivery of such notice, neither Parent or Acquisition Sub shall be in material breach of its obligations under this Agreement; or
      (h) by the Company if the Company Board makes a Company Subsequent Determination in accordance with the terms of Section 5.4(c), and the Company prior to or concurrently with such termination pays to Parent in immediately available funds the Termination Fee.
      The party desiring to terminate this Agreement shall give written notice of such termination to the other party.
      Section 7.2     Effect of Termination. If this Agreement is terminated by either the Company, Parent or Acquisition Sub as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, Parent or Acquisition Sub or their respective officers or directors, except with respect to this Section 7.2, Section 7.3 and Article VIII (except for Section 8.1), which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither the Company nor Parent or Acquisition Sub shall be relieved or released from any liabilities or damages arising out of any willful or knowing breach of this Agreement and except that the Confidentiality Agreement shall survive such termination.
      Section 7.3     Fees and Expenses.
      (a) The Company agrees to reimburse Parent (or its designees) for all documented out-of-pocket expenses of Parent and its Affiliates (other than such expenses paid or payable by Parent or any of its affiliates to any Affiliate of Parent), including fees and expenses of financial advisors, outside legal counsel, accountants, experts and consultants, incurred by Parent and its Affiliates or on their respective behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (collectively, “Expenses”), up to a maximum amount of $13.5 million plus the Badger Termination Fee, if this Agreement is terminated:

(i) by Parent or Acquisition Sub pursuant to Section 7.1(e)(ii);

(ii) by Parent or Acquisition Sub pursuant to Section 7.1(g) as a result of the Company’s willful breach of any of its representations, warranties or covenants contained in this Agreement, which breach gives rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b) to be satisfied;

(iii) by the Company pursuant to Section 7.1(h); or

(iv) by the Company, Parent or Acquisition Sub pursuant to Section 7.1(b) or Section 7.1(d).
      (b) (x) The Company agrees to pay Parent (or its designees) an amount equal to $13.5 million (less any amounts paid to Parent (or its designees) under Section 7.3(a) or Section 7.3(b)(y)) plus the Badger Termination Fee (the “Termination Fee”) if this Agreement is terminated:

(i) by Parent or Acquisition Sub pursuant to Section 7.1(e)(ii);

(ii) by the Company pursuant to Section 7.1(h);

(iii) by the Company, Parent or Acquisition Sub pursuant to Section 7.1(b) or Section 7.1(d), and within twelve months of such termination, the Company Board shall have recommended, the Company shall have entered into a definitive agreement with respect to, or the Company shall have consummated, a Company Alternative Transaction or a Company Alternative Transaction shall have occurred (in each case, with references to “20%” in clauses (i), (ii), and (iii) of the definition of “Company Alternative Transaction” deemed to be “50.1%”); or

(iv) by Parent or Acquisition Sub pursuant to Section 7.1(g) as a result of the Company’s willful breach of any of its representations, warranties or covenants contained in this Agreement, which breach gives rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b) to be satisfied and within twelve (12) months of such termination, the Company Board shall have recommended, the Company shall have entered into a definitive agreement with respect to, or the Company shall have consummated, a Company Alternative Transaction or a Company Alternative Transaction shall have occurred (in each case, with references to “20%” in clauses (i), (ii) and (iii) of the definition of “Company Alternative Transaction” deemed to be references to “50.1%”).

(y) The Company agrees to pay Parent (or its designees) an amount equal to $13.5 million plus the Badger Termination Fee if this Agreement is terminated by Parent or Acquisition Sub pursuant to Section 7.1(e)(i).

(z) Parent agrees to pay or cause to be paid to the Company an amount equal to the sum of (i) the Badger Termination Fee plus (ii) interest thereon from the date hereof to the date of payment at the Base Margin Rate (as defined in the Company Credit Agreement) in effect from time to time, if this Agreement is terminated for any reason, other than pursuant to Section 7.1(a).
      (c) Any payment required to be made pursuant to Section 7.3(a) or Section 7.3(b) shall be made (X) concurrently with a termination by the Company giving rise to the payments provided for in Section 7.3(a)(iii), Section 7.3(a)(iv) or Section 7.3(b)(ii) and (Y) not more than two (2) Business Days after any other event giving rise to any payment provided for in Section 7.3(a), or Section 7.3(b), or Section 7.3(b)(z) and not covered under clause (X). All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.
      (d) No payment under this Section 7.3 shall limit in any respect any rights or remedies available to Parent and Acquisition Sub relating to any willful breach or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement resulting, directly or indirectly, in the right to receive any payment under this Section 7.3.
      (e) Except as otherwise provided in this Section 7.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that if the Closing does not occur, the Company and Acquisition Sub shall share equally all fees and expenses (other than attorneys’ and accountants’ fees and expenses) incurred by the Company in relation to the Debt Offer and the printing and filing of the Proxy Statement (in each case, including any related preliminary materials, financial statements and exhibits) and any amendments or supplements thereto and all filing fees required in connection with the filing of Premerger Notifications under the HSR Act and any filings under antitrust and competition laws of any other applicable jurisdiction shall be shared equally by the parties.
      (f) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 7.3 and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amount set forth in this Section 7.3, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

      (g) Parent acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company would not enter into this Agreement. Accordingly, if Parent fails promptly to pay any amount due pursuant to this Section 7.3 and, in order to obtain such payment, the Company commences a suit which results in a judgment against Parent for the amount set forth in this Section 7.3, Parent shall pay to the Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of such costs and expenses at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.
      (h) In the event that amounts are payable under this Section 7.3 by the Company, on the one hand, and Parent, on the other hand, such amounts shall be subject to offset against each other so that only the net amount is payable to the applicable party.
ARTICLE VIII
MISCELLANEOUS
      Section 8.1     Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 8.1 and shall be equally applicable to both singular and plural forms. Any agreement referred to below means such agreement as amended, supplemented or modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.
      “Acceptable Confidentiality Agreement” means a confidentiality agreement with terms and conditions no less favorable to the Company than the Confidentiality Agreement, but which exclude standstill provisions.
      “Acquiror Entity” has the meaning set forth in the first sentence of Article IV.
      “Acquiror Entity Material Adverse Effect” means any effect, change, event, fact, condition, occurrence or development that, individually or in the aggregate, with other effects, changes, events, facts, conditions, occurrences or developments, has been or would reasonably be expected to be materially adverse to the condition (financial or otherwise), assets, liabilities, properties, business or results of operations of the Acquiror Entities taken as a whole; provided, however, that to the extent any effect, change, event, fact, condition, occurrence or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been an “Acquiror Entity Material Adverse Effect”: (i) the execution of this Agreement, the public announcement thereof or any transaction contemplated hereby or (ii) factors affecting the U.S. economy or financial markets as a whole and not specifically relating to (or having a materially disproportionate effect (relative to the effect on other Persons operating in the same industry as the Acquiror Entities) on) the Acquiror Entities taken as whole.
      “Acquiror’s Representatives” has the meaning set forth in Section 5.3(a).
      “Acquisition Proposal” means any inquiry, offer or proposal other than any inquiry offer or proposal by Parent or Acquisition Sub (whether or not in writing) relating to a Company Alternative Transaction.
      “Acquisition Sub” has the meaning set forth in the introductory paragraph of this Agreement.
      “Affected Employees” has the meaning set forth in Section 5.16(a).
      “Affiliate” has the meaning as defined in Rule 12b-2 under the Exchange Act.
      “Agreement” means this Agreement and Plan of Merger by and among Parent, Acquisition Sub and the Company.
      “Applicable Law” means all applicable laws, statutes, orders, rules, regulations and all applicable legally binding policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Entity.
      “Articles of Merger” has the meaning set forth in Section 1.3.

      “Badger Merger Agreement” has the meaning set forth in the first recital of this Agreement.
      “Badger Termination Fee” has the meaning set forth in Section 3.2(d).
      “beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.
      “Business Day” means any day on which banks are not required or authorized to close in the City of New York.
      “Certificate” has the meaning set forth in Section 2.7.
      “Change in Recommendation” has the meaning set forth in Section 5.4(c).
      “Cleanup” means all actions required under Environmental Laws to (i) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment, (ii) perform pre-remedial studies and investigations and post-remedial monitoring and care, (iii) respond to any requests by a Governmental Entity for information or documents relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment or (iv) prevent the Release of Hazardous Materials so that they do not migrate, endanger, or threaten to endanger public health or welfare or the indoor or outdoor environment.
      “Closing” has the meaning set forth in Section 1.2.
      “Closing Date” has the meaning set forth in Section 1.2.
      “Code” means the Internal Revenue Code of 1986.
      “Company” has the meaning set forth in the introductory paragraph of this Agreement.
      “Company 1991 Stock Option Plan” has the meaning set forth in Section 3.4(b)(iv).
      “Company 1993 Restricted Stock Plan” means the Company’s 1993 Restricted Stock Plan.
      “Company 1995 Stock Option Plan” has the meaning set forth in Section 3.4(b)(v).
      “Company 1998 Stock Incentive Plan” has the meaning set forth in Section 3.4(b)(vi).
      “Company 2001 Stock Incentive Plan” has the meaning set forth in Section 3.4(b)(vii).
      “Company 2004 Form 10-K” has the meaning set forth in Section 3.5.
      “Company 2004 Stock Incentive Plan” has the meaning set forth in Section 3.4(b)(viii).
      “Company Alternative Transaction” means any (i) transaction or series of transactions pursuant to which any Third Party acquires or would acquire, directly or indirectly, beneficial ownership of more than 20% of the outstanding voting power of the Company, whether from the Company or its shareholders pursuant to a tender offer, exchange offer or otherwise, (ii) any acquisition or proposed acquisition of the Company or any of its Significant Subsidiaries (at the 20% level) by a merger, consolidation, recapitalization, business combination, share exchange, liquidation, dissolution or similar transaction (including any so-called “merger of equals” and whether or not Company or any of its Significant Subsidiaries (at the 20% level) is the entity surviving any such merger or business combination), (iii) any other transaction (including any recapitalization) pursuant to which any Third Party acquires or would acquire, directly or indirectly, assets or control of assets (including for this purpose the outstanding equity securities of the Subsidiaries of the Company and any entity surviving any merger or business combination involving any of them) of the Company and/or any of the Subsidiaries of the Company, as appropriate, for consideration with a fair market value equal to 20% or more of the aggregate market value of all of the outstanding shares of Company Common Stock on the date prior to the date hereof or (iv) any dividend on, or repurchase of, capital stock of the Company (x) involving payments to holders of such capital stock in an aggregate amount greater than 20% of the value of the Company’s total consolidated assets and (y) financed substantially through the sale of, or incurrence of indebtedness secured by, any Company Real Property.

      “Company Articles” has the meaning set forth in Section 3.1.
      “Company Bylaws” has the meaning set forth in Section 3.1.
      “Company Board” has the meaning set forth in the second recital of this Agreement.
      “Company Common Stock” has the meaning set forth in Section 2.6.
      “Company Convertible Security” has the meaning set forth in Section 3.4(d).
      “Company Credit Agreement” means the Amended and Restated Loan and Security Agreement, dated as of August 19, 2003, by and among Fleet Retail Finance Inc., as Administrative Agent and Collateral Agent, the Lenders parties thereto, Fleet National Bank (now Bank of America, NA), the Company and the guarantors listed therein.
      “Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent dated the date hereof, which disclosure letter relates to this Agreement and is designated therein as the Company Disclosure Letter.
      “Company Fee Property” has the meaning set forth in Section 3.17(a).
      “Company Leased Property” has the meaning set forth in Section 3.17(b).
      “Company Leases” has the meaning set forth in Section 3.17(b).
      “Company Material Adverse Effect” means any effect, change, event, fact, condition, occurrence or development that, individually or in the aggregate, with other effects, changes, events, facts, conditions, occurrences or developments, has been or would reasonably be expected to be materially adverse to the condition (financial or otherwise), assets, liabilities, properties, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that to the extent any effect, change, event, fact, condition, occurrence or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “Company Material Adverse Effect”: (i) changes in general economic conditions, (ii) the announcement of this Agreement and the transactions contemplated hereby, (iii) general changes or developments in the industries in which the Company and the Company Subsidiaries operate or (iv) changes in GAAP which the Company is required to adopt, unless, in the case of the foregoing clauses (i) and (iii), such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the condition (financial or otherwise), assets, liabilities, properties, business or results of operations of the Company and its Subsidiaries taken as a whole relative to other industry participants. Notwithstanding the forgoing, a deterioration in the results of operations of the Company during the period beginning on November 1, 2005 and thereafter shall not, in and of itself, constitute a Company Material Adverse Effect (a “Performance Reduction”); provided, however, that a Company Material Adverse Effect shall be deemed to have occurred if there is a Performance Reduction as a result of any other effect, change, event, fact, condition, occurrence or development that would have constituted a Company Material Adverse Effect.
      “Company Material Contract” has the meaning set forth in Section 3.15(a).
      “Company Permits” has the meaning set forth in Section 3.13(b).
      “Company Preferred Stock” has the meaning set forth in Section 3.4(a).
      “Company Real Property” has the meaning set forth in Section 3.17(b).
      “Company Recommendation” has the meaning set forth in Section 5.4(c).
      “Company Restricted Shares” has the meaning set forth in Section 3.4(c).
      “Company SEC Documents” has the meaning set forth in Section 3.6(a).
      “Company Shareholder Approval” has the meaning set forth in Section 3.2(c).
      “Company Stock Option Plans” has the meaning set forth in Section 3.4(c).

      “Company Stock Options” has the meaning set forth in Section 3.4(c).
      “Company Stock Plans” means the Company Stock Option Plans, the Company 1993 Restricted Stock Plan, the Company’s 2000 Executive Long-Term Incentive Plan and the Company’s Employee Stock Purchase Plan.
      “Company Subleases” has the meaning set forth in Section 3.17(b).
      “Company Subsequent Determination” has the meaning set forth in Section 5.4(c).
      “Company Voting Debt” has the meaning set forth in Section 3.4(e).
      “Confidentiality Agreement” means the Confidentiality Agreement dated as of October 2, 2005 by and among Sun Capital Partners Group IV, Inc., Developers Diversified Realty Corporation, Lubert-Adler Partners, Elliott Management Corporation and Merrill Lynch, on behalf of the Company.
      “Constituent Corporations” has the meaning set forth in the introductory paragraph of this Agreement.
      “Contract” means any agreement, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant, license, instrument, obligation or commitment.
      “Copyright” has the meaning set forth in the definition of “Intellectual Property Rights.”
      “Credit Facility” means the Amended and Restated Loan and Security Agreement dated as of August 19, 2003 by and among the Company, certain of its Subsidiaries, Fleet Retail Finance Inc. and each of the lenders, guarantors and financial institutions party thereto.
      “Debt Offer” has the meaning set forth in Section 5.12(c).
      “Effective Time” has the meaning set forth in Section 1.3.
      “Environmental Claim” means any claim, action, cause of action, investigation or written notice by any Person or Governmental Entity alleging potential liability on the part of the Company or any of its Subsidiaries (including, requests for information and any notices pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (“CERCLA”) or any similar Environmental Law, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned or operated by the Company or any of its Subsidiaries, (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law by the Company or any of its Subsidiaries or (iii) any contractual liabilities asserted against the Company or any of its Subsidiaries.
      “Environmental Laws” means all federal, interstate, state, local and foreign laws and regulations relating to pollution or protection of the environment, including laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.
      “Environmental Permit” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.
      “Equity Commitment Letter” has the meaning set forth in Section 4.8.
      “ERISA” means the Employee Retirement Income Security Act of 1974.
      “ERISA Affiliate” means any Person that, together with the Company and its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
      “Exchange Act” means the Securities Exchange Act of 1934.

      “Expenses” has the meaning set forth in Section 7.3(a).
      “Financing” has the meaning set forth in Section 4.8.
      “Financing Letters” has the meaning set forth in Section 4.8.
      “GAAP” means United States generally accepted accounting principles.
      “Governmental Consent” has the meaning set forth in Section 5.8(a).
      “Governmental Entity” means any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational.
      “Hazardous Materials” means all substances, wastes or materials defined or regulated as hazardous substances, oils, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or any other Environmental Law, and including toxic mold and friable asbestos.
      “Holder” has the meaning set forth in Section 2.10(b).
      “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
      “Indemnitees” has the meaning set forth in Section 5.6(a).
      “Indenture Amendments” has the meaning set forth in Section 5.12(c).
      “Insurance Policies” has the meaning set forth in Section 3.16.
      “Intellectual Property Rights” means all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (vii) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (viii) all rights in the foregoing and in other similar intangible assets, (ix) all applications and registrations for the foregoing and (x) all rights and remedies against infringement, misappropriation, or other violation thereof.
      “IRS” means the Internal Revenue Service.
      “Knowledge” of any Person which is not an individual means, with respect to any specific matter, the actual knowledge, after due inquiry, of such Person’s executive officers and any other officer having primary responsibility for such matter.
      “Leases” has the meaning set forth in Section 3.17(b).
      “Liens” means any mortgages, pledges, claims, liens, charges, encumbrances, easements, servitudes, restrictive covenants, options, rights of first refusal, transfer restrictions and security interests of any kind or nature whatsoever, except, in the case of securities, for limitations on transfer imposed by federal or state securities laws.
      “Maximum Amount” has the meaning set forth in Section 5.6(b).
      “Merger” has the meaning set forth in the second recital of this Agreement.
      “Merger Consideration” has the meaning set forth in Section 2.7.
      “Merger Fund” has the meaning set forth in Section 2.10(d).

      “Merrill Lynch” means Merrill Lynch & Co.
      “Notice of Superior Proposal” has the meaning set forth in Section 5.4(b).
      “NYSE” has the meaning set forth in Section 3.3(b).
      “Option Consideration” has the meaning set forth in Section 2.9.
      “Parent” has the meaning set forth in the introductory paragraph of this Agreement.
      “Patents” has the meaning set forth in the definition of “Intellectual Property Rights.”
      “Paying Agent” has the meaning set forth in Section 2.10(a).
      “PBGC” means the Pension Benefit Guaranty Corporation.
      “Permitted Encumbrances” means (i) Liens for Taxes, assessments and other governmental charges not yet due and payable, or, if due, not delinquent or being contested in good faith by appropriate proceedings during which collection or enforcement against the relevant Company Real Property is stayed and provided, that adequate reserves have been set aside for the payment thereof and; (ii) zoning and building laws and covenants, conditions, rights-of-way and other similar encumbrances of public record; provided, that individually and in the aggregate, such laws and encumbrances are not violated by the as-built improvements located on the relevant Company Real Property or the occupancy and use of the relevant Company Real Property on the date hereof and do not materially or adversely impair the current use, occupancy or value of such properties nor materially impair the ability of the owner or lessee of such Company Real Property to obtain financing by using such assets as collateral.
      “Person” means any person, employee, individual, corporation, limited liability company, partnership, trust, joint venture, or any other non-governmental entity or any governmental or regulatory authority or body.
      “Plans” has the meaning set forth in Section 3.11(a).
      “Post-Signing Returns” has the meaning set forth in Section 5.15(b).
      “Proxy Statement” has the meaning set forth in Section 5.2(b).
      “Regulatory Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment, (ii) foreign exchange or currency controls or (iii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
      “Release” means any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata or the abandonment or disposal of any barrels, containers or other closed receptacles containing Hazardous Materials) of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.
      “Representative” means, with respect to any Person, such Person’s officers, directors, employees, attorneys, accountants, advisers, representatives, Affiliates and agents.
      “Required Cash Amount” has the meaning set forth in Section 4.8.
      “Rights” has the meaning specified in the Rights Agreement.
      “Rights Agreement” means the Rights Agreement dated as of July 3, 1992 between the Company and Wells Fargo Bank, N.A.(as successor to Norwest Bank Minnesota, National Association), as amended and restated as of September 24, 1997 and further amended by Amendment to Rights Agreement dated as of May 22, 1998.

      “Sarbanes-Oxley” has the meaning set forth in Section 3.6(b).
      “SEC” means the Securities and Exchange Commission.
      “Section 180.0622(2)(b) of the WBCL” means Section 180.0622(2)(b) of the WBCL, including judicial interpretations thereof and Section 180.40(6), its predecessor statute.
      “Securities Act” means the Securities Act of 1933.
      “Senior Notes” means the 9.25% Senior Unsecured Notes of the Company due March 15, 2022 issued pursuant to the Indenture dated as of March 12, 1992 between the Company and First Trust National Association, as trustee, as supplemented by the First Supplemental Indenture dated as of May 22, 1998 between the Company and First Trust National Association, as trustee.
      “Series B Preferred Stock” has the meaning set forth in Section 3.4(a).
      “Significant Subsidiary” of any Person means a Subsidiary of such Person that would constitute a “significant subsidiary” of such Person within the meaning of Rule 1.02(v) of Regulation S-X as promulgated by the SEC.
      “Software” has the meaning set forth in the definition of “Intellectual Property Rights.”
      “Solvency Letter” has the meaning set forth in Section 5.13.
      “Solvent” when used with respect to any Person means that, as of any date of determination, (i) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (iii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (iv) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
      “Special Committee” has the meaning set forth in the second recital of this Agreement.
      “Special Meeting” has the meaning set forth in Section 5.2(a).
      “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.
      “Substitute Debt Financing” has the meaning set forth in Section 5.12(a).
      “Sun Capital” means Sun Capital Partners IV, LP, a Delaware limited partnership.
      “Superior Proposal” means any proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into a Company Alternative Transaction (with references to “20%” in the definition of “Company Alternative Transaction” deemed to be references to “50.1%”) on terms that the Special Committee determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation, (i) would result in a transaction that is more favorable to the Company’s shareholders (in their capacities as shareholders) from a financial point of view than the Merger and the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed on the terms proposed, in each case taking into account all legal, financial, regulatory, fiduciary and other aspects of the proposal, including the likelihood that such transaction will be consummated.
      “Surviving Corporation” has the meaning set forth in Section 1.1.
      “Surviving Corporation Common Stock” has the meaning set forth in Section 2.6.
      “Tax” and “Taxes” means any and all taxes, customs, duties, tariffs, imposts, deficiencies, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, corporation, advance corporation, gross receipts, transfer, excise, real or personal property, sales, use, net worth, recording, alternative minimum, stamp, occupation, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign Governmental Entity, and including any liability for any of the foregoing items of another Person pursuant to Treasury Regulation Section 1.1502-6 or any similar or analogous provision of Applicable Law (as transferor or successor) and such term shall include any interest, fines, penalties or additions to tax attributable to such taxes.
      “Tax Return” means any report, return, document, statement, declaration or other written information or filing required to be supplied to any taxing or other Governmental Entity (foreign or domestic) in connection with Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration or other information.
      “Termination Date” has the meaning set forth in Section 7.1(b).
      “Termination Fee” has the meaning set forth in Section 7.3(b).
      “Third Party” means any Person or group of Persons (other than the Company and its Affiliates or Parent and its Affiliates).
      “Third Party Consent” has the meaning set forth in Section 5.8(a).
      “Trademark” has the meaning set forth in the definition of “Intellectual Property Rights.”
      “Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights.”
      “Transfer Taxes” has the meaning set forth in Section 5.5.
      “Treasury Regulations” means the United States Treasury regulations promulgated under the Code.
      “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.
      “WBCL” has the meaning set forth in Section 1.1.
      Section 8.2     Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given if addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (i) actually delivered in fully legible form, to such address, (ii) in the case of any nationally recognized express mail service, one (1) Business Day shall have elapsed after the same shall have been deposited with such service or (iii) if by fax, on the day on which such fax was sent; provided, that a copy is sent the same day by overnight courier or express mail service. If to the Company, to:

ShopKo Stores, Inc.
700 Pilgrim Way
Green Bay, Wisconsin 54304

Attention:	President and Chief Executive Officer

General Counsel
Telephone: (920) 429-2211
Facsimile: (920) 429-7401

with a copy (which shall not constitute notice) to:

Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, WI 53202

Attention:	Dennis F. Connolly

Christopher B. Noyes
Telephone:(414) 273-3500
Facsimile: (414) 273-5198

If to the Special Committee, to:

Hillcrest Capital Partners
Suite 2600
225 South Sixth Street
Minneapolis, Minnesota 55402
Attention: John G. Turner
Telephone: (612) 333-9921
Facsimile: (612) 767-2186

with a copy (which shall not constitute notice) to:

Sidley Austin Brown & Wood LLP
Bank One Plaza
10 South Dearborn Street
Chicago, Illinois 60603

Attention:	Thomas A. Cole, Esq.

Dennis V. Osimitz, Esq.
Telephone: (312) 853-7000
Facsimile: (312) 853-7036

If to Parent or Acquisition Sub, to:

SKO Group Holding Corp.
c/o Sun Capital Partners Group IV, Inc.
5200 Town Center Circle
Suite 470
Boca Raton, FL 33486
Attention: Marc J. Leder, Rodger R. Krouse, and C. Deryl Couch
Facsimile: (561) 394-0540

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Attention: Steven A. Navarro, Esq.
Facsimile: (212) 309-6001
      Section 8.3     Survival of Representations, Warranties and Covenants. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Effective Time in accordance with their terms.
      Section 8.4     Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this

Agreement as a whole. Unless the context otherwise requires, a reference herein (i) to an Article or Section means an Article and Section of this Agreement, (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Company Disclosure Letter is hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in the Company Disclosure Letter shall have the same meaning assigned to such term herein. The description or listing of a matter, event or thing within the Company Disclosure Letter (whether in response for a description or listing of material items or otherwise) shall not be deemed an admission or acknowledgment that such matter, event or thing is “material.” Matters reflected in the Company Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.
      Section 8.5     Amendments, Modification and Waiver.
      (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Boards of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Acquisition Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, that no such amendment, modification or waiver by the Company shall be effective unless it is authorized by the Special Committee; and provided, further, that after the Company Shareholder Approval has been obtained, there shall not be made any amendment that by Applicable Law or rule of the NYSE requires further approval by the Company’s shareholders without such further approval.
      (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or in equity.
      Section 8.6     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that none of the Company, Parent or Acquisition Sub may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part (whether by operation of law or otherwise) without the consent of the other parties hereto and, in the case of the Company, the Special Committee. Notwithstanding anything to the contrary herein, Acquisition Sub may assign any of its rights hereunder to any Affiliate of Acquisition Sub.
      Section 8.7     Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.
      Section 8.8     Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.
      (a) Except to the extent that the laws of the State of Wisconsin are mandatorily applicable to the Merger, this Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within the State.

      (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.
      (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8(c).
      Section 8.9     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.
      Section 8.10     Third Party Beneficiaries. Except as provided in Section 5.5, this Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Parent and Acquisition Sub under this Agreement, and for the benefit of Parent and Acquisition Sub, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right; provided, that the Indemnitees and insured parties referred to in Section 5.6 shall be third party beneficiaries entitled to enforce the provisions of Section 5.6 of this Agreement; and provided, further, that the Affected Employees referred to in Section 5.16(a) and the individuals party to the agreements set forth in Section 5.16(a) of the Company Disclosure Letter shall each be third party beneficiaries entitled to enforce the provisions of Section 5.16(a).

      Section 8.11     Entire Agreement. This Agreement, together with any exhibits or schedules hereto, the Company Disclosure Letters and the Confidentiality Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.
      Section 8.12     Counterparts; Fax Signatures; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Each of the parties hereto (i) has agreed to permit the use, from time to time and where appropriate, of faxed signatures in order to expedite the Closing, (ii) intends to be bound by its respective faxed signature, (iii) is aware that the other parties hereto will rely on the faxed signature and (iv) acknowledges such reliance and waives any defenses to the enforcement of the documents effecting the transactions contemplated hereby contemplated by this Agreement based on the fact that a signature was sent by fax. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SKO GROUP HOLDING CORP.

By:	/s/ Michael Fieldstone

Name: Michael Fieldstone

Title:	Vice President

SKO ACQUISITION CORP.

By:	/s/ Michael Fieldstone

Name: Michael Fieldstone

Title:	Vice President

SHOPKO STORES, INC.

By:	/s/ Steven R. Andrews

Name: Steven R. Andrews

Title:	Senior Vice President

APPENDIX B
October 18, 2005
Special Committee of the Board of Directors
ShopKo Stores, Inc.
700 Pilgrim Way
Green Bay, WI 54304
Members of the Special Committee of the Board of Directors:
      ShopKo Stores, Inc. (the “Company”), SKO Group Holding Corp., a Delaware corporation (the “Acquiror”), and SKO Acquisition Corp., a Wisconsin corporation and a wholly owned subsidiary of the Acquiror (the “Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, dated as of October 18, 2005, and Amendment No. 1 thereto, dated October 18, 2005 (collectively, the “Amended Agreement”), pursuant to which Acquisition Sub would be merged with and into the Company in a merger (the “Merger”) in which each share of the Company’s common stock, par value $.01 per share (the “Company Shares”), issued and outstanding immediately prior to the Effective Time (as defined in the Amended Agreement), other than Company Shares to be cancelled or converted pursuant to Section 2.6 of the Amended Agreement, would be converted into the right to receive $29.00 in cash (which amount shall increase at the rate of 6% per annum during the period commencing on December 15, 2005 through and including the Closing Date (as defined in the Amended Agreement), to the extent the Closing occurs after December 15, 2005) (the “Merger Consideration”).
      You have asked us whether, in our opinion, the Merger Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair, from a financial point of view, to such holders, other than the Acquiror and its affiliates, which shall include, but not be limited to Elliott Associates, L.P. and Elliott International, L.P., and each of their affiliates (collectively, the “Affiliates”).
      In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

(3) Conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses 1 and 2 above;

(4) Reviewed the market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors with respect to the Merger;

(8) Reviewed drafts of the Agreement and Plan of Merger, dated as of October 18, 2005, and Amendment No. 1 thereto, dated October 18, 2005;

B-1

(9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary and appropriate, including our assessment of general economic, market and monetary conditions.
      In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company. We have also assumed that the final form of the Amended Agreement will be substantially similar to the last draft reviewed by us.
      Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.
      We are acting as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We are currently providing financial advisory services, and have in the past provided financial advisory and financing services, to the Company and/or its affiliates, and we have in the past provided financial advisory and financing services to the Acquiror and its Affiliates, and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as securities of the Acquiror and its Affiliates, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.
      This opinion is for the use and benefit of the Special Committee and the Board of Directors of the Company and the Board of Directors of the Company may rely on this opinion as if it were addressed to it. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares (except for the Acquiror and its Affiliates).
      We are not expressing any opinion herein as to the prices at which the Company Shares will trade following announcement of the Merger.
      On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair, from a financial point of view, to the holders of such shares, other than the Acquiror and its Affiliates.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

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SHOPKO STORES, INC.
SPECIAL MEETING OF
SHOPKO STORES, INC. SHAREHOLDERS
DECEMBER [•], 2005
11:00 a.m.
St. Norbert College
Bemis International Center
100 Grant Street
DePere, Wisconsin

ShopKo Stores, Inc.
700 Pilgrim Way
Green Bay, Wisconsin 54304	proxy

This proxy is solicited on behalf of the Board of Directors of ShopKo Stores, Inc.
     The undersigned hereby appoints Steven R. Andrews and Peter G. Vandenhouten or either of them as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below all the shares of common stock of ShopKo Stores, Inc. which the undersigned is entitled to vote at the special meeting of shareholders to be held on December [•], 2005 at St. Norbert College, Bemis International Center, 100 Grant Street, DePere, Wisconsin beginning at 11:00 a.m., local time, or any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the definitive proxy statement dated November [•], 2005, subject to the directions indicated on this card or through the telephone or Internet proxy procedures, and at the discretion of the proxies for any other matters that may properly come before the meeting. If the signed card is returned and specific voting instructions are not given with respect to matters to be acted upon at the meeting, the proxies will vote “FOR” approval of the merger agreement, “FOR” approval of the proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement, and at their discretion on any other matters that may properly come before the meeting. The proxy card also provides voting instructions to the trustee for shares beneficially owned under the ShopKo Stores, Inc. Shared Savings Plan. Please refer to the proxy statement for more information regarding the voting of shares held in the Plan.
WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE VOTE YOUR SHARES PROMPTLY BY TELEPHONE OR THROUGH THE INTERNET OR BY MARKING, SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE.
(IMPORTANT — TO BE SIGNED AND DATED ON REVERSE SIDE)

COMPANY #

There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL-FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 a.m. (CST) on December [•], 2005.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/sko/ — QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 a.m. (CST) on December [•], 2005.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to ShopKo Stores, Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your proxy card.
ê Please detach here ê

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” proposals 1 and 2.

1.	Approve the Agreement and Plan of Merger, dated as of October 18, 2005, as amended, by and among SKO Group Holding Corp., SKO Acquisition Corp. and ShopKo Stores, Inc.	☐	For	☐	Against	☐	Abstain
2.	Adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger, as amended.	☐	For	☐	Against	☐	Abstain
3.	In their discretion, the Named Proxies are authorized to vote upon such other business as may properly come before the meeting.	Date:					2005

Address Change? Mark Box Indicate changes below:	☐	Please check box if you are attending the Annual Meeting in person.	☐

Signature(s) in Box
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.